Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164890

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Myriad Pharmaceuticals, Inc. and Javelin Pharmaceuticals, Inc:

On December 18, 2009, Myriad Pharmaceuticals, Inc., which we refer to as MPI, and Javelin Pharmaceuticals, Inc., which we refer to as Javelin, entered into an agreement and plan of merger pursuant to which a subsidiary of MPI will merge with and into Javelin, with Javelin continuing as a wholly owned subsidiary of MPI. The boards of directors of MPI and Javelin believe that the merger of the two companies will create more value than either company could achieve individually. This joint proxy statement/prospectus is dated March 12, 2010 and is first being mailed or otherwise delivered to stockholders of MPI and Javelin on or about March 17, 2010.

As a result of the merger, each share of Javelin common stock held immediately prior to the effective time of the merger will be converted into the right to receive 0.2820 shares of MPI common stock. In addition, depending on the timing of the U.S. Food and Drug Administration’s, or FDA, final approval of Javelin’s drug candidate, Dyloject, for which a New Drug Application has been submitted and accepted for formal review by the FDA, Javelin’s pre-merger stockholders could receive between 0.0123 and 0.0491 additional shares of MPI common stock for each share of Javelin common stock held immediately prior to the effective time of the merger, as described in this joint proxy statement/prospectus. Accordingly, based on the number of shares of Javelin common stock currently outstanding, approximately 18,152,021 shares of MPI common stock will be issued at the closing, and approximately 3,160,511 shares will be placed into an escrow account, to be released upon FDA final approval of Dyloject. Immediately after the closing, based on the current number of shares outstanding for both Javelin and MPI, the Javelin stockholders are expected to own approximately 42% of the outstanding shares of the combined company. If all of the escrowed shares are released, Javelin stockholders would own approximately 46% of the outstanding shares of the combined company, assuming no other issuance of MPI shares between the closing of the merger and the issuance of the escrowed shares.

Subject to stockholder approval of a certificate of amendment to MPI’s restated certificate of incorporation, the combined company is expected to be renamed “Myrexis, Inc.” and shares of the combined company will continue to trade on The NASDAQ Global Market under the symbol “MYRX.” If the merger is completed, shares of Javelin common stock will no longer be quoted on the NYSE Amex. On March 11, 2010, the closing price per share of MPI common stock on The NASDAQ Global Market was $4.82 and the closing price per share of Javelin common stock on the NYSE Amex was $1.45.

MPI and Javelin each are holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger. At the MPI special meeting, which will be held at 10:00 a.m., local time, on Thursday, April 22, 2010 at MPI’s offices at 305 Chipeta Way, Salt Lake City, Utah, unless postponed or adjourned to a later date, MPI will ask its stockholders to, among other things, approve the issuance of shares of MPI common stock in the merger. At the Javelin special meeting, which will be held at 2:00 p.m., local time, on Thursday, April 22, 2010 at 150 CambridgePark Drive, Cambridge, MA, unless postponed or adjourned to a later date, Javelin will ask its stockholders to, among other things, approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

After careful consideration, the MPI and Javelin boards of directors have unanimously approved the merger agreement and related transactions. The MPI board of directors recommends that MPI stockholders vote “FOR” the issuance of shares of MPI common stock in the merger. The Javelin board of directors recommends that Javelin stockholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

This joint proxy statement/prospectus describes the proposed merger and related transactions in more detail. MPI and Javelin urge you to read this entire document carefully, including the merger agreement, which is included as Annex A. For a discussion of risk factors you should consider in evaluating the merger, see the section entitled “Risk Factors” beginning on page 28.

MPI and Javelin are excited about the opportunities that the proposed merger brings to both MPI and Javelin stockholders and thank you for your consideration and continued support.

Adrian N. Hobden, Ph.D. President and Chief Executive Officer Myriad Pharmaceuticals, Inc.	Martin J. Driscoll Chief Executive Officer Javelin Pharmaceuticals, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the MPI common stock to be issued pursuant to the merger or determined if the information in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On April 22, 2010

Dear Myriad Pharmaceuticals Stockholder:

A special meeting of the stockholders of Myriad Pharmaceuticals, Inc. (“MPI”) will be held at 10:00 a.m., local time, on Thursday, April 22, 2010 at MPI’s offices at 305 Chipeta Way, Salt Lake City, Utah, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of MPI common stock pursuant to the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, MPI Merger Sub, Inc., Javelin Pharmaceuticals, Inc. and a representative of the stockholders of Javelin, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

2.	To consider and vote upon a proposal to approve an amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI’s common stock, $0.01 par value per share, from 60,000,000 to 120,000,000.

3.	To consider and vote upon a proposal to approve an amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”

4.	To consider and vote upon a proposal to adjourn the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3.

Stockholders also will consider and act on any other matters as may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

The board of directors of MPI has fixed March 8, 2010 as the record date for the determination of MPI stockholders entitled to notice of, and to vote at, the MPI special meeting or any adjournments or postponements of the MPI special meeting. Only holders of record of MPI common stock at the close of business on the record date are entitled to notice of, and to vote at, the MPI special meeting. At the close of business on the record date, MPI had 24,612,010 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of a majority of the votes cast on Proposal No. 1 is required for approval of Proposal No. 1, the affirmative vote of a majority of MPI’s outstanding common stock is required for approval of Proposal No. 2 and Proposal No. 3, and the affirmative vote of holders of a majority of the shares of MPI common stock present in person or represented by proxy and entitled to vote is required for approval of Proposal No. 4.

Even if you plan to attend the MPI special meeting in person, MPI requests that you complete, sign and return the enclosed proxy card, or complete your proxy by telephone or via the Internet, and thus ensure that your shares will be represented at the MPI special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 4. If you do attend the MPI special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The MPI board of directors has determined that the merger agreement and the transactions contemplated by it, including the merger and the issuance of shares of MPI common stock in the merger, are advisable and in the best interests of MPI and its stockholders. The MPI board of directors recommends that MPI stockholders vote “FOR” the issuance of shares of MPI common stock in the merger, “FOR” the amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI’s common stock from 60,000,000 to 120,000,000, “FOR” the amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”, and “FOR” the adjournment of the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3.

By Order of the Board of Directors,

Andrew Gibbs

Secretary

March 12, 2010

Salt Lake City, Utah

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On April 22, 2010

Dear Javelin Pharmaceuticals Stockholder:

A special meeting of the stockholders of Javelin Pharmaceuticals, Inc. (“Javelin”) will be held at 2:00 p.m., local time, on Thursday, April 22, 2010 at 150 CambridgePark Drive, Cambridge, MA, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 2009, by and among Myriad Pharmaceuticals, Inc., MPI Merger Sub, Inc., Javelin and a representative of the stockholders of Javelin, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and the transactions contemplated thereby, including the merger.

2.	To consider and vote upon a proposal to adjourn the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal.

Stockholders also will consider and act on any other matters as may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

The board of directors of Javelin has fixed March 8, 2010 as the record date for the determination of Javelin stockholders entitled to notice of, and to vote at, the Javelin special meeting or any adjournments or postponements of the Javelin special meeting. Only holders of record of Javelin common stock at the close of business on the Javelin record date are entitled to notice of, and to vote at, the Javelin special meeting. At the close of business on the record date, Javelin had 64,368,871 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of holders of a majority of the Javelin common stock outstanding on the record date is required for the approval of Proposal No. 1. The affirmative vote of holders of a majority of the shares of Javelin common stock present in person or represented by proxy and entitled to vote on Proposal No. 2 is required for the approval of such proposal.

Even if you plan to attend the Javelin special meeting in person, Javelin requests that you complete, sign and return the enclosed proxy card, or complete your proxy by telephone or via the Internet, and thus ensure that your shares will be represented at the Javelin special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposal No. 1 and Proposal No. 2. If you do attend the Javelin special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Javelin board of directors has determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of Javelin and its stockholders. The Javelin board of directors recommends that Javelin stockholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby, and “FOR” the adjournment of the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

By Order of the Board of Directors,

Stephen J. Tulipano, CPA

Secretary

March 12, 2010

Cambridge, Massachusetts

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
QUESTIONS AND ANSWERS FOR MPI STOCKHOLDERS ABOUT THE MPI SPECIAL MEETING	4
QUESTIONS AND ANSWERS FOR JAVELIN STOCKHOLDERS ABOUT THE JAVELIN SPECIAL MEETING	8
SUMMARY	11
The Companies	11
Summary of the Merger	12
Risk Factors	13
Opinion of MPI’s Financial Advisor	13
Opinion of Javelin’s Financial Advisor	14
Javelin Stock Options and Warrants	14
The MPI Special Meeting	14
The Javelin Special Meeting	16
Overview of the Merger Agreement	16
Management Following the Merger	18
Interests of Directors and Officers in the Merger	18
Voting Agreements	18
Escrow Agreement	19
Loan and Security Agreement	19
Material U.S. Federal Income Tax Consequences of the Merger	19
Regulatory Approvals	19
Anticipated Accounting Treatment	20
Appraisal Rights	20
Litigation Related to the Merger	20
Comparison of Stockholder Rights	20
SELECTED HISTORICAL FINANCIAL INFORMATION AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND DATA	21
Selected Historical Financial Data of MPI	22
Selected Historical Financial Data of Javelin	23
Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data of MPI and Javelin	24
UNAUDITED COMPARATIVE PER SHARE INFORMATION	25
MARKET PRICE AND DIVIDEND INFORMATION	26
Market Price	26
Record Holders	27
Dividends	27
RISK FACTORS	28
Risks Related to MPI’s Business, Javelin’s Business, the Industry in which MPI and Javelin Operate, and Investments in MPI’s and Javelin’s Common Stock	28
Risks Related to the Merger	28
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	34
THE SPECIAL MEETING OF MPI STOCKHOLDERS	35
General	35
Date, Time and Place	35
Purposes of the MPI Special Meeting	35
Recommendations of the MPI Board of Directors	35
Record Date and Voting Power	36
Voting and Revocation of Proxies	36
Quorum and Required Vote	37
Solicitation of Proxies	38

i

ii

ANNEXES
Annex A:	Agreement and Plan of Merger
Annex B:	Opinion of Deutsche Bank Securities Inc.
Annex C:	Opinion of UBS Securities LLC
Annex D:	Form of MPI Stockholder Voting Agreement
Annex E:	Form of Javelin Stockholder Voting Agreement
Annex F:	Form of Escrow Agreement
Annex G:	Loan and Security Agreement, as amended

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 filed by Myriad Pharmaceuticals, Inc., or MPI, with the U.S. Securities and Exchange Commission, or SEC. It constitutes a prospectus of MPI under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, and the rules thereunder, with respect to the shares of MPI common stock to be issued or issuable to holders of securities of Javelin Pharmaceuticals, Inc., or Javelin, in the merger. In addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the MPI special meeting of stockholders at which MPI stockholders will consider and vote on the issuance of shares of MPI common stock in the merger. It also constitutes a proxy statement of Javelin under Section 14(a) of the Exchange Act and the rules thereunder and a notice of meeting with respect to the Javelin special meeting of stockholders at which Javelin stockholders will consider and vote on adoption of the merger agreement.

MPI has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to MPI, all pro forma financial information and all information relating to the operations of the combined company after the effective time of the merger, and Javelin has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Javelin.

This joint proxy statement/prospectus incorporates important business and financial information about MPI and Javelin, incorporated from other documents that are not included in, or delivered with, the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request.

If you would like to request documents from MPI or Javelin, please send a request in writing, by telephone or email to either MPI or Javelin at the following address:

Myriad Pharmaceuticals, Inc. 305 Chipeta Way Salt Lake City, Utah 84108 Attn: Investor Relations investor.relations@myriadpharma.com (801) 214-7800	Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, Massachusetts 02140 Attn: Investor Relations ir@javelinpharma.com (617) 349-4500

If you would like to request documents, please do so by April 15, 2010 in order to receive them before the special meetings. See “Where You Can Find More Information” beginning on page 120.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides answers to frequently asked questions about the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as an MPI or Javelin stockholder. You should carefully read the entire joint proxy statement/prospectus, including each of the annexes.

Q:	What is the merger?

A:	On December 18, 2009, Myriad Pharmaceuticals, Inc. (“MPI”), entered into a definitive Agreement and Plan of Merger with MPI Merger Sub, Inc. (“Merger Sub”), Javelin Pharmaceuticals, Inc. (“Javelin”) and a representative of the stockholders of Javelin (the “Stockholder Representative”), that contains the terms and conditions of the proposed merger of MPI and Javelin. The Agreement and Plan of Merger is referred to in this joint proxy statement/prospectus as the merger agreement. Under the merger agreement, Merger Sub, a subsidiary of MPI, will merge with and into Javelin, with Javelin continuing as a wholly owned subsidiary of MPI. This transaction is referred to as the merger.

As a result of the merger, each share of Javelin common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive MPI common stock as further described below.

Q:	Why are the companies proposing the merger?

A:	MPI and Javelin both believe that the combined company will create more value than either company could achieve individually. For a more complete description of the reasons for the merger, see the sections entitled “The Merger—MPI Reasons for the Merger” beginning on page 68 and “The Merger—Javelin Reasons for the Merger” beginning on page 70.

Q:	What will Javelin stockholders receive in exchange for Javelin common stock in the merger?

A:	Promptly following the effective time of the merger, Javelin stockholders will receive 0.2820 shares of MPI common stock for every one share of Javelin common stock held immediately prior to the effective time of the merger. In addition, depending upon if and when the U.S. Food and Drug Administration, or FDA, grants final approval of Javelin’s drug candidate, Dyloject, for which a New Drug Application, or NDA, has been submitted and accepted for formal review by the FDA, Javelin stockholders may receive between 0.0123 and 0.0491 additional shares of MPI common stock for every one share of Javelin common stock held immediately prior to the effective time of the merger. Based on the number of shares of Javelin common stock outstanding as of the date of this joint proxy statement/prospectus, at the closing of the merger, MPI anticipates it will issue approximately 18,152,021 shares of MPI common stock at closing, based on the number of shares of Javelin common stock outstanding as of the record date. MPI anticipates that an additional 3,160,511 shares of MPI common stock will be held in an escrow account for the benefit of Javelin stockholders pursuant to the terms of an escrow agreement, by and among MPI, the escrow agent and the Stockholder Representative, to be entered into at or prior to the effective time of the merger. Some or all of the escrowed shares may be released to the former Javelin stockholders if FDA final approval of Dyloject is received on or prior to June 30, 2011 as further described in the merger agreement and in this joint proxy statement/prospectus. The escrowed shares are referred to in this joint proxy statement/prospectus as the milestone shares. Javelin stockholders will receive cash for any fractional shares of MPI common stock that they would otherwise receive in the merger.

Q:	When will the escrowed milestone shares be released to former Javelin stockholders?

A:	Subject to the terms of the merger agreement and the escrow agreement, based on the timing of the final approval by the FDA of Dyloject, the former Javelin stockholders shall receive additional shares of MPI common stock as follows:

•

if FDA final approval of Dyloject is received on or prior to June 30, 2010, the former Javelin stockholders shall receive an additional 0.0491 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger;

•

if FDA final approval of Dyloject is received after June 30, 2010 but on or prior to January 31, 2011, the former Javelin stockholders shall receive an additional 0.0246 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger; and

•

if FDA final approval of Dyloject is received after January 31, 2011 but on or prior to June 30, 2011, the former Javelin stockholders shall receive an additional 0.0123 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger.

Q:	What ownership rights will former Javelin stockholders have in the escrowed milestone shares?

A:	The milestone shares will be held in a special escrow account established by the escrow agent for the benefit of former Javelin stockholders. Subject to the terms and conditions of the escrow agreement:

•

Each former Javelin stockholder will have the right to direct the escrow agent how to vote his, her or its milestone shares. In the absence of instructions, the escrow agent will vote the milestone shares in a manner consistent with and in the same proportion to the voting of all other shares of MPI common stock that were eligible to vote and for which votes were cast.

•

Each former Javelin stockholder will have the right to receive cash dividends on his, her or its respective milestone shares when and if paid by MPI, and will not be liable to return such cash dividends even if such milestone shares are returned subsequently to MPI for cancellation. Any non-cash dividend or other distribution on the milestone shares will be held by the escrow agent in escrow along with the corresponding milestone shares and released in conjunction with the corresponding milestone shares. Any corresponding dividends or other distributions on such milestone shares not previously distributed to former Javelin stockholders will be returned to MPI upon cancellation of the corresponding milestone shares.

•	The right to receive milestone shares is not assignable or transferable, except by operation of law or the laws of descent and distribution.

Q:	What will happen to options or other stock-based awards to acquire Javelin common stock?

A:	All options to purchase shares of Javelin common stock became fully vested and exercisable upon execution of the merger agreement, and any unexercised options will terminate at the effective time of the merger.

Q:	What will happen to warrants to acquire Javelin common stock?

A:	MPI will assume all outstanding warrants to purchase Javelin common stock, which will be exercisable following the merger, unless such warrants are earlier terminated in accordance with their terms. The numbers of shares subject to the warrants and the warrants’ exercise prices will be adjusted pursuant to the terms of the warrants.

Q:	When do MPI and Javelin expect the merger to be consummated?

A:	Each of MPI and Javelin is working to complete the merger as quickly as possible. Assuming that both MPI and Javelin satisfy or waive all of the conditions to closing contained in the merger agreement, MPI and Javelin anticipate that the merger will occur as soon as practicable after approval of the merger proposals at the special meetings.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

•	If you are a MPI stockholder:

Myriad Pharmaceuticals, Inc.

305 Chipeta Way

Salt Lake City, Utah 84108

Attn: Investor Relations

Telephone: (801) 214-7800

e-mail: investor.relations@myriadpharma.com

Or contact MPI’s proxy solicitor at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

email: proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

        Or

TOLL-FREE (800) 322-2885

•	If you are a Javelin stockholder:

Javelin Pharmaceuticals, Inc.

125 CambridgePark Drive

Cambridge, Massachusetts 02140

Attn: Investor Relations

Telephone: (617) 349-4500

e-mail: ir@javelinpharma.com

Or contact Javelin’s proxy solicitor at:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

(212) 616-2180

Toll - Free:

(888) 33PROXY or

(888) 337-7699

QUESTIONS AND ANSWERS FOR MPI STOCKHOLDERS ABOUT

THE MPI SPECIAL MEETING

The following section provides answers to frequently asked questions about the MPI special meeting of stockholders. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as an MPI stockholder. You should carefully read the entire joint proxy statement/prospectus, including each of the annexes.

Q:	When and where is the MPI special meeting?

A:	The MPI special meeting of stockholders will be held on April 22, 2010 at 10:00 a.m., local time, at MPI’s offices at 305 Chipeta Way, Salt Lake City, Utah. For additional information relating to the MPI special meeting, please see the section entitled “The Special Meeting of MPI Stockholders” beginning on page 35.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the MPI board of directors.

Q:	Who is entitled to vote at the MPI special meeting?

A:	Every stockholder of MPI on the record date is entitled to vote at the MPI special meeting. Holders of record of MPI common stock at the close of business on March 8, 2010 are entitled to notice of and to vote at the MPI special meeting. As of the record date, 24,612,010 shares of MPI common stock were issued and outstanding and entitled to vote.

Q:	What proposals will be voted on at the MPI special meeting?

A:	The following proposals will be voted on at the MPI special meeting:

•

A proposal to approve the issuance of shares of MPI common stock pursuant to the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, Merger Sub, Javelin and the Stockholder Representative, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

•

A proposal to approve an amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI’s common stock, $0.01 par value per share, from 60,000,000 to 120,000,000.

•	A proposal to approve an amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”

•	A proposal to adjourn the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3.

Q:	Why is MPI amending its restated certificate of incorporation to increase its authorized common stock?

A:	As of March 8, 2010, MPI had 60,000,000 shares of common stock authorized, of which approximately 24,612,010 shares were issued and outstanding, approximately 4,464,258 shares were reserved for issuance upon the exercise of outstanding options and the vesting of restricted stock units and approximately 1,418,568 shares were reserved for issuance under MPI’s stock plans. Accordingly, approximately 29,505,164 shares of common stock are available for future issuance. At the closing of the transaction, MPI anticipates it will issue approximately 18,152,021 shares of MPI common stock at closing, based on the number of shares of Javelin common stock outstanding as of the record date. An additional 3,160,511 shares of MPI common stock will be held in an escrow account for the benefit of Javelin stockholders to be released in part or in whole to the former Javelin stockholders if the FDA final approval of Dyloject is received on or prior to June 30, 2011. MPI will also reserve approximately 441,579 shares of MPI common stock for issuance in connection with the warrants to be assumed by MPI in the merger, which consists of 376,096 shares issuable upon the exercise of the assumed warrants and up to 65,483 milestone shares.

Accordingly, the MPI board of directors believes it is in the best interest of MPI and its stockholders to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. The board and management believe that the availability of additional authorized shares for issuance from time to time in the board of directors’ discretion in connection with future financings, possible acquisitions of other companies, investment opportunities or for other corporate purposes is desirable.

Q:	How does the MPI board of directors recommend that MPI stockholders vote?

A:	After careful consideration, the MPI board of directors unanimously has approved the merger agreement, including the merger and issuance of shares of MPI common stock in the merger, and each of the proposals described in this joint proxy statement/prospectus that MPI stockholders are being asked to consider, and has determined that they are advisable, fair to and in the best interests of MPI stockholders. Accordingly, the MPI board of directors unanimously recommends that MPI stockholders vote “FOR” each such proposal.

Q:	Can I dissent and require appraisal of my shares?

A:	No. Under the Delaware General Corporation Law, MPI stockholders will not have appraisal rights in connection with the merger. See “The Merger—Appraisal Rights” on page 94.

Q:	What do I need to do now?

A:	MPI urges you to carefully read and consider this joint proxy statement/prospectus, including its annexes, and consider how the proposed merger affects you.

In order for your shares to be represented at the MPI special meeting:

•	you can vote by telephone or through the Internet by following the instructions included on your proxy card;

•	you can indicate on the enclosed proxy card how you would like to vote and sign and return the proxy card in the accompanying pre-addressed postage paid envelope; or

•	you can attend the MPI special meeting in person.

If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Q:	What can I do if I change my mind after I vote my shares?

A:	A stockholder of record may revoke its proxy at any time before it is used on the date of the MPI special meeting by delivering to the secretary of MPI at MPI’s principal executive offices:

•	written notice of revocation;

•	a duly executed proxy bearing a later date or time than that of the previously submitted proxy;

•	a later dated vote by the Internet or telephone; or

•	a ballot cast in person at the MPI special meeting.

If you are a beneficial owner of MPI shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You also may vote in person if you obtain a legal proxy. All shares that have been properly voted and not revoked will be voted at the MPI special meeting.

Q:	What are the voting requirements to approve each of the proposals that will be voted on at the MPI special meeting?

A:	The following votes are required to approve the proposals at the MPI special meeting:

Proposal	Vote Required
Proposal No. 1: Approval of the issuance of shares of MPI common stock pursuant to the merger agreement	Majority of the shares of MPI common stock cast on the proposal

Proposal No. 2: Approval of the amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI common stock from 60,000,000 to 120,000,000	Majority of the outstanding shares of MPI common stock as of the record date

Proposal No. 3: Approval of the amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”	Majority of the outstanding shares of MPI common stock as of the record date

Proposal No. 4: Approval of the adjournment of the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3	Majority of the shares of MPI common stock present in person or represented by proxy and entitled to vote

In connection with the execution of the merger agreement, all of MPI’s directors and executive officers, who collectively held less than one percent of the outstanding shares of MPI common stock as of the record date, entered into voting agreements with Javelin and MPI, pursuant to which each such director and officer agreed to vote all of their shares of MPI capital stock in favor of the issuance of shares of MPI common stock pursuant to the merger agreement and all other transactions contemplated by the merger agreement and any matter necessary for consummation of the merger as to which MPI stockholders are called upon to vote in favor of or consent to.

See the section entitled “Agreements Related to the Merger—Voting Agreements” beginning on page 105 for more information regarding these voting agreements.

Q:	What constitutes a quorum at the special meeting?

A:	The presence at the MPI special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of MPI common stock shall constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under MPI’s restated bylaws, if a quorum is not present, in person or by proxy, at the MPI special meeting, the chairman of the meeting or the holders of a majority of the common stock entitled to vote who are present, in person or by proxy, may adjourn the meeting.

Q:	If my shares of MPI common stock are held in street name by my broker, will my broker vote my shares for me?

A:	Brokers, banks or other holders of record holding shares for a beneficial owner do not have discretionary voting power with respect to Proposal No. 1 to approve the issuance of shares of MPI common stock pursuant to the merger agreement but do have discretionary voting power with respect to Proposal No. 2 to approve the amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI common stock, with respect to Proposal No. 3 to approve the amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”, and with respect to Proposal No. 4 to adjourn the MPI special meeting. Accordingly, without instructions, your shares will not be voted with respect to Proposal No. 1, but your broker will have discretion to vote your shares even if you do not provide instructions with respect to Proposal No. 2, Proposal No. 3 and Proposal No. 4.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	Abstentions are not considered votes cast and will have no effect on Proposal No. 1. Abstentions are considered to be present and entitled to vote and will have the same effect as a “no” vote on Proposal No. 4. Broker non-votes are not considered to be votes cast or present and entitled to vote and will have no effect on Proposal No. 1 and Proposal No. 4. Abstentions and broker non-votes will have the same effect as a “no” vote on Proposal No. 2 and Proposal No. 3.

QUESTIONS AND ANSWERS FOR JAVELIN STOCKHOLDERS ABOUT

THE JAVELIN SPECIAL MEETING

The following section provides answers to frequently asked questions about the Javelin special meeting of stockholders. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a Javelin stockholder. You should carefully read the entire joint proxy statement/prospectus, including each of the annexes.

Q:	When and where is the Javelin special meeting?

A:	The Javelin special meeting of stockholders will be held on April 22, 2010 at 2:00 p.m., local time, at 150 CambridgePark Drive, Cambridge, MA. For additional information relating to the Javelin special meeting, please see the section entitled “The Special Meeting of Javelin Stockholders” beginning on page 44.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the Javelin board of directors.

Q:	Who is entitled to vote at the Javelin special meeting?

A:	Every stockholder of Javelin on the record date is entitled to vote at the Javelin special meeting. Holders of record of Javelin common stock at the close of business on March 8, 2010 are entitled to notice of and to vote at the Javelin special meeting. As of the record date, 64,368,871 shares of Javelin common stock were issued and outstanding and entitled to vote.

Q:	What proposals will be voted on at the Javelin special meeting?

A:	The following proposals will be voted on at the Javelin special meeting:

•

A proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, Merger Sub, Javelin and the Stockholder Representative, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby, including the merger.

•	A proposal to adjourn the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal.

Q:	How does the Javelin board of directors recommend that Javelin stockholders vote?

A:	After careful consideration, the Javelin board of directors unanimously has approved the merger agreement, including the merger, and each of the proposals described in this joint proxy statement/prospectus that the Javelin stockholders are being asked to consider, and has determined that they are advisable, fair to and in the best interests of Javelin stockholders. Accordingly, the Javelin board of directors unanimously recommends that Javelin stockholders vote “FOR” each such proposal.

Q:	Can I dissent and require appraisal of my shares?

A:	No. Under the Delaware General Corporation Law, Javelin stockholders will not have appraisal rights in connection with the merger. See “The Merger—Appraisal Rights” on page 94.

Q:	What actions do I need to take now?

A:	Javelin urges you to carefully read and consider this joint proxy statement/prospectus, including its annexes, and consider how the proposed merger affects you.

In order for your shares to be represented at the Javelin special meeting:

•	you can vote by telephone or through the Internet by following the instructions included on your proxy card;

•	you can indicate on the enclosed proxy card how you would like to vote and sign and return the proxy card in the accompanying pre-addressed postage paid envelope; or

•	you can attend the Javelin special meeting and vote in person.

If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.

Q:	What can I do if I change my mind after I vote my shares?

A:	A stockholder of record may revoke its proxy at any time before it is used on the date of the Javelin special meeting by delivering to the secretary of Javelin at Javelin’s principal executive offices:

•	written notice of revocation;

•	a duly executed proxy bearing a later date or time than that of the previously submitted proxy;

•	a later dated vote by the Internet or telephone; or

•	a ballot cast in person at the Javelin special meeting.

If you are a beneficial owner of Javelin shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You also may vote in person if you obtain a legal proxy. All shares that have been properly voted and not revoked will be voted at the Javelin special meeting.

Q:	What are the voting requirements to approve each of the proposals that will be voted on at the Javelin special meeting?

A:	The following votes are required to approve the proposals at the Javelin special meeting:

Proposal	Vote Required
Proposal No. 1: To approve and adopt the merger agreement and the transactions contemplated thereby, including the merger	Majority of the outstanding Javelin common stock entitled to vote as of the record date

Proposal No. 2: To approve the adjournment of the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement	Majority of the shares of Javelin common stock present in person or represented by proxy and entitled to vote when a quorum is present

In connection with the execution of the merger agreement, all of Javelin’s directors and executive officers, who collectively held approximately 6.4% of the outstanding shares of Javelin common stock as of the record date, entered into voting agreements with Javelin and MPI, pursuant to which each such director and officer agreed to vote all of their shares of Javelin capital stock in favor of approving and adopting the merger agreement and all other transactions contemplated by the merger agreement and any matter necessary for consummation of the merger as to which Javelin stockholders are called upon to vote in favor of or consent to and against any alternative acquisition proposal.

See the section entitled “Agreements Related to the Merger—Voting Agreements” beginning on page 105 for more information regarding these voting agreements.

Q:	What constitutes a quorum at the special meeting?

A:	The presence at the Javelin special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of Javelin common stock entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under Javelin’s amended and restated by-laws, in the absence of a quorum at the Javelin special meeting, the stockholders present at the special meeting, in person or by proxy, may, by majority vote, adjourn the meeting until such time as a quorum is achieved.

Q:	If my shares of Javelin common stock are held in street name by my broker, will my broker vote my shares for me?

A:	Brokers, banks or other holders of record holding shares for a beneficial owner do not have discretionary voting power with respect to Proposal No. 1 to approve and adopt the merger agreement or with respect to Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies. Accordingly, without instructions, your shares will not be voted with respect to either Proposal No. 1 or Proposal No. 2.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	Abstentions and broker non-votes will have the same effect as a “no” vote on Proposal No. 1. Abstentions are considered to be present in person or represented by proxy and will have the same effect as a “no” vote on Proposal No. 2. However, because broker non-votes do not count as being present in person or represented by proxy they will have no effect on Proposal No. 2.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the special meetings, you should read this entire joint proxy statement/prospectus carefully, including the attached annexes, and the other documents to which you are referred herein. See “Where You Can Find More Information” beginning on page 120. Page references are included in parentheses to direct you to a more detailed description of the topics presented in this summary.

The Companies

Myriad Pharmaceuticals, Inc.

305 Chipeta Way

Salt Lake City, Utah 84108

Telephone: (801) 214-7800

Myriad Pharmaceuticals, Inc., or MPI, is a specialty pharmaceutical company focused on discovering, developing, and commercializing novel small molecule drugs that address severe medical conditions with large potential markets, including cancer and HIV infection. MPI’s pipeline includes clinical and preclinical drug candidates with distinct mechanisms of action and novel chemical structures. The discovery and development of each of MPI’s drug candidates has been guided by a unique understanding of the genetic causes of human diseases and the genetic factors that may cause drug side effects, drug interactions, and poor drug metabolism. MPI’s extensive experience in human genetics, protein-protein interaction technology and chemical proteomic drug discovery has allowed identification of novel drug targets and accelerated progression from chemical lead compounds to investigational drug candidates.

MPI currently has three active clinical-stage programs:

•

MPC-4326. MPC-4326 is a first-in-class small molecule inhibitor of HIV-1 maturation that MPI is developing for the oral treatment of HIV infection. In December 2009, MPI initiated a Phase 2b clinical trial of MPC-4326 in antiretroviral-treatment-experienced HIV patients.

•

Azixa. Azixa is MPI’s most advanced cancer drug candidate and is being developed for the treatment of advanced primary and metastatic tumors. Azixa is currently in two Phase 2 clinical trials to determine its efficacy in glioblastoma and one Phase 2 clinical trial to determine its efficacy in metastatic melanoma.

•

MPC-3100. MPC-3100 is an Hsp90 inhibitor MPI is developing for the treatment of cancer. In the second quarter of 2009, MPI initiated a Phase 1 open-label, dose-finding, multiple-dose clinical trial in patients with refractory or relapsed cancers, including solid tumors, lymphomas and leukemias. In this ongoing study, MPC-3100 has been observed to be orally bioavailable in cancer patients. The drug concentrations achieved in patients to date are similar to those observed in efficacious animal studies and no dose limiting toxicities have been reported to date.

MPI’s website address is www.myriadpharma.com. MPI’s website is a factual reference and it is not intended to be an active link to the website, and the website information contained in the website is not a part of this joint proxy statement/prospectus.

MPI Merger Sub, Inc.

c/o Myriad Pharmaceuticals, Inc.

305 Chipeta Way

Salt Lake City, Utah 84108

Telephone: (801) 214-7800

MPI Merger Sub, Inc., or Merger Sub, is a wholly owned subsidiary of MPI that was recently incorporated in Delaware solely for the purpose of the merger. It does not conduct any business and has no material assets.

Javelin Pharmaceuticals, Inc.

125 CambridgePark Drive

Cambridge, Massachusetts 02140

Telephone: (617) 349-4500

Javelin Pharmaceuticals, Inc., or Javelin, is a specialty pharmaceutical company that applies proprietary technologies to develop new products and improved formulations of existing drugs that target current unmet and underserved medical needs primarily in the pain management market. Javelin is developing and has begun to market simple and user-friendly products, involving new modes and routes of delivery for drugs optimized for relieving moderate-to-severe pain. In doing so, Javelin intends to offer novel proprietary products that in some cases can be administered in a less invasive, more convenient manner and generally should offer either improved safety or efficacy, or both, as compared to formulations that are currently marketed by other companies. In addition, the product choices currently available for the treatment of moderate-to-severe pain are limited in the doses that may be given due to side effects, including cardiovascular depression, tolerance and addiction, respiratory depression, constipation, sedation and general diminution of quality of life. Javelin’s product, Dyloject (injectable diclofenac), and its product candidates, Ereska (intranasal ketamine, formerly referred to as PMI-150) and Rylomine (intranasal morphine), are focused on treating a variety of pain disorders ranging from acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post-operative pain, post-trauma pain such as orthopedic injury pain, procedural pain and burn pain. Javelin believes that its products, assuming regulatory approvals, will offer patients and the medical community significant benefits and alternatives to the prescription pain medications available to pain sufferers today.

Currently, Ereska and Rylomine are in the Phase 3 product development stage based upon the U.S. regulatory classification. Dyloject successfully completed Phase 3 clinical trials in 2007 and 2008, in which it met primary efficacy endpoints in postsurgical patients with moderate-to-severe pain after elective abdominal surgery (in the case of the 2007 trial) and orthopedic surgery (in the case of the 2008 trial). Javelin submitted to the U.S. Food and Drug Administration, or FDA, a New Drug Application, or NDA, with respect to Dyloject on December 2, 2009. On February 1, 2010, the FDA informed Javelin that it had accepted the Dyloject NDA for formal review. Javelin has completed a multi-dose Phase 3 efficacy trial for Ereska. On February 11, 2010, Javelin announced that a reexamination conducted by a third party of pain score measurements from the Phase 3 trial of Ereska showed that top line results for its primary endpoint were statistically significant. Rylomine successfully completed a Phase 3 clinical trial in 2007, and Javelin must conduct further efficacy trials, which have not been scheduled, before filing an NDA for this drug.

Javelin’s website address is www.javelinpharma.com. Javelin’s website is a factual reference and it is not intended to be an active link to the website, and the website information contained in the website is not a part of this joint proxy statement/prospectus.

Summary of the Merger (see page 50)

If the merger is completed, Merger Sub will merge with and into Javelin, with Javelin continuing as a wholly owned subsidiary of MPI. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Risk Factors (see page 28)

Both MPI and Javelin are subject to various risks associated with their businesses and their financial condition. In addition, the merger, as well as the possibility that the merger may not be completed, pose a number of risks to each company and its respective stockholders, including the following risks:

•	The anticipated benefits of the merger may not be realized.

•

Consummation of the merger is subject to a number of customary conditions, including, but not limited to, the approval of the issuance of shares of MPI common stock in the merger by the MPI stockholders and the approval and adoption of the merger agreement by the Javelin stockholders. If any of the conditions to the merger are not satisfied or, where waiver is permissible, not waived, the merger will not be consummated.

•

Promptly following the effective time of the merger, Javelin stockholders will receive 0.2820 shares of MPI common stock for every one share of Javelin common stock held immediately prior to the effective time of the merger. In addition, depending upon if and when the FDA grants final approval of Javelin’s drug candidate, Dyloject, for which an NDA has been submitted and accepted for formal review by the FDA, Javelin stockholders may receive between an additional 0.0123 to 0.0491 shares of MPI common stock for every one share of Javelin common stock held immediately prior to the effective time of the merger. Accordingly, if FDA final approval of Dyloject is received on or prior to June 30, 2011, the number of shares of MPI common stock that Javelin stockholders will receive pursuant to the merger will increase, which would further dilute the ownership of the current MPI stockholders in the combined company.

•

Dyloject may not be approved by the FDA on a timely basis, or at all. Although the current Javelin stockholders may receive a greater number of additional shares of MPI common stock, depending on how quickly FDA final approval for Dyloject is received, the merger agreement does not obligate MPI to pursue such approval on any specified timetable, or at all, and therefore, these stockholders will have no control over MPI’s activities following the merger with regard to the approval of Dyloject or the timing of such approval.

•

In the event the merger is not consummated and Javelin is required but is unable to repay any amounts owed to MPI under the loan and security agreement entered into in connection with the merger agreement, Javelin may be required to consummate an equity or debt financing on terms that are not favorable to the current stockholders of Javelin or to reduce or terminate its operations and/or declare bankruptcy.

•

Litigation has been instituted against Javelin, members of the Javelin board of directors, MPI, and Merger Sub challenging the merger, and adverse judgments in these lawsuits may prevent the merger from becoming effective within the expected timeframe or at all.

•

The deal-protection provisions of the merger agreement may deter alternative business transactions which could be advantageous to MPI or Javelin when compared to the terms and conditions of the merger described in this joint proxy statement/prospectus.

Opinion of MPI’s Financial Advisor (see page 72)

In connection with the merger, the MPI board of directors received a written opinion, dated December 17, 2009, of MPI’s financial advisor, Deutsche Bank Securities Inc., referred to herein as Deutsche Bank, or MPI’s financial advisor, that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to MPI. The full text of Deutsche Bank’s written opinion, dated December 17, 2009, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. MPI stockholders are urged to read Deutsche Bank’s opinion carefully and in its entirety. Deutsche Bank’s opinion was provided to the MPI board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any MPI stockholder as to how that stockholder should vote or act with respect to the share issuance proposal or any other matter described in this joint proxy statement/prospectus. The MPI board of directors did not ask for, and the opinion does not address, the fairness of the merger, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of MPI, nor does it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by MPI to engage in the merger.

Opinion of Javelin’s Financial Advisor (see page 80)

In connection with the merger, Javelin’s board of directors received a written opinion, dated December 18, 2009, from UBS Securities LLC, referred to as UBS or Javelin’s financial advisor, as to the fairness, from a financial point of view and as of the date of such opinion, of the per share consideration to be received in the merger by holders of Javelin common stock. The full text of UBS’ written opinion, dated December 18, 2009, is attached to this joint proxy statement/prospectus as Annex C. UBS’ opinion was provided for the benefit of Javelin’s board of directors in connection with, and for the purpose of, its evaluation of the per share merger consideration from a financial point of view and does not address any other aspect of the merger or any related transaction. The opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Javelin or Javelin’s underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. Holders of Javelin common stock are encouraged to read UBS’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS.

Javelin Stock Options and Warrants (see page 89)

All outstanding options to purchase Javelin common stock became fully vested upon execution of the merger agreement. Prior to the effective time of the merger, Javelin will take commercially reasonable actions to provide the holders of all options to purchase shares of Javelin common stock with written notice that all options that are vested and exercisable as of the date of such notice may be exercised by the holder of the option within a specified time from the date of the notice, which shall expire prior to the effective time of the merger, and that at the end of such notice period all options to purchase Javelin common stock will be cancelled and terminated. Prior to the effective time of the merger Javelin will take commercially reasonable actions to terminate all of the Javelin stock plans, or plans to purchase any shares of common stock of Javelin.

At the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Javelin common stock will be assumed by MPI. Each such outstanding warrant to purchase shares of Javelin common stock so assumed by MPI under the merger agreement will continue to have, and be subject to, the same terms and conditions set forth in such warrant to purchase shares of Javelin common stock immediately prior to the effective time of the merger, except that such warrants to purchase shares of Javelin common stock shall be exercisable for shares of MPI common stock, with the numbers of shares purchasable and exercise price adjusted as set forth in such assumed warrants.

The MPI Special Meeting (see page 35)

Time, Date and Place. The MPI special meeting of stockholders will be held on April 22, 2010 at 10:00 a.m., local time, at MPI’s offices at 305 Chipeta Way, Salt Lake City, Utah, for the following purposes:

•	To consider and vote upon a proposal to approve the issuance of shares of MPI common stock pursuant to the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, Merger

Sub, Javelin and the Stockholder Representative, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

•

To consider and vote upon a proposal to approve an amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI’s common stock, $0.01 par value per share, from 60,000,000 to 120,000,000.

•	To consider and vote upon a proposal to approve an amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”

•

To consider and vote upon a proposal to adjourn the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3.

Record Date. The board of directors of MPI has fixed March 8, 2010 as the record date for the determination of MPI stockholders entitled to notice of, and to vote at, the MPI special meeting or any adjournments or postponements of the MPI special meeting. Only holders of record of MPI common stock at the close of business on the record date are entitled to notice of, and to vote at, the MPI special meeting. At the close of business on the record date, MPI had 24,612,010 shares of common stock outstanding and entitled to vote.

Required Vote. The following votes are required to approve the proposals at the MPI special meeting:

Proposal	Vote Required
Proposal No. 1: Approval of the issuance of shares of MPI common stock pursuant to the merger agreement	Majority of the shares of MPI common stock cast on the proposal

Proposal No. 2: Approval of the amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI common stock from 60,000,000 to 120,000,000	Majority of the outstanding shares of MPI common stock as of the record date

Proposal No. 3: Approval of the amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”	Majority of the outstanding shares of MPI common stock as of the record date

Proposal No. 4: Approval of the adjournment of the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3	Majority of the shares of MPI common stock present in person or represented by proxy and entitled to vote

In connection with the execution of the merger agreement, all of MPI’s directors and executive officers, who collectively held less than one percent of the outstanding shares of MPI common stock as of the record date, entered into voting agreements with Javelin and MPI, pursuant to which each stockholder agreed to vote all of their shares of MPI capital stock in favor of the issuance of shares of MPI common stock pursuant to the merger agreement.

The Javelin Special Meeting (see page 44)

Time, Date and Place. The Javelin special meeting of stockholders will be held on April 22, 2010 at 2:00 p.m., local time, at 150 CambridgePark Drive, Cambridge, MA, for the following purposes:

•

To consider and vote upon a proposal approving and adopting the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, Merger Sub, Javelin and the Stockholder Representative, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby, including the merger.

•	To consider and vote upon a proposal to adjourn the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal.

Record Date. The board of directors of Javelin has fixed March 8, 2010 as the record date for the determination of Javelin stockholders entitled to notice of, and to vote at, the Javelin special meeting or any adjournments or postponements of the Javelin special meeting. Only holders of record of Javelin common stock at the close of business on the record date are entitled to notice of, and to vote at, the Javelin special meeting. At the close of business on the record date, Javelin had 64,368,871 shares of common stock outstanding and entitled to vote.

Required Vote. The following votes are required to approve the proposals at the Javelin special meeting:

Proposal	Vote Required
Proposal No. 1: To approve and adopt the merger agreement and the transactions contemplated thereby, including the merger	Majority of the outstanding Javelin common stock entitled to vote as of the record date

Proposal No. 2: To approve the adjournment of the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement	Majority of the shares of Javelin common stock present in person or represented by proxy and entitled to vote when a quorum is present

In connection with the execution of the merger agreement, all of Javelin’s directors and executive officers, who collectively held approximately 6.4% of the outstanding shares of Javelin common stock as of the record date, entered into voting agreements with Javelin and MPI, pursuant to which each such director and officer agreed to vote all of their shares of Javelin capital stock in favor of approving and adopting the merger agreement and the transactions contemplated thereby, including the merger.

Overview of the Merger Agreement (see page 95)

Conditions to Completion of the Merger. MPI and Javelin expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or, if permissible, waived, including after MPI and Javelin receive stockholder approvals at the special meetings of the MPI and Javelin stockholders. Each party’s obligation to complete the merger is subject to the satisfaction or waiver (if permissible) by the parties, at or prior to the merger, of various conditions, which include the following:

•	the approval by the requisite vote of MPI’s and Javelin’s stockholders;

•	the absence of any legal prohibition to completing the merger;

•	the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•

MPI and Javelin shall have received the written opinions of their respective legal counsel that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code.

In addition, each party’s obligation to complete the merger is further subject to the satisfaction or waiver (if permissible) by that party of the following additional conditions:

•	all other representations and warranties of the other party in the merger agreement being true and correct as of the effective date of the merger;

•

the other party to the merger agreement having performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it at or before the effective time of the merger; and

•	no material adverse effect on the other party shall have occurred and be continuing since the date of the merger agreement.

In addition, the obligation of MPI to complete the merger is further subject to the satisfaction or waiver of the condition that Javelin amend a certain license agreement as specified in the merger agreement, and the obligation of Javelin to complete the merger is further subject to the satisfaction or waiver of the condition that shares of MPI common stock issuable to the Javelin stockholders pursuant to the merger have been authorized for listing on The NASDAQ Global Market.

“No Solicitation” Provision. The merger agreement contains a customary “no-solicitation” covenant pursuant to which Javelin is not permitted to solicit any alternative acquisition proposals, provide any non-public information to any person in connection with any alternative acquisition proposal, participate in any discussions or negotiations relating to any alternative acquisition proposal, approve, endorse or recommend any alternative acquisition proposal, or enter into any agreement relating to any alternative acquisition proposal. The “no-solicitation” provision is subject to certain exceptions that permit the board of directors of Javelin to comply with its fiduciary duties, which, under certain circumstances, would enable Javelin to provide non-public information to, and engage in discussions or negotiations with, third parties with respect to alternative acquisition proposals.

Termination. The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained as set forth below:

•	by mutual written consent of MPI and Javelin;

•

by MPI or Javelin if the merger has not been consummated on or before April 15, 2010 (the “outside date”), unless such party’s failure to fulfill an obligation materially contributed to the failure of the merger to be consummated by such date; provided that if the registration statement of which this joint proxy statement/prospectus is a part is not declared effective by March 1, 2010, then such outside date is extended by one day for each day past March 1, 2010 that the registration statement of which this joint proxy statement/prospectus is a part has not been declared effective but in no event shall the outside date be extended beyond April 30, 2010;

•	by MPI or Javelin if a governmental authority shall have enjoined, restrained or prohibited the merger;

•	by MPI or Javelin for uncurable breaches of representations, warranties or covenants of the other party;

•

by MPI or Javelin if, at such party’s stockholder meeting, the requisite stockholder approval was not obtained unless the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed by such party under the merger agreement;

•

by MPI if (A) the Javelin board shall have publicly withdrawn or adversely modified its recommendation of the merger, (B) the Javelin board fails to reaffirm its recommendation of the merger after a request from MPI to do so, (C) the Javelin board shall have (i) recommended that the Javelin stockholders approve an alternative acquisition proposal or (ii) determined to accept a superior proposal, (D) Javelin materially breaches its obligation (i) to hold the Javelin stockholder meeting or (ii) not to solicit offers, or (E) a third party shall have commenced a tender offer for Javelin and Javelin shall not have recommended that its stockholders reject such third-party offer;

•

by Javelin if the Javelin board shall have received a superior proposal and gives MPI the opportunity to adjust the terms of the merger, and after good faith negotiation, the third party proposal is still a superior proposal;

•

by Javelin if (A) the MPI board shall have publicly withdrawn or adversely modified its recommendation of the merger, (B) the MPI board fails to reaffirm its recommendation of the merger after a request from Javelin to do so, (C) the MPI board shall have (i) recommended that the MPI stockholders approve an alternative acquisition proposal or (ii) determined to accept an alternative acquisition proposal, (D) MPI breaches its obligation to hold the MPI stockholders meeting, or (E) a third party shall have commenced a tender offer for MPI and MPI shall not have recommended that its stockholders reject such third-party offer; or

•

by MPI if Javelin has (i) withdrawn the Dyloject NDA without the written consent of MPI or (ii) received a “refusal to file” letter from the FDA with respect to the NDA of Dyloject and MPI believes in good faith that it is unlikely that the issues raised in the letter can be resolved and the NDA can be re-submitted to the FDA within 60 days after receipt of the “refusal to file” letter such that the NDA as re-submitted will be filed by the FDA without requiring further revisions.

Termination Fee and Expenses. If the merger agreement is terminated under certain circumstances as specified in the merger agreement, MPI or Javelin, as the case may be, will be required to pay the other a termination fee of $2.9 million and/or stipulated expenses up to $1.5 million.

Management Following the Merger (see page 84)

Following the merger, the board of directors of the combined company will consist of the six MPI directors and two directors, Martin J. Driscoll and Neil W. Flanzraich, from Javelin’s board of directors. Following the merger, the executive officers of the combined company are currently expected to be the current executive officers of MPI.

Interests of Directors and Officers in the Merger (see pages 84-88)

In considering the recommendations of the MPI and Javelin boards of directors to their respective stockholders to vote in favor of the merger and the other matters to be acted upon at the special meetings, MPI and Javelin stockholders should be aware that members of the board of directors and executive officers of MPI and Javelin have interests in the merger that may be different from, or in addition to, or conflict with, the interests of stockholders. These interests are described in detail elsewhere in this joint proxy statement/prospectus.

Voting Agreements (see page 105)

In connection with the execution of the merger agreement, Javelin and MPI have entered into voting agreements with all of the executive officers and directors of MPI, holding less than one percent of the outstanding MPI common stock as of the record date, pursuant to which such parties agreed to vote in favor of the merger and the issuance of the MPI shares in connection with the merger. In connection with the execution of the merger agreement, MPI and Javelin have also entered into voting agreements with all of the executive officers and directors of Javelin, holding approximately 6.4% of the outstanding Javelin common stock as of the record date, pursuant to which such parties agreed to vote in favor of approving and adopting the merger agreement. The forms of voting agreements are attached to this joint proxy statement/prospectus as Annexes D and E.

Escrow Agreement (see page 105)

Subject to the terms of the merger agreement, at the effective time of the merger, each share of Javelin common stock outstanding immediately prior to the merger will be converted into (1) the right to receive 0.2820 shares of MPI common stock and (2) the right to potentially receive between 0.0123 and 0.0491 additional milestone shares depending upon if and when the FDA grants final approval of Javelin’s drug candidate, Dyloject, for which an NDA has been submitted and accepted for formal review by the FDA. The milestone shares will be shown as issued and outstanding on the books and records of MPI at the closing, but will be held in escrow for the benefit of Javelin stockholders pursuant to the terms of an escrow agreement, by and among MPI, the escrow agent and the Stockholder Representative, to be entered into at or prior to the effective time of the merger. Pursuant to the escrow agreement, the escrowed milestone shares, together with any dividends or other distributions or property that have been paid or made in respect of such milestone shares into the escrow fund, will be released to the pre-merger Javelin stockholders as further described in this joint proxy statement/prospectus and the merger agreement. The form of escrow agreement is attached to this joint proxy statement/prospectus as Annex F.

Loan and Security Agreement (see page 106)

Concurrently and in connection with the execution of the merger agreement, MPI, Javelin and Innovative Drug Delivery Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Javelin, or IDDS, entered into a loan and security agreement, which was amended on March 10, 2010. Under the terms of this agreement, as amended, MPI has agreed to loan Javelin up to $8.5 million to fund Javelin’s operations prior to the closing of the merger, provided, however, that up to $500,000 may only be used by Javelin to fund specified commercial initiatives and activities related to Dyloject. Subject to certain conditions, Javelin has the right to require MPI to loan it funds in an amount not to exceed $2.0 million per month (excluding the $500,000 referred to above). Funds advanced under this agreement accrue interest at a rate equal to 10% per annum and are secured by a first priority security interest on all of the assets of Javelin and IDDS, including intellectual property. On each of January 8, 2010, February 8, 2010, and March 1, 2010, MPI loaned Javelin $2.0 million under this agreement. The principal amount of the loans, all accrued interest thereon and all other amounts due under this agreement are to be repaid in full on the first to occur of (1) the closing of the merger or (2) within two business days or 90 days following the termination of the merger agreement, depending on the circumstances of such termination, provided, however, that any funds used for the specified Dyloject commercial initiatives and activities are only required to be repaid by Javelin if the merger agreement is terminated under certain circumstances. Javelin may prepay the loans in whole or in part without premium or penalty. The loan and security agreement, as amended, is attached to this joint proxy statement/prospectus as Annex G.

Material U.S. Federal Income Tax Consequences of the Merger (see page 90)

MPI and Javelin intend that the merger be treated as a tax-free reorganization pursuant to Section 368(a) of the Code. If the merger is treated as a tax-free reorganization, generally no gain or loss will be recognized by the stockholders of Javelin for U.S. federal income tax purposes as a result of the merger (except with respect to cash received by Javelin stockholders instead of fractional shares of MPI common stock).

Regulatory Approvals (see page 90)

Neither MPI nor Javelin is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, MPI must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of MPI common stock in the merger, including the filing with the Securities and Exchange Commission of the registration statement of which this joint proxy statement/prospectus is a part.

Anticipated Accounting Treatment (see page 93)

The merger will be accounted for as an acquisition of Javelin by MPI under the purchase method of accounting under U.S. GAAP.

Appraisal Rights (see page 94)

Under Section 262 of the Delaware General Corporation Law neither MPI stockholders nor Javelin stockholders have appraisal rights.

Litigation Related to the Merger (see page 93)

Beginning on December 23, 2009, several putative stockholder class action lawsuits were filed against Javelin, members of Javelin’s board of directors, MPI and Merger Sub in the Suffolk Superior Court Business Litigation Session in Massachusetts. The actions, first served on Javelin on January 5, 2010, styled Schnipper v. Watson et al., Parrish v. Watson et al. and Andrews v. Driscoll et al., allege, among other things, that the members of Javelin’s board of directors violated their fiduciary duties by failing to maximize value for Javelin’s stockholders when negotiating and entering into the merger agreement. The complaints also allege that MPI, Merger Sub and Javelin aided and abetted those purported breaches. Plaintiffs seek, among other things, to enjoin the merger or, in the alternative, to rescind the merger should it occur before the lawsuits are resolved. On January 13, 2010, the parties filed a stipulation and proposed order consolidating the actions. The order was entered by the court on January 21, 2010. Pursuant to the stipulation, plaintiffs filed a consolidated amended complaint on February 23, 2010. Plaintiffs also have filed an “emergency” motion seeking expedited discovery. Defendants have opposed that motion. A hearing on the motion for expedited discovery has been scheduled for Friday, March 12, 2010. It is possible that similar lawsuits may yet be filed and served. Javelin and MPI believe that such actions, if any, will be consolidated with the actions described above. Each of Javelin and MPI believes that the allegations are without merit and intends to vigorously defend these actions. Even meritless lawsuits, however, may carry with them the potential to delay consummation of the merger.

Comparison of Stockholder Rights (see page 107)

Both MPI and Javelin are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law. If the merger is completed, Javelin stockholders will become stockholders of MPI, and their rights will be governed by the Delaware General Corporation Law, the restated certificate of incorporation of MPI and the restated bylaws of MPI. The rights of MPI contained in the restated certificate of incorporation and restated bylaws of MPI differ from the rights of Javelin stockholders under the certificate of incorporation and bylaws of Javelin, as more fully described under the section entitled “Comparison of Rights of Holders of MPI Stock and Javelin Stock” beginning on page 107.

SELECTED HISTORICAL FINANCIAL INFORMATION AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION AND DATA

The following tables present (1) selected historical financial data of MPI, (2) selected historical financial data of Javelin and (3) selected unaudited pro forma condensed combined financial data of MPI and Javelin.

The selected historical financial data of MPI has been derived from the audited historical financial statements and related notes of MPI for each of the years in the five-year period ended June 30, 2009 and the unaudited financial statements for the six months ended December 31, 2009 and 2008. The selected historical financial data of Javelin has been derived from the audited historical consolidated financial statements of Javelin for each of the years in the five-year period ended December 31, 2009. All Javelin share and per share amounts have been adjusted to reflect the 1.018 per share exchange ratio in the December 2004 reverse merger between Intrac and IDDS, and a 1.016-for-1 stock split effected on March 12, 2002.

The selected historical information is only a summary and you should read it in conjunction with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports for MPI and Javelin, which have been incorporated by reference into this joint proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial data has been derived from the unaudited pro forma condensed combined financial information beginning on page 123 of this joint proxy statement/prospectus and should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes. The selected unaudited pro forma condensed combined financial data has been presented for illustrative purposes and is not necessarily indicative of the results of operations or financial position that would have occurred if the transaction had been completed on the dates indicated.

Selected Historical Financial Data of MPI

	Six Months Ended December 31,		Years Ended June 30,
	2009	2008	2009	2008		2007	2006	2005
	(In thousands, except per share amounts)
Statement of Operations Data:
Research revenue	$60	$4,108	$5,456	$6,774		$11,841	$13,658	$11,081
Pharmaceutical revenue	—	—	—	100,000	(1)	—	—	—
Other revenue	—	—	—	4,000		—	—	—

Total revenues	60	4,108	5,456	110,774		11,841	13,658	11,081
Costs and expenses:
Research and development expense	14,097	28,296	54,611	121,526	(2)	94,929	77,682	56,147
Selling, general and administrative expense	12,164	4,523	8,981	20,600		10,250	6,955	3,447

Total costs and expenses	26,261	32,819	63,592	142,126		105,179	84,637	59,594

Operating loss	(26,201)	(28,711)	(58,136)	(31,352)		(93,338)	(70,979)	(48,513)
Other income (expense)	780	—	—	(3,017	)(3)	653	(2)	(1,964)

Net loss	$(25,421)	$(28,711)	$(58,136)	$(34,369)		$(92,685)	$(70,981)	$(50,477)

Net loss per basic and diluted share	$(1.05)	$(1.20)	$(2.43)	$(1.43)		$(3.87)	$(2.96)	$(2.11)

Weighted average shares used to compute net loss per basic and diluted share (4)	24,301	23,974	23,974	23,974		23,974	23,974	23,974

	As of December 31, 2009	As of June 30,
		2009	2008	2007	2006	2005
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities (5)	$168,659	$188,005	$—	$—	$—	$—
Current liabilities	7,351	4,576	46,568	10,875	16,201	11,109
Total assets	175,163	193,677	15,746	16,244	17,188	15,222
Total shareholders’/parent equity (6)	$167,812	$189,101	$(30,822)	$5,369	$987	$4,113

(1)	Represents a one-time nonrefundable upfront payment from A/S Lundbeck for MPI’s former drug candidate, Flurizan.
(2)	Includes an accrued $20 million sublicense fee payable related to Flurizan.
(3)	Includes the write-off of the cost basis investment in Encore Pharmaceuticals of $3.0 million.
(4)	Weighted average shares based on the 23,974,211 shares issued in connection with the spin-off for all periods prior to and including June 30, 2009.
(5)	Prior to the separation from Myriad Genetics on June 30, 2009 all cash and investments were held and managed by Myriad Genetics.
(6)	Balances prior to June 30, 2009 represent Myriad Genetics’ net investment (or capital deficiency) in MPI.

Selected Historical Financial Data of Javelin

	Year Ended December 31					Cumulative from February 23, 1998 (Inception) to December 31, 2009
	2009	2008	2007	2006	2005
	(In thousands, except per share data)
Statement of Operations Data:
Revenues:
Partner revenue	$3,632	$—	$—	$—	$—	$3,632
Product revenue	188	1,102	—	—	—	1,290
Government grants and contracts	—	—	—	842	1,548	5,805

Total revenues	3,820	1,102	—	842	1,548	10,727
Costs and expenses:
Cost of product revenue	2,979	850	—	—	—	3,828
Research and development	24,489	26,831	19,019	10,854	7,213	127,556
Selling, general and administrative	13,249	17,220	13,811	9,609	5,222	74,010
Depreciation and amortization	321	292	97	61	44	892

Total operating expenses	41,038	45,193	32,927	20,524	12,479	206,286

Operating loss	(37,218)	(44,092)	(32,927)	(19,682)	(10,931)	(195,559)

Other income (expense)	(397)	(276)	—	601	—	(68)
Interest expense	—	—	(1)	—	—	(945)
Interest income	50	921	1,897	1,283	319	5,090

Other income (expense)	(347)	645	1,896	1,884	319	4,077

Loss before income tax provision	(37,565)	(43,447)	(31,031)	(17,798)	(10,612)	(191,482)
Income tax provision	12	16	—	—	—	28

Net loss	(37,577)	(43,463)	(31,031)	(17,798)	(10,612)	(191,510)
Deemed dividend related to beneficial conversion feature of Series B convertible preferred stock	—	—	—	—	—	(3,559)

Net loss attributable to common stockholders	$(37,577)	$(43,463)	$(31,031)	$(17,798)	$(10,612)	$(195,069)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.62)	$(0.77)	$(0.68)	$(0.44)	$(0.38)
Weighted average shares	61,030	56,184	45,463	40,180	27,831

	As of December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$767	$20,058	$15,931	$9,273	$33,307
Short term marketable securities	—	—	21,319	11,462	—
Noncurrent marketable securities	—	1,587	—	—	—
Working capital	(6,611)	14,255	30,015	17,885	32,988
Total assets	4,956	29,305	43,152	21,441	34,439
Stockholders equity (deficit)	(7,741)	20,673	34,511	18,232	33,202

Selected Unaudited Pro Forma Condensed Combined Financial Data of MPI and Javelin

	Year Ended June 30, 2009	Six Months Ended December 31, 2009
	(In thousands, except share and per share amounts)
Statement of Operations Data:
Revenues:
Partner revenue	$2,200	$1,432
Product revenue	1,044	—
Research revenue	5,456	60

Total revenue	8,700	1,492

Costs and expenses:
Cost of revenue	2,688	961
Research and development expenses	88,441	21,431
Selling, general and administrative expenses	32,283	24,382

Total costs and expenses	123,412	46,774

Operating loss	(114,712)	(45,282)
Other income (expense)	54	409

Loss before income taxes	(114,658)	(44,873)

Income tax provision	16	12

Net loss	$(114,674)	$(44,885)

Pro forma (loss) per basic and diluted share	$(2.80)	$(1.08)

Weighted-average shares used to compute net loss per basic and diluted share	41,010,452	41,665,613

As of December 31, 2009
(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$138,525
Working capital	124,941
Long-term marketable securities	24,901
Total assets	275,274
Stockholder’s equity	260,605

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The information below reflects the historical net loss and book value per share of MPI common stock and Javelin common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed business combination of MPI with Javelin under the acquisition method of accounting in accordance with ASC 805—Business Combinations, and applying the assumptions and adjustments described below and in the unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus.

You should read the information below in conjunction with MPI’s and Javelin’s audited and unaudited financial statements and related notes that are incorporated by reference into this joint proxy statement/prospectus and the unaudited pro forma combined financial information and related notes that are included elsewhere in this joint proxy statement/prospectus. The pro forma per share data is not necessarily indicative of the results that would have occurred if the merger had been completed on the dates indicated or the results that will occur after the merger.

	Year Ended June 30, 2009	Six Months Ended December 31, 2009
MPI historical per common share data:
Net loss per share—basic and fully diluted	$(2.43)	$(1.05)

Weighted average number of common shares used in loss from continuing operations per share calculation—basic and fully diluted	23,974,211	24,300,902

Book value per share		$6.82

Javelin historical per common share data:
Net loss per share—basic and fully diluted	$(0.78)	$(0.24)

Weighted average number of common shares used in loss from continuing operations per share calculation—basic and fully diluted	60,412,203	61,576,988

Book value per share		$(0.12)

MPI and Javelin combined pro forma per common share data:
Net loss per share—basic and fully diluted	$(2.80)	$(1.08)

Weighted average number of common shares used in loss from continuing operations per share calculation—basic and fully diluted	41,010,452	41,665,613

Book value per share		$5.90

The combined pro forma book value per combined share amount represents the pro forma total stockholder’s equity amount of $260,605,000 as of December 31, 2009 (see page 125 of this joint proxy statement/prospectus for the Unaudited Pro Forma Combined Balance Sheet), divided by the sum of MPI’s shares of common stock outstanding as of December 31, 2009 of 24,595,175 and the number of shares of MPI stock to be issued to Javelin stockholders as of December 31, 2009 (the product of Javelin’s shares outstanding as of December 31, 2009 of 63,879,541 multiplied by the exchange ratio of 0.3066) of 19,585,467 shares for a total pro forma shares outstanding as of December 31, 2009 of 44,180,642 shares. The exchange ratio of 0.3066 reflects the exchange ratio based on the outcome and related FDA final approval of the drug candidate Dyloject after June 30, 2010 and on or before January 31, 2011; which, based on all currently available information, is MPI management’s estimate of the most likely outcome related to timing. However, there can be no assurance that FDA final approval of Dyloject will be received in that timeframe, or at all.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price

Shares of MPI common stock are currently traded on The NASDAQ Global Market under the symbol “MYRX.” MPI’s common stock began trading on The NASDAQ Global Market on June 12, 2009.

Shares of Javelin common stock are currently traded on the NYSE Amex under the symbol “JAV.” Javelin’s common stock began trading on the American Stock Exchange (now NYSE Amex) on July 20, 2006.

The following tables set forth, for the periods indicated, the high and low daily sales prices per share of MPI common stock as reported on The NASDAQ Global Market and Javelin common stock as quoted on NYSE Amex or The American Stock Exchange, as applicable.

MPI Common Stock

Fiscal Year Ended June 30, 2009	High	Low
Fourth Quarter (beginning June 12, 2009)	$7.49	$3.63

Fiscal Year Ending June 30, 2010	High	Low
First Quarter	$6.80	$3.81
Second Quarter	$6.81	$4.75
Third Quarter (through March 11, 2010)	$5.43	$4.19

Javelin Common Stock

Year Ended December 31, 2008	High	Low
First Quarter	$4.39	$2.66
Second Quarter	$3.55	$2.14
Third Quarter	$3.19	$2.14
Fourth Quarter	$2.65	$0.40

Year Ended December 31, 2009	High	Low
First Quarter	$1.69	$0.91
Second Quarter	$1.48	$1.01
Third Quarter	$2.28	$1.20
Fourth Quarter	$2.02	$1.08

Year Ending December 31, 2010	High	Low
First Quarter (through March 11, 2010)	$1.55	$1.15

The table below sets forth the closing sale prices of MPI common stock as reported on The NASDAQ Global Market and Javelin common stock as reported on the NYSE Amex, and the equivalent per share value of Javelin common stock giving effect to the merger (as determined by multiplying the closing price of MPI common stock by the merger exchange ratio of 0.2820 of a share of MPI common stock per share of Javelin common stock), each as of December 17, 2009, the last trading day prior to the public announcement of the transaction, and as of March 11, 2010, the last full trading day before the date of this joint proxy statement/prospectus. The market prices of MPI and Javelin common stock will continue to fluctuate between the date of this joint proxy statement/prospectus and the time of the Javelin special meeting, the MPI special meeting, and the completion of the merger. No assurance can be given concerning the market prices of MPI common stock or Javelin common stock before the completion of the merger or the market price of MPI common stock after the completion of the merger. As a result, the market value of the MPI common stock that Javelin stockholders will receive in the merger may vary significantly from the prices shown in the table below.

	MPI Common Stock	Javelin Common Stock	Javelin Equivalent Per Share Value
December 17, 2009	$5.33	$1.23	$1.50
March 11, 2010	$4.82	$1.45	$1.36

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Javelin stockholders in determining whether to approve and adopt the merger agreement. In addition, the above table does not include any milestone shares that may be issued to Javelin stockholders if FDA final approval of Dyloject is received on or prior to June 30, 2011. Javelin stockholders are urged to obtain current market quotations for MPI and Javelin common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus when considering whether to approve and adopt the merger agreement.

Record Holders

As of March 8, 2010, the record date for each of the MPI and Javelin special meetings, there were approximately 110 registered holders of record of MPI common stock and approximately 76 registered holders of record of Javelin common stock.

Dividends

MPI has never declared or paid cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the MPI board of directors and will depend upon MPI’s financial condition, operating results, capital requirements, deployment of resources and ability to engage in strategic transactions, whether or not the merger is consummated, and such other factors as the MPI board of directors deems relevant.

Javelin has never declared or paid cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the risk factors contained in the SEC filings of MPI and Javelin and incorporated by reference herein, MPI and Javelin stockholders should carefully consider the following risk factors before deciding whether to vote in favor of the matters set forth in this joint proxy statement/prospectus. If any of the risks described below actually occurs, the respective businesses, operating results, financial condition or stock prices of MPI, Javelin or the combined company could be materially adversely affected.

Risks Related to MPI’s Business, Javelin’s Business, the Industry in which MPI and Javelin Operate, and Investments in MPI’s and Javelin’s Common Stock

For a discussion of risks associated with MPI’s business, Javelin’s business, the industry in which MPI and Javelin operate, and investments in MPI’s common stock and Javelin’s common stock, see the sections entitled “Risk Factors” of MPI’s Annual Report on Form 10-K for the year ended June 30, 2009, and Javelin’s Annual Report on Form 10-K for the year ended December 31, 2009, both of which are incorporated by reference into, and deemed to be a part of, this joint proxy statement/prospectus.

Risks Related to the Merger

The anticipated benefits of the merger may not be realized.

The success of the merger will depend on, among other things, the ability to realize anticipated cost savings and to combine the businesses of MPI and Javelin in a manner that does not materially disrupt existing relationships or otherwise result in decreased productivity and that allows us to capitalize on the drug development capabilities of the combined company. If these objectives are not achieved, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

MPI and Javelin have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the disruption of MPI’s or Javelin’s ongoing businesses or inconsistencies in standards, controls, procedures or policies that could adversely affect the ability of the combined company to maintain relationships with third parties and employees or to achieve the anticipated benefits of the merger. Specifically, issues that must be addressed in integrating the operations of MPI and Javelin in order to realize the anticipated benefits of the merger include, among other things, identifying and eliminating redundant operations and assets across a geographically dispersed organization and integrating the research and development operations and systems of MPI and Javelin. Integration efforts between the two companies will also divert management’s attention and resources. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on the combined company’s business and results of operations, which may affect the value of the shares of the combined company’s common stock.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than expected and may take longer to achieve than anticipated. If these challenges are not adequately addressed, MPI and Javelin may be unable to successfully integrate their operations, or to realize the anticipated benefits of the integration of the two companies.

The merger is subject to certain conditions to closing that could result in the merger not being consummated or being delayed, either of which could negatively impact the market price of MPI and Javelin common stock and their respective future businesses and operating results.

Consummation of the merger is subject to a number of customary conditions, including, but not limited to, the approval of the issuance of shares of MPI common stock in the merger by the MPI stockholders and the approval and adoption of the merger agreement by the Javelin stockholders. If any of the conditions to the merger are not satisfied or, where waiver is permissible, not waived, the merger will not be consummated. Failure to complete the merger could result in a number of adverse effects, including:

•	preventing MPI and Javelin from realizing any benefits from the merger;

•

requiring MPI and Javelin to incur significant transaction costs without realizing any benefits of the merger, and depending upon the circumstances of the failure to complete the merger, requiring Javelin or MPI to pay the other party a termination fee of $2.9 million and/or expense reimbursement of up to $1.5 million, and requiring Javelin to repay MPI any amounts outstanding under the loan and security agreement entered into between the parties in connection with the merger;

•

a decline in the market prices of MPI and Javelin common stock to the extent the current market prices of MPI and Javelin common stock positively reflect a market assumption that the merger will occur;

•

depending upon the circumstances of the failure to complete the merger, potentially leaving Javelin with no viable strategy to generate stockholder value through a business combination, and forcing Javelin to consummate a potentially dilutive or otherwise unfavorable equity or debt financing or to liquidate after incurring significant transaction expenses and continued operational costs during the period prior to the Javelin special meeting, thus further reducing the likely liquidation value to Javelin stockholders; and

•

the diversion of the attention of MPI’s and Javelin’s management to the merger instead of their respective operations and the pursuit of other opportunities that could have been beneficial to their respective businesses.

It is possible that the merger will not be consummated or the consummation may be delayed or consummated on different terms than those contemplated by the merger agreement and as described in this joint proxy statement/prospectus.

Pursuant to the terms of the merger agreement and escrow agreement, an additional number of shares of MPI common stock may be released from escrow after the consummation of the merger, which will result in additional dilution to the current holders of outstanding MPI common stock.

As of March 8, 2010, approximately 24,612,010 shares of MPI common stock were outstanding. Upon the consummation of the merger, MPI expects to issue approximately 18,152,021 shares of its common stock as initial merger consideration to former Javelin stockholders as well as approximately 3,160,511 shares of its common stock that will be placed into escrow and subject to the terms of an escrow agreement. MPI’s stockholders are expected to retain approximately 58% of the outstanding shares of common stock of MPI immediately after the merger and former Javelin stockholders will own approximately 42%. Based on the timing of the FDA’s approval of Javelin’s drug candidate, Dyloject, for which an NDA has been submitted and accepted for formal review by the FDA, the former Javelin stockholders will receive additional shares of MPI common stock as set forth below, which will increase the former Javelin stockholders’ ownership interest in the combined company up to a maximum of 46%, assuming no other issuance of MPI shares between the closing of the merger and the issuance of the escrowed shares, thus further diluting the ownership of the current MPI stockholders in the combined company:

•

if FDA final approval of Dyloject is received on or prior to June 30, 2010, the former Javelin stockholders will receive an additional 0.0491 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger, resulting in former Javelin stockholders owning approximately 46% of the combined company, assuming no other issuance of MPI shares between the closing of the merger and the issuance of the escrowed shares;

•	if FDA final approval of Dyloject is received after June 30, 2010 but on or prior to January 31, 2011, the former Javelin stockholders will receive an additional 0.0246 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger, resulting in former Javelin stockholders owning approximately 45% of the combined company, assuming no other issuance of MPI shares between the closing of the merger and the issuance of the escrowed shares; and

•

if FDA final approval of Dyloject is received after January 31, 2011 but on or prior to June 30, 2011, the former Javelin stockholders will receive an additional 0.0123 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger, resulting in former Javelin stockholders owning approximately 44% of the combined company, assuming no other issuance of MPI shares between the closing of the merger and the issuance of the escrowed shares.

Dyloject may not be approved by the FDA on a timely basis, or at all.

The development and commercialization of drug candidates is subject to extensive and rigorous regulation by the FDA in the United States and similar international regulatory authorities, and neither MPI nor Javelin has ever received FDA approval to market any of its drug candidates. On December 2, 2009, Javelin submitted a New Drug Application, or NDA, to the FDA for Dyloject for the management of acute moderate-to-severe pain in adults, and on February 1, 2010, the FDA accepted the NDA submission for formal review. Even though the Dyloject NDA submission has been accepted by the FDA, there can be no assurance that the FDA will approve Dyloject in the near term, if ever. The FDA has substantial discretion in the approval process and may refuse to approve the Dyloject NDA or decide that the data submitted is insufficient for approval and require additional preclinical, clinical or other studies. Any additional studies required to support the Dyloject NDA could substantially delay NDA approval and cost a substantial amount of money. Even if the FDA approves the Dyloject NDA, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of Dyloject and may impose ongoing requirements for post-approval studies, including additional research and development and clinical trials. The failure to receive regulatory approval of Dyloject would have a significant adverse impact on the combined company’s business, financial condition and results of operations.

Pursuant to the terms of the merger agreement and the escrow agreement to be entered into prior to the effective time of the merger, if the Dyloject NDA is not approved on or before June 30, 2011, Javelin stockholders will not receive any of the milestone shares. Accordingly, the timing of any final approval by the FDA of the Dyloject NDA will have an impact on the relative ownership of the combined company. Furthermore, the failure to receive regulatory approval of Dyloject would have a significant adverse impact on the combined company’s business, financial condition and results of operations. In addition, although the current Javelin stockholders may receive a greater number of additional shares of MPI common stock depending on how quickly FDA final approval for Dyloject is received, the merger agreement does not obligate MPI to pursue such approval following the closing of the merger on any specified timetable, or at all, and therefore, these stockholders will have no control over MPI’s activities following the merger with regard to the approval of Dyloject or the timing of such approval.

The exchange ratio is not adjustable based on the market price of MPI common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the merger agreement was signed.

Both the exchange ratio and the number of shares to be issued by MPI are not adjustable based on the market price of MPI or Javelin common stock and the merger agreement may not be terminated as a result of any such changes. If the market price of MPI common stock declines from the market price on the date of the merger agreement prior to the closing of the merger, Javelin stockholders could receive merger consideration with substantially lower value. Similarly, if the market price of MPI common stock increases from the market price on the date of the merger agreement prior to the closing of the merger, Javelin stockholders could receive merger consideration with considerably more value than their shares of Javelin common stock and MPI stockholders immediately prior to the merger will not be compensated for the increased market value of MPI common stock. MPI and Javelin stockholders should obtain recent market quotations before they vote on the matters set forth in this joint proxy statement/prospectus.

MPI and Javelin have incurred and will continue to incur significant transaction costs in connection with the merger, some of which will be required to be paid even if the merger is not completed.

MPI and Javelin have incurred and will continue to incur significant transaction costs in connection with the merger. Most of these costs will be paid by the party incurring the costs if the merger is not completed. In addition, if the merger agreement is terminated due to certain triggering events specified in the merger agreement, MPI or Javelin may be required to pay the other party a termination fee of $2.9 million. The merger agreement also provides that under specified circumstances, MPI or Javelin may be required to reimburse the other party up to $1.5 million for its expenses in connection with the transaction. If the merger is completed, the combined company will bear the transaction costs of both MPI and Javelin in connection with the merger.

In the event Javelin is required but is unable to repay any amounts owed to MPI under the loan and security agreement entered into in connection with the merger agreement, Javelin may be required to consummate an equity or debt financing on terms that are not favorable to the current stockholders of Javelin or to reduce or terminate its operations and declare bankruptcy.

Concurrently and in connection with the execution of the merger agreement, Javelin and its wholly owned subsidiary, Innovative Drug Delivery Systems, Inc., or IDDS, entered into a loan and security agreement, as amended on March 10, 2010, with MPI for a $8.5 million working capital facility. On each of January 8, 2010, February 8, 2010, and March 1, 2010, MPI loaned Javelin $2.0 million under this agreement. Subject to certain exceptions, all amounts outstanding are due and payable on the first to occur of (1) the closing date of the merger, (2) within two business days or 90 days following the termination of the merger agreement, depending on the circumstances of such termination, or (3) an acceleration for any event of default, including without limitation, if an insolvency proceeding has been instituted. If the merger agreement is terminated and MPI is required to pay the $2.9 million termination fee and/or Javelin’s expenses of up to $1.5 million, then such amounts may be offset by any amounts outstanding under this agreement. Javelin’s obligations under this agreement are secured by all assets of Javelin and IDDS. If any amounts become due and payable by Javelin under this agreement prior to the consummation of the merger or in connection with the termination of the merger agreement and Javelin is unable to pay such amounts, Javelin may be required to consummate an equity or debt financing on terms that are not favorable to the current stockholders of Javelin or to reduce or terminate its operations and declare bankruptcy.

Litigation has been instituted against Javelin, members of the Javelin board of directors, MPI and Merger Sub challenging the merger, and adverse judgments in these lawsuits may prevent the merger from becoming effective within the expected timeframe or at all.

Javelin, members of the Javelin board of directors, MPI and Merger Sub have been named as defendants in purported class action lawsuits brought by Javelin stockholders challenging Javelin’s proposed merger with MPI. The lawsuits allege various breaches of fiduciary duty in connection with the proposed merger and seek, among other things, damages and injunctive relief to prohibit the parties from completing the merger. If the plaintiffs in these cases are successful in obtaining an injunction prohibiting MPI and Javelin from completing the merger on the agreed-upon terms, the injunction may prevent the parties from completing the merger in the expected timeframe, if at all. While MPI and Javelin believe the allegations are without merit and intend to vigorously defend against these actions, they are unable to predict the final outcome of these lawsuits. Even if the plaintiffs in these actions are not successful, the costs of defending against such claims could adversely affect the financial condition of Javelin or MPI, to the extent not covered by insurance. For more information about litigation related to the merger, see the section entitled “The Merger—Litigation Related to the Merger” beginning on page 93 of this joint proxy statement/prospectus.

Certain directors and executive officers of Javelin and MPI have interests in the merger that may be different from, or in addition to, or conflict with interests of Javelin and MPI stockholders generally.

Certain directors and executive officers of Javelin and MPI may have interests in the merger that differ from, are in addition to, or conflict with interests of Javelin and MPI stockholders, respectively. For example, the executive officers of Javelin who provided information to the Javelin board of directors relating to the merger have retention and/or severance benefit arrangements and other benefits in the event of a change in control of Javelin and rights to ongoing indemnification that provide these officers with interests in the merger that may differ from Javelin stockholders generally. In addition, two directors of Javelin are expected to become directors of the combined company and receive equity and cash compensation consistent with MPI’s standard compensation practices for directors. Javelin stockholders should be aware of these interests when considering the recommendation of the Javelin board of directors that they vote in favor of approving and adopting the merger agreement and the transactions contemplated thereby, including the merger. The only interests that the directors and executive officers of MPI have in the merger are that such individuals will continue in their current positions with the combined company. MPI stockholders also should be aware of these interests when considering the recommendation of the MPI board of directors that they vote in favor of the issuance of shares of MPI common stock pursuant to the merger agreement.

The deal-protection provisions of the merger agreement may deter alternative transactions which could be advantageous to MPI or Javelin when compared to the terms and conditions of the merger transaction described in this joint proxy statement/prospectus, and, in certain circumstances, may require MPI or Javelin to pay the other party a $2.9 million termination fee and/or reimburse such party up to $1.5 million for its expenses.

As a result of certain “deal-protection” provisions of the merger agreement, it is possible that a third party who might be interested in pursuing an alternative transaction with MPI or Javelin would be discouraged from doing so. Any such proposal might be advantageous to the stockholders of MPI or Javelin when compared to the merger transaction described in this joint proxy statement/prospectus. In particular, provisions of the merger agreement, which require the payment of a $2.9 million termination fee and/or reimbursement of up to $1.5 million of expenses to the other party, may deter third parties from proposing alternative business transactions that might result in greater value to MPI or Javelin stockholders than the proposed merger. In addition, in the event the merger agreement is terminated by MPI or Javelin in circumstances that may obligate MPI or Javelin to pay a termination fee or reimburse the other party for its expenses, MPI’s or Javelin’s stock price may decline as a result of this reimbursement, its financial condition could be adversely affected and/or a potential competing third party proposing an alternative transaction may propose less favorable terms than it might otherwise have proposed.

The directors and executive officers of MPI and Javelin have entered into voting agreements that require them to vote in favor of the merger proposals described in this joint proxy statement/prospectus and against any competing business transaction, which could discourage third parties from making an alternative business transaction proposal to MPI or Javelin and deprive the stockholders of such company of the benefit of a more advantageous business transaction.

The directors and executive officers of MPI and Javelin, who in the aggregate beneficially owned less than one percent of the issued and outstanding shares of MPI common stock and approximately 6.6% percent of the issued and outstanding shares of Javelin common stock, respectively, on the date of the execution of the merger agreement, have entered into voting agreements, pursuant to which they have agreed, during the term of such agreements and subject to certain exceptions, to vote their shares of common stock in favor of the merger proposals described in this joint proxy statement/prospectus and against any competing business transaction. The existence of these voting agreements may discourage third parties from making an alternative business transaction proposal to MPI or Javelin and deprive the stockholders of such company the benefit of a more advantageous business transaction.

After the completion of the merger, the combined company will possess not only all of the assets but also all of the liabilities of both MPI and Javelin. Discovery of previously undisclosed or unknown liabilities could have an adverse effect on the combined company’s business, operating results and financial condition.

Acquisitions involve risks, including inaccurate assessment of undisclosed, contingent or other liabilities or problems. After the completion of the merger, the combined company will possess not only all of the assets, but also all of the liabilities of both MPI and Javelin. Although MPI conducted a due diligence investigation of Javelin and its known and potential liabilities and obligations, and Javelin conducted a due diligence investigation of MPI and its known and potential liabilities and obligations, it is possible that undisclosed, contingent or other liabilities or problems may arise after the completion of the merger, which could have an adverse effect on the combined company’s business, operating results and financial condition.

MPI and Javelin may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Certain conditions to MPI’s and Javelin’s obligations to complete the merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of MPI and Javelin. In the event of a waiver of a condition, the boards of directors of MPI and Javelin will evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is necessary. In the event that the board of directors of MPI or Javelin determines any such waiver is not significant enough to require resolicitation of stockholders, it will have the discretion to complete the merger without seeking further stockholder approval. The conditions requiring the approval of each company’s stockholders cannot, however, be waived.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, as well as the documents incorporated by reference herein, contains certain forward-looking information about MPI, Javelin and the combined company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “might,” “anticipate,” “continue,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could,” “predict,” “project,” “forecast,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this joint proxy statement/prospectus include, but are not limited to statements about:

•	the expected benefits of, and potential value created by, the proposed merger for the stockholders of MPI and Javelin;

•	the likelihood of the satisfaction of certain conditions to the completion of the merger and whether and when the merger will be consummated;

•	any statements with respect to whether Dyloject may be approved by the FDA as well as any statements with respect to the timing thereof;

•	the amount of shares MPI expects to issue in the merger and the capitalization of the combined company after the merger;

•	each of MPI’s and Javelin’s results of operations, financial condition and businesses and their objectives, plans and expectations; and

•	information about the combined company and the expected impact of the proposed merger on the combined company and its future business, operating results and financial condition.

These statements are subject to risks and uncertainties, including the risks described in this joint proxy statement/prospectus under the section “Risk Factors,” as well as the risks set forth in the filings of MPI and Javelin with the SEC that are incorporated by reference herein, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements in this joint proxy statement/prospectus. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of management of MPI and Javelin and are subject to a number of factors that could cause actual outcomes and results to be materially different from those projected or anticipated.

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this joint proxy statement/prospectus may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Except to the extent required by applicable law or regulation, neither MPI nor Javelin undertakes any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF MPI STOCKHOLDERS

General

This joint proxy statement/prospectus is being furnished to stockholders of MPI on or about March 17, 2010.

MPI is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the MPI board of directors for use at the MPI special meeting and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting of MPI stockholders will be held at 10:00 a.m., local time, on Thursday, April 22, 2010, at MPI’s offices at 305 Chipeta Way, Salt Lake City, Utah.

Purposes of the MPI Special Meeting

The purposes of the MPI special meeting are to consider and act upon the following matters:

1.	A proposal to approve the issuance of shares of MPI common stock pursuant to the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, Merger Sub, Javelin and the Stockholder Representative, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

2.	A proposal to approve an amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI’s common stock, $0.01 par value per share, from 60,000,000 to 120,000,000.

3.	A proposal to approve an amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”

4.	A proposal to adjourn the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3.

Stockholders also will consider and act on any other matters as may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

Recommendations of the MPI Board of Directors

The MPI board of directors has determined and believes that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of MPI common stock in the merger, is advisable, fair to, and in the best interests of MPI and its stockholders and unanimously has approved the related proposal. The MPI board of directors unanimously recommends that MPI stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of MPI common stock in the merger.

The MPI board of directors has also determined and believes that an amendment to MPI’s restated certificate of incorporation to increase the authorized number of shares of MPI common stock from 60,000,000 to 120,000,000 is in the best interests of MPI and its stockholders and unanimously has approved such proposal. The MPI board of directors unanimously recommends that MPI stockholders vote “FOR” Proposal No. 2 to approve an amendment to MPI’s restated certificate of incorporation to increase the authorized number of shares of MPI common stock.

The MPI board of directors has also determined and believes that an amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to

“Myrexis, Inc.” is in the best interests of MPI and its stockholders and unanimously has approved such proposal. The MPI board of directors unanimously recommends that MPI stockholders vote “FOR” Proposal No. 3 to approve an amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”

The MPI board of directors has determined and believes that adjourning the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3 is advisable, fair to, and in the best interests of, MPI and its stockholders and unanimously has approved such proposal. The MPI board of directors recommends unanimously that MPI stockholders vote “FOR” Proposal No. 4 to adjourn the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3.

Record Date and Voting Power

The close of business on March 8, 2010 has been fixed as the record date for the determination of MPI stockholders entitled to notice of, and to vote at, the MPI special meeting or any adjournments or postponements of the MPI special meeting. Only holders of record of MPI common stock at the close of business on the record date are entitled to notice of, and to vote at, the MPI special meeting. At the close of business on the record date, MPI had 24,612,010 shares of common stock outstanding and entitled to vote. Each share of MPI common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

If you are a stockholder of record of MPI as of the record date referred to above, you may vote in person at the MPI special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the MPI special meeting, MPI urges you to please take the time now to read this joint proxy statement/prospectus and vote and submit your proxy to ensure your vote is counted. You may revoke your proxy at any time before it is exercised and you still may attend the MPI special meeting and vote in person if you already have voted by proxy.

MPI stockholders of record as of the close of business on March 8, 2010 may submit their proxies:

•	through the Internet, by visiting the website established for that purpose at www.voteproxy.com with your proxy card available and following the instructions;

•

by telephone, by calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone with your proxy card available and following the recorded instructions; or

•	by mail, by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided or returning it pursuant to the instructions provided in the proxy card.

If your shares are held in “street name,” you must request a legal proxy from your nominee as proof of ownership in order to vote in person at the special meeting. If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.

All properly executed proxies that are not revoked will be voted at the MPI special meeting and at any adjournments or postponements of the MPI special meeting in accordance with the instructions contained in the proxy. If a holder of MPI capital stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the issuance of shares of MPI common stock in the merger, “FOR” Proposal No. 2 to approve an amendment to MPI’s restated certificate of incorporation to increase the authorized number of shares of MPI common stock in accordance with the recommendation of the MPI board of directors, “FOR” Proposal No. 3 to approve an amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”, and “FOR” Proposal No. 4 to adjourn the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3.

Any MPI stockholder of record voting by proxy, other than those stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the MPI special meeting by sending a written notice stating that it would like to revoke its proxy to the Secretary of MPI, by voting again over the Internet or by telephone, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the MPI special meeting and voting in person. Attendance alone at the MPI special meeting will not revoke a proxy. A beneficial owner of MPI common stock that holds shares in “street name” must follow directions received from the bank, broker or other nominee that holds the shares to change its voting instructions.

Quorum and Required Vote

The presence at the MPI special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of MPI common stock as of the record date will constitute a quorum for the transaction of business at the MPI special meeting. In general, shares of MPI common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the MPI special meeting for purposes of determining a quorum. Abstentions are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter. Under MPI’s restated bylaws, if a quorum is not present, in person or by proxy, at the MPI special meeting, the chairman of the meeting or the holders of a majority of the common stock entitled to vote who are present, in person or by proxy, may adjourn the meeting. If a quorum is not present at the MPI special meeting, MPI expects that the MPI special meeting will be adjourned or postponed to solicit additional proxies.

The following votes are required to approve the proposals at the MPI special meeting:

Proposal	Vote Required
Proposal No. 1: Approval of the issuance of shares of MPI common stock pursuant to the merger agreement	Majority of the shares of MPI common stock cast on the proposal

Proposal No. 2: Approval of the amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI common stock from 60,000,000 to 120,000,000	Majority of the outstanding shares of MPI common stock as of the record date

Proposal No. 3: Approval of the amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”	Majority of the outstanding shares of MPI common stock as of the record date

Proposal No. 4: Approval of the adjournment of the MPI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3	Majority of the shares of MPI common stock present in person or represented by proxy and entitled to vote

Brokers, banks or other holders of record holding shares for a beneficial owner do not have discretionary voting power with respect to Proposal No. 1 to approve the issuance of shares of MPI common stock pursuant to the merger agreement but do have discretionary voting power with respect to Proposal No. 2 to approve the amendment to MPI’s restated certificate of incorporation to increase the number of authorized shares of MPI common stock, with respect to Proposal No. 3 to approve the amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”, and with respect to Proposal No. 4 to adjourn the MPI special meeting. Accordingly, without instructions, your shares will not be voted with respect to Proposal No. 1, but your broker will have discretion to vote your shares even if you do not provide instructions with respect to Proposal No. 2, Proposal No. 3 and Proposal No. 4. Abstentions are not considered votes cast and will have no effect on Proposal No. 1. Abstentions are considered to be present and entitled to vote and will have the same effect as a “no” vote on Proposal No. 4. Broker non-votes are not considered to be votes cast or present and entitled to vote and will have no effect on Proposal No. 1 and Proposal No. 4. Abstentions and broker non-votes will have the same effect as a “no” vote on Proposal No. 2 and Proposal No. 3.

In connection with the execution of the merger agreement, all of MPI’s directors and officers, who collectively held less than one percent of the outstanding shares of MPI common stock as of the record date, entered into voting agreements with Javelin and MPI, pursuant to which each stockholder agreed to vote all of their shares of MPI common stock in favor of the issuance of shares of MPI common stock in the merger.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of MPI may solicit proxies from MPI stockholders by personal interview, telephone, telegram or other electronic means. MPI will pay the costs of the solicitation of proxies by MPI from MPI stockholders. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of MPI common stock for the forwarding of solicitation materials to the beneficial owners of MPI common stock. MPI will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

MPI has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for the merger for a fee of approximately $15,000.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this joint proxy statement/prospectus to any MPI stockholder may have been sent to multiple stockholders in each household. MPI will promptly deliver a separate copy of this joint proxy statement/prospectus to any MPI stockholder upon written or oral request to:

Myriad Pharmaceuticals, Inc.

305 Chipeta Way

Salt Lake City, Utah 84108

Attn: Investor Relations

Telephone: (801) 214-7800

e-mail: investor.relations@myriadpharma.com

Other Matters

As of the date of this joint proxy statement/prospectus, the MPI board of directors does not know of any business to be presented at the MPI special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the MPI special meeting, or any adjournment or postponement of the MPI special meeting it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the person voting the proxies.

MATTERS BEING SUBMITTED TO A VOTE OF MPI STOCKHOLDERS

Proposal No. 1—Approval of the Issuance of Shares of MPI Common Stock in the Merger

General

At the MPI special meeting, MPI stockholders will be asked to approve the issuance of shares of MPI common stock pursuant to the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, Merger Sub, Javelin and the Stockholder Representative, a copy of which is attached to this joint proxy statement/prospectus as Annex A.

Promptly following the effective time of the merger, Javelin stockholders will receive 0.2820 shares of MPI common stock for every one share of Javelin common stock held immediately prior to the effective time of the merger. In addition, depending upon if and when the FDA grants final approval of Javelin’s drug candidate, Dyloject, for which an NDA has been submitted and accepted for formal review by the FDA, Javelin stockholders may receive between 0.0123 and 0.0491 additional shares of MPI common stock for every one share of Javelin common stock held immediately prior to the effective time of the merger. At the closing of the merger, based on the number of shares of Javelin common stock currently outstanding, MPI anticipates it will issue approximately 18,152,021 shares of MPI common stock at closing, based on the number of shares of Javelin common stock outstanding as of the record date. An additional 3,160,511 shares of MPI common stock will be held in an escrow account and some or all of the escrowed shares may be released to the former Javelin stockholders if FDA final approval of Dyloject is received on or prior to June 30, 2011, as further described in the merger agreement and in the joint proxy statement/prospectus. Javelin stockholders will receive cash for any fractional shares of MPI common stock that they would otherwise receive in the merger. Immediately after the closing, based on the current number of shares outstanding for both Javelin and MPI, the Javelin stockholders are expected to own approximately 42% of the outstanding shares of the combined company, and MPI stockholders are expected to own approximately 58%. If all of the escrowed shares are released, Javelin stockholders would own approximately 46% of the outstanding shares of the combined company, and MPI stockholders would own approximately 54%, assuming no other issuance of MPI shares between the closing of the merger and the issuance of the escrowed shares.

In addition, at the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Javelin common stock will be assumed by MPI. Each such outstanding warrant to purchase shares of Javelin common stock so assumed by MPI under the merger agreement will continue to have, and be subject to, the same terms and conditions set forth in such warrant immediately prior to the effective time of the merger, except that such warrants to purchase shares of Javelin common stock shall be exercisable for shares of MPI common stock, with the numbers of shares purchasable and exercise price adjusted as set forth in such assumed warrants. Based on the number of outstanding and unexercised warrants to purchase shares of Javelin common stock as of March 8, 2010, MPI expects to assume warrants to purchase approximately 441,579 shares of MPI common stock, which consists of 376,096 shares issuable upon the exercise of the assumed warrants and up to 65,483 milestone shares.

Because MPI’s common stock is currently listed on The NASDAQ Global Market, MPI is subject to NASDAQ’s rules and regulations. Under NASDAQ Marketplace Rule 5635(a), a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. Accordingly, because the shares of MPI common stock to be issued to Javelin’s stockholders in the merger will exceed the 20% threshold under the NASDAQ Marketplace Rules, MPI must obtain the approval of its stockholders for the issuance of shares of MPI common stock in the merger.

Vote Required; Recommendation of MPI Board of Directors

The affirmative vote of holders of a majority of the shares of MPI common stock cast on Proposal No. 1 at the MPI special meeting is required for approval of this proposal.

THE MPI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MPI STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF MPI COMMON STOCK IN THE MERGER.

Proposal No. 2—Approval of the Amendment to MPI’s Restated Certificate of Incorporation to Increase the Authorized Number of Shares of MPI Common Stock

General

The MPI board of directors has determined that it is advisable to increase the number of shares of MPI’s authorized common stock, $0.01 par value per share, from 60,000,000 shares to 120,000,000 shares and has voted to recommend that the stockholders adopt an amendment to MPI’s restated certificate of incorporation effecting the proposed increase.

As of March 8, 2010, MPI had 60,000,000 shares of common stock authorized, of which approximately 24,612,010 shares were issued and outstanding, approximately 4,464,258 shares were reserved for issuance upon the exercise of outstanding options and the vesting of restricted stock units and approximately 1,418,568 shares were reserved for issuance under MPI’s stock plans. Accordingly, approximately 29,505,164 shares of common stock are available for future issuance. At the closing of the transaction, MPI anticipates it will issue approximately 18,152,021 shares of MPI common stock at closing, based on the number of shares of Javelin common stock outstanding as of the record date. An additional 3,160,511 shares of MPI common stock will be held in an escrow account and may be released to the former Javelin stockholders if FDA final approval of Dyloject is received on or prior to June 30, 2011. MPI will also reserve approximately 441,579 shares of MPI common stock for issuance in connection with the warrants to be assumed by MPI in the merger, which consists of 376,096 shares issuable upon the exercise of the assumed warrants and up to 65,483 milestone shares.

The MPI board of directors believes it continues to be in the best interest of MPI and its stockholders to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the board of directors’ discretion in connection with future financings, possible acquisitions of other companies, investment opportunities or for other corporate purposes is desirable in order to avoid repeated separate amendments to MPI’s restated certificate of incorporation and the delay and expense incurred in holding special meetings of the stockholders to approve such amendments. MPI currently has no specific understandings, arrangements, agreements or other plans to issue, in connection with future acquisitions, financings or otherwise, any of the additional authorized but unissued shares that would be available as a result of the proposed increase in the number of authorized shares of MPI common stock. However, MPI’s board of directors believes that, taking into consideration the proposed issuance of shares of MPI common stock to Javelin stockholders in connection with the merger, the currently available unissued shares do not provide sufficient flexibility for corporate action in the future. Even if the stockholders approve an increase in the number of MPI’s authorized shares, MPI reserves the right not to amend the restated certificate of incorporation if the MPI board of directors does not deem such amendment to be in the best interest of MPI and its stockholders following the special meeting.

MPI will not solicit further authorization by vote of the stockholders for the issuance of the additional shares of common stock proposed to be authorized, except as required by law, regulatory authorities or rules of The NASDAQ Stock Market or any other stock exchange on which MPI’s shares may then be listed. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. MPI stockholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of MPI securities.

Vote Required; Recommendation of MPI Board of Directors

The affirmative vote of holders of a majority of MPI common stock outstanding on the record date for the MPI special meeting is required for approval of Proposal No. 2.

THE MPI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MPI STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO MPI’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF MPI COMMON STOCK.

Proposal No. 3—Approval of MPI Name Change

General

At the MPI special meeting, holders of MPI stock will be asked to approve the amendment to MPI’s restated certificate of incorporation to change the name of the company from “Myriad Pharmaceuticals, Inc.” to “Myrexis, Inc.”

The primary reason for the corporate name change is that MPI believes the new name will better enable MPI to distinguish itself as an independent, publicly traded company following its separation and spin-off from its parent, Myriad Genetics, Inc., on June 30, 2009.

Vote Required; Recommendation of MPI Board of Directors

The affirmative vote of holders of a majority of MPI common stock outstanding on the record date for the MPI special meeting is required for approval of Proposal No. 3.

THE MPI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MPI STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE AN AMENDMENT TO MPI’S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM “MYRIAD PHARMACEUTICALS, INC.” TO “MYREXIS, INC.”

Proposal No. 4—Approval of the Adjournment of the MPI Special Meeting, if Necessary, to Solicit Additional Proxies if there are not Sufficient Votes in Favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3

General

If MPI fails to receive a sufficient number of votes to approve Proposal No. 1, Proposal No. 2 or Proposal No. 3 as set forth above, MPI may propose to adjourn the MPI special meeting for the purpose of soliciting additional proxies to approve Proposal No. 1, Proposal No. 2 or Proposal No. 3, as applicable. MPI currently does not intend to propose adjournment at the MPI special meeting if there are sufficient votes to approve Proposal No. 1, Proposal No. 2 and Proposal No. 3. In addition, even if there is not a sufficient number of votes to approve Proposal No. 1, Proposal No. 2 or Proposal No. 3, MPI may determine not to adjourn the meeting.

Vote Required; Recommendation of MPI Board of Directors

The affirmative vote of holders of a majority of the MPI common stock present in person or represented by proxy at the MPI special meeting is required for approval of this Proposal No. 4.

THE MPI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MPI STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1, PROPOSAL NO. 2 OR PROPOSAL NO. 3.

THE SPECIAL MEETING OF JAVELIN STOCKHOLDERS

General

This joint proxy statement/prospectus is being furnished to stockholders of Javelin on or about March 17, 2010.

Javelin is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Javelin board of directors for use at the Javelin special meeting and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting of Javelin stockholders will be held at 2:00 p.m., local time, on Thursday, April 22, 2010, at 150 CambridgePark Drive, Cambridge, MA.

Purposes of the Javelin Special Meeting

The purposes of the Javelin special meeting are to consider and act upon the following matters:

1.	A proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, Merger Sub, Javelin and the Stockholder Representative, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby, including the merger.

2.	A proposal to adjourn the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal.

Stockholders also will consider and act on any other matters as may properly come before the Javelin special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

Recommendations of the Javelin Board of Directors

The Javelin board of directors has determined and believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, Javelin and its stockholders and unanimously has approved such proposal. The Javelin board of directors recommends unanimously that Javelin stockholders vote “FOR” Proposal No. 1 to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

The Javelin board of directors has determined and believes that adjourning the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1 is advisable, fair to, and in the best interests of, Javelin and its stockholders and unanimously has approved such proposal. The Javelin board of directors recommends unanimously that Javelin stockholders vote “FOR” Proposal No. 2 to adjourn the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Record Date and Voting Power

The close of business on March 8, 2010 has been fixed as the record date for the determination of Javelin stockholders entitled to notice of, and to vote at, the Javelin special meeting or any adjournments or postponements of the Javelin special meeting. Only holders of record of Javelin common stock at the close of business on the record date are entitled to notice of, and to vote at, the Javelin special meeting. At the close of business on the record date, Javelin had 64,368,871 shares of common stock outstanding and entitled to vote. Each share of Javelin common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

If you are a stockholder of record of Javelin as of the applicable record date referred to above, you may vote in person at the Javelin special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the Javelin special meeting, Javelin urges you to please take the time now to read this joint proxy statement/prospectus and vote and submit your proxy to ensure your vote is counted. You may revoke your proxy at any time before it is exercised and you still may attend the Javelin special meeting and vote in person if you already have voted by proxy.

Javelin stockholders of record as of the close of business on March 8, 2010 may submit their proxies:

•	through the Internet, by visiting the website established for that purpose at https://www.proxyvote.com and following the instructions (please note you must type an “s” after http);

•	by telephone, by calling 1-800-690-6903, providing the unique 12 or 14-digit control number shown on the enclosed proxy card and following the recorded instructions; or

•	by mail, by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided or returning it pursuant to the instructions provided in the proxy card.

If you are the beneficial owner, but not the registered holder of Javelin shares, you cannot directly vote those shares at the Javelin special meeting. You must provide voting instructions to your nominee holder, such as your brokerage firm or bank. If you wish to vote in person at the Javelin special meeting but you are not the record holder, you must obtain from your record holder a “legal proxy” issued in your name and bring it to the Javelin special meeting.

If a holder of Javelin stock executes and submits a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve and adopt the merger agreement and the transactions contemplated thereby and “FOR” Proposal No. 2 to adjourn the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Even if you execute a proxy, you retain the right to revoke it and to change your vote by notifying Javelin at any time before your proxy is voted. Mere attendance at the Javelin special meeting will not revoke a proxy. Such revocation may be effected by (i) voting again over the Internet or by telephone, (ii) execution of a subsequently dated proxy, (iii) a written notice of revocation, sent to the attention of the Secretary of Javelin at the address of its principal office or (iv) your attendance and voting in person at the Javelin special meeting. Unless so revoked, the shares represented by proxies, if received in time, will be voted in accordance with the directions given therein.

If the Javelin special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Javelin special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Javelin special meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Javelin special meeting.

Quorum and Required Vote

The presence at the Javelin special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Javelin common stock entitled to vote as of the record date will constitute a quorum for the transaction of business at the Javelin special meeting. In general, shares of Javelin common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Javelin special meeting for purposes of determining a quorum. Abstentions are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter. Under Javelin’s amended and restated by-laws, in the absence of a quorum at the Javelin special meeting, the stockholders present at the special meeting, in person or by proxy, may, by majority vote, adjourn the meeting until such time as a quorum is achieved. If a quorum is not present at the Javelin special meeting, Javelin expects that the Javelin special meeting will be adjourned or postponed to solicit additional proxies.

The following votes are required to approve the proposals at the Javelin special meeting:

Proposal	Vote Required
Proposal No. 1: To approve and adopt the merger agreement and the transactions contemplated thereby, including the merger	Majority of the outstanding Javelin common stock entitled to vote as of the record date

Proposal No. 2: To approve the adjournment of the Javelin special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement	Majority of the shares of Javelin common stock present in person or represented by proxy and entitled to vote when a quorum is present

Brokers, banks or other holders of record holding shares for a beneficial owner do not have discretionary voting power with respect to Proposal No. 1 to approve and adopt the merger agreement or with respect to Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies. Accordingly, without instructions, your shares will not be voted with respect to either Proposal No. 1 or Proposal No. 2. Abstentions and broker non-votes will have the same effect as a “no” vote on Proposal No. 1. Abstentions are considered to be present in person or represented by proxy and will have the same effect as a “no” vote on Proposal No. 2. However, because broker non-votes do not count as being present in person or represented by proxy they will have no effect on Proposal No. 2.

In connection with the execution of the merger agreement, all of Javelin’s directors and officers, who collectively held approximately 6.4% of the outstanding shares of Javelin common stock as of the record date, entered into voting agreements with MPI and Javelin, pursuant to which each such director and officer agreed to vote all of their shares of Javelin common stock in favor of approving and adopting the merger agreement.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Javelin may solicit proxies from Javelin stockholders by personal interview, telephone, telegram or other electronic means. Javelin will pay the costs of the solicitation of proxies by Javelin from Javelin’s stockholders. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Javelin common stock for the forwarding of solicitation materials to the beneficial owners of Javelin common stock. Javelin will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Javelin has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in the aggregate.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple stockholders in each household. Javelin will promptly deliver a separate copy of this joint proxy statement/prospectus to any Javelin stockholder upon written or oral request to:

Javelin Pharmaceuticals, Inc.

125 Cambridge Park Drive

Cambridge, MA 02140

Attn: Investor Relations

Telephone: (617) 349-4500

e-mail: ir@javelinpharma.com

Other Matters

As of the date of this joint proxy statement/prospectus, the Javelin board of directors does not know of any other business to be represented at the Javelin special meeting, other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Javelin special meeting, or any adjournment or postponement of the Javelin special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the person voting the proxies.

MATTERS BEING SUBMITTED TO A VOTE OF JAVELIN STOCKHOLDERS

Proposal No. 1—To Approve and Adopt the Agreement and Plan of Merger and the Transactions Contemplated Thereby, Including the Merger

General

At the Javelin special meeting, Javelin stockholders will be asked to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 2009, by and among MPI, Merger Sub, Javelin and the Stockholder Representative, and the transactions contemplated thereby.

The terms of, reasons for and other aspects of the merger agreement and the merger are described in detail in the other sections of this joint proxy statement/prospectus. The full text of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Vote Required; Recommendation of Javelin Board of Directors

The affirmative vote of holders of a majority of the Javelin common stock having voting power outstanding on the record date for the Javelin special meeting is required for approval of this Proposal No. 1.

A failure to submit a proxy card or vote at the Javelin special meeting, or an abstention, or “broker non-vote” will have the same effect as a vote against the approval of this Proposal No. 1.

THE JAVELIN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JAVELIN STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Proposal No. 2—To Approve the Adjournment of the Javelin Special Meeting, if Necessary, to Solicit Additional Proxies if there are not Sufficient Votes in Favor of Proposal No. 1

General

If Javelin fails to receive a sufficient number of votes to approve Proposal No. 1 set forth above, Javelin may propose to adjourn the Javelin special meeting for the purpose of soliciting additional proxies to approve Proposal No. 1. Javelin currently does not intend to propose adjournment at the Javelin special meeting if there are sufficient votes to approve Proposal No. 1.

Vote Required; Recommendation of Javelin Board of Directors

The affirmative vote of holders of a majority of the Javelin common stock present in person or represented by proxy at the Javelin special meeting is required for approval of this Proposal No. 2.

A failure to submit a proxy card or vote at the Javelin special meeting, or “broker non-vote” will have no effect on the outcome of Proposal No. 2, assuming there is otherwise a quorum present at the special meeting. Abstentions will have the same effect as a “no” vote on Proposal No. 2.

THE JAVELIN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JAVELIN STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

THE MERGER

This section and the section entitled “The Merger Agreement” describe the material aspects of the merger, including the merger agreement. While MPI and Javelin believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the attached annexes, and the other documents to which you are referred herein. See “Where You Can Find More Information.”

Background of the Merger

One of the elements to MPI’s strategy has been to accelerate its path to marketed pharmaceutical products through in-licensing or acquisition of near-to-market assets. The benefits of any such transaction would be to have near-to-market assets that complement MPI’s current earlier stage assets, generate revenue to support development and commercialization of MPI’s oncology and HIV pipeline, and establish a commercial infrastructure which could be later leveraged to support the commercialization of MPI’s organic products. This was a strategy of MPI when it was a wholly owned subsidiary of Myriad Genetics, Inc., or Myriad Genetics, and continued after the spin-off of MPI as an independent, publicly traded company was completed on June 30, 2009.

Javelin management has periodically considered, and discussed with the Javelin board of directors, strategic alternatives for Javelin Pharmaceuticals, Inc. Javelin management has engaged in business development discussions from time to time with various parties for partnership opportunities with respect to Javelin’s product portfolio and in strategic discussions from time to time with various parties for a potential business combination.

In early 2008, the Javelin board of directors directed management to prioritize the process to secure a co-development and commercialization product partnership, which is referred to in this section as a product partnership, on a global basis or on a major regional basis, such as North America or the European Union (or the EU), for one of its lead product candidates, either Dyloject or Ereska. The Javelin board emphasized the importance of this strategy at that time because the resources necessary to commercialize Dyloject and Ereska on a global basis and/or in North America would require substantial additional capital, which could be dilutive for existing stockholders.

To guide and assist management in evaluating product partnership opportunities, on March 3, 2008, the Javelin board of directors established a Strategic Commercialization & Partnership Committee, which is referred to in this section as the Javelin Special Committee, as a standing committee of the Javelin board of directors and appointed Peter D. Kiernan, III, Neil W. Flanzraich and Georg Nebgen as members of the committee.

Between February 2008 and July 2008, Javelin management met with numerous companies to discuss potential product partnership opportunities, with respect to both Dyloject and Ereska. These companies included firms of various sizes and consisted of both public and private, domestic and European, pharmaceutical companies. Where a potential partner indicated interest that merited more than preliminary discussions, Javelin management typically engaged in discussions of greater substance with such party, often permitted the potential partner the opportunity to conduct product-level diligence after signing a confidentiality agreement and, in certain cases, began negotiating a term sheet with such party. During this effort, Javelin executed confidentiality agreements with numerous potential product partners. From time to time during the process, Martin Driscoll, Javelin’s chief executive officer, updated the Javelin Special Committee on progress that management was making with respect to securing a product partnership. None of the discussions or negotiations during this period led to a product partnership for Dyloject or Ereska for various reasons, including the failure to come to agreement on mutually acceptable terms and concerns expressed by potential partners about the potential timing of FDA approval and the commercial launch of either product in the United States.

During the course of its discussions and negotiations with various companies for a product partnership, several companies informed Javelin management that they had an interest in a strategic business combination with Javelin, although those expressions of interest were general in nature and did not include proposed financial terms. In each case, Mr. Driscoll notified the Javelin Special Committee of the unsolicited expression of interest in a strategic business combination.

Prompted by the unsolicited expressions of interest received by Javelin in a strategic business combination, in June 2008, the Javelin Special Committee instructed management to engage a financial advisor to provide assistance in connection with Javelin’s business development and strategic efforts. Mr. Driscoll proposed that the Javelin Special Committee also authorize management to engage the services of Mr. Scott Rakestraw, a consultant experienced in corporate and business development matters in the biopharmaceutical industry. Javelin management initiated discussions with UBS to assist with Javelin’s strategic business combination efforts, and they contacted Mr. Rakestraw to discuss the services he could provide in assisting Javelin with both business development and strategic business combination efforts.

In early July 2008, UBS began acting as Javelin’s financial advisor to assist Javelin in (i) evaluating unsolicited expressions of interest in a strategic business combination with Javelin received to date, (ii) conducting a solicitation process to determine potential interest from additional parties in a strategic business combination with Javelin and (iii) if requested, pursuing discussions regarding a product partnership. The Javelin board also authorized Javelin management to engage Mr. Rakestraw on the basis of his experience in deal analysis and negotiations to assist management, the Javelin Special Committee and the Javelin board of directors with the strategic process and product partnership efforts. The Javelin board of directors instructed management, with the assistance of UBS, to pursue both offers for a strategic business combination and offers for product partnerships for Dyloject and Ereska on a global or North American scale. On the basis of this direction, Javelin management began preparing materials, with UBS’ assistance, to market Javelin and the Javelin product portfolio. In accordance with Javelin’s directives, UBS began contacting third parties to determine interest in either a strategic business combination or a product partnership and facilitating discussions with the several parties that had previously expressed unsolicited interest in a strategic business combination with Javelin. Parallel to these efforts, Javelin’s business development team was instructed by the Javelin board of directors to continue to work on product partnership efforts for the Javelin portfolio on a global and regional basis with the assistance of Mr. Rakestraw.

With UBS’s assistance, between July 2008 and October 2008, Javelin contacted numerous parties (which did not include MPI) to solicit potential interest in either a strategic business combination or a product partnership with Javelin. After contacting these companies, providing non-confidential materials to a subset of companies and confidential materials to a number of those companies, preliminary discussions occurred with several companies that stated an interest in continuing or starting strategic business combination or product partnership discussions for Dyloject. Eventually, Javelin received non-binding term sheets for a potential strategic business combination from two parties. In a meeting on October 1, 2008, the Javelin Special Committee reviewed the results of the efforts described above and evaluated the strategic business combination proposals. The Javelin Special Committee determined that one non-binding term sheet did not reflect terms that were sufficiently favorable to Javelin stockholders because it did not assign any meaningful value to Ereska due to the potential acquirer’s concerns about the product’s clinical and regulatory risks at that point in time. The company submitting the other term sheet withdrew its proposal due, in part, it indicated, to the lack of Phase III clinical data for Ereska and, therefore, the potential clinical and regulatory risk for the product. As a result, in October 2008, in the context of a constricting U.S. economy and turmoil in the global financial markets, the Javelin board of directors, at the suggestion of the Javelin Special Committee, determined to suspend Javelin’s strategic business combination process conducted with the assistance of UBS. The Javelin board of directors directed Javelin management to continue discussions with those parties specifically interested in a product partnership for one of Javelin’s lead product candidates.

However, by early fall of 2008, Javelin had received only limited interest in a product partnership for Ereska and was informed that this generally was due to the fact that clinical data from the first Phase III clinical trial with respect to Ereska would not be available until 2009. In addition, several parties that were focused on a product partnership for Dyloject in the U.S. or North America indicated that they would not be in a position to enter into an agreement with Javelin until the results from the second Phase III efficacy trial for Dyloject were available, which were expected to be released in December of 2008.

Previously, in August 2008, MPI’s business development and licensing group identified Dyloject as a potential licensing or acquisition opportunity and initiated contact with Javelin’s business development and licensing group to discuss a potential license to commercialize and co-develop Dyloject in the United States. On August 13, 2008, MPI and Javelin entered into a confidentiality agreement. Between August 2008 and December 2008, Javelin engaged in several discussions with MPI in connection with a potential product partnership, and in late 2008, Javelin granted MPI access to confidential Dyloject product-level due diligence materials.

In September 2008 and October 2008, Javelin continued to engage in discussions with MPI and certain other parties, with respect to product partnerships, including Therabel Pharma N.V., a privately-held European-based specialty pharmaceutical commercialization company from which it received a term sheet for a Dyloject EU product partnership in September 2008.

On October 7, 2008, Mr. Driscoll, Stephen Tulipano, chief financial officer of Javelin, and Adrian Hobden, president of MPI, and Wayne Laslie, chief operating officer of MPI, met in Boston, MA to discuss a potential Dyloject U.S. product partnership.

On October 16, 2008, members of MPI’s management, including Wayne Laslie, Dr. Patrick Burke, MPI’s vice president of corporate and business development, Jose Fojas, MPI’s vice president of marketing, and Jim Hinson, MPI’s vice president of regulatory affairs, met with members of Javelin’s management at Javelin’s corporate headquarters in Cambridge, Massachusetts, to discuss MPI’s product pipeline and commercial capabilities.

On October 17, 2008, Javelin provided MPI an initial term sheet for licensing Dyloject in the United States. No counter proposal was made by MPI to Javelin with respect to this initial term sheet.

On October 20, 2008, Myriad Genetics, MPI’s corporate parent, announced that its board of directors had authorized management to proceed with preparations to spin-off its research and drug development businesses from its molecular diagnostics business.

By the end of October 2008, the Javelin board of directors directed Javelin management to continue to focus on completing a Dyloject commercialization partnership transaction, with a particular emphasis on a licensing transaction with a European partner because of the expense associated with the commercial launch of Dyloject in the United Kingdom. Javelin management believed that it was more likely that an EU product partnership could be consummated more rapidly than a partnership outside of the EU because of Dyloject’s marketing authorization approval in the United Kingdom and the potential future lower cost of goods in the EU as a result of the recently completed EU supply contract with Baxter Healthcare Corporation. Javelin had been in contact with more than 15 companies since April 2008 regarding a Dyloject EU commercialization partnership. After having engaged in preliminary discussions with numerous parties, in October 2008, Javelin engaged in more extensive discussions about an EU Dyloject partnership with two parties, which did not include MPI. Javelin management separately negotiated term sheets with each of these two companies, one of which was Therabel Pharma N.V., and as the term sheets evolved, the Javelin Special Committee and the Javelin board of directors evaluated the terms presented in those term sheets.

In November 2008, the Javelin board of directors determined to move forward negotiating a definitive agreement for an EU Dyloject commercialization partnership with Therabel, on the basis that the terms presented by Therabel were more advantageous to Javelin than those included in the term sheet of the other company and that Therabel’s EU capabilities were stronger than those of the other company. Javelin began negotiating a definitive contract for the licensing transaction with Therabel.

During November 2008, MPI internally modeled and evaluated a number of different potential transactions involving a license of Dyloject or a strategic business combination with Javelin, and on December 3, 2008, the scenarios of a Dyloject license by MPI and a strategic business combination of MPI and Javelin were presented to Mr. Gerald Belle, then a member of the board of directors of Myriad Genetics. At this meeting, a strategic business combination scenario was presented to Mr. Belle, proposing an exchange of Myriad Genetics common stock for all of the outstanding common stock of Javelin. Subsequently, Dr. Hobden was advised by Myriad Genetics’ management that it had no strategic interest in a transaction with Javelin and that no transaction between MPI and Javelin could be negotiated or consummated prior to the completion of the spin-off transaction.

In December 2008, Javelin released the primary endpoint results for the second Dyloject Phase III efficacy trial, and negotiations with Therabel on a definitive license agreement continued. Javelin management also continued to engage in discussions and negotiations with other parties that had expressed an interest in a product partnership with respect to Dyloject and/or Ereska during November and December of 2008. Although discussions with several parties continued for a potential product partnership, turmoil in the financial markets had an apparent chilling effect on business development activities at several potential product partners.

In early December 2008, Dr. Hobden contacted Mr. Driscoll and orally indicated an interest in exploring a strategic business combination transaction in addition to continuing Dyloject product partnership discussions. During this time period Dr. Burke also discussed potential license and strategic business combination transactions with Mr. John Taylor, Vice President of Business Development at Javelin. Mr. Driscoll informed the Javelin Special Committee of MPI’s interest in a potential merger. Javelin indicated to MPI it would be amenable to engaging in discussions with MPI with respect to both licensing and merger opportunities.

On January 9, 2009, the Javelin board of directors held a special meeting at which Mr. Driscoll provided a further update to the Javelin board on recent product partnership efforts and presented the negotiated terms of the proposed Therabel partnership. The Javelin board approved the transaction with Therabel and directed management to complete the transaction.

At a national healthcare investment conference in January 2009, Javelin management had discussions with several parties, including MPI, in furtherance of its prior discussions about strategic business combinations or product partnerships with those parties.

On January 15, 2009, Javelin entered into an agreement with Therabel for the commercialization rights to Dyloject for the EU and the sale of Javelin’s United Kingdom subsidiary. Javelin received approximately $10 million in upfront cash payments, inclusive of its Dyloject manufactured inventory. At that time, Javelin estimated that it had sufficient cash to fund its operations through the end of 2009.

MPI continued its due diligence on Dyloject through the months of January, February and March 2009, and throughout these months members of management of MPI and Javelin held a number of discussions concerning a potential licensing or strategic business combination transaction.

Over the course of January and February 2009, Javelin management also continued to engage in discussions and negotiations with other parties that had expressed an interest in a product partnership with respect to Dyloject and/or Ereska.

On January 23, 2009, the Javelin board of directors met telephonically. In a separate session of the meeting, in view of the fact that Javelin had engaged in discussions with numerous parties but had not received any sufficient proposals with respect to a strategic business combination or a product partnership, the independent directors of the Javelin board instructed Mr. Driscoll to prepare a summary of Javelin’s financial and strategic position to be delivered to the independent members of the Javelin board at a subsequent meeting where the strategic alternatives for Javelin would be discussed.

On February 11, 2009, the independent directors of the Javelin board of directors met in-person with Mr. Driscoll to discuss the financial status of Javelin, the challenges in the biopharmaceutical marketplace related to the difficult capital markets, and potential strategic alternatives for Javelin. The independent directors discussed, among other things, Javelin’s cash position, the status of current product partnership activities, and the contraction of the financial markets that was inhibiting deal-making and capital-raising and suggested that Mr. Driscoll prioritize the pursuit of a strategic business combination for Javelin but continue product partnership discussions also. The independent directors also asked Mr. Driscoll to approach additional companies about a potential merger and to continue to work with the Javelin Special Committee.

On February 17, 2009, Mr. Robert Lollini commenced employment as MPI’s chief financial officer.

On February 25 and 26, 2009, Mr. Driscoll and a team of Javelin management personnel met with Adrian Hobden and a team from MPI at MPI’s headquarters in Salt Lake City, Utah to discuss the potential benefits of combining the two companies, to review the companies’ respective product portfolios, and to conduct additional due diligence. Dr. Hobden indicated during the course of the meetings that, notwithstanding MPI’s interest in Javelin, MPI could not engage in any transaction with Javelin until MPI was spun off from Myriad Genetics, which was expected to occur on or about June 30, 2009. In addition, Dr. Hobden stated MPI could not discuss economic terms of a potential strategic business combination until the spin-off occurred. Mr. Driscoll communicated to MPI that while the synergies between the companies were, in his opinion, compelling, Javelin would have to proceed with discussions with other parties in view of MPI’s timing considerations. Mr. Driscoll updated the Javelin Special Committee and the Javelin board of directors on discussions that took place with MPI during these meetings.

In March 2009, Mr. Driscoll initiated contact with four companies that the independent directors suggested he contact, none of which Javelin had met with previously. Mr. Driscoll subsequently met with members of the management teams of two of the companies. After some deliberation, neither of those two companies indicated an interest in pursuing a strategic business combination with Javelin at that time.

In March 2009, MPI began to work with Deutsche Bank regarding potential licensing opportunities or strategic business transactions. This work continued after MPI formally engaged Deutsche Bank on these matters in November 2009.

On March 20, 2009, Mr. Driscoll was contacted by the financial advisor to Company A, a European pharmaceutical company. The financial advisor informed Mr. Driscoll that Company A was in the process of establishing a U.S. commercial presence for its lead product in a therapeutic category related to Dyloject and Ereska. Mr. Driscoll was told that Company A was seeking additional products available for commercialization in the U.S. in the near term to accompany the lead product in its portfolio. The financial advisor indicated that, as a result, the chief executive officer of Company A was interested in meeting with Mr. Driscoll to discuss a strategic business combination of the two companies, and a meeting was scheduled for April 1, 2009.

On March 24, 2009, the Javelin board of directors held a regularly-scheduled meeting at which Mr. Driscoll provided an update to the Javelin board on recent strategic business combination and current product partnership efforts. The Javelin board directed management to continue discussions and negotiations with interested parties.

During April 2009, Mr. Driscoll and other members of Javelin management met twice with management of Company A to discuss a potential strategic business combination and due diligence matters.

On April 6, 2009, Javelin communicated to MPI that it was ceasing due diligence activities with MPI to explore other options.

On an April 29, 2009 conference call, Mr. Driscoll summarized for the Javelin board of directors the status of various discussions regarding product partnerships and strategic business combinations. Mr. Driscoll noted

that the number of parties previously interested in potential product partnerships with Javelin had been reduced by mergers in the pharmaceutical industry. Also, Mr. Driscoll indicated to the board that several term sheets from prospective product partnership firms proposed relatively low upfront and near-term milestone payments and relatively larger back-end payments, and such transactions were not attractive to Javelin in light of Javelin’s balance sheet and cash needs.

In May 2009, the Javelin Special Committee directed Javelin management to contact UBS to further assist with the process of seeking a strategic business combination, and over the course of the month Javelin management engaged in discussions and negotiations with certain parties that had expressed an interest in a product partnership or a strategic business combination, in some cases after being contacted initially by Mr. Driscoll.

In late May 2009, Mr. Taylor contacted Dr. Burke and expressed a renewed interest in exploring options with MPI.

In early June 2009, the chief executive officer of Company A contacted Mr. Driscoll and informed Mr. Driscoll that Company A remained interested in a potential strategic business combination with Javelin, but that Company A’s board was considering two other strategic business combination opportunities. In addition, he informed Mr. Driscoll that Company A’s board wanted its management to focus on the completion of a financing before a strategic business combination was completed.

On June 17, 2009, Mr. Driscoll, Dr. Hobden and Mr. Lollini, met in New York City for the purpose of updating one another on the respective businesses of Javelin and MPI and to discuss the status of the spin-off of MPI from Myriad Genetics. Dr. Hobden confirmed MPI’s continued interest in a possible strategic business combination with Javelin, but he did not discuss the financial terms of a potential transaction and again indicated that MPI could not engage in such discussions until MPI’s spin-off from Myriad Genetics was completed. Mr. Driscoll informed Dr. Hobden and Mr. Lollini that Javelin’s discussions with other parties were advancing.

On June 19, 2009, the financial advisor of Company B met with Mr. Driscoll to discuss Company B’s interest in pursuing a strategic business combination with Javelin. Company B is a U.S.-based, small cap biopharmaceutical company with a marketed product in the U.S. in a relevant therapeutic category. Earlier in 2009, Company B had contacted Javelin and indicated an interest in a U.S. product partnership for Dyloject. Following the June 19, 2009 meeting, the management of Company B and Javelin, together with their respective financial advisors, held further discussions with respect to a strategic business combination, and Company B conducted due diligence.

On June 23, 2009, the Javelin board of directors held a regularly-scheduled meeting at which Mr. Driscoll provided an update to the Javelin board on recent strategic business combination and product partnership efforts. The Javelin board directed management to continue discussions with interested parties.

In early July, at Javelin’s request, UBS began to assist Javelin again with Javelin’s pursuit of a strategic business combination.

On July 1, 2009, MPI announced that, effective June 30, 2009, it had completed its previously announced separation and spin-off from Myriad Genetics. The spin-off was effected by the distribution of all outstanding shares of MPI common stock held by Myriad Genetics to the Myriad Genetics stockholders on a pro rata basis. Each Myriad Genetics stockholder received one share of MPI common stock for every four shares of Myriad Genetics common stock held. The spin-off resulted in MPI becoming a separate publicly traded company.

With the spin-off complete, on July 6, 2009, Dr. Hobden and Mr. Driscoll had a conference call to discuss potential licensing and strategic business combination transactions between MPI and Javelin.

On July 7, 2009, the chief executive officer of Company A informed Mr. Driscoll that Company A’s board of directors had authorized Company A to pursue a potential merger with Javelin, after having evaluated two other strategic opportunities. The chief executive officer of Company A indicated to Mr. Driscoll that its board of directors and management agreed that Javelin was the optimal strategic business combination candidate of the three Company A had evaluated and that a financing could be pursued after completion of a merger agreement with Javelin. The chief executive officers of Company A and Javelin agreed to continue to conduct due diligence and to discuss potential financial terms of a merger. Mr. Driscoll then telephonically informed the individual members of the Javelin Special Committee of his discussion with the chief executive officer of Company A.

On July 9, 2009, the chief executive officer and the chief medical officer of Company B met with Mr. Driscoll and other members of senior management at Javelin’s executive offices to discuss capabilities, diligence and potential terms of a merger. The Company B chief executive officer stated that Company B was particularly interested in potential future product indications for Ereska. The chief executive officer stated that Company B was not yet comfortable with the size of the market opportunity for Dyloject and had hired external commercial consultants to conduct a U.S. market assessment of Dyloject. Company B then undertook additional diligence on Javelin.

On July 10, 2009, Company A sent a letter to Mr. Driscoll confirming its interest in the potential acquisition of Javelin.

On July 16, 2009, Mr. Driscoll and Mr. Tulipano and Dr. Hobden, Mr. Lollini and John Tatum, Vice President of Supply Chain Management of MPI, together with Javelin’s and MPI’s respective financial advisors, met in New York City to discuss a potential combination of the companies. At the meeting, MPI presented to Javelin its initial thoughts on the value and strategic merits of a business combination. Mr. Driscoll updated the Javelin Special Committee on the value terms following the meeting.

In July 2009, Company C, a large U.S. pharmaceutical company with a significant hospital commercial capability that had initially contacted Javelin in May 2009, submitted an indication of interest to Javelin with respect to a Dyloject product partnership for North America and selected territories in the Americas. Javelin management engaged in discussions with Company C and permitted Company C access to Dyloject due diligence materials based on the indication of interest offered by Company C.

In late July and early August 2009, in accordance with Javelin’s directives, Javelin’s financial advisor contacted seven additional companies, in addition to assisting Javelin with its process with Company A, Company B, and MPI, to determine potential interest in a strategic business combination with Javelin. None of the additional seven companies indicated an interest in pursuing a transaction with Javelin at that time.

On July 30, 2009, Dr. Hobden, Mr. Lollini, and Mr. Laslie met with Mr. Belle, the chairman of MPI’s board of directors, to discuss the proposed terms of the potential merger with Javelin.

By August 2009, Javelin was actively engaged in discussions with three potential acquirers – Company A, Company B, and MPI. On August 3, 2009, Mr. Driscoll updated the members of the Javelin Special Committee on the strategic business combination discussions with Company A, Company B, and MPI. Mr. Driscoll also summarized the discussions with Company C for a Dyloject product partnership.

On August 6, 2009, Company A submitted to Javelin management a preliminary indication of interest to acquire Javelin. Pursuant to the proposal, each holder of Javelin common stock would receive (i) a number of Company A american depositary shares representing a fixed, baseline offer at a 30% premium to the 20-trading day closing price of Javelin common stock preceding the date on which a transaction was to be announced, which at the time represented approximately $2.20 per outstanding share of Javelin common stock, and (ii) contingent warrants for additional Company A american depositary shares representing each holder’s pro rata share of additional consideration in an amount equal to $40 million in the aggregate issuable upon the achievement of regulatory milestones with respect to Dyloject. Under these terms, Javelin stockholders would hold approximately 18% of the combined company (using the then current relative share prices of the companies).

On August 6, 2009, the Javelin board of directors held a telephonic meeting at which Mr. Kiernan, a member of the Javelin Special Committee, provided an update to the Javelin board on Javelin’s recent strategic business combination efforts and the one product partnership effort. The update included a discussion of the general terms of Company A’s August 6 indication of interest. The Javelin Special Committee and Javelin management provided materials to the board containing information about the potential acquirers and a summary of certain strategic business combination and product partnership efforts, and the Javelin board of directors instructed Javelin management to continue to negotiate with Company A, Company B and MPI to obtain terms most favorable to Javelin’s stockholders. At that time, the Javelin Special Committee was given the mandate to direct management in the pursuit of a strategic business combination with the three interested firms. The Javelin Special Committee had been reduced to two members, Mr. Kiernan and Mr. Flanzraich, based on their expertise and experience in mergers and acquisitions.

On August 7, 2009, management of Company B met with Javelin management at the offices of Company B’s financial advisor to discuss further the potential merger of the two companies, and Company B inquired about additional diligence matters. As part of its due diligence efforts, Company B expressed a desire to understand Javelin’s projections on resources needed for the establishment of a commercial presence in the hospital or acute care pain market. Company B’s management presented a summary of the U.S. market assessment for Dyloject in the U.S. conducted by their external commercial consultants. The summary of this assessment indicated the Dyloject U.S. market opportunity was consistent with Javelin’s internal estimates. Five days later, on August 12, 2009, Company B submitted to Javelin management a non-binding indication of interest to acquire Javelin. In the indication of interest, Company B proposed to acquire all outstanding shares of Javelin common stock based on a fixed exchange ratio of 0.220 of a share of Company B stock for each share of outstanding Javelin common stock. This proposal represented a total value per share of Javelin common stock of $2.00 at that time, and Company B projected that as a result of the transaction, Javelin stockholders would own shares representing approximately 24% of the combined entity. Company B management indicated in conveying their proposal that their principal interest was with Dyloject as they had determined the market opportunity for Dyloject was in line with Javelin’s estimates but that they had some concerns about the clinical, regulatory and market exclusivity risks for Ereska. Given these perceived risks with Ereska, Company B ascribed little value to Ereska at this time. Mr. Driscoll informed the Javelin Special Committee of receipt of the indication of interest and the general terms. In accordance with directives from the Javelin Special Committee, Javelin’s financial advisor subsequently held discussions with Company B’s financial advisor to convey, among other things, that Company B’s proposal was not competitive to a proposal received by Javelin from another party.

On August 10, 2009, during a Javelin Special Committee call, Mr. Driscoll and representatives of Javelin’s financial advisor updated the Javelin Special Committee on the status of negotiations with Company A, Company B, MPI and Company C. The Javelin Special Committee gave Mr. Driscoll direction on negotiating with Company A and Company B.

On August 11, 2009, Javelin announced results of its initial review of top line results from the first Phase III clinical study of Ereska and indicated that the results would be subsequently fully re-analyzed. Javelin disclosed that the initial analysis of the study revealed Ereska did not demonstrate statistical significance to placebo for the primary efficacy endpoint.

On August 12, 2009, Deutsche Bank presented to MPI information about the specialty pharmaceutical and biotechnology industries, and Javelin’s and MPI’s historical stock trading price and their cash flows as prepared by MPI’s management.

On August 13, 2009, following discussions between Mr. Driscoll and the chief executive officer of Company A, Javelin responded in writing to Company A’s August 6, 2009 indication of interest, specifying that Javelin required an increase in the premium proposed and the contingent consideration, and Javelin also required an equity line to fund its operations.

On August 17, 2009, the Javelin Special Committee held a telephonic meeting at which they reviewed, with Mr. Driscoll’s assistance, the terms of the proposals from Company A, Company B and Company C. The Javelin Special Committee instructed management to pursue Company A’s proposal most aggressively because of more favorable financial terms but to continue discussions regarding a strategic business combination with Company B and MPI, which had not yet submitted proposed terms in writing, and, to a lesser degree, discussions regarding a product partnership with Company C as an alternative option.

Following discussions between the parties’ respective financial advisors, on August 18, 2009, Company B submitted to Javelin management a revised non-binding indication of interest to acquire Javelin wherein it increased the proposed fixed exchange ratio and added a contingent milestone payment. Mr. Driscoll informed the Javelin Special Committee of receipt of the revised indication of interest and provided this to the Javelin Special Committee.

On August 18 and 19, 2009, Mr. Driscoll and representatives from Company A, including its chief executive officer, together with Javelin’s and Company A’s respective financial advisors, discussed the terms of a proposed merger and elements of a merger agreement. Mr. Driscoll subsequently updated the Javelin Special Committee with respect to the August 18 and 19 meetings with Company A.

On August 24, 2009, MPI’s board of directors and members of MPI’s management, including Mr. Laslie, Mr. Lollini, Mr. Tatum, Dr. Burke, Mr. Andrew Gibbs, vice president, legal and secretary of MPI, and Chris Pounds, director, commercial analytics, reviewed and discussed the potential of a merger with Javelin. During the discussions, MPI’s board of directors agreed to proceed with non-binding negotiations, and a Transaction Committee, comprised of Mr. Belle, Dr. Hobden, and Mr. Robert Forrester, which is referred to in this section as the MPI Transaction Committee, was established to continue exploring the possibility of the proposed merger.

On August 24, 2009, Company A sent to Javelin a revised indication of interest in which it proposed to increase the amount of contingent consideration it would provide to Javelin stockholders and provided for a working capital facility.

On August 25, 2009, the MPI and Javelin chief executive officers discussed the potential financial terms of a merger, and Mr. Driscoll informed Dr. Hobden that negotiations with other parties were advancing on terms that were more favorable to Javelin stockholders than MPI’s oral indications of terms to date.

On August 26, 2009, the Javelin Special Committee held a telephonic meeting at which the Javelin Special Committee reviewed the terms of the latest strategic business combination proposals from Company A and Company B. Individual company profiles of Company A and Company B also were discussed with the Javelin Special Committee. The Javelin Special Committee gave management direction on terms it considered essential in a proposal that it would consider approving, including the provision for a working capital facility, and instructed management to continue discussions and negotiations with Company A, Company B and MPI. Management was directed to continue discussions with Company C as an alternative option in the event the strategic business combination efforts did not conclude successfully in a sufficient time frame. On that same date, Javelin sent to Company A its response to Company A’s prior revised indication of interest.

On August 27, 2009, Company C’s management presented its U.S. commercial capabilities to Javelin management in a meeting in Javelin’s offices. Javelin management informed Company C management that the Javelin board of directors had determined that it preferred that Javelin pursue a strategic business combination instead of a product partnership, but Javelin would continue discussions with Company C for a Dyloject product partnership. Company C stated again that it wanted to pursue a product partnership for Dyloject with Javelin and not a strategic business combination. Concurrently with negotiations with the parties interested in a strategic business combination, Javelin management continued negotiating terms of a commercialization and co-development collaboration for Dyloject in North America and other territories in the Americas with Company C in order to preserve all of its alternatives at that time.

Also on August 27, 2009, Javelin received a revised indication of interest from Company A in response to Javelin’s letter of August 26, the terms of which Mr. Driscoll relayed to the Javelin Special Committee. Following direction from the Javelin Special Committee, Mr. Driscoll continued negotiating the proposed terms of a potential strategic business combination with the chief executive officer of Company A, and on September 4, 2009 Javelin received a revised indication of interest from Company A.

On August 27, 2009, the MPI Transaction Committee reviewed a non-binding indication of interest that contained initial terms of a proposed merger with Javelin and determined that MPI should proceed to deliver the letter to Javelin. Mr. Gibbs, as well as representatives of MPI’s outside counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or Mintz Levin, participated in this telephonic meeting.

On August 28, 2009, MPI submitted through its financial advisor to Javelin a non-binding indication of interest for an all stock acquisition of Javelin. In the indication of interest, MPI proposed to issue (i) shares of MPI common stock to Javelin stockholders at the closing of the merger resulting in ownership by Javelin stockholders of approximately 20% of the combined company, and (ii) contingent consideration to Javelin stockholders in the form of additional shares of MPI common stock issuable to Javelin stockholders upon FDA final approval of Dyloject within certain time periods, which could result in Javelin stockholders owning up to 40% of the combined company. MPI also offered to arrange for funding for Javelin’s on-going operational expenses between the signing of a definitive agreement and closing of the proposed transaction.

On August 30, 2009, Company B submitted a revised non-binding proposal to Javelin for a strategic business combination. Company B’s strategic business combination proposal included the same terms with respect to a fixed exchange ratio and a contingent milestone payment as appeared its August 18 indication of interest, however, the new proposal also included a $20 million upfront cash payment. Including the milestone payment and the cash payment, this proposal still represented a total value per outstanding share of Javelin common stock of $2.47 at that time because the price at which Company B’s common stock was trading had decreased by more than 10% since its August 18 indication of interest. Since Company B informed Javelin that it ascribed a majority of the value in Javelin to Dyloject, Company B also offered a U.S. Dyloject product partnership deal as an alternative transaction.

On August 31, 2009, the Javelin board of directors held a teleconference call with Mr. Tulipano and Javelin’s financial advisor in attendance to review the status of Javelin’s discussions and negotiations regarding a strategic business combination and the latest terms presented by the parties, including MPI in its August 28 non-binding indication of interest. During the telephonic meeting, management and the directors discussed recent interactions with the parties, the content of several transaction-related documents prepared by Javelin management, the status of negotiations regarding the term sheets and options going forward. The directors and management also discussed Javelin’s cash position, which was estimated to be sufficient to fund current operations only through December 2009. Additional costs associated with the completion of the Dyloject NDA submission and merger-related expenses had increased the rate at which Javelin’s funds were being depleted. The Javelin board of directors took note of the fact that the terms presented by Company A were financially superior to those presented by Company B and MPI. The Javelin board directed management to continue to negotiate terms with all of the parties, leveraging the fact that there were three parties vying to engage in exclusive negotiations with Javelin with respect to a merger.

In late August and early September 2009, Javelin’s management continued to negotiate with all three potential merger candidates the terms of the proposed strategic business combination and with Company C with respect to a Dyloject product partnership. During the course of negotiations, Mr. Driscoll informed management of each of Company B and MPI that Javelin was moving closer to agreement with another party on a letter of intent for a merger and that they would need to improve the terms of their proposals to remain competitive with the proposal of the other party (Company A).

On September 3, 2009, by teleconference, Dr. Hobden informed the MPI Transaction Committee of his discussions with Javelin regarding MPI’s indication of interest, and the MPI Transaction Committee discussed next steps in formulating a revised proposal.

On September 8, 2009, Company B’s chief executive officer informed Mr. Driscoll that Company B could not further improve its latest proposal.

On September 9, 2009, the Javelin board of directors met via teleconference to review developments in discussions and negotiations with respect to a strategic business combination that had occurred since the August 31, 2009 teleconference of the Javelin board. Mr. Kiernan and Mr. Driscoll reviewed for the Javelin board of directors the three proposals for a strategic business combination and noted that in Company A’s latest revised indication of interest, which Javelin had received on September 4, 2009, Company A continued to provide for a working capital facility and also now included a collar on Company A’s stock price to mitigate the potential effect of fluctuations in its stock price on the value of the transaction to Javelin’s stockholders in the event Company A completed a financing between the signing of the merger agreement and the consummation of the merger. Mr. Kiernan and Mr. Driscoll summarized the negotiations between Javelin and Company A. Mr. Kiernan noted that Company A stated that it would only proceed, however, if Javelin agreed to negotiate exclusively with Company A. The Javelin board of directors discussed the terms proposed by Company A, noting, in particular, the superior economic terms of Company A’s proposal, including the working capital facility, which was important to Javelin in view of Javelin’s declining cash position. In addition, the Javelin board considered the recent information regarding the unfavorable Ereska Phase III trial results and the potential impact on the clinical costs, risks and timeline for further development of the product. At the end of the discussion, the Javelin board of directors authorized management to enter into a non-binding letter-of-intent to conduct exclusive negotiations with Company A.

On September 9, 2009, Mr. Driscoll informed the chief executive officer of Company B that Javelin would likely soon execute a non-binding indication of interest with another party that would include an exclusivity provision.

On September 10, 2009, MPI held a meeting of its board of directors. During the meeting, several aspects of the potential merger with Javelin were discussed, including product and market review, financial scenario analysis, updates on negotiations, and planning for due diligence. Dr. Hobden informed the MPI board of directors that in discussions with Mr. Driscoll, he had been informed that Javelin was moving closer to agreement with another party on a letter of intent for a merger and that MPI would need to improve the terms of its proposal to remain competitive with the proposal of the other party.

On September 10, 2009, Dr. Hobden contacted Mr. Driscoll to re-affirm the MPI board of director’s interest in a strategic business combination with Javelin. Mr. Driscoll informed Dr. Hobden that Javelin was at a stage of advanced negotiations with another party for a strategic business combination on terms superior to those proposed by MPI, that Javelin intended to sign a letter of intent with the other party, and that the letter of intent would include an exclusivity provision preventing further discussions with MPI. Mr. Driscoll notified the Javelin Special Committee members of this conversation.

On September 10, 2009, Javelin management notified Company C that Javelin intended to enter into an exclusive negotiation period with another party for a strategic business combination.

On September 11, 2009, Mr. Driscoll informed Dr. Hobden that Javelin would likely be entering into an exclusive negotiation period with another party for a strategic business combination and would not be able to continue discussions with MPI during such period.

On September 14, 2009, Javelin signed a letter of intent with Company A and commenced negotiating a merger agreement. The letter of intent provided for a period of exclusivity from September 14, 2009 through October 5, 2009, during which time Javelin agreed to negotiate exclusively with Company A regarding a possible strategic business combination transaction and was precluded from discussions with third parties regarding strategic business combinations or product partnerships. On that same date, Company C business development personnel notified Javelin management that Company C remained interested in pursuing a Dyloject product partnership.

On September 14, 2009, the MPI Transaction Committee held a meeting, which included representatives from Deutsche Bank, as well as management, to discuss MPI’s strategic response to Javelin’s entering into exclusive negotiations with a third party, including the submission of an amended indication of interest and the terms thereof.

On September 15, 2009, MPI submitted a revised indication of interest to Javelin with respect to a strategic business combination, in which it increased its prior offer. MPI proposed to issue (i) shares of MPI common stock to Javelin stockholders at the closing of the merger resulting in ownership by Javelin stockholders of 42.2% of the combined company and (ii) contingent consideration in the form of additional shares of MPI common stock issuable to Javelin stockholders upon FDA approval of the new drug application for Dyloject within certain time periods, which could result in Javelin stockholders owning up to 49.2% of the combined company. MPI’s revised indication of interest also continued to offer financing for Javelin’s operational expenses between the signing of a merger agreement and closing of the merger.

Between September 14, 2009 and October 3, 2009, the MPI Transaction Committee held a number of telephonic meetings to discuss Javelin’s discontinuance of discussions with MPI, MPI’s strategy going forward and potential next steps.

Between September 14, 2009 and October 1, 2009, Javelin and Company A and their respective outside counsel engaged in negotiations with respect to a merger agreement and a working capital facility. However, on October 1, 2009, Company A notified Javelin that it was no longer interested in pursuing the transaction and withdrew its offer, released Javelin from the exclusivity period and ended negotiations on a merger agreement and the associated working capital facility.

On September 24, 2009, Company C submitted a revised term sheet for a Dyloject product partnership, providing for a larger milestone payment at signing. Javelin did not respond due to the exclusivity provision it was bound by with respect to Company A.

On October 2, 2009, the Javelin board of directors held a telephonic meeting at which Mr. Driscoll provided an update to the Javelin board on the termination of discussions with respect to a potential strategic business combination with Company A. The Javelin board took note of Javelin’s financial position and the costs incurred in connection with the negotiations with Company A and directed management to pursue an alternative transaction at an accelerated pace. Mr. Driscoll informed the Javelin board that he was in the process of contacting Company B and MPI to inform them that the exclusivity period with Company A had been terminated and that Javelin would likely be interested in resuming discussions with such parties. Mr. Driscoll also informed the Javelin board of directors that he had contacted Company C to inform Company C that Javelin would likely be interested in re-engaging in discussions with them as well. The Javelin board of directors agreed that Javelin management should pursue discussions with Company B and MPI with respect to a potential strategic business combination and with Company C to keep a potential product partnership open as an alternative transaction. The Javelin board agreed with Mr. Driscoll’s actions. The Javelin board also instructed management to consider the need for a potential capital raise to finance operations beyond December 2009 in the event that a strategic business combination with a working capital facility could not be agreed upon in an expedited fashion.

Between October 2, 2009 and October 5, 2009, Mr. Driscoll contacted each of Company B, MPI, and Company C to inform them that Javelin was no longer subject to exclusivity with a third party. The chief executive officer of Company B indicated he would review the Javelin opportunity again with his advisors and internal organization and inform Mr. Driscoll promptly if Company B had interest in renewing discussions about a merger. He later informed Mr. Driscoll that Company B was not interested in renewing merger discussions with Javelin at that time because it was at an advanced stage in discussions with respect to another strategic opportunity to which Company B had diverted its focus while Javelin was in the exclusivity period with Company A. Company C expressed an interest in resuming discussions with Javelin regarding a Dyloject product partnership, and while Mr. Driscoll again emphasized that the preferred outcome expressed by the Javelin board of directors was a strategic business combination, he indicated that Javelin would re-engage in discussions with

Company C for a Dyloject product partnership in parallel with its discussions with other parties for a potential strategic business combination. The chief executive officer of MPI also expressed interest in re-engaging in merger discussions and indicated he would consult with MPI’s advisors on the terms of a revised proposal.

On October 2, 2009, Company C reaffirmed the terms contained in its term sheet dated September 24, 2009, and indicated that it would send a draft agreement to Javelin for a commercialization and development collaboration for Dyloject in North America and certain other territories in the Americas the following week.

On October 7, 2009, Company C submitted a draft definitive agreement to Javelin management for a commercialization and development collaboration for Dyloject in North America and certain other territories in the Americas. The draft agreement contained several major contingencies for the signing of the agreement and thus payment of the first major milestone, which was unfavorable in view of Javelin’s decreasing cash balance. Moreover, the draft definitive agreement from Company C had a change in a material financial term that had already been agreed upon in the non-binding term sheet.

On October 13, 2009, the Javelin business development team and Company C management had a telephone conversation regarding the Dyloject product partnership. Company C stated that its due diligence on Dyloject was not complete and that Company C required Javelin to commit to negotiating exclusively with Company C. In order to accommodate Company C’s request, Javelin would have been required to suspend its strategic business combination discussions with MPI. Javelin informed Company C that Javelin would not agree to an exclusivity period for a licensing agreement, and Javelin would not engage in further negotiations on a definitive licensing agreement until Company C affirmed the terms in its non-binding term sheet and confirmed that its due diligence was completed. Javelin then facilitated further due diligence activities for Company C.

During the period between October 8, 2009 and October 25, 2009, Dr. Hobden and Mr. Driscoll had a number of calls to discuss MPI’s continued interest in pursuing a strategic business combination with Javelin and the potential terms of such a transaction. Dr. Hobden kept the MPI Transaction Committee informed of his discussions with Mr. Driscoll, and the MPI Transaction Committee directed MPI management to continue discussions and negotiations with Javelin management.

During the period between October 2, 2009 and November 25, 2009, Mr. Driscoll had calls with individual members of the Javelin Special Committee regarding developments with the strategic business combination efforts with MPI and the product partnership discussions with Company C. The Javelin Special Committee directed Javelin management to continue negotiations with both parties, with an emphasis on advancing terms with MPI.

On October 16, 2009, Company C confirmed to Javelin that its due diligence activities were complete. Company C then submitted to Javelin a revised licensing agreement on October 20, 2009, and stated that a final agreement would have to be reached by October 31, 2009 or Company C would terminate further negotiations. Javelin’s review of the revised licensing agreement identified several substantive terms that were inconsistent with the negotiated non-binding term sheet that was affirmed by Company C and other provisions believed by Javelin to be disadvantageous to it.

On the same date, Mr. Driscoll and Dr. Hobden discussed the terms included in MPI’s September 15th revised indication of interest. Mr. Driscoll informed the Javelin Special Committee members of this discussion.

On October 19, 2009, the MPI Transaction Committee held a conference call to receive an update on the status of discussions with Javelin and to discuss MPI’s strategy in moving forward to a letter of intent.

On October 19, 2009, Javelin responded to MPI’s September 15 revised indication of interest, identifying the terms upon which Javelin would be willing to proceed.

On October 20, 2009, the MPI Transaction Committee held a call to review the counter-proposal from Javelin.

On October 26, 2009, MPI submitted to Javelin a second revised indication of interest to enter into a strategic business combination with Javelin. MPI proposed a fixed exchange ratio at signing that would result in Javelin stockholders receiving a 15% premium over the pre-announcement stock price for Javelin common stock, which would result in Javelin stockholders owning approximately 39.8% of the combined company, a value of $1.81 per outstanding share of Javelin common stock on that date (based on the average closing prices of Javelin common stock and MPI common stock over the five trading days ended October 23, 2009), utilizing then recent closing prices of the two companies for illustrative purposes. MPI also proposed to provide for the issuance of additional shares of MPI common stock upon FDA final approval of Dyloject within certain time periods, which could result in Javelin stockholders receiving an increased premium to pre-announcement prices for Javelin common stock of up to 35% and in Javelin stockholders owning up to 43.8% of the combined company. MPI continued to propose providing financing for Javelin’s operational expenses between the signing of a merger agreement and closing of the merger.

Between October 26, 2009 and November 9, 2009, Javelin and MPI and their respective advisors engaged in numerous additional discussions regarding the terms of the proposed transaction.

On October 28, 2009, the Javelin Special Committee met by teleconference to review with Mr. Driscoll the developments in discussions and negotiations with respect to a strategic business combination with MPI and the potential collaboration with Company C that had occurred since October 14, 2009. Mr. Driscoll reviewed for the Javelin Special Committee the terms of the potential collaboration with Company C and the MPI proposal. In light of the Javelin board’s view that the preferred result for Javelin was a strategic business combination, the Javelin Special Committee asked Mr. Driscoll to focus on the terms of the MPI proposal. Mr. Driscoll reviewed the numerous telephonic discussions regarding the terms of the proposed transaction with MPI and highlighted the potential ownership levels of Javelin’s stockholders in the combined entity based on the achievement of the Dyloject milestone at various stages in time. He also indicated that while MPI stated that it would only proceed if Javelin agreed to negotiate exclusively with MPI with respect to a strategic business combination, it would permit Javelin to continue to negotiate orally a Dyloject product partnership with Company C. The Javelin Special Committee took note of the working capital facility included in MPI’s proposal, which was important to Javelin to fortify its cash position, given that Javelin’s current capital was only sufficient to fund its operations through mid-December 2009. The Javelin Special Committee then discussed the terms proposed by Company C and noted that Company C had changed certain material terms of the proposed partnership in a manner unfavorable to Javelin, and certain contingencies in the Company C proposal would have to be met before consummation of the agreement, thus extending the date for receipt of the first major milestone payment. At the end of the discussions, the Javelin Special Committee authorized Javelin management to enter into exclusive negotiations with MPI, subject to Javelin’s right to continue oral negotiations with respect to a product partnership for Dyloject with Company C and authorized the execution of a letter of intent with MPI on the terms described.

On October 30, 2009, Javelin completed an equity financing with a single investor that raised net capital of approximately $3.7 million. Javelin management estimated that the cash infusion would enable Javelin to continue to fund its operations only through January 2010.

On November 3, 2009, the MPI Transaction Committee met telephonically to receive an update on the proposed terms of the merger with Javelin, and to review a revised letter of intent. The MPI Transaction Committee directed MPI management to continue discussions and negotiations with Javelin management and authorized management to deliver the revised letter of intent.

Following a conversation between Mr. Driscoll and Dr. Hobden on November 3, 2009, on November 4, 2009, MPI sent to Javelin a third revised non-binding indication of interest, which included a collar of 5% above and below the prices of Javelin and MPI common stock referred to in the letter that would be used to calculate the fixed exchange ratio at signing. Although the premiums would remain the same, utilizing the collar, Javelin stockholders would own between approximately 37.7% and 42.7% of the combined company at closing and, upon FDA final approval of Dyloject within certain time periods, up to approximately 46.8% of the combined company. MPI continued to propose providing financing for Javelin’s operational expenses between the signing of the merger agreement and closing of the merger.

On November 5, 2009, MPI’s board of directors met at its regularly scheduled board meeting and reviewed the potential merger with Javelin, including timing of the merger process, the revised letter of intent, the NDA for Dyloject, product summaries, competitive landscape, financial projections and terms of the proposed merger. MPI’s board of directors also directed MPI’s management to obtain an independent evaluation of the commercial opportunity for Dyloject and an independent review of the regulatory documents for Dyloject. A representative of Mintz Levin attended the meeting, as well as Mr. Laslie, Mr. Lollini, and Mr. Gibbs of MPI’s management team.

On November 7 and November 9, 2009, the MPI Transaction Committee held conference calls to discuss revisions to the non-binding indication of interest letter to Javelin containing terms of the proposed merger.

On November 9, 2009, Javelin and Myriad entered into a non-binding letter of intent for a strategic business combination containing an exclusivity provision ending on November 30, 2009, which was to be automatically extended unless either party were to notify the other in writing of termination and which permitted Javelin to continue oral negotiations with Company C for a Dyloject product partnership.

During the period between the signing of the letter of intent with MPI and the execution of the merger agreement, members of the management teams of Javelin and MPI, together with the assistance of their respective advisors, exchanged financial, operating and legal due diligence materials and conducted their respective confirmatory due diligence investigations. At the same time, Javelin and MPI and their respective outside counsel spent considerable time negotiating terms of the merger agreement and the working capital facility and exchanged multiple drafts of the merger agreement and the loan agreement in the process of these negotiations.

On November 11, 2009, Javelin received a new version of the draft definitive agreement from Company C for a Dyloject product partnership. In addition to the previous contingencies for closing, Company C changed a significant economic term in the term sheet previously affirmed by Company C. Mr. Driscoll informed the Javelin Special Committee members of this development with Company C and the Javelin Special Committee directed Mr. Driscoll to continue to pursue a transaction with MPI.

On November 12, 2009, Mr. Driscoll and Dr. Hobden had a telephone conversation about the merger agreement. Mr. Driscoll updated the Javelin Special Committee following the discussion.

On November 14, 2009, MPI formally engaged and entered into an agreement with Deutsche Bank to serve as its financial advisor to assist MPI and its board of directors in connection with a potential sale of MPI and, if requested by MPI, to render an opinion regarding the fairness to MPI from a financial point of view of the exchange ratio in a potential sale of MPI.

On November 16, 2009, Mr. Driscoll had a conversation with a senior representative from Company C with respect to the changes in certain terms regarding the potential product partnership for Dyloject that were unfavorable to Javelin. Company C then informed Mr. Driscoll that Company C required confirmation by November 19, 2009, that Javelin was prepared to execute a definitive licensing agreement with Company C by December 1, 2009. The Company C representative stated Company C’s strong preference was the licensure of Dyloject for North America and certain territories in the Americas but that Company C had other opportunities it would pursue if Javelin could not meet the December 1, 2009 deadline for the completion of a definitive agreement. On November 22, 2009, Mr. Driscoll notified Company C that Javelin would not meet the December 1, 2009 deadline and subsequently informed Company C that it was proceeding with its negotiations for a strategic business combination with another party.

On November 18, 2009, Mr. Driscoll, Mr. Tulipano, Dr. Hobden, and Mr. Lollini met in Boston, Massachusetts, to discuss the due diligence process, terms of the proposed merger, and actions going forward, and on November 19, 2009, members of the management teams of MPI and Javelin held a joint teleconference to review the status of MPI’s clinical pipeline in support of Javelin’s due diligence review of MPI.

On November 24, 2009, the MPI Transaction Committee, as well as Mr. Laslie, Mr. Lollini, and Mr. Gibbs, held a teleconference. The MPI Transaction Committee reviewed the status of MPI’s due diligence of Javelin and the merger agreement, as well as discussed next steps.

On November 25, 2009, Mr. Driscoll updated the Javelin board of directors on the developments and status of the strategic business combination negotiations with MPI and the end of product partnership discussions with Company C.

On November 30, 2009, MPI’s board of directors met via teleconference to review the due diligence performed and to discuss the progress of the merger, including an overview of Dyloject and Javelin’s product candidates, a detailed review of the past clinical data for Dyloject, a discussion of various aspects of the Dyloject NDA package being readied for submission by Javelin to the FDA, an assessment of the market potential for Dyloject, and the state of Javelin’s finances. A representative of Mintz Levin attended the meeting, as well as Mr. Laslie, Mr. Lollini, Mr. Gibbs, and Mr. Tatum of MPI’s management team.

On November 30, 2009, the exclusivity period between MPI and Javelin was automatically extended in the absence of either party terminating such exclusivity.

On December 2, 2009, Javelin submitted the NDA for Dyloject to the FDA.

On December 2, 2009, the MPI Transaction Committee held a call to review the status of the merger agreement. Also on December 2, 2009, Mr. Driscoll and Dr. Hobden had a call to discuss various matters pertaining to the merger agreement and due diligence review of the companies.

On December 3, 2009, the MPI Transaction Committee held a call to discuss financial aspects of the commercialization of Dyloject.

On December 4, 2009, Mr. Driscoll received an unsolicited letter from Company C indicating its interest in acquiring Javelin. The letter did not propose any financial terms for the strategic business combination. Mr. Driscoll informed the Javelin Special Committee and the Javelin board of directors of the receipt of the letter from Company C. Javelin did not respond to the letter in accordance with the terms of exclusivity in its negotiations with MPI.

On the same date, the Javelin Special Committee met to discuss the key issues in the draft merger agreement with MPI. The Javelin Special Committee provided Mr. Driscoll direction on proceeding with negotiation of the merger agreement.

On each of December 4, December 5 and December 6, 2009, MPI’s board of directors met via teleconference. At the December 4 meeting, the MPI board reviewed the results of MPI’s due diligence review including detailed regulatory reviews and Dyloject market analyses. At the December 5 meeting, MPI’s board reviewed and discussed the implications of recent notifications by the FDA regarding diclofenac products. At the December 6 meeting, MPI’s board of directors discussed certain provisions with respect to the merger agreement being negotiated between the parties. Each meeting included representatives of Deutsche Bank and Mintz Levin, as well as MPI management.

On December 7, 2009, the MPI Transaction Committee held a call to review feedback from Javelin on the merger agreement. Each meeting included representatives of Deutsche Bank and Mintz Levin, as well as MPI management.

On December 9, 2009, Javelin’s financial advisor was contacted by Company C’s financial advisor. In accordance with Javelin’s directives, Company C’s financial advisor was informed that, while Javelin was in exclusive discussions with another party and these discussions were well-advanced, Javelin could continue discussions with Company C regarding a potential Dyloject product partnership under the terms of the exclusivity arrangement.

On December 10, 2009, Mr. Driscoll received an unsolicited, non-binding letter of interest from Company C in which it proposed to acquire Javelin for cash in a range of $1.85 to $2.00 per outstanding share of common stock of Javelin contingent upon due diligence. Following receipt of the letter, Mr. Driscoll contacted the members of the Javelin Special Committee to make them aware of the terms of the letter and provided a copy of the letter to the Javelin Special Committee and the full board of directors of Javelin. The Javelin Special Committee determined that, for various reasons, including the stage of negotiations with MPI, the lack of a working capital facility in Company C’s proposal, and the fact that Company C’s proposal was contingent upon due diligence and subject to full negotiation which could result in a reduction of Company C’s proposed purchase price, Javelin should continue negotiating exclusively with MPI. Consequently, Javelin did not respond to the letter.

On December 10, 2009, Mr. Driscoll also provided an update for the Javelin Board of Directors of the developments related to the strategic business combination negotiations with MPI.

On December 10, 2009, the MPI board of directors met via teleconference to discuss the status of the negotiations with Javelin and key terms of the merger agreement.

On December 13, 2009, in accordance with Javelin’s directives, Javelin’s financial advisor notified Company C’s financial advisor that Javelin was in an exclusive negotiation period for a merger with another party and could not respond to its letter of interest at that time.

On December 13, 2009, MPI’s board of directors, as well as representatives of Deutsche Bank, Mintz Levin, and Mr. Laslie, Mr. Lollini, Mr. Gibbs, Mr. Pounds, and Mr. Tatum of MPI’s management team, met via teleconference. The MPI board of directors reviewed a presentation by representatives of Deutsche Bank regarding preliminary financial analyses of MPI and Javelin. The MPI board of directors also discussed various adjustments to the previous presentations made by MPI management based upon the analyses of Dyloject received from independent commercial and regulatory consultants engaged by MPI.

On December 13, 2009, Mr. Driscoll and Dr. Hobden had a call to discuss the merger agreement.

On December 15, 2009, a regularly-scheduled meeting of the Javelin board of directors was held telephonically to discuss the status of negotiations with respect to the proposed terms of the transaction with MPI, in advance of which, among other things, materials relating to the terms of the proposed MPI merger and the working capital facility, summaries of diligence related to MPI intellectual property and the December 10 letter from Company C were circulated. Mr. Driscoll and Javelin’s outside legal counsel updated the Javelin board on the status of negotiations with MPI and the progress on the merger agreement, the loan agreement with respect to the working capital facility and certain ancillary documents. Mr. Driscoll then described the history of Javelin’s discussions with Company C regarding a Dyloject product partnership and noted the differences between certain negotiated terms and those contained in drafts of the definitive licensing agreement later provided by Company C. The Javelin board then discussed Company C’s December 10 letter, noting, among other things, that while the per share price offered by Company C was higher than that offered by MPI, the proposal was contingent upon completion of additional due diligence by Company C, which could impact the price per share Company C was willing to pay, did not include a working capital facility, would require the negotiation of a new merger agreement, and that under the merger agreement with MPI, Javelin could still, subject to payment of a termination fee and the other conditions, enter into a transaction with Company C if it made a superior proposal. The Javelin board also discussed the likelihood that Javelin would need to raise additional capital prior to the execution of a merger agreement with Company C and the potential impact that could have on the price per outstanding share of Javelin common stock that Company C would ultimately be willing to agree to. The Javelin board also considered the possibility that MPI would cease negotiations entirely with Javelin in respect of a strategic business combination if Javelin terminated the exclusivity period in order to explore Company C’s non-binding indication of interest. In view of these factors, the Javelin board of directors then directed Mr. Driscoll to culminate negotiations with MPI and finalize the merger documentation with MPI.

On December 16, 2009, MPI’s board of directors met via teleconference with representatives of Deutsche Bank, Mintz Levin, and Mr. Laslie, Mr. Lollini, and Mr. Gibbs of MPI’s management team. The MPI board of directors reviewed the merger agreement, the loan and security agreement, and the ancillary documents for the proposed merger with Javelin. During this meeting, representatives from Mintz Levin gave a presentation regarding the terms and structure of the merger as set forth in the merger agreement, the loan and security agreement, and the ancillary agreements, including the exchange ratio and ownership values, the structure of the milestone shares, the parties’ termination rights, and fees and expenses that would be payable upon certain termination events, and the repayment terms of the loan.

On December 17, 2009, the MPI Transaction Committee met via teleconference with representatives of Deutsche Bank, Mintz Levin, and Mr. Laslie, Mr. Lollini, and Mr. Gibbs of MPI’s management team. The group reviewed due diligence matters and the terms of the merger agreement, the loan and security agreement, and the ancillary documents for the proposed merger with Javelin. Dr. Hobden noted that Javelin had proposed Martin J. Driscoll and Neil W. Flanzraich, as their nominees for appointment to the MPI board of directors upon consummation of the merger. Representatives of Deutsche Bank then reviewed the financial positions of both MPI and Javelin, and the financial analysis of the proposed exchange ratio that form a part of their fairness analysis that would be presented to the MPI board of directors.

On December 17, 2009, MPI’s board of directors held a telephonic meeting, which was attended by all members of the MPI board, representatives of Deutsche Bank, Mintz Levin, and Mr. Lollini, Mr. Laslie, and Mr. Gibbs of MPI’s management team. In advance of the telephonic meeting, a substantially final draft of the merger agreement and related materials were circulated to the MPI board of directors. During this meeting, representatives from Deutsche Bank made a presentation to the MPI board of directors, which was distributed in advance of the meeting, regarding the financial terms of the proposed merger, the historical trading price for both MPI and Javelin, and their financial analysis of the proposed exchange ratio. Following the presentation, Deutsche Bank rendered its oral opinion to the MPI board of directors (which was confirmed in writing by delivery of Deutsche Bank’s written opinion dated December 17, 2009), to the effect that, as of the date thereof and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio in the merger was fair, from a financial point of view, to MPI. Representatives from Mintz Levin also gave a presentation regarding, among other things, the fiduciary duties of the MPI board of directors, the terms and structure of the merger as set forth in the merger agreement, the loan and security agreement, and the ancillary agreements. Following these presentations, the MPI Transaction Committee affirmed its recommendation to proceed with the merger, and the MPI board of directors unanimously determined that the merger is fair to, and in the best interests of, MPI, and voted unanimously to approve the merger agreement, the loan and security agreement, and related transaction documents, and the transactions contemplated thereby, and to recommend that the stockholders of MPI approve the issuance of shares of MPI common stock in connection with the merger. Following the meeting, Dr. Hobden notified Mr. Driscoll that the MPI board of directors had unanimously approved the merger agreement pursuant to which MPI would acquire Javelin.

On December 18, 2009, a special meeting of the Javelin board of directors was held telephonically to discuss the proposed terms of the transaction with MPI. All members of the Javelin board of directors were present on the call, and certain members of Javelin’s senior management and representatives of Ropes & Gray LLP and UBS were present on the call. In advance of the telephonic meeting, a substantially final draft of the merger agreement and related materials were circulated to the Javelin board of directors. At the meeting, members of senior management and the representatives of Javelin’s advisors reviewed with the Javelin board of directors, among other matters, the terms of the merger agreement and the related transaction documents, and the other matters described below under “—Javelin Reasons for the Merger.” In addition, Javelin’s outside counsel reviewed with the Javelin board the fiduciary duties of the Javelin board of directors. Also at this meeting, UBS reviewed with Javelin’s board of directors UBS’ financial analysis of the per share merger consideration and delivered to the Javelin board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 18, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the per share consideration to be received in the merger by holders of Javelin common stock was fair, from a financial point of view, to such holders. On the basis of Javelin’s extensive efforts to explore third party interest in potential transactions, and after discussion and consideration, the Javelin board of directors determined that the amount and form of consideration then being proposed by MPI for each outstanding share of Javelin’s common stock outstanding, together with the right to a certain number of shares upon the satisfaction of a contingency related to the approval of the Dyloject new drug application by the FDA, represented the best opportunity for the Javelin stockholders to realize long term value. After further discussion among the Javelin board members and other participants on the call with respect to various matters related to the potential transactions with MPI, the Javelin board of directors approved the merger, the proposed merger agreement and the transactions contemplated by the merger agreement (including the loan agreement governing the working capital facility).

On the morning of December 18, 2009, the merger agreement was executed and delivered by Javelin, MPI, Merger Sub and a representative of the Javelin stockholders. Before the opening of the markets on December 18, 2009, Javelin and MPI issued a joint press release announcing the merger.

MPI Reasons for the Merger

In evaluating the merger, the MPI board of directors consulted with MPI’s management and legal and financial advisors and, in reaching its decision to approve the merger and enter into the merger agreement, the MPI board of directors considered a number of factors, including the following material factors which the MPI board of directors viewed as generally supporting its decision to approve the merger and the merger agreement.

•

the recent submission by Javelin of an NDA for Dyloject which included data from two positive Phase 3 clinical trials and which was also supported by a large set of additional non-clinical and clinical studies;

•	the results of a review by MPI of the data supporting the Dyloject NDA submission;

•	the potential competitive advantages that Dyloject may have in the market place if approved by the FDA;

•	the combined company would have the financial capital necessary to launch Dyloject in the U.S. and continue to pursue the development of MPI’s research and development pipeline;

•

that the acquisition would result in a company with a potential near-term product launch and potential near term revenues derived form the sale Dyloject in the U.S. as well as royalties and milestones received from the further development and commercialization of Dyloject in Europe by Javelin’s commercialization partner in Europe;

•

the potential benefits associated with creating commercial infrastructure and capability for the purpose of selling Dyloject if it received approval and the potential for MPI to leverage such infrastructure and capabilities in the future to sell future products derived from MPI’s pipeline;

•

historical and current information concerning MPI’s business, financial performance, financial condition, operations and management, including financial projections of MPI under various scenarios and its short and long-term strategic objectives and the risks associated therewith;

•	the results of MPI’s due diligence investigation of Javelin;

•	the terms and conditions of the merger agreement, including without limitation the following:

•	the structure of the merger, and the anticipated number of shares of MPI common stock, to be issued to Javelin stockholders, based upon the exchange ratio;

•	the provisions in the merger agreement that prohibit Javelin from soliciting other acquisition offers;

•

the conclusion of the MPI board of directors that the potential termination fee of $2.9 million, together with the reimbursement of certain transaction expenses incurred in connection with the merger of up to $1.5 million, payable by Javelin to MPI and the circumstances when such fee or expense reimbursement may be payable, were reasonable; and

•	the belief that the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;

•	the likelihood that the merger will be consummated on a timely basis;

•	the fact that MPI’s management team and board of directors will continue in their current roles following the merger;

•	the fact that the merger could enable stockholders of the combined company to enjoy greater liquidity from the larger stockholder base; and

•

the opinion of Deutsche Bank, dated December 17, 2009, to the MPI board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to MPI, as described more fully below under the caption “—Opinion of MPI’s Financial Advisor.”

The MPI board of directors weighed the factors described above, which the MPI board of directors viewed generally as supporting its decision to approve the merger and the merger agreement, against a number of other factors identified in its deliberations weighing negatively against the merger, including without limitation the following material factors:

•	the risk that the potential benefits of the merger might not be realized, including the risk that Dyloject may not be approved by the FDA in a timely matter, or at all;

•	the risk that the Dyloject label would not include all the claims and data necessary to establish the potential competitive advantages of Dyloject;

•	the risk that the revenues from potential sales of Dyloject would not achieve forecasted growth rates or levels;

•	the inability of MPI’s stockholders to realize the long-term value of the successful execution of MPI’s business strategy as an independent company;

•	the amount of time it likely will take to complete the merger;

•	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of MPI;

•	the possible negative effect of the public announcement of the merger on MPI’s stock price;

•	the risk of diverting the attention of MPI’s management from other strategic priorities to implement the merger;

•	the assumption by MPI of all of Javelin’s obligations and liabilities, including those known and unknown;

•	the substantial transaction costs and expenses that have been incurred to date and are expected to be incurred in connection with the merger;

•

the provisions of the merger agreement that require the payment to Javelin of a termination fee of $2.9 million, together with the reimbursement of certain transaction expenses incurred in connection with the merger of up to $1.5 million, if the merger agreement is terminated by MPI or Javelin due to specified reasons;

•	the administrative challenges associated with combining the two companies; and

•	other risks of the type and nature described elsewhere in this joint proxy statement/prospectus under “Risk Factors.”

After consideration of these factors, the MPI board of directors determined that these risks could be mitigated or managed by MPI or Javelin or by the combined company following the merger, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a materially adverse impact on the merger or on the combined company following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

Although this discussion of the information and factors considered by the MPI board of directors is believed to include the material factors considered by the MPI board of directors, it is not intended to be exhaustive and may not include all of the factors considered by the MPI board of directors. In reaching its determination to approve the merger and the merger agreement, the MPI board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and fair to and in the best interests of MPI and its stockholders. Rather, the MPI board of directors based its position and determination on the totality of the information presented to and factors considered by it. In addition, individual members of the MPI board of directors may have given differing weights to different factors.

Javelin Reasons for the Merger

In evaluating the merger, the merger agreement and the transactions contemplated by the merger agreement, the Javelin board of directors consulted with Javelin’s management and legal and financial advisors and, in reaching its decision to approve the merger and enter into the merger agreement, the Javelin board of directors considered a number of factors, including the following:

•

Javelin’s Operating and Financial Condition; Prospects of Javelin. The Javelin board of directors considered Javelin’s business, financial condition and results of operations, as well as its financial plan and its short-term and long-term capital needs. The Javelin board of directors considered, among other factors, that the holders of Javelin common stock would continue to be subject to the risks and uncertainties of Javelin’s financial plan and prospects unless it were acquired. These risks and uncertainties included risks relating to Javelin’s ability to successfully develop and market its current product candidates, potential difficulties or delays in clinical trials, obtaining regulatory approval for its product candidates, regulatory developments involving current and future products and its ability to raise sufficient funds to finance its operations, the cost of such capital and the potentially dilutive terms of any such financing, as well as the other risks and uncertainties discussed in its filings with the SEC. In particular, the Javelin board considered the company’s current cash position in relation to its anticipated expenditures in connection with its product development activities, which would require the company to secure financing in the near future, its financing prospects and the amount of capital that would be required for Javelin to continue the development of its product programs as a stand-alone company.

•

Strategic Alternatives. The Javelin board of directors considered trends in the industry in which Javelin operates and potential strategic alternatives available to it, including pursuing a transaction or a strategic partnership with another company in the industry, as well as the risks and uncertainties associated with such alternatives. The Javelin board considered the lack of success of Javelin’s prior efforts to partner its product programs in North America on sufficiently attractive terms despite a robust and competitive process. The Javelin board of directors also considered the fact that Javelin had previously considered a potential transaction with Company A before Company A terminated negotiations with Javelin at a very late stage and whether entering into negotiations with another party, including Company C, would necessarily lead to an equivalent or better offer. In this context, the Javelin board particularly considered that another offer would be subject to significant due diligence and negotiation that could lead to MPI breaking off negotiations with Javelin with no certainty of concluding a transaction with another party. In addition, the Javelin board considered that, in order to engage in negotiations with Company C, Javelin would likely need to complete another costly and dilutive equity financing, which could result in a reduction of Company C’s offer.

•

Results of Process Conducted. The Javelin board of directors considered the results of the process that had been conducted by Javelin, with the assistance of Javelin’s management and advisors, to solicit proposals for partnering transactions or strategic business combinations, the resulting discussions and negotiations with numerous parties, and the fact that none of these discussions or negotiations resulted in a superior proposal that, in the view of the Javelin board of directors, was reasonably likely to lead to a consummated transaction. The Javelin board of directors also considered the ability of other bidders to make a proposal to acquire shares of Javelin common stock at a higher price per share than the merger consideration or in an all-cash transaction. Based on the results of Javelin’s prior efforts and its extended negotiations with MPI, the Javelin board of directors believed that the merger consideration represented the best opportunity for the Javelin stockholders to realize long-term value.

•

Interim Financing. The Javelin board of directors considered MPI’s agreement to provide Javelin with up to $6,000,000 of interim financing in order to support its operations pending the closing, as well as the absence of such commitment in Company C’s offer to Javelin.

•

Transaction Financial Terms. The Javelin board of directors considered the relationship of the merger consideration to the historical market prices of Javelin common stock. In light of Javelin’s activities and Javelin’s communications about a potential strategic transaction with other companies, the Javelin board of directors determined that the MPI common stock to be paid as consideration for shares of Javelin common stock represented the best opportunity for the Javelin stockholders to realize long-term value.

•

Ability to Respond to Unsolicited Takeover Proposals and Terminate the Merger Agreement to Accept a Superior Proposal. The Javelin board of directors considered the provisions in the merger agreement that provide for the ability of Javelin, subject to the terms and conditions of the merger agreement, to provide information to and engage in negotiations with third parties that make an unsolicited proposal, and, subject to payment of a termination fee and the other conditions set forth in the merger agreement, to enter into a transaction with a party that makes a superior proposal.

•

Termination Fee Provisions. The Javelin board of directors considered the termination fee provisions of the merger agreement and determined that they likely would not be a significant deterrent to competing offers that might be superior to the merger consideration to be exchanged for stockholders’ shares of Javelin common stock. The Javelin board of directors believed that the termination fee of $2,900,000 plus stipulated expenses in certain circumstances, was a reasonable fee to be paid to MPI should a superior offer be accepted by Javelin.

•

Conditions to the Consummation of the Merger; Likelihood of Closing. The Javelin board of directors considered the conditions to the merger reasonable and the consummation of the transactions contemplated by the merger agreement likely.

•

Type of Consideration; Share Exchange Agreement. The Javelin board of directors considered the form of consideration to be paid to Javelin stockholders and the structure of the transaction that would permit the Javelin stockholders to receive additional shares of MPI based on achievement of a milestone related to final approval of the Dyloject NDA by the FDA. The Javelin board additionally considered that the form of consideration would permit the Javelin stockholders to participate in the potential increase in valuation of the combined company, whether resulting from the Dyloject NDA approval or other factors, as stockholders of the combined company.

•

Opinion of Javelin’s Financial Advisor. The Javelin board of directors considered the opinion, dated December 18, 2009, of UBS to the Javelin board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the per share consideration to be received in the merger by holders of Javelin common stock, as more fully described below under the caption “The Merger—Opinion of Javelin’s Financial Advisor.”

The Javelin board of directors also considered a number of uncertainties and risks in their deliberations concerning the transactions contemplated by the merger agreement, including the following:

•

Restrictions; Termination Fee. The Javelin board of directors considered the restrictions that the merger agreement would impose on Javelin actively soliciting competing bids, and the insistence of MPI as a provision in the merger agreement that Javelin would be obligated to pay a termination fee of $2,900,000 plus stipulated expenses under certain circumstances, and the potential effect of such termination fee in deterring other potential merger partners from proposing alternative transactions.

•

Failure to Close. The Javelin board of directors considered that MPI’s and Merger Sub’s obligation to consummate the merger was subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Javelin’s control. The Javelin board of directors also considered the fact that, if the merger was not completed, the market’s perception of Javelin’s continuing business could potentially result in a loss of potential collaboration partners or other merger partners and employees and that the trading price of Javelin common stock could be adversely affected. The Javelin board of directors also considered the fact that, if the merger was not consummated, the Javelin directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and Javelin will have incurred significant transaction costs, attempting to consummate the transaction.

•

Pre-Closing Covenants. The Javelin board of directors considered that, under the terms of the merger agreement, Javelin agreed that it will carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that it will not take a number of actions related to the conduct of its business without the prior written consent of MPI. The Javelin board of directors further considered that these terms of the merger agreement may limit Javelin’s ability to pursue business opportunities that it might otherwise pursue.

•

Voting Agreements. The Javelin board of directors noted that Javelin’s executive officers agreed to vote their shares in support of approving and adopting the merger agreement pursuant to voting agreements. The Javelin board of directors also noted that the voting agreements terminate if the merger agreement is terminated in accordance with its terms.

•

Cash vs. Stock Consideration. The Javelin board of directors considered the fact that, subsequent to completion of the merger, Javelin will no longer exist as an independent public company but that the nature of the transaction will allow Javelin stockholders to participate in any value creation that MPI will generate going forward, as well as any future appreciation in value of the combined company. The Javelin board also considered the risk that the value of MPI common stock received as merger consideration would depreciate and that Javelin stockholders may ultimately sell those shares for net proceeds below their current market price. The Javelin board of directors also considered that the Javelin stockholders might prefer an all-cash transaction or consideration consisting of cash and stock.

•

Potential Conflicts of Interest. The Javelin board of directors was aware of the potential conflicts of interest between Javelin, on the one hand, and certain of its executive officers and directors, on the other hand, as a result of the transactions contemplated by the merger agreement.

The Javelin board of directors believed that, overall, the potential benefits of the merger to Javelin’s stockholders outweigh the risks of the merger and provide the maximum value to Javelin stockholders. In analyzing the proposed merger, the Javelin board of directors and Javelin management were assisted and advised by legal counsel.

The foregoing discussion of information and factors considered by the Javelin board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger, the merger agreement and the transactions contemplated by the merger agreement, the Javelin board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Javelin board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors.

Opinion of MPI’s Financial Advisor

Deutsche Bank has acted as financial advisor to MPI in connection with the merger. Pursuant to the merger agreement, each share of Javelin common stock will be converted into and exchanged for the right to receive 0.2820 shares of MPI common stock, together with any of the following, if applicable, (i) 0.0491 additional shares of MPI common stock upon FDA final approval of Dyloject occurring on or prior to June 30, 2010, (ii) 0.0246 additional shares of MPI common stock upon FDA final approval of Dyloject occurring after June 30, 2010, but on or prior to January 31, 2011, or (iii) 0.0123 additional shares of MPI common stock upon FDA final approval of Dyloject occurring after January 31, 2011 but on or prior to June 30, 2011. The number of shares of MPI common stock to be issued per share of Javelin common stock pursuant to the merger agreement is referred to below as the exchange ratio.

At the December 17, 2009 meeting of the MPI board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to the MPI board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to MPI.

The full text of Deutsche Bank’s written opinion, dated December 17, 2009, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. MPI stockholders are urged to read Deutsche Bank’s opinion carefully and in its entirety. The summary of Deutsche Bank’s opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with Deutsche Bank’s role as financial advisor to MPI, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial information and other information concerning MPI and Javelin, certain internal analyses, financial forecasts and other information relating to MPI and Javelin, in each case as prepared by management of MPI. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of MPI regarding the businesses and prospects of MPI and Javelin, respectively, and of MPI after giving effect to the merger. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the MPI common stock and the Javelin common stock;

•

to the extent publicly available, compared certain financial and stock market information for MPI and Javelin with similar information for certain other companies that it considered relevant whose securities are publicly traded;

•	reviewed a draft dated December 16, 2009 of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning MPI or Javelin, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of MPI or Javelin or any of their respective subsidiaries. Deutsche Bank did not evaluate the solvency or fair value of MPI or Javelin under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts of MPI and Javelin made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best estimates and judgments of the MPI board of directors available through December 16, 2009 as to the matters covered thereby. Deutsche Bank has relied, at MPI’s direction, on such financial forecasts and other information and assumptions, including, without limitation, the timing of FDA final approval of Dyloject and certain favorable and unfavorable contingencies. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based, including, without limitation, the timing of FDA final approval of Dyloject or the favorable and unfavorable contingencies. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis, the merger will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by MPI and its advisors with respect to these issues. MPI representatives informed Deutsche Bank, and Deutsche Bank further assumed, that the final terms of the merger agreement will not differ materially from the terms set forth in the draft Deutsche Bank reviewed on December 16, 2009.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the board of directors of MPI on December 17, 2009 and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to those analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 16, 2009, and is not necessarily indicative of current market.

For purposes of the analyses described below, the term “assumed exchange ratio” refers to 0.3066 shares of MPI common stock, consisting of 0.2820 shares of MPI common stock to be issued upon consummation of the merger for each share of Javelin common stock, plus 0.0246 additional shares of MPI common stock to be issued upon FDA final approval of Dyloject based on the assessments made by MPI’s management and approved by the MPI board of directors as to the timing of such approval. In performing the analyses described below, Deutsche Bank also assumed that MPI and Javelin would have $166 million and $0, respectively, of net cash as of December 31, 2009, based on projections made by MPI’s management and approved by the MPI board of directors.

Historical Stock Trading Analysis Since MPI Spinoff. Deutsche Bank noted that the low and high closing prices per share of MPI common stock during the period from July 1, 2009, the first trading date following MPI’s spin-off from Myriad Genetics, Inc., through December 16, 2009 were $4.03 and $6.77, and the low and high closing prices per share of Javelin common stock during the same period were $1.14 and $2.12. Deutsche Bank then divided the lowest closing price per share of Javelin common stock during that period by the highest closing price per share of MPI common stock during that period to obtain the low end of the range of implied exchange ratios during that period of 0.1684. Conversely, Deutsche Bank divided the highest closing price per share of Javelin common stock during that period by the lowest closing price per share of MPI common stock during that period to obtain the high end of the range of implied exchange ratios during that period of 0.5261. Deutsche Bank then compared the high and low implied exchange ratios during that period to the assumed exchange ratio of 0.3066 shares of MPI common stock to be issued in the merger for each share of Javelin common stock.

Historical Stock Trading Analysis Since Javelin Equity Offering. Deutsche Bank performed a similar analysis during the period from October 30, 2009, when Javelin raised additional capital through the sale of 3.2 million shares of its common stock, through December 16, 2009, noting that the low and high closing prices per share of Javelin common stock during that period were $1.14 and $1.58, and the low and high closing prices per share of MPI common stock during the same period were $5.01 and $6.02. Deutsche Bank then determined that the low and high end of the range of implied exchange ratios during that period were 0.1894 and 0.3154, compared to the assumed exchange ratio of 0.3066 shares of MPI common stock to be issued in the merger for each share of Javelin common stock.

Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis to determine a range of illustrative present values per share of Javelin common stock based on projected unlevered free cash flows and benefits from net operating losses for Javelin from June 30, 2010 through June 30, 2026, using estimates from MPI’s management. This analysis was based on discount rates ranging from 15.0% to 20.0% and Deutsche Bank assumed that Javelin would have no value beyond 2026. This analysis resulted in a range of illustrative prices per share of Javelin common stock from $1.23 to $1.87.

Deutsche Bank also performed a discounted cash flow analysis to determine a range of illustrative present values per share of MPI common stock based on projected unlevered free cash flows and benefits from net operating losses for MPI from June 30, 2010 through June 30, 2026, using estimates from MPI’s management and the same range of discount rates summarized above. In performing this discounted cash flow analysis, Deutsche Bank also assumed that MPI had no value beyond 2026. This analysis resulted in a range of illustrative prices per share of MPI common stock from $5.32 to $7.14.

Deutsche Bank calculated the ratio implied by dividing the low end of the illustrative price per share of Javelin common stock of $1.23 by the high end of the illustrative price per share of MPI common stock of $7.14. Deutsche Bank also calculated the ratio implied by dividing the high end of the illustrative price per share of Javelin common stock of $1.87 by the low end of the illustrative price per share of MPI common stock of $5.32. This analysis indicated a range of implied exchange ratios from 0.1727 to 0.3511, compared to the assumed exchange ratio of 0.3066 shares of MPI common stock to be issued in the merger for each share of Javelin common stock.

Analysis of Selected Public Comparables for Revenue Multiples. Deutsche Bank reviewed and compared certain financial information for Javelin to the corresponding financial information, ratios and public market multiples for the following publicly traded specialty pharmaceutical companies, which are referred to below as the “Selected Javelin Revenue Multiple Comparables”:

•	Cypress Bioscience, Inc.,

•	Eurand N.V.,

•	Inspire Pharmaceuticals, Inc.,

•	Jazz Pharmaceuticals, Inc.,

•	MediGene AG,

•	NeurogesX, Inc.,

•	Obagi Medical Products, Inc.,

•	POZEN, Inc.,

•	Salix Pharmaceuticals Ltd., and

•	Sucampo Pharmaceuticals, Inc.

Deutsche Bank also reviewed and compared certain financial information for MPI to the corresponding financial information, ratios and public market multiples for the following publicly traded biotechnology companies, which are referred to below as the “Selected MPI Revenue Multiple Comparables”:

•	Acorda Therapeutics, Inc.,

•	Allos Therapeutics, Inc.,

•	Arena Pharmaceuticals, Inc.,

•	Auxilium Pharmaceuticals Inc.,

•	Dyax Corp.,

•	Orexigen Therapeutics, Inc.,

•	Regeneron Pharmaceuticals, Inc., and

•	VIVUS Inc.

Although none of the Selected Javelin Revenue Multiple Comparables is directly comparable to Javelin, and none of the Selected MPI Revenue Multiple Comparables is directly comparable to MPI, the companies included were chosen because they are publicly traded companies with certain revenue and revenue growth prospects that for purposes of analysis may be considered similar to certain projected revenue and revenue growth prospects for Javelin or MPI, respectively, as provided by MPI’s management and approved by the MPI board of directors. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences in financial and operating characteristics of the Selected Javelin Revenue Multiple Comparables and Selected MPI Revenue Multiple Comparables and other factors that could affect the public trading value of such companies.

In their analysis, Deutsche Bank derived and compared multiples for the Selected Javelin Revenue Multiple Comparables calculated based on the ratio of total enterprise value to estimated revenue for calendar year 2011, which is referred to below as the “2011E Revenue Multiple”. The 2011E Revenue Multiple for each of the Selected Javelin Revenue Multiple Comparables was calculated using the closing price of the applicable company’s common stock on December 16, 2009 and was based on the most recent publicly available information, as well as Capital IQ and the consensus of analyst estimates for 2011 revenue. The resulting 2011E Revenue Multiples for the Selected Javelin Revenue Multiple Comparables ranged from 0.2x to 3.2x, with a mean of 1.5x and a median of 1.8x. Based on the 2011E Revenue Multiples, Deutsche Bank applied a reference range of 2011E Revenue Multiples of 1.5x to 2.0x to Javelin’s revenues in fiscal year June 30, 2014 as estimated by MPI’s management, which implied a range of total enterprise values for Javelin of $224.7 million to $299.6 million. Deutsche Bank then discounted these values over 2.5 years at discount rates ranging from 15% to 20%, resulting in a discounted total enterprise value for Javelin ranging from $142.5 million to $211.3 million. After adding the estimated net cash held by Javelin as of December 31, 2009 of $0 and dividing the resulting equity value by the total number of implied fully diluted shares outstanding, Deutsche Bank calculated an implied range of per share values for Javelin common stock of $2.18 to $3.17.

Deutsche Bank also derived and compared multiples for the Selected MPI Revenue Multiple Comparables calculated based on the ratio of total equity value to estimated revenue for calendar year 2012, which is referred to below as the “2012E Revenue Multiple”. The 2012E Revenue Multiple for each of the Selected MPI Revenue Multiple Comparables was calculated using the closing price of the applicable company’s common stock on December 16, 2009 and was based on the most recent publicly available information, as well as Capital IQ and the consensus of analyst estimates for 2012 revenue. The resulting 2012E Revenue Multiples for the Selected MPI Revenue Multiple Comparables ranged from 1.9x to 5.6x, with a mean of 3.0x and a median of 3.0x. Based on the 2012E Revenue Multiples, Deutsche Bank applied a reference range of 2012E Revenue Multiples of 2.0x to 3.0x to MPI’s revenues in fiscal year June 30, 2018 as estimated by MPI’s management, which implied a range of total enterprise values for MPI of $262.5 million to $393.7 million. Deutsche Bank then discounted these values over 5.5 years at discount rates ranging from 15% to 20%, resulting in a discounted total enterprise value for MPI ranging from $96.3 million to $182.5 million. After adding the estimated net cash held by MPI as of December 31, 2009 of $166.0 million and dividing the resulting equity value by the total number of implied fully diluted shares outstanding, Deutsche Bank calculated an implied range of per share values for MPI common stock of $9.54 to $12.55.

Deutsche Bank calculated the ratio implied by dividing the low end of the implied price per share of Javelin common stock of $2.18 by the high end of the implied price per share of MPI common stock of $12.55. Deutsche

Bank also calculated the ratio implied by dividing the high end of the implied price per share of Javelin common stock of $3.17 by the low end of the implied price per share of MPI common stock of $9.54. This analysis indicated a range of implied exchange ratios from 0.1737 to 0.3320, compared to the assumed exchange ratio of 0.3066 shares of MPI common stock to be issued in the merger for each share of Javelin common stock.

Analysis of Selected Technology Value Comparables. Deutsche Bank reviewed the equity value, plus outstanding debt, less cash and cash equivalents, which is referred to below as the “technology value,” for each of the following publicly traded specialty pharmaceutical companies, which are referred to below as the “Javelin Selected Technology Value Comparables”:

•	Cadence Pharmaceuticals Inc.,

•	Inspire Pharmaceuticals, Inc.,

•	Jazz Pharmaceuticals, Inc.,

•	MAP Pharmaceuticals, Inc.,

•	NeurogesX, Inc.

•	Optimer Pharmaceuticals, Inc.,

•	POZEN, Inc., and

•	Spectrum Pharmaceuticals, Inc.

Deutsche Bank also reviewed the technology values for the following publicly traded biotechnology companies, which are referred to below as the “Selected MPI Technology Value Comparables”:

•	Achillion Pharmaceuticals, Inc.,

•	Antigenics Inc.,

•	Array BioPharma, Inc.,

•	Curis Inc.,

•	Cytokinetics Inc.,

•	EntreMed Inc.,

•	Idera Pharmaceuticals, Inc.,

•	Immunomedics Inc.,

•	Keryx Biopharmaceuticals Inc.,

•	Maxygen, Inc.,

•	Neurocrine Biosciences Inc.,

•	Peregrine Pharmaceuticals Inc.,

•	Repligen Corporation,

•	Rigel Pharmaceuticals, Inc.,

•	Sangamo Biosciences Inc.,

•	Trubion Pharmaceuticals Inc., and

•	XOMA Ltd.

Although none of the Javelin Selected Technology Value Comparables is directly comparable to Javelin, and none of the Selected MPI Technology Value Comparables is directly comparable to MPI, the companies included were chosen because they are publicly traded companies with early-stage development programs that for purposes of analysis may be considered similar to the stage of development for Javelin or MPI, respectively.

Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences in assets, financial and operating characteristics of the Javelin Selected Technology Value Comparables and Selected MPI Technology Value Comparables and other factors that could affect the public trading value of such companies.

In their analysis, Deutsche Bank calculated the technology value for the Javelin Selected Technology Value Comparables using the closing price of the applicable company’s common stock on December 16, 2009, the most recent publicly available information, as well as information from Capital IQ. The resulting technology values for the Javelin Selected Revenue Comparables ranged from $75.1 million to $403.2 million, with a mean of $241.4 million and a median of $263.1 million. Based on these technology values, Deutsche Bank applied a reference range of $190 million to $290 million to Javelin’s technology value. After adding the estimated net cash held by Javelin as of December 31, 2009 of $0 and dividing the resulting equity value by the total number of implied fully diluted shares outstanding, Deutsche Bank calculated an implied range of per share values for Javelin common stock of $2.87 to $4.26.

Deutsche Bank also calculated the technology value for the Selected MPI Technology Value Comparables using the closing price of the applicable company’s common stock on December 16, 2009, the most recent publicly available information, as well as information from Capital IQ. The resulting technology values for the Selected MPI Revenue Comparables ranged from $11.5 million to $304.7 million, with a mean of $115.0 million and a median of $99.6 million. Based on these technology values, Deutsche Bank applied a reference range of $80 million to $150 million to MPI’s technology value. After adding the estimated net cash held by MPI as of December 31, 2009 of $166.0 and dividing the resulting equity value by the total number of implied fully diluted shares outstanding, Deutsche Bank calculated an implied range of per share values for MPI common stock of $8.98 to $11.42.

Deutsche Bank calculated the ratio implied by dividing the low end of the implied price per share of Javelin common stock of $2.87 by the high end of the implied price per share of MPI common stock of $11.42. Deutsche Bank also calculated the ratio implied by dividing the high end of the implied price per share of Javelin common stock of $4.26 by the low end of the implied price per share of MPI common stock of $8.98. This analysis indicated a range of implied exchange ratios from 0.2511 to 0.4742, compared to the assumed exchange ratio of 0.3066 shares of MPI common stock to be issued in the merger for each share of Javelin common stock.

General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the MPI board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the MPI board of directors as to the fairness to MPI of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, MPI’s management provided, and the MPI board of directors approved, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Javelin or MPI. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses.

Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of MPI, Javelin or their respective advisors, neither MPI nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger, including the exchange ratio, were determined through negotiations between Javelin and MPI and were approved by the MPI board of directors. Deutsche Bank provided advice to MPI during these negotiations. Deutsche Bank did not, however, recommend any specific exchange ratio to MPI or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. The decision to enter into the merger was solely that of the MPI board of directors.

As described above, the opinion and presentation of Deutsche Bank to the MPI board of directors were only one of a number of factors taken into consideration by the MPI board of directors in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. Deutsche Bank’s opinion was provided to the MPI board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any MPI stockholder as to how that stockholder should vote or act with respect to the share issuance proposal or any other matter described in this joint proxy statement/prospectus. Deutsche Bank’s opinion is limited to the fairness, from a financial point of view of the exchange ratio to MPI, and is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on the economic, market and other conditions, and information made available to Deutsche Bank, as of the date thereof. The MPI board of directors did not ask for, and the opinion does not address, the fairness of the merger, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of MPI, nor does it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Deutsche Bank becomes aware after the date of the opinion. Deutsche Bank expressed no opinion as to the merits of the underlying decision by MPI to engage in the merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of (i) the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or (ii) any documents related to or referenced in the merger agreement, including the loan and security agreement entered into in connection with the merger agreement. Deutsche Bank’s opinion did not in any manner address the prices at which MPI common stock or other securities will trade following the announcement or completion of the merger.

MPI selected Deutsche Bank as a financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. MPI has retained Deutsche Bank under an engagement letter dated November 13, 2009 pursuant to which Deutsche Bank was paid a fee of $500,000 for the delivery of its opinion and Deutsche Bank will be paid a customary fee upon the consummation of the merger. MPI has agreed to reimburse Deutsche Bank for certain of its expenses and to indemnify Deutsche Bank against certain liabilities.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the DB Group. One or more members of the DB Group may have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to MPI or its affiliates for which it has received compensation. One or more members of the DB Group may also provide investment and commercial banking services to MPI and Javelin in the future, for which the DB Group would expect to receive compensation.

In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of MPI and Javelin for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Opinion of Javelin’s Financial Advisor

On December 18, 2009, at a meeting of Javelin’s board of directors held to evaluate the proposed merger, UBS delivered to Javelin’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 18, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the per share consideration to be received in the merger by holders of Javelin common stock was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex C and is incorporated into this joint proxy statement/prospectus by reference. Holders of Javelin common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of Javelin’s board of directors in connection with, and for the purpose of, its evaluation of the per share merger consideration from a financial point of view and does not address any other aspect of the merger or any related transaction. The opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Javelin or Javelin’s underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Javelin and MPI;

•

reviewed certain internal financial information and other data relating to Javelin’s business and financial prospects prepared by Javelin’s management that were not publicly available that Javelin’s board of directors directed UBS to utilize for purposes of its analysis, including estimates which probability weighted the likelihood and timing of FDA final approval of Dyloject and financial forecasts and estimates which reflected alternative scenarios regarding the licensing of Dyloject to a third party in the event that the merger were not consummated and the commercialization of Dyloject in the event that the merger were consummated;

•

reviewed certain internal financial information and other data relating to MPI’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by MPI’s management as adjusted by Javelin’s management that Javelin’s board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain estimates of synergies prepared by Javelin’s management that were not publicly available that Javelin’s board of directors directed UBS to utilize for purposes of its analysis;

•

conducted discussions with members of the senior managements of Javelin and MPI concerning the businesses and financial prospects of Javelin and MPI, including the financing needs of, and capital resources available to, Javelin;

•

performed discounted cash flow analyses of Javelin and the pro forma combined company in which UBS analyzed the future cash flows of Javelin and the pro forma combined company using the financial forecasts and estimates referred to above;

•	reviewed current and historical market prices of Javelin common stock and MPI common stock;

•	reviewed a draft dated December 17, 2009 of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of Javelin’s board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of Javelin’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Javelin or MPI, and was not furnished with any such evaluation or appraisal. With respect to the probability-weighted estimates regarding the likelihood and timing of FDA final approval of Dyloject referred to above, UBS assumed, at the direction of Javelin’s board of directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Javelin’s management and relied, without independent verification, on such estimates in considering the potential timing and amount of the contingent portion of the per share merger consideration. With respect to the financial forecasts, estimates, adjustments and synergies referred to above, UBS also assumed, at the direction of Javelin’s board of directors, that such forecasts, estimates, adjustments and synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Javelin and MPI, as the case may be, as to Javelin’s future financial performance under the alternative scenarios reflected for Dyloject, MPI’s future financial performance and such adjustments and synergies. In addition, UBS assumed, with the approval of Javelin’s board of directors, that the financial forecasts, estimates, adjustments (in the case of MPI) and synergies referred to above would be achieved at the times and in the amounts projected depending on the alternative scenarios reflected for Dyloject (in the case of Javelin). The financial and operating characteristics of Javelin cause its financial results to have limited comparability, for valuation purposes, to those of other companies and transactions in the specialty pharmaceuticals industry and, accordingly, UBS relied primarily on discounted cash flow analyses of such forecasts and estimates for purposes of its opinion. UBS also relied, at the direction of Javelin’s board of directors, without independent verification, upon the assessments of Javelin’s management as to the product candidates of Javelin and MPI, including Dyloject, and the risks associated with such product candidates, including, without limitation, the potential impact of drug competition, the timing and probability of successful testing, development and marketing, and of approval by appropriate governmental authorities, of such product candidates. UBS further relied, at the direction of Javelin’s board of directors, without independent verification, upon the assessments of Javelin’s management as to Javelin’s inability, on a standalone basis, to fund the commercialization of Dyloject internally or through external financing sources. UBS assumed, at the direction of Javelin’s board of directors, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and would neither cause the prior spin-off of MPI from Myriad Genetics, Inc. to be taxed under Section 355(e) of the Code nor cause MPI to violate any tax-sharing arrangements relating to the prior spin-off. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the request of Javelin’s board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with Javelin in 2008 and 2009 and held discussions with certain of these parties contacted in 2008 and other parties contacted by Javelin in 2009 prior to the date of UBS’ opinion. In addition, at the direction of Javelin’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the per share merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or any related documents or the form of the per share consideration, the merger or any related transaction, including, without limitation, the loan and security agreement entered into in connection with the merger agreement. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the per share merger consideration. UBS expressed no opinion as to what the value of MPI common stock would be when issued pursuant to the merger or the prices at which MPI common stock or Javelin common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of Javelin’s board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Javelin, MPI or the merger. Except as described above, Javelin imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to Javelin’s board of directors, UBS performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. UBS’ analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect such analyses.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all factors and analyses assessed as a whole.

The estimates of the future performance of Javelin and MPI provided by Javelin and MPI in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Javelin and MPI. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The merger consideration was determined through negotiation between Javelin and MPI and the decision by Javelin to enter into the merger was solely that of Javelin’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by Javelin’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Javelin’s board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Javelin’s board of directors on December 18, 2009 in connection with UBS’ opinion relating to the proposed merger. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the financial analyses described below, the term “weighted average contingent consideration” refers to approximately 0.024 of a share of MPI common stock per outstanding share of Javelin common stock calculated by averaging, on a probability-weighted basis, the contingent portion of the per share merger consideration of 0.0491 in the event that FDA final approval of Javelin’s drug candidate, Dyloject, occurs on or prior to June 30, 2010, 0.0246 in the event that FDA final approval occurs after June 30, 2010 and on or prior to January 31, 2011 or 0.0123 in the event that FDA final approval occurs after January 31, 2011 and on or prior to June 30, 2011. The weighted average contingent consideration was calculated based on probabilities assigned at the time of UBS’ opinion by Javelin’s management to the likelihood and timing of FDA final approval of Dyloject which Javelin’s management anticipated would most likely occur between July 1, 2010 and January 31, 2011. Estimated financial data for Javelin and MPI utilized in the analyses described below also were probability weighted by Javelin management to reflect Javelin management’s assessments as to the likelihood that Javelin’s and MPI’s product candidates would be commercialized.

Summary of Financial Analysis

UBS performed separate discounted cash flow analyses of Javelin on a standalone basis and of Javelin and MPI on a combined basis in order to compare implied present values on a standalone basis of an outstanding share of Javelin common stock with implied present values for the pro forma combined company attributable to an outstanding share of Javelin common stock based on the non-contingent portion of the per share merger consideration of 0.282 of a share of MPI common stock, referred to as the base consideration, and the weighted average contingent consideration of approximately 0.024 of a share of MPI common stock.

Javelin Standalone Discounted Cash Flow Analysis. In its discounted cash flow analysis of Javelin on a standalone basis, UBS utilized, at the direction of Javelin’s board of directors, financial forecasts and estimates relating to Javelin prepared by Javelin’s management that reflected, among other things, the licensing of Dyloject to a third party. UBS calculated a range of implied present values (as of December 31, 2009) of (i) the standalone unlevered, after-tax free cash flows that Javelin was forecasted to generate from January 1, 2010 until December 31, 2028, (ii) terminal values for Javelin based on Javelin’s calendar year 2028 estimated unlevered, after-tax free cash flow and (iii) Javelin’s estimated net operating loss carryforwards as of December 31, 2009 expected by Javelin’s management to be utilized in the future by Javelin to reduce future federal and state taxable income. Implied terminal values were derived by applying to Javelin’s calendar year 2028 estimated unlevered, after-tax free cash flow a range of perpetuity growth rates from 0.0% to 5.0%. Present values of cash flows, terminal values and net operating loss carryforwards were calculated using discount rates ranging from 14.0% to 18.0%. The discounted cash flow analysis of Javelin on a standalone basis resulted in a range of implied present values of approximately $1.15 to $1.35 per outstanding share of Javelin common stock.

Pro Forma Combined Company Discounted Cash Flow Analysis. In its discounted cash flow analysis of Javelin and MPI on a combined basis, UBS utilized, at the direction of Javelin’s board of directors, financial forecasts and estimates relating to Javelin prepared by Javelin’s management that reflected, among other things, the commercialization of Dyloject by the pro forma combined company and financial forecasts and estimates relating to MPI prepared by MPI’s management as adjusted by Javelin’s management. UBS also utilized, at the direction of Javelin’s board of directors, estimates prepared by Javelin’s management as to potential synergies anticipated by Javelin’s management to result from the merger. UBS calculated a range of implied present values (as of December 31, 2009) of (i) the unlevered, after-tax free cash flows that Javelin and MPI were forecasted to generate on a combined basis from January 1, 2010 until December 31, 2028, (ii) terminal values for the pro forma combined company based on the pro forma combined company’s calendar year 2028 estimated unlevered, after-tax free cash flow and (iii) the estimated net operating loss carryforwards of Javelin (after giving effect to statutory limitations) and MPI as of December 31, 2009 expected by Javelin’s management to be utilized in the future by the pro forma combined company to reduce future federal and state taxable income. Implied terminal values were derived by applying to the pro forma combined company’s calendar year 2028 estimated unlevered, after-tax free cash flow a range of perpetuity growth rates from 0.0% to 5.0%. Present values of cash flows, terminal values and net operating loss carryforwards were calculated using discount rates ranging from 14.0% to 18.0%. The discounted cash flow analysis of the pro forma combined company resulted in a range of implied present values of approximately $2.00 to $2.70 attributable to an outstanding share of Javelin common stock based on the base consideration and weighted average contingent consideration, as compared to the range of implied present values of approximately $1.15 to $1.35 per outstanding share of Javelin common stock derived from the standalone discounted cash flow analysis of Javelin described above under “Javelin Standalone Discounted Cash Flow Analysis.”

Miscellaneous

Under the terms of UBS’ engagement, Javelin has agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee of $1.5 million, $750,000 which was payable in connection with UBS’ opinion and $750,000 of which is contingent upon consummation of the merger. In addition, Javelin has agreed to reimburse UBS for its expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. As part of UBS’ engagement, UBS also has been retained as financial advisor to Javelin in connection with potential strategic partnerships, for which UBS will be entitled to receive compensation if the merger is not consummated during the term of UBS’ engagement.

In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Javelin and MPI and, accordingly, may at any time hold a long or short position in such securities.

Javelin selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Management Following the Merger

Following the merger, the board of directors of the combined company will be as follows:

Name	Current Affiliation
Gerald P. Belle	MPI
Martin J. Driscoll	Javelin
Neil W. Flanzraich	Javelin
Robert Forrester	MPI
Timothy R. Franson, M.D.	MPI
John T. Henderson, M.D.	MPI
Adrian N. Hobden	MPI
Dennis H. Langer, M.D., J.D.	MPI

Gerald P. Belle, MPI’s chairman of the board, will continue as chairman of the board of the combined company.

Following the merger, the executive officers of the combined company are currently expected to be the current executive officers of MPI, who are as follows:

Name	Position
Adrian N. Hobden, Ph.D.	President and Chief Executive Officer

Wayne Laslie	Chief Operating Officer

Robert Lollini	Chief Financial Officer

Edward Swabb, M.D., Ph.D.	Senior Vice President, Drug Development and Chief Medical Officer

Barbara Berry	Senior Vice President, Human Resources

Andrew Gibbs, J.D.	Vice President, Legal and Secretary

Interests of MPI’s Directors and Officers in the Merger

In considering the recommendation of the MPI board of directors to MPI stockholders to vote in favor of the issuance of shares of MPI common stock in the merger, and the other matters to be acted upon by MPI stockholders at the MPI special meeting, MPI stockholders should be aware that members of the MPI board of directors and MPI’s officers have interests in the merger that may be different from, in addition to, or may conflict with the interests of MPI stockholders. At the effective time of the merger and as a result of the merger, the board of directors of the combined company will be comprised of the six individuals that are current members of the MPI board of directors and two additional individuals that are current members of the Javelin board of directors, Martin J. Driscoll and Neil W. Flanzraich. Mr. Belle, MPI’s Chairman of the Board, will continue as Chairman of the Board of the combined company. In addition, at the effective time of the merger and as a result of the merger, the executive officers of the combined company are currently expected to be the current executive officers of MPI. None of MPI’s directors or officers have any other interests in the merger that may be different from, or in addition to, the interests of MPI stockholders. The MPI board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement, including the merger and the issuance of shares of MPI common stock in the merger, and to recommend that MPI stockholders approve the issuance of shares of MPI common stock in the merger, and related matters.

Interests of Javelin’s Directors and Officers in the Merger

In considering the recommendation of the Javelin board of directors with respect to the proposal to approve and adopt the merger agreement, Javelin stockholders should be aware that certain members of the Javelin board of directors and executive officers of Javelin have interests in the merger that are different from, or in addition to, their interests as Javelin stockholders or the interests of other Javelin stockholders. These interests present potential conflicts of interest. The Javelin board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision in approving the merger, the merger agreement and the related transactions.

MPI Board of Directors

Upon completion of the merger, the following two individuals that are current members of the Javelin board of directors, will be appointed to MPI’s board of directors:

•	Martin J. Driscoll; and

•	Neil W. Flanzraich.

It is not currently anticipated that either Mr. Driscoll or Mr. Flanzraich will be appointed to any committees of the MPI board of directors. As members of MPI’s board of directors, Mr. Driscoll and Mr. Flanzraich will be compensated in accordance with MPI’s Non-Employee Director Compensation Policy, pursuant to which each will receive an initial option grant to purchase 25,000 shares of MPI common stock upon their appointment to MPI’s board of directors and annual option grants thereafter, as well as an annual cash retainer and meeting attendance fees.

Ownership Interest

As of the record date for the special meeting of Javelin stockholders, Javelin’s executive officers and directors owned, in the aggregate, 9,026,569 shares of Javelin common stock, assuming that each individual executive officer and director had exercised as of that date all of the vested stock options beneficially owned by such individual with an exercise price below $1.551 per share of Javelin common stock, that all outstanding restricted stock units, or RSUs, and deferred stock units, or DSUs, held by each individual had vested and the underlying shares of Javelin common stock had been distributed to such individual, in each case, as of the record date and that Peter D. Kiernan’s and Georg Nebgen’s ownership included the securities described in footnotes 4 and 5 below, respectively. Such shares would represent the right to vote approximately 13.7% of the voting power of all of the shares of stock entitled to vote on the merger proposal at the special meeting of Javelin stockholders.

The following table shows the number of shares of MPI common stock each executive officer and director of Javelin would receive (on the same terms as Javelin’s other stockholders) as of the effective time of the merger, assuming that the merger had occurred on the record date, that each individual had exercised all of the vested stock options beneficially owned by such individual with an exercise price below $1.551 share of Javelin common stock as of such time and that all outstanding RSUs and DSUs held by each individual had vested and the underlying shares of Javelin common stock had been distributed to such individual, in each case, as of the record date:

Executive Officers

Name	Shares of MPI Common Stock(2)	Maximum Additional Shares of MPI Common Stock(3)
Martin J. Driscoll	202,336	35,229
Daniel B. Carr	118,166	20,574
Stephen J. Tulipano	66,016	11,494

Non-Employee Directors

Name	Shares of MPI Common Stock(2)	Maximum Additional Shares of MPI Common Stock(3)
Jackie M. Clegg	9,024	1,571
Neil W. Flanzraich	282,000	49,100
Peter D. Kiernan, III(4)	686,909	119,600
Fred Mermelstein	233,896	40,724
Georg Nebgen(5)	927,967	161,571
Douglas G. Watson	19,176	3,338

(1)	Amount assumes that the merger occurred on the record date and is calculated based on an exchange ratio of 0.3311. This exchange ratio reflects 0.2820 share of MPI common stock per share of Javelin common stock to be received by Javelin stockholders at the effective time of the merger and assumes stockholders will receive the maximum amount of contingent consideration, an additional 0.0491 share of MPI common stock per share of Javelin common stock based upon receipt of FDA final approval of Dyloject on or prior to June 30, 2010.

(2)	Based on receipt of 0.2820 share of MPI common stock per share of Javelin common stock at the effective time of the merger.

(3)	Distributed only upon receipt of FDA final approval of Dyloject, which may not occur. Assumes FDA final approval of Dyloject will be received on or prior to June 30, 2010 upon which all stockholders will receive the maximum amount of contingent consideration, an additional 0.0491 share of MPI common stock per share of Javelin common stock.

(4)	The number of shares of Javelin common stock beneficially owned by Mr. Kiernan and used to calculate the shares of MPI common stock he would receive includes 2,411,848 shares owned by Kiernan Ventures LLC (“Ventures”), a limited liability company managed solely by Mr. Kiernan and owned by Mr. Kiernan and his wife, and 24,000 shares obtainable upon exercise of options exercisable within 60 days of the record date. Excludes approximately 1,154,128 shares (the “Sonostar Shares”) beneficially owned by Sonostar Capital Partners LLC (“Sonostar”), a private equity fund managed solely by Mr. Kiernan’s brother, Mr. Gregory F. Kiernan, who has sole voting and dispositive power with respect to the Sonostar Shares. Ventures owns approximately 14.9% of the membership interests in Sonostar. 171,965 of the Sonostar Shares, representing the number of shares attributable to Ventures’ percentage interest in Sonostar, were placed in a segregated account in the name of Ventures after Peter Kiernan was appointed to the Board of Directors of Javelin. For the duration of Peter Kiernan’s serving as a director of Javelin: (i) no Sonostar Shares held in the segregated account shall be sold, pledged, hypothecated or otherwise disposed of by Sonostar; and (ii) no future purchase or sales of Javelin securities shall be allocated to Ventures or taken from the segregated account. Neither Peter Kiernan nor Ventures has voting or dispositive power with respect to the Sonostar Shares, including, without limitation, the Sonostar Shares held in the segregated account.

(5)

The number of shares of Javelin common stock beneficially owned by Dr. Nebgen and used to calculate the shares of MPI common stock he would receive includes: (i) 1,895,973 shares owned of record by NGN Biomed Opportunity I, L.P. and (ii) 1,370,693 shares owned of record by NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. The aggregate number also includes 24,000 shares obtainable upon exercise of options exercisable within 60 days of the record date, as reported on a Schedule 13D/A filed on February 14, 2008. Dr. Nebgen is a managing member of NGN Capital LLC (“NGN Capital”), which is the sole general partner of NGN Biomed I, L.P. (“NGN GP”) and the managing limited partner of NGN Biomed Opportunity I GmbH & Co. Beteiliguns KG (“NGN Biomed I GMBH”). NGN GP is the sole general partner of NGN Biomed Opportunity I, L.P. Under the operating agreement for NGN Capital, Dr. Nebgen is deemed to hold the reported securities for the benefit of NGN Capital. NGN Capital may, therefore, be deemed the indirect beneficial owner of the securities, and Dr. Nebgen may be deemed the indirect beneficial owner through his indirect interest in NGN Capital. Dr. Nebgen disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein, if any. The voting agreement entered into by Dr. Nebgen does not cover any of the shares owned of record by NGN Biomed Opportunity I, L.P. or NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG.

Potential Payments in Connection with the Merger

Under Martin Driscoll’s employment agreement, as amended, if Mr. Driscoll’s employment is terminated upon the occurrence of a “change of control” (as defined in the agreement) or within six months thereafter, Javelin shall (i) continue to pay Mr. Driscoll his base salary for a period of the greater of twelve months or the remaining term of his employment agreement, (ii) pay expense reimbursement amounts through the date of termination, (iii) continue to provide to Mr. Driscoll benefits available to senior executives of Javelin for a period of twelve months from the date of termination and, in the case of a termination under such circumstances following the anniversary of the amendment to Mr. Driscoll’s employment agreement, (iv) pay Mr. Driscoll 100% of his annual performance cash bonus for the year in which the termination occurs.

Under Daniel Carr’s employment agreement, as amended, if Dr. Carr’s employment is terminated upon the occurrence of a “change of control” (as defined in the agreement) or within six months thereafter, Javelin shall (i) continue to pay Dr. Carr his base salary for a period of six months, (ii) pay expense reimbursement amounts through the date of termination and, in the case of a termination under such circumstances following the anniversary of the amendment to Dr. Carr’s employment agreement, (iii) pay Dr. Carr any accrued and unpaid bonus.

Additionally, upon a change of control, all of Mr. Driscoll’s and Dr. Carr’s unvested options immediately vest and become exercisable and all of Mr. Driscoll’s and Dr. Carr’s DSUs vest and become immediately distributable to them.

In the event of a termination upon, or within six months of, a change of control, the following table shows the approximate amount of potential cash severance that would be payable to each of Mr. Driscoll and Dr. Carr following termination of employment, assuming such terminations had occurred on the record date:

Name	Cash Severance(1)
Martin J. Driscoll(2)	$479,975
Daniel B. Carr	$225,000

(1)	Subject to applicable state and federal tax withholding and other deductions and assessments as required by law.
(2)	This amount includes the value of continued benefits due under Mr. Driscoll’s employment agreement.

On December 18, 2009, Javelin adopted a retention plan, or the Retention Plan, in which Stephen J. Tulipano is a participant. The Retention Plan provides for the grant of restricted stock units, or RSUs, cash awards, and severance, in connection with a proposed or consummated change in control of Javelin. Pursuant to the Retention Plan, Mr. Tulipano was granted 10,000 RSUs under Javelin’s Amended and Restated 2005 Omnibus Stock Incentive Plan upon the signing of the merger agreement. Provided that he remains continuously employed by Javelin or MPI until the applicable vesting date, fifty percent of his RSU award will vest on June 17, 2010 and the remaining fifty percent will vest on June 17, 2011, except that all outstanding awards will become fully vested upon an earlier change in control (including consummation of the merger). Upon termination of his employment for any reason, all of his then unvested awards will immediately terminate and be forfeited. Under the Retention Plan, Mr. Tulipano is also eligible for a cash bonus award of $15,000. Mr. Tulipano’s right to the cash bonus award will vest upon consummation of the merger. If the merger agreement between Javelin and MPI is terminated and Mr. Tulipano remains employed by Javelin for six months following such termination, then he will be entitled to receive the bonus at that time. If Javelin or MPI terminates Mr. Tulipano’s employment without cause during the twelve-month period following consummation of the merger, he will be entitled to receive on the date of termination a lump-sum cash payment equal to: (i) six months of his base salary; plus (ii) $5,000 to assist with medical coverage following the termination of employment; plus (iii) all amounts that were accrued or otherwise owed but unpaid as of his date of termination for base salary, prior-year bonus, and vacation; plus (iv) a pro-rata portion of his target bonus for the year in which his employment terminates. All amounts payable under the Retention Plan are subject to applicable tax withholding.

Limitations of Liability and Indemnification

The merger agreement provides that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the merger, existing in favor of the current or former directors, officers or employees, of Javelin as provided in its certificate of incorporation or bylaws or in any agreement shall survive the merger and shall continue in full force and effect following completion of the merger. The merger agreement also provides that after the merger, MPI shall, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of Javelin against any costs or expenses judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the merger. MPI is also required to purchase “tail” directors and officers liability insurance coverage for a period of six years that is no less favorable in both amount and terms and conditions of coverage than Javelin’s existing directors and officers liability and fiduciary insurance programs, or if substantially equivalent insurance coverage is not available, the best available coverage; provided however that the aggregate cost for the purchase of such tail coverage shall not exceed more than 250% of the aggregate annual premium paid by Javelin for the existing directors and officers liability and fiduciary liability insurance program for the most recent fiscal year, provided, further, that should the cost of such insurance exceed the 250% cap, MPI is required to instead purchase the best available coverage.

Form of the Merger

Under the merger agreement, Merger Sub, a wholly owned subsidiary of MPI, will merge with and into Javelin, with Javelin continuing as a wholly owned subsidiary of MPI.

Merger Consideration, Milestone Shares and Escrow

Subject to the terms of the merger agreement, at the effective time of the merger, each share of Javelin common stock outstanding immediately prior to the merger will be converted into the right to receive 0.2820 shares of MPI common stock. In addition, depending upon if and when the FDA grants final approval of Javelin’s drug candidate, Dyloject, for which an NDA has been submitted and accepted for formal review by the FDA, Javelin stockholders may receive between 0.0123 and 0.0491 additional shares of MPI common stock for every one share of Javelin common stock held immediately prior to the effective time of the merger. Such additional shares are referred to in this joint proxy statement/prospectus as the milestone shares. The milestone shares will be shown as issued and outstanding on the books and records of MPI at the closing, but will be held in escrow for the benefit of Javelin stockholders pursuant to the terms of an escrow agreement, by and among MPI, the escrow agent and the Stockholder Representative, to be entered into at or prior to the effective time of the merger. The form of escrow agreement is attached to this joint proxy statement/prospectus as Annex F. Subject to the terms of the merger agreement and the escrow agreement, based on the timing of the final approval by the FDA of Dyloject, the pre-merger Javelin stockholders shall receive milestone shares as follows:

•

if FDA final approval of Dyloject is received on or prior to June 30, 2010, the former Javelin stockholders shall receive an additional 0.0491 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger;

•

if FDA final approval of Dyloject is received after June 30, 2010 but on or prior to January 31, 2011, the former Javelin stockholders shall receive an additional 0.0246 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger; and

•

if FDA final approval of Dyloject is received after January 31, 2011 but on or prior to June 30, 2011, the former Javelin stockholders shall receive an additional 0.0123 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger.

Subject to the terms and conditions of the escrow agreement:

•

Each former Javelin stockholder will have the right to direct the escrow agent how to vote his, her or its milestone shares. In the absence of instructions, the escrow agent will vote the milestone shares in a manner consistent with and in the same proportion to the voting of all other shares of MPI common stock that were eligible to vote and for which votes were cast.

•

Each former Javelin stockholder will have the right to receive cash dividends on his, her or its respective milestone shares when and if paid by MPI, and will not be liable to return such cash dividends even if such milestone shares are returned subsequently to MPI for cancellation. Any non-cash dividend or other distribution on the milestone shares will be held by the escrow agent in escrow along with the corresponding milestone shares and released in conjunction with the corresponding milestone shares. Any corresponding dividends or other distributions on such milestone shares not previously distributed to former Javelin stockholders will be returned to MPI upon cancellation of the corresponding milestone shares.

•	The right to receive milestone shares is not assignable or transferable, except by operation of law or the laws of descent and distribution.

Based on the number of shares outstanding of Javelin as of the record date, at the closing of the merger, MPI anticipates it will issue approximately 18,152,021 shares of MPI common stock in exchange for all outstanding shares of Javelin common stock. An additional approximately 3,160,511 milestone shares will be held in escrow. Javelin stockholders will receive cash for any fractional shares of MPI common stock that they would otherwise receive in the merger.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the approval and adoption of the merger agreement by the stockholders of Javelin and the approval of the issuance of shares of MPI common stock pursuant to the merger by the stockholders of MPI. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by MPI and Javelin and specified in the certificate of merger. However, neither MPI nor Javelin can predict the exact timing of the consummation of the merger.

Treatment of Javelin Options and Warrants

All outstanding options to purchase Javelin common stock became fully vested upon execution of the merger agreement. Under the terms of the merger agreement, prior to the effective time of the merger, Javelin will take commercially reasonable actions to provide the holders of all options to purchase shares of Javelin common stock with written notice that all options that are vested and exercisable as of the date of such notice may be exercised by the holder of the option within a specified time from the date of the notice, which shall expire prior to the effective time of the merger, and that at the end of such notice period all options to purchase Javelin common stock will be cancelled and terminated. Prior to the effective time of the merger Javelin will take commercially reasonable actions to terminate all of the Javelin stock plans, or plans to purchase any shares of common stock of Javelin.

At the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Javelin common stock, will be assumed by MPI. Each such outstanding warrant to purchase shares of Javelin common stock so assumed by MPI under the merger agreement will continue to have, and be subject to, the same terms and conditions set forth in such warrant to purchase shares of Javelin common stock immediately prior to the effective time of the merger, except that such warrants to purchase shares of Javelin common stock shall be exercisable for shares of MPI common stock, with the numbers of shares purchasable and exercise price adjusted as set forth in such assumed warrants.

Regulatory Approvals

Neither MPI nor Javelin is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger.

In the United States, MPI must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of MPI common stock in the merger, including the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part. MPI has filed a Notification: Listing of Additional Shares with The NASDAQ Global Market to effect the listing of MPI common stock issuable in connection with the merger or upon exercise of Javelin’s outstanding warrants that are assumed by MPI and remain outstanding following the consummation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to Javelin stockholders who exchange their shares of Javelin common stock for shares of MPI common stock and the right to receive milestone shares in the merger. This discussion addresses only Javelin stockholders who are U.S. Holders (as defined below) and hold Javelin common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Javelin stockholder in light of that stockholder’s individual circumstances or to a Javelin stockholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a stockholder who is not a U.S. Holder;

•	a pass-through entity or an investor in such an entity;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects to apply a mark-to-market method of accounting;

•	a stockholder who holds Javelin common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; and

•	a stockholder who acquired his or her shares of Javelin common stock pursuant to the exercise of employee stock options or otherwise as compensation.

The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, or IRS, and there can be no assurance that the IRS or a court will agree with the conclusions stated herein. In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

Javelin stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances including the applicability and effect of U.S. federal, state, local, foreign income and other tax laws.

For purposes of this discussion, “U.S. Holder” refers to a beneficial holder of Javelin common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (y) that was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds Javelin common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of that partnership. If a U.S. Holder is a partner of a partnership holding that common stock, the holder should consult its tax advisor regarding the tax consequences of the merger.

It is a condition to the completion of the merger that MPI receive a written opinion from its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., and that Javelin receive a written opinion from its counsel, Ropes & Gray LLP, in each case dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither MPI nor Javelin intends to waive this closing condition. In the event that either MPI or Javelin waives receipt of such opinion from its counsel, however, the waiving company will again solicit the approval of its stockholders after providing appropriate disclosure. The opinions will rely on certain assumptions as well as representations made by MPI, Merger Sub and Javelin. If any of those assumptions or representations are inaccurate, counsel may not be able to render the required opinions, or the opinions could become invalid as a result, and the tax consequences of the merger could differ from those discussed here. An opinion of counsel is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

The Spin-Off

MPI was spun out from Myriad Genetics, Inc., or Myriad Genetics, on June 30, 2009 in a transaction intended by MPI and Myriad Genetics to be tax free under Section 355 of the Code, referred to in this section as the spin-off. Under Section 355(e) of the Code, however, the spin-off could become taxable to Myriad Genetics if 50% or more (by vote or value) of the equity securities of either Myriad Genetics or MPI were to be acquired, directly or indirectly, by persons other than Myriad Genetics shareholders as part of a plan or series of related transactions that included the spin-off. In such event, the gain recognized by Myriad Genetics would be calculated by reference to the excess, if any, of the fair market value of the MPI stock distributed by Myriad Genetics and Myriad Genetics’ basis in that stock. Even if Section 355(e) were to cause the spin-off to be taxable to Myriad Genetics, the spin-off would remain tax-free to holders of Myriad Genetics stock.

Because the Javelin stockholders will not own 50% or more (by vote or value) of MPI’s equity securities following the merger, the merger will not by itself cause the spin-off to be taxable to Myriad Genetics under Section 355(e), and MPI has advised that the merger is not part of a plan or series of transactions that include the spin-off. MPI has further advised that Myriad Genetics’ tax basis in its MPI shares exceeded the fair market value of those shares at the time of the spin-off. However, MPI’s determinations with respect to these matters are not binding on the IRS.

Tax Consequences to Javelin Stockholders

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following are the material U.S. federal income tax consequences of the merger to Javelin stockholders:

Exchange of Javelin Common Stock for MPI Common Stock and Right to Receive Milestone Shares

Except as discussed below with respect to the receipt of cash in lieu of fractional shares, Javelin’s stockholders will not recognize gain or loss for U.S. federal income tax purposes on their receipt of MPI common stock not subject to the escrow, referred to in this discussion as the original MPI stock, or the milestone shares in exchange for their Javelin common stock in the merger.

Basis and Holding Period of Merger Consideration

The aggregate tax basis of the original MPI stock and the milestone shares received by a Javelin stockholder pursuant to the merger will be the same as the aggregate tax basis of the Javelin stockholder’s surrendered common stock exchanged therefor, reduced by the tax basis allocable to any fractional share of MPI common stock received. The tax basis will be allocated pro rata among the milestone shares and the original MPI stock as though the Javelin stockholder received at the effective time the maximum number of milestone shares that can be issued under the merger agreement.

An adjustment to the basis in the original MPI stock received and the milestone shares should be made once it becomes known how many milestone shares (if any) the Javelin stockholders are entitled to receive. The IRS has not issued guidelines on how a stockholder should make this adjustment. Accordingly, it is unclear how this adjustment should be made, particularly if a Javelin stockholder no longer retains all the original MPI stock received in the merger. A Javelin stockholder could recalculate its basis in all of its MPI stock, including original MPI stock and any additional milestone shares received, even if the stockholder has disposed of some of its original MPI stock. Alternatively, a Javelin stockholder could recalculate its basis in any remaining original MPI stock or additional milestone shares received without recalculating the basis that had been allocated to any disposed original MPI stock. Each Javelin stockholder should consult its own tax advisor as to the allocation of its tax basis among the original MPI stock and the milestone shares.

The holding period of the original MPI stock and any milestone shares in the hands of a Javelin stockholder will include the holding period of the Javelin stockholder’s common stock exchanged for the original MPI stock and the milestone shares pursuant to the merger.

Cash in Lieu of Fractional Shares

A Javelin stockholder who receives cash instead of a fractional share of MPI common stock (including milestone shares) in the merger will be treated as having received the fractional share in the merger and then as having sold for cash the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of the cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share (as described above). Any such capital gain or loss will be a long-term capital gain or loss if the Javelin common stock exchanged for the fractional share of MPI common stock was held for more than one year at the time of the merger.

Reporting Requirements

A Javelin stockholder will be required to retain records pertaining to the merger and may be required to file with such Javelin stockholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. MOREOVER, THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. IN ADDITION, THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER AND DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER.

Anticipated Accounting Treatment

The merger will be accounted for as an acquisition of Javelin by MPI under the purchase method of accounting under U.S. GAAP. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of MPI issued after consummation of the merger will reflect only the operations of Javelin after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Javelin.

All unaudited pro forma financial information contained in this joint proxy statement/prospectus has been prepared using the purchase method to account for the merger. The measurement of the purchase price will be performed as of the date the merger is completed. Changes in the market price of MPI common stock could materially increase or decrease the total purchase price as compared to the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the assigned fair values of Javelin’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the net fair value of the assets and liabilities of Javelin as compared to the unaudited pro forma information included in this document may have the effect of increasing the amount of the purchase price allocable to goodwill.

Litigation Related to the Merger

Beginning on December 23, 2009, several putative stockholder class action lawsuits were filed against Javelin, members of Javelin’s board of directors, MPI and Merger Sub in the Suffolk Superior Court Business Litigation Session in Massachusetts. The actions, first served on Javelin on January 5, 2010, styled Schnipper v. Watson et al., Parrish v. Watson et al. and Andrews v. Driscoll et al., allege, among other things, that the members of Javelin’s board of directors violated their fiduciary duties by failing to maximize value for Javelin’s stockholders when negotiating and entering into the merger agreement. The complaints also allege that MPI, Merger Sub and Javelin aided and abetted those purported breaches. Plaintiffs seek, among other things, to enjoin the merger or, in the alternative, to rescind the merger should it occur before the lawsuits are resolved. On January 13, 2010, the parties filed a stipulation and proposed order consolidating the actions. The order was entered by the court on January 21, 2010. Pursuant to the stipulation, plaintiffs filed a consolidated amended complaint on February 23, 2010. Plaintiffs also have filed an “emergency” motion seeking expedited discovery.

Defendants have opposed that motion. A hearing on the motion for expedited discovery has been scheduled for Friday, March 12, 2010. It is possible that similar lawsuits may yet be filed and served. Javelin and MPI believe that such actions, if any, will be consolidated with the actions described above. Each of Javelin and MPI believes that the allegations are without merit and intends to vigorously defend these actions. Even meritless lawsuits, however, may carry with them the potential to delay consummation of the merger.

Appraisal Rights

MPI stockholders and Javelin stockholders are not entitled to exercise dissenter’s or appraisal rights as a result of the merger or to demand payment for their shares under applicable law.

THE MERGER AGREEMENT

MPI and Javelin entered into the merger agreement on December 18, 2009. The full text of this agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. MPI and Javelin urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger and related matters.

The representations and warranties described below and included in the merger agreement were made by MPI and Javelin to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by MPI and Javelin in connection with negotiating the terms of the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between MPI and Javelin rather than establishing matters as facts. The merger agreement is described in this joint proxy statement/prospectus and included as Annex A only to provide you with information regarding the material terms and conditions of the merger agreement, and not to provide any other factual information regarding MPI, Javelin or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about MPI or Javelin, and you should read the information provided elsewhere in this joint proxy statement/prospectus for information regarding MPI, Javelin and their respective businesses as this summary may not contain all of the information that may be important to you. See “Where You Can Find More Information” on page 120.

General

Under the merger agreement, Merger Sub, a wholly owned subsidiary of MPI, will merge with and into Javelin, with Javelin surviving as a wholly owned subsidiary of MPI. Pursuant to the merger agreement, Javelin stockholders will have the right to receive shares of MPI common stock based on the exchange ratio determined in accordance with the merger agreement. MPI stockholders will continue to own their existing shares of MPI common stock after the merger. MPI stockholders should not send in their stock certificates in connection with the merger.

Unless MPI and Javelin agree to a different date or the merger agreement is terminated pursuant to its terms, the closing of the merger will take place as promptly as practicable, but in no event later than the third business day, after the day on which the last of the conditions to the merger set forth in the merger agreement has been satisfied or waived (if permissible). However, because the merger is subject to a number of conditions, neither MPI nor Javelin can predict exactly when the closing will occur or if it will occur at all. See “—Conditions to Completion of the Merger” for a more complete description of the conditions that must be satisfied or waived before closing.

Merger Consideration, Milestone Shares and Escrow

Promptly following the effective time of the merger, Javelin stockholders will receive 0.2820 shares of MPI common stock for every one share of Javelin common stock held immediately prior to the effective time of the merger. In addition, depending upon if and when the FDA grants final approval of Javelin’s drug candidate, Dyloject, for which an NDA has been submitted and accepted for formal review by the FDA, Javelin stockholders may receive between 0.0123 and 0.0491 additional shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the effective time of the merger as follows:

•

if FDA final approval of Dyloject is received on or prior to June 30, 2010, the former Javelin stockholders shall receive an additional 0.0491 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger;

•

if FDA final approval of Dyloject is received after June 30, 2010 but on or prior to January 31, 2011, the former Javelin stockholders shall receive an additional 0.0246 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger; and

•

if FDA final approval of Dyloject is received after January 31, 2011 but on or prior to June 30, 2011, the former Javelin stockholders shall receive an additional 0.0123 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger.

The additional shares of MPI common stock that may be issued to the Javelin stockholders upon FDA final approval of Dyloject are referred to in this joint proxy statement/prospectus as the milestone shares. The milestone shares will be shown as issued and outstanding on the books and records of MPI at the effective time of the merger but pursuant to the terms of the merger agreement will be held in an escrow account for the benefit of Javelin stockholders pursuant to the terms of an escrow agreement, by and among MPI, the escrow agent and the Stockholder Representative, to be entered into at or prior to the effective time of the merger. The form of escrow agreement is attached to this joint proxy statement/prospectus as Annex F. Javelin stockholders will receive cash for any fractional shares of MPI common stock that they would otherwise receive as consideration in the merger.

Javelin Stock Options

Prior to the effective time of the merger, Javelin will take commercially reasonable actions to provide the holders of all options to purchase shares of Javelin common stock with written notice that all options that are vested and exercisable as of the date of such notice may be exercised by the holder of the option within a specified time from the date of the notice, which shall expire prior to the effective time of the merger, and that at the end of such notice period all options to purchase Javelin common stock will be cancelled and terminated. Prior to the effective time of the merger Javelin will take commercially reasonable actions to terminate all of the Javelin stock plans, or plans to purchase or arrangements for the issuance of any shares of common stock of Javelin.

Javelin Warrants

At the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Javelin common stock will be assumed by MPI. Each such outstanding warrant to purchase shares of Javelin common stock so assumed by MPI under the merger agreement will continue to have, and be subject to, the same terms and conditions set forth in such warrant immediately prior to the effective time of the merger, except that such warrants to purchase shares of Javelin common stock shall be exercisable for shares of MPI common stock, with the numbers of shares purchasable and exercise price adjusted as set forth in such assumed warrants.

Conditions to Completion of the Merger

The obligations of each of MPI and Javelin to consummate the merger are subject to the satisfaction or waiver (if permissible) at or before the effective time of the merger of the following conditions:

•	the approval and adoption of the merger agreement and merger by the holders of at least a majority of the outstanding shares of Javelin common stock;

•	the approval of the issuance of MPI common stock pursuant to the merger agreement by the holders of a majority of the shares of MPI common stock cast on the proposal;

•	the absence of any legal prohibition to completing the merger;

•	the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	MPI and Javelin shall have received the written opinions of their respective legal counsel that the merger will qualify as a tax-free reorganization under section 368(a) of the Code.

In addition, each party’s obligation to complete the merger is further subject to the satisfaction or waiver (if permissible) by that party of the following additional conditions:

•

all representations and warranties of the other party in the merger agreement being true and correct as of the effective time of the merger or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of such representations and warranties to be true and correct, disregarding any materiality qualifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•

the other party to the merger agreement having performed or complied with in all material respects all agreements and covenants required to be performed, or complied with by, it at or before the effective time of the merger;

•	the other party having delivered a certificate signed by a duly authorized officer certifying the satisfaction of the above conditions in the merger agreement;

•	the other party having delivered evidence that all required governmental approvals and third party consents have been obtained; and

•	no material adverse effect on the other party shall have occurred and be continuing since the date of the merger agreement.

In addition, the obligation of MPI to complete the merger is further subject to the satisfaction or waiver at or before the effective time of the merger of the condition that Javelin amend a certain license agreement as specified in the merger agreement.

Further, the obligation of Javelin to complete the merger is further subject to the satisfaction or waiver at or before the effective time of the merger of the condition that shares of MPI common stock issuable to the Javelin stockholder pursuant to the merger have been authorized for listing on The NASDAQ Global Market.

No Solicitation

Prior to the effective time of the merger or the termination of the merger agreement in accordance with its terms, Javelin agrees that, except as described below, Javelin and any of its subsidiaries will not, and will not cause any of the officers, directors, employees and advisors retained by it or any of its subsidiaries to:

•	initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information or access to properties or assets) an “acquisition proposal” (as defined below);

•

furnish any non-public information regarding Javelin or any Javelin subsidiary to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal;

•	enter into discussions or negotiate with any person in furtherance of an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal other than as described below; or

•

enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or any other contract relating to an acquisition proposal, with respect to an acquisition proposal other than as specifically provided for in the merger agreement.

Pursuant to the merger agreement, an “acquisition proposal” means, any proposal or offer from any person or group of persons (other than MPI or its affiliates) relating to:

(a)

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Javelin is a constituent corporation; (ii) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Javelin or any of its subsidiaries; or (iii) in which Javelin or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of Javelin or any of its subsidiaries;

(b)	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 20% or more of the consolidated net revenues of Javelin and its subsidiaries, taken as a whole, or consolidated book value of the assets of Javelin and its subsidiaries, taken as a whole; or (ii) 20% or more of the fair market value of the assets (including intangible assets) of Javelin and its subsidiaries, taken as a whole; or

(c)	any liquidation or dissolution of Javelin; provided, however, that the term “acquisition proposal” shall not include (i) the merger or any of the other transactions contemplated by the merger agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Javelin and one or more of its subsidiaries or among subsidiaries of Javelin not in violation of the merger agreement.

Prior to the effective time of the merger, if, following the receipt by Javelin of an acquisition proposal, the Javelin board determines in good faith after consultation with its legal and financial advisors that such acquisition proposal is, or is reasonably likely to lead to, a “superior proposal” (as defined below) and if, after consultation with its legal advisor, the Javelin board determines in good faith that the failure to take the action specified below, as applicable, would be inconsistent with its fiduciary obligations under applicable law, the Javelin board may:

•	engage in negotiations or discussions with such person who made such acquisition proposal and its advisors; and/or

•

furnish non-public information with respect to Javelin and its subsidiaries to the person who made such acquisition proposal pursuant to a confidentiality agreement with terms overall no less favorable to Javelin than those contained in the confidentiality agreement with MPI; provided that all such information (to the extent that such information has not been previously provided or made or had been previously made available to MPI) is provided to MPI prior to or substantially concurrently with the time it is provided or made available to such person.

In connection with a superior proposal or an event, development or change in circumstance that occurs, arises or becomes known to the Javelin board following the date of then merger agreement, the Javelin board may make a change in its board recommendation of the merger, in each case if the Javelin board determines in good faith after consultation with the its legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the Javelin stockholders under applicable law.

A “superior proposal” means an acquisition proposal that the Javelin board has determined would, if consummated, result in a transaction that is more favorable from a financial point of view to the Javelin stockholders than the transactions contemplated by the merger agreement after (x) consultation with Javelin’s legal and financial advisors and (y) taking into account all appropriate legal and financial or other aspects of such proposal.

The merger agreement also provides that Javelin will keep MPI reasonably informed of the status of any negotiations with respect to an acquisition proposal.

Meetings of Stockholders; Change in Board Recommendation

MPI is obligated under the merger agreement to call and hold the MPI special meeting for purposes of considering the issuance of MPI common stock pursuant to the merger and approving all other transactions contemplated by the merger agreement. The MPI board has recommended that MPI stockholders approve the issuance of MPI common stock pursuant to the merger agreement and, except in accordance with the following sentence, has agreed that it will not change or publicly propose to change, in any manner adverse to Javelin, the recommendation to approve, by the MPI board, the merger agreement, the merger or the issuance of MPI common stock pursuant to the merger agreement, or take any action inconsistent with its recommendation. However, the MPI board may make a change in its recommendation prior to the MPI stockholder approval of the issuance of MPI common stock in connection with an event, development or change in circumstance that occurs, arises or becomes known to the MPI board following the date of the merger agreement, if the MPI board determines in good faith after consultation with the its legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the MPI stockholders under applicable law.

Unless the merger agreement is otherwise terminated in accordance with its terms, even if the MPI board has made an adverse recommendation change regarding the merger and the issuance of the MPI common stock pursuant to the merger agreement, the MPI proposal to approve the share issuance must be submitted to the MPI stockholders at a meeting of the MPI stockholders called for such purpose.

Javelin is obligated under the merger agreement to call and hold the Javelin special meeting for purposes of considering the approval and adoption of the merger agreement and approving all other transactions contemplated by the merger agreement. The Javelin board has recommended that Javelin stockholders approve and adopt the merger agreement and, except in accordance with the following sentence, has agreed that it will not change or publicly propose to change, in any manner adverse to MPI, the recommendation by the Javelin board to approve the merger agreement or merger, or take any action inconsistent with its recommendation. However, the Javelin board may make a change in its recommendation prior to the Javelin stockholder approval of the merger and the merger agreement in connection with (i) a superior proposal as described above under the heading “—No Solicitation” or (ii) an event, development or change in circumstance that occurs, arises or becomes known to the Javelin board following the date of the merger agreement, if the Javelin board determines in good faith after consultation with the its legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the Javelin stockholders under applicable law.

Unless the merger agreement is otherwise terminated in accordance with its terms, even if (i) the Javelin board of directors has made an adverse recommendation change; or (ii) a competing proposal has been commenced, disclosed, announced or submitted to the Javelin board, the Javelin proposal to approve and adopt the merger agreement must be submitted to the Javelin stockholders at a meeting of the Javelin stockholders called for such purpose.

Covenants; Conduct of Business Pending the Merger

Javelin agreed to certain restrictions on it and its subsidiaries until the later of either the effective time of the merger or the date the merger agreement is terminated. In general, Javelin must use its reasonable best efforts to conduct its business in the ordinary course and in all material respects to keep substantially intact the business of Javelin and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Javelin also agreed that, subject to certain limited exceptions described in the merger agreement, without the consent of MPI, it would not, during the period prior to the closing of the merger:

•	amend its certificate of incorporation or bylaws;

•

issue, deliver, pledge, encumber or sell equity securities, options or other securities convertible into or exercisable for equity securities, except for the issuance of shares of Javelin common stock upon exercise of outstanding options or warrants and to a limited extent to employees or directors;

•	declare, set aside, make or pay any dividend or other distribution with respect to any shares of Javelin capital stock;

•	adjust, recapitalize, reclassify, combine, split, repurchase, redeem or otherwise acquire any shares of its capital stock or other securities;

•	acquire any corporation, partnership or other business organization or any assets which are material to Javelin taken as a whole, other than in the ordinary course of business;

•	sell or otherwise dispose of any corporation, partnership or other business organization, or any assets other than sales of inventory in the ordinary course of business;

•

sell, transfer, license, lease, mortgage, pledge, encumber or otherwise dispose of any of its intellectual property, or materially amend any of its existing material agreements regarding its intellectual property;

•	authorize any material new capital expenditures in excess of $100,000

•	incur or modify in any material respect the terms of any material indebtedness other than in the ordinary course of business and not in excess of $100,000;

•	increase the compensation or fringe benefits of any officers, directors or employees other than in the ordinary course of business;

•	grant any additional severance or termination pay;

•	enter into any employment, consulting or severance agreements with any present or former officers, directors or employees;

•	hire any employees, independent contractors or consultants;

•	enter into any new material contract or modify any existing material contract or waive any material rights thereunder other than in the ordinary course of business;

•	enter into or modify any lease with respect to real property;

•	enter into any contract or agreement with a term of greater than six months or which could reasonably be expected to result in payment obligations by Javelin in excess of $50,000;

•	change Javelin’s accounting principles, policies or procedures;

•	create or incur any liens on its material properties or assets;

•	enter into any material agreement with respect to its intellectual property or with respect to the intellectual property of any third party;

•

enter into any agreement, or amend the terms of any existing agreement, which grants to any person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies;

•

settle or compromise any material litigation, other than (i) in the ordinary course of business consistent with past practice or (ii) settlements or compromises involving payments not in excess of $100,000 individually, or more than $250,000 in the aggregate;

•	fail to maintain in full force and effect all insurance policies;

•	take or cause any action intended or reasonably expected to result in any of the conditions to closing of the merger agreement not being satisfied; or

•	announce any intention or enter into an agreement to do any of the foregoing.

MPI also has agreed to certain restrictions until the later of either the effective time of the merger or the date the merger agreement is terminated. MPI and its subsidiaries also agreed that, subject to certain limited exceptions described in the merger agreement, without the consent of Javelin, it would not, during the period prior to the closing of the merger:

•	amend its certificate of incorporation or its bylaws in a manner affecting the MPI common stock, the Javelin stockholders or the merger;

•

issue, deliver or sell equity securities, options or other securities convertible into or exercisable for equity securities, except upon the exercise of previously issued options, warrants or convertible securities or issuances as part of normal employee compensation in the ordinary course of business;

•	declare, set aside, make or pay any dividend or other distribution with respect to any shares of MPI capital stock;

•	adjust, recapitalize, reclassify, combine, split, repurchase, redeem or otherwise acquire any shares of MPI capital stock or other securities;

•	acquire any corporation, partnership or other business organization or any assets which are material to MPI taken as a whole, other than in the ordinary course of business;

•	sell or otherwise dispose of any corporation, partnership or other business organization or any assets, other than sales of inventory in the ordinary course of business;

•

sell, transfer, license, lease, mortgage, pledge, encumber or otherwise dispose of any of its intellectual property, or materially amend any of its existing material agreements regarding its intellectual property;

•	enter into any material agreement with respect to its intellectual property or with respect to the intellectual property of any third party;

•

enter into any agreement, or amend the terms of any existing agreement, which grants to any person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies;

•

settle or compromise any material litigation, other than (i) in the ordinary course of business consistent with past practice or (ii) settlements or compromises involving payments not in excess of $100,000 individually, or more than $250,000 in the aggregate;

•	take any action that would result in the MPI common stock to cease to be eligible for listing or trading on The NASDAQ Global Market;

•	take or cause any action intended or reasonably expected to result in any of the conditions to closing of the merger agreement not being satisfied; or

•	announce any intention or enter into an agreement to do any of the foregoing.

Other Agreements

Each of MPI and Javelin has agreed:

•

to use its commercially reasonable efforts to cause the registration statement of which this joint proxy statement/prospectus is a part to become effective as promptly as practicable after the date of the merger agreement, and to respond promptly, after consultation with each other, to any comments of the SEC or its staff;

•	to coordinate with the other in preparing and exchanging information and promptly provide the other with copies of all filings or submissions made in connection with the merger;

•

to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and to obtain all consents, approvals and authorizations necessary to complete the merger; and

•	to use reasonable best efforts to consult with each other about any public statement either will make concerning the merger, subject to certain exceptions.

MPI and Javelin also agreed that:

•

MPI will use commercially reasonable efforts to cause the shares of MPI common stock that Javelin stockholders will be entitled to received pursuant to the merger to be authorized for listing on The NASDAQ Global Market prior to the effective time of the merger.

•

The combined company will continue to exculpate, advance expenses to and indemnify each of the directors and officers of Javelin to the fullest extent permitted under the Delaware General Corporation Law and, for a period of six years after the merger, will maintain directors’ and officers’ liability insurance for Javelin’s directors and officers.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained as set forth below:

•	by mutual written consent of MPI and Javelin;

•

by MPI or Javelin if the merger has not been consummated on or before April 15, 2010, the “outside date”, unless such party’s failure to fulfill an obligation is the material cause of the failure of the merger to be consummated by such date; provided, that if the registration statement of which this joint proxy statement/prospectus is a part is not declared effective by March 1, 2010, then such outside date is extended by one day for each day past March 1, 2010 that the registration statement of which this joint proxy statement/prospectus is a part has not been declared effective but in no event shall the outside date be extended beyond April 30, 2010;

•	by MPI or Javelin if a governmental authority shall have enjoined, restrained or prohibited the merger;

•	by MPI or Javelin for uncurable breaches of representations, warranties, covenants or agreements of the other party;

•

by MPI or Javelin if, at such party’s stockholder meeting, the requisite stockholder approval was not obtained unless the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed by such party under the merger agreement;

•

by MPI if (A) the Javelin board shall have publicly withdrawn or adversely modified its recommendation of the merger, (B) the Javelin board fails to reaffirm its recommendation of the merger after a request from MPI to do so, (C) the Javelin board shall have (i) recommended that the Javelin stockholders approve an acquisition proposal or (ii) determined to accept a superior proposal (D) Javelin materially breaches its obligation (i) to hold the Javelin stockholder meeting or (ii) not to solicit offers, or (E) a third party shall have commenced a tender offer for Javelin and Javelin shall not have recommended that its stockholders reject such third-party offer;

•

by Javelin if the Javelin board shall have received a superior proposal and gives MPI the opportunity to adjust the terms of the merger, and after good faith negotiation, the third party proposal is still a superior proposal;

•

by Javelin if (A) the MPI board shall have publicly withdrawn or adversely modified its recommendation of the merger, (B) the MPI board fails to reaffirm its recommendation of the merger after a request from Javelin to do so, (C) the MPI board shall have (i) recommended that the MPI stockholders approve an acquisition proposal or (ii) determined to accept an alternative acquisition proposal (D) MPI breaches its obligation to hold the MPI stockholders meeting, or (E) a third party shall have commenced a tender offer for MPI and MPI shall not have recommended that its stockholders reject such third-party offer; or

•

by MPI if Javelin has (i) withdrawn the Dyloject NDA without the written consent of MPI or (ii) received a “refusal to file” letter from the FDA with respect to the NDA of Dyloject and MPI believes in good faith that it is unlikely that the issues raised in the letter can be resolved and the NDA can be re-submitted to the FDA within 60 days after receipt of the “refusal to file” letter such that the NDA as re-submitted will be filed by the FDA without requiring further revisions.

Termination Fees and Expenses

Depending upon the circumstances of termination of the merger agreement, MPI or Javelin may be required to pay the other party termination fees and/or stipulated expenses as follows:

•

Javelin shall pay MPI its transaction expenses of up to $1,500,000 within 90 days in the event that MPI terminates the merger agreement as a result of Javelin’s board having publicly changed or adversely modified its recommendation to its stockholders to approve the merger or failed to reaffirm its recommendation to its stockholders to approve the merger because Javelin believes, in good faith, that a material adverse effect to MPI has occurred;

•

Javelin shall pay MPI a termination fee of $2,900,000 and MPI’s transaction expenses of up to $1,500,000 within one business day in the event that MPI terminates the merger agreement as a result of Javelin’s board having publicly changed or adversely modified its recommendation to its stockholders to approve the merger or failed to reaffirm its recommendation to its stockholders to approve the merger because of a superior proposal;

•

Javelin shall pay MPI a termination fee of $2,900,000 and MPI’s transaction expenses of up to $1,500,000 within 90 days in the event that MPI terminates the merger agreement as a result of Javelin’s board having publicly changed or adversely modified its recommendation to its stockholders to approve the merger or failed to reaffirm its recommendation to its stockholders to approve the merger for any reason other than a material adverse effect to MPI or because of a superior proposal;

•

Javelin shall pay MPI a termination fee of $2,900,000 and MPI’s transaction expenses of up to $1,500,000 within one business day in the event that MPI terminates the merger agreement as a result of (A) the Javelin board having (i) recommended that the Javelin stockholders approve an alternative acquisition proposal or (ii) determined to accept a superior proposal, (B) Javelin having breached its obligation not to solicit offers as described above or failing to hold the Javelin stockholders meeting or (C) a third party having commenced a tender offer for Javelin and Javelin not having recommended that its stockholders reject such third-party offer;.

•

Javelin shall pay MPI a termination fee of $2,900,000 and MPI’s transaction expenses of up to $1,500,000 within one business day in the event that Javelin terminates the merger agreement for a superior proposal;

•

MPI shall pay Javelin its transaction expenses of up to $1,500,000 within 90 days in the event that Javelin terminates the merger agreement as a result of MPI’s board having publicly changed or adversely modified its recommendation to its stockholders to approve the merger or failed to reaffirm its recommendation to its stockholders to approve the merger because MPI believes, in good faith, that a material adverse effect to Javelin has occurred;

•

MPI shall pay Javelin a termination fee of $2,900,000 and Javelin’s transaction expenses of up to $1,500,000 within one business day in the event that Javelin terminates the merger agreement as a result of MPI’s board having publicly changed or adversely modified its recommendation to its stockholders to approve the merger or failed to reaffirm its recommendation to its stockholders to approve the merger because of an alternative acquisition proposal;

•

MPI shall pay Javelin a termination fee of $2,900,000 and Javelin’s transaction expenses of up to $1,500,000 within 90 days in the event that Javelin terminates the merger agreement as a result of MPI’s board having publicly changed or adversely modified its recommendation to its stockholders to approve the merger or failed to reaffirm its recommendation to its stockholders to approve the merger for any reason other than a material adverse effect to Javelin or because of an alternative acquisition proposal;

•

MPI shall pay Javelin a termination fee of $2,900,000 and Javelin’s transaction expenses of up to $1,500,000 within one business day in the event that Javelin terminates the merger agreement as a result of (A) the MPI board having (i) recommended that the MPI stockholders approve an acquisition proposal or (ii) determined to accept an acquisition proposal, (B) MPI having breached its obligation to hold the MPI stockholders meeting or (C) a third party having commenced a tender offer for MPI and MPI not having recommended that its stockholders reject such third-party offer;

•

Javelin shall pay MPI transaction expenses of up to $1,500,000 within one business day in the event that (A) MPI terminates the merger agreement for uncurable breaches of representations, warranties or covenants by Javelin or (B) MPI or Javelin terminates the merger agreement in the event that at the Javelin stockholder meeting, the requisite stockholder approval was not obtained; and

•

MPI shall pay Javelin transaction expenses of up to $1,500,000 within one business day in the event that (A) Javelin terminates the merger agreement for uncurable breaches of representations, warranties or covenants of MPI or (B) MPI or Javelin terminates the merger agreement in the event that at the MPI stockholder meeting, the requisite stockholder approval was not obtained.

Representations and Warranties

The merger agreement contains customary representations and warranties of Javelin and MPI related to, among other things:

•	due organization, good standing and qualification;

•	ownership of subsidiaries;

•	capitalization;

•	no conflict with organizational documents and contracts;

•	corporate authority to enter into the merger agreement and complete the merger;

•	permits and products;

•	compliance with applicable SEC requirements with respect to, and sufficiency of documents filed with the SEC;

•

conformity of the financial statements with applicable accounting principles and that the financial statements fairly present, in all material respects, the consolidated financial positions of MPI and Javelin;

•	validity, enforceability and status of agreements, contracts and commitments;

•	absence of undisclosed liabilities;

•	absence of material changes or events since December 31, 2008, in the case of Javelin, and January 1, 2008, in the case of MPI;

•	absence of material pending or threatened legal proceedings;

•	intellectual property;

•	compliance with laws, including without limitation, regulatory compliance;

•	employee benefit plans;

•	approval of the merger agreement and related matters by each party’s board of directors;

•	required stockholder vote;

•	receipt of opinions from financial advisors;

•	interested party transactions;

•	full disclosure;

•	labor and employment matters;

•	real property ownership and leases;

•	assets;

•	tax matters;

•	environmental matters;

•	insurance coverage; and

•	finder’s fees.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of MPI and Javelin to complete the merger.

AGREEMENTS RELATED TO THE MERGER

Voting Agreements

Concurrently and in connection with the execution of the merger agreement, all of Javelin’s directors and executive officers, who held approximately 6.4% of the outstanding shares of Javelin common stock in the aggregate as of the record date, entered into voting agreements with MPI and Javelin, pursuant to which each such stockholder agreed to vote their shares of Javelin common stock in favor of approving and adopting the merger agreement and the merger and the other transactions contemplated by the merger agreement and against certain transactions or certain actions that would delay, prevent or nullify the merger or the transaction contemplated by the merger agreement. The voting agreement entered into by Dr. Nebgen does not cover any of the shares owned of record by NGN Biomed Opportunity I, L.P. or NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG.

In addition, all of MPI’s directors and executive officers, who collectively held less than one percent of the outstanding shares of MPI common stock in the aggregate as of the record date, entered into voting agreements with Javelin and MPI, pursuant to which each such stockholder agreed to vote their shares of MPI common stock in favor of the issuance of shares of MPI common stock in the merger, and against certain transactions or certain actions that would delay, prevent or nullify the merger or the transaction contemplated by the merger agreement.

All of the voting agreements will terminate upon the earlier of the consummation of the merger or the termination of the merger agreement. The forms of voting agreements are attached to this joint proxy statement/prospectus as Annexes D and E.

Escrow Agreement

Subject to the terms of the merger agreement, at the effective time of the merger, each share of Javelin common stock outstanding immediately prior to the merger will be converted into (1) the right to receive 0.2820 shares of MPI common stock and (2) the right to potentially receive between 0.0123 and 0.0491 additional milestone shares depending upon if and when the FDA grants final approval of Javelin’s drug candidate, Dyloject, for which an NDA has been submitted and accepted for formal review by the FDA. The milestone shares will be shown as issued and outstanding on the books and records of MPI at the closing, but will be held in escrow for the benefit of Javelin stockholder pursuant to the terms of an escrow agreement, by and among MPI, the escrow agent and the Stockholder Representative, to be entered into at or prior to the effective time of the merger.

Pursuant to the escrow agreement, the escrowed milestone shares, together with any dividends or other distributions or property that have been paid or made in respect of such milestone shares into the escrow fund, will be released to the pre-merger Javelin stockholders as follows:

•

if FDA final approval of Dyloject is received on or prior to June 30, 2010, the former Javelin stockholders shall receive an additional 0.0491 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger;

•

if FDA final approval of Dyloject is received after June 30, 2010 but on or prior to January 31, 2011, the former Javelin stockholders shall receive an additional 0.0246 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger; and

•

if FDA final approval of Dyloject is received after January 31, 2011 but on or prior to June 30, 2011, the former Javelin stockholders shall receive an additional 0.0123 shares of MPI common stock for every one share of Javelin common stock owned immediately prior to the merger.

In addition, pursuant to the escrow agreement, the escrowed milestone shares, together with any dividends or other distributions or property that have been paid or made in respect of such milestone shares into the escrow fund, will be returned to MPI for cancellation as follows:

•	if FDA final approval of Dyloject does not occur on or prior to June 30, 2010, the escrow agent will deliver to MPI a number of milestone shares equal to the difference between the aggregate number of milestone shares that would have been deliverable if FDA final approval of Dyloject had occurred on or prior to June 30, 2010 and the aggregate number of milestone shares deliverable if FDA final approval of Dyloject occurs on or prior to January 31, 2011;

•

if FDA final approval of Dyloject does not occur on or prior to January 31, 2011, the escrow agent will deliver to MPI a number of milestone shares equal to the difference between the aggregate number of milestone shares that would have been deliverable if FDA final approval of Dyloject had occurred on or prior to January 31, 2011 and the aggregate number of milestone shares deliverable if FDA final approval of Dyloject occurs on or prior to June 30, 2011; and

•	if FDA final approval of Dyloject does not occur on or prior to June 30, 2011, the escrow agent will deliver to MPI all of the milestone shares.

The rights of the former Javelin stockholders with respect to the escrowed milestone shares will be set forth in the escrow agreement as follows:

•

Each former Javelin stockholder will have the right to direct the escrow agent how to vote his, her or its milestone shares. In the absence of instructions, the escrow agent will vote the milestone shares in a manner consistent with and in the same proportion to the voting of all other shares of MPI common stock that were eligible to vote and for which votes were cast.

•

Each former Javelin stockholder will have the right to receive cash dividends on his, her or its respective milestone shares when and if paid by MPI, and will not be liable to return such cash dividends even if such milestone shares are returned subsequently to MPI for cancellation. Any non-cash dividend or other distribution on the milestone shares will be held by the escrow agent in escrow along with the corresponding milestone shares and released in conjunction with the corresponding milestone shares. Any corresponding dividends or other distributions on such milestone shares not previously distributed to former Javelin stockholders will be returned to MPI upon cancellation of the corresponding milestone shares.

•	The right to receive milestone shares is not assignable or transferable, except by operation of law or the laws of descent and distribution.

Based on the current number of shares outstanding of Javelin, at the closing of the merger, MPI anticipates that approximately 3,160,511 milestone shares will be issued and held in escrow.

The form of escrow agreement is attached to this joint proxy statement/prospectus as Annex F. You should read this agreement carefully, as it is the legal document that governs the release of the milestone shares

Loan and Security Agreement

Concurrently and in connection with the execution of the merger agreement, MPI, Javelin and Innovative Drug Delivery Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Javelin (“IDDS”), entered into a loan and security agreement, which was amended on March 10, 2010. Under the terms of this agreement, as amended, MPI has agreed to loan Javelin up to $8.5 million to fund Javelin’s operations prior to the closing of the merger, provided, however, that up to $500,000 may only be used by Javelin to fund specified commercial initiatives and activities related to Dyloject. Subject to certain conditions, Javelin has the right to require MPI to loan it funds in an amount not to exceed $2.0 million per month (excluding the $500,000 referred to above). Funds advanced under this agreement accrue interest at a rate equal to 10% per annum and are secured by a first priority security interest on all of the assets of Javelin and IDDS, including intellectual property. On each of January 8, 2010, February 8, 2010, and March 1, 2010, MPI loaned Javelin $2.0 million under this agreement. The principal amount of the loans, all accrued interest thereon and all other amounts due under this agreement are to be repaid in full on the first to occur of (1) the closing of the merger or (2) within two business days or 90 days following the termination of the merger agreement, depending on the circumstances of such termination, provided, however, that any funds used for the specified Dyloject commercial initiatives and activities are only required to be repaid by Javelin if the merger agreement is terminated under certain circumstances. Javelin may prepay the loans in whole or in part without premium or penalty.

The loan and security agreement, as amended, is attached to this joint proxy statement/prospectus as Annex G.

COMPARISON OF RIGHTS OF HOLDERS OF MPI STOCK AND JAVELIN STOCK

Both MPI and Javelin are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL. The rights of MPI contained in the restated certificate of incorporation and restated bylaws of MPI differ from the rights of Javelin stockholders under the certificate of incorporation and amended and restated bylaws of Javelin. If the merger is completed, Javelin stockholders will become stockholders of MPI, and their rights will be governed by the DGCL, the restated certificate of incorporation of MPI and the restated bylaws of MPI. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of Javelin stockholders under Javelin’s certificate of incorporation and amended and restated bylaws, which are referred to as the Javelin charter and Javelin bylaws, respectively, and the rights of MPI stockholders under MPI’s restated certificate of incorporation and restated bylaws, which are referred to as the MPI charter and MPI bylaws. Copies of the MPI charter, the MPI bylaws, the Javelin charter and the Javelin bylaws will be sent to holders of MPI common stock or Javelin common stock upon request. See “Where You Can Find More Information” beginning on page 120.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. MPI and Javelin urge you to consult the DGCL and read each of their charters and bylaws in their entirety, each as amended, restated, supplemented or otherwise modified from time to time, for a more complete understanding of these differences.

	Javelin Stockholder Rights	MPI Stockholder Rights
Authorized Capital; Outstanding Capital Stock

The authorized capital stock of Javelin consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of March 8, 2010, there were approximately 64,368,871 shares of Javelin common stock outstanding that were held of record by approximately 76 persons and there were no shares of Javelin preferred stock outstanding.

The authorized capital stock of MPI consists of 60,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. MPI is seeking stockholder approval pursuant to this joint proxy statement/prospectus to amend the MPI charter to increase MPI’s authorized common stock from 60,000,000 shares to 120,000,000 shares.

As of March 8, 2010, there were approximately 24,612,010 shares of MPI common stock outstanding that were held of record by approximately 110 persons and there were no shares of MPI preferred stock outstanding.

Blank Check Preferred Stock	The Javelin charter provides that the board of directors is authorized to establish and designate one or more series of preferred stock, to fix the number of shares constituting such series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of	The MPI charter provides that the board of directors may fix from time to time, by resolution(s) providing for the establishment and/or issuance of any series of preferred stock, the designation and number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent such authority may be conferred upon the board of directors under the DGCL. The MPI charter also provides that the number of authorized

	shares constituting each series. The Javelin charter provides that the board of directors has the authority to determine, with respect to each series the increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.	shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of MPI entitled to vote thereon, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

Number of Directors	The Javelin charter and Javelin bylaws provide that the number of directors shall not be less than three nor more than 15, as fixed from time to time by a vote of a majority of the entire board of directors, provided, that the number of directors shall not be reduced so as to shorten the term of any director at that time in office, and provided that the number of directors constituting the entire board of directors shall be six until otherwise fixed by the board of directors in accordance with the Javelin bylaws.

The MPI charter and MPI bylaws provide that subject to the rights of the holders of any series of preferred stock then outstanding the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of directors that MPI would have if there were no vacancies on the board of directors.

Stockholders may not fix or change the number of directors.

Classification of Board of Directors	The Javelin charter provides for three classes of directors, each director serving for a term ending on the date of the third annual meeting of the stockholders following the annual meeting at which such director was elected.	The MPI charter and MPI bylaws provide for three classes of directors, each director serving for a term ending on the date of the third annual meeting of the stockholders following the annual meeting at which such director was elected.

Removal of Directors	The Javelin bylaws provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, provided that any director whose term is classified as part of a classified board may be removed only for cause.	The MPI bylaws provide that a director may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the outstanding shares then entitled to vote at an election of directors, voting together as a single class, subject to the rights of the holders of any series of preferred stock.

Vacancies on the Board of Directors	The Javelin bylaws provide that any vacancy occurring on the board of directors, including newly created directorships, may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and each director so elected shall hold office until the	The MPI bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships or any vacancy occurring on the board of directors shall be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining

	expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.	director and not by stockholders, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified.

Limitation on Liability

The Javelin charter provides that no director shall be personally liable to Javelin or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for a director’s acts or omissions that:

•   were in breach of the director’s duty of loyalty to Javelin or its stockholders;

•   were not in good faith or involved intentional misconduct or a knowing violation of the law;

•   resulted in a violation of section 174 of the DGCL for unlawful payment of a dividend or unlawful stock purchases or redemptions; or

•   involved transactions from which the director derived an improper personal benefit.

The MPI charter provides that no director shall be personally liable to MPI or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such liability is imposed by applicable law for a director’s acts or omissions that:

•   were in breach of the director’s duty of loyalty to MPI or its stockholders;

•   were not in good faith or involved intentional misconduct or a knowing violation of the law;

•   resulted in a violation of section 174 of the DGCL for unlawful payment of a dividend or unlawful stock purchases or redemptions; or

•   involved transactions from which the director derived an improper personal benefit.

Indemnification	The Javelin charter and Javelin bylaws provide that Javelin shall provide indemnification to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative (other than an action by or in the right of Javelin) by reason of the fact that such person was or is a director of Javelin, or is or was serving at the request of Javelin as a director, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in or not	The MPI charter and MPI bylaws provide that, to the fullest extent authorized by the DGCL, MPI may provide indemnification to each person who was or is a director or officer or is or was serving at the request of MPI as a director, officer, or trustee of another corporation, or of a partnership, or joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification or as otherwise required by law, MPI shall not be required to indemnify or advance expenses to any such person in connection with a proceeding initiated by such person unless such proceeding was authorized by the board of directors.

opposed to the best interests of Javelin, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Javelin charter and Javelin bylaws provide that Javelin shall provide indemnification to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative, by or in the right of Javelin by reason of the fact that such person was or is a director of Javelin, or is or was serving at the request of Javelin as a director, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Javelin, except that no indemnification shall be made in respect

MPI shall also pay such person the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by such person in his capacity as a director or officer (and not in any other capacity in which service was rendered by such person) shall be made only upon delivery to MPI of an undertaking to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

MPI may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of MPI to the fullest extent of the indemnification provisions in the MPI charter and MPI bylaws with respect to the indemnification and advancement of expenses of directors and officers of MPI.

of any claim, issue or matter as to which such person shall have been adjudged to be liable to Javelin unless and only to the extent that the Delaware Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Javelin shall also pay the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon the receipt of an undertaking to repay all amounts advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified for such expenses. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Stockholder Action by Written Consent	The Javelin charter and Javelin bylaws are silent on whether actions taken by stockholders may be effected by written consent.	The MPI charter provides that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of stockholders of MPI and may not be effected by written consent.

Special Meetings of Stockholders

Under Delaware law, a special meeting of Javelin stockholders may be called by the Javelin board of directors or by any other person authorized to do so in the Javelin charter or Javelin bylaws and the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called.

The Javelin bylaws provide that special meetings of Javelin stockholders may be called at any time by the majority of the board of directors or the chairman of the board.

Under Delaware law, a special meeting of MPI stockholders may be called by the MPI board of directors or by any other person authorized to do so in the MPI charter or MPI bylaws and the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called. The MPI charter and the MPI bylaws provide that special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies on the board of directors.

Stockholder Proposals	The Javelin bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Javelin’s corporate secretary and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received at Javelin’s principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if either the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day	The MPI bylaws provide that for an MPI stockholder to properly bring business before the annual MPI stockholders’ meeting or a special meeting, (1) the stockholder must provide timely written notice to MPI’s corporate secretary, (2) such business must be a proper matter for a stockholder action under the DGCL, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal is made, has provided MPI with a Solicitation Notice (as defined below), such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least the percentage of MPI’s voting shares required under applicable law to carry any such proposal. To be timely, a stockholder’s notice pertaining to an annual meeting shall be delivered to MPI’s corporate secretary at the principal executive offices of MPI not less than 45 or more than 75 days prior to the first prior to such annual meeting or the close of business on the 10th day following the date on which public announcement of the date of such meeting is first made by Javelin. A stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on Javelin’s books, of the stockholder proposing such business, (C) the class and number of shares of Javelin which are beneficially owned by the stockholder, and (D) any material interest of the stockholder in such business.

anniversary of the date on which MPI first mailed its proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 30 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting date or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by MPI.

An MPI stockholder’s notice regarding the proposal of business to be brought before an annual meeting or special meeting must contain certain required information as described in the MPI bylaws, including, among other things:

•   a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•   a description of any material interest of the MPI stockholder in such business;

•   the name and address of the MPI stockholder making the proposal, and of the beneficial owner, if any, on whose behalf the proposal is made;

•   the class and number of shares beneficially owned and held of record by such MPI stockholder and such beneficial owner; and

•   whether the MPI stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of MPI’s voting shares required under applicable law to carry the proposal (an affirmative statement of such intent, a “Solicitation Notice”).

Stockholder Nominations

The Javelin bylaws provide that Javelin stockholders wishing to nominate candidates for election to the Javelin board of directors at a stockholders meeting must give proper and timely written notice to Javelin’s corporate secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at Javelin’s principal executive office not less than 90 days nor more than 120 days prior to the meeting prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if either the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10 th day following the date on which public announcement of the date of such meeting is first made by Javelin.

Such stockholder’s notice regarding director nominations must contain: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, as they appear on Javelin’s books, and (ii) the class and number of shares which are beneficially owned by such stockholder.

The MPI bylaws provide that for an MPI stockholder to properly nominate candidates for election to the MPI board of directors at an annual meeting or special meeting, the MPI stockholder must give timely written notice to MPI’s corporate secretary. If the stockholder, or the beneficial owner on whose behalf any nomination is made, has provided MPI with a solicitation notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of a percentage of MPI’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must have included in such materials the Solicitation Notice and if no Solicitation Notice relating thereto has been timely provided, the stockholder or beneficial owner proposing the nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice. To be timely, a stockholder’s nomination pertaining to an annual meeting shall be delivered to MPI’s corporate secretary at the principal executive offices of MPI not less than 45 or more than 75 days prior to the first anniversary of the date on which MPI first mailed its proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 30 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting date or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by MPI.

An MPI stockholder’s notice regarding a nomination to be brought before an annual meeting or special meeting must contain certain required information as described in the MPI bylaws, including, among other things:

•   all information relating to each person whom the stockholder proposes to nominate for election or re-election as a director that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act;

•   as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on MPI’s books, and of such beneficial owner and (ii) the class and number of shares which are beneficially owned and held of record by such stockholder and such beneficial owner; and

•   whether the MPI stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of MPI’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by MPI naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the anniversary (or, if the annual meeting is held more than 30 days before or 60 days after the first anniversary of the preceding year’s annual meeting, at least 70 days prior to such annual meeting), a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the corporate secretary at MPI’s principal executive office not later than the close of business on the 10th day following the day on which such public announcement is first made by MPI.

In the event that MPI calls a special meeting of the stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons for election to such positions as specified in MPI’s notice of meeting, if the stockholder’s notice shall be delivered to the corporate secretary at MPI’s principal executive offices not earlier than the 90th day prior to such special meeting nor later than the close of business on the later of the 60th day prior to such special meeting, or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Amendment of Certificate of Incorporation	Under the DGCL, the Javelin charter may be amended by the adoption of a resolution of the Javelin board of directors, followed by the vote of a majority of the outstanding voting power entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a separate class.

Under the DGCL, the MPI charter may be amended by the adoption of a resolution of the MPI board of directors, followed by the vote of a majority of the outstanding voting power entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a separate class.

The MPI charter provides that MPI may amend or repeal any provision of the charter in any manner prescribed by the DGCL; provided that the affirmative vote of the holders of shares of voting stock of MPI representing at least 80% of the voting power of all of the then outstanding shares of the capital stock of MPI entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh of the MPI charter.

Amendment of Bylaws	The Javelin bylaws may be amended, repealed or adopted, at any annual or special meeting of the stockholders, by a majority of the outstanding shares of	The MPI bylaws may be amended or repealed by the affirmative vote of a majority of the total number of authorized directors whether or not there exist any capital stock entitled to vote generally in the election of directors; provided, however, that the notice of such meeting shall have been given as provided in the Javelin bylaws which shall mention the amendment, repeal or adoption of the Javelin bylaws as one of the purposes of such meeting; and provided further, that the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with the purpose and intent of any provision of Articles I, II, V and IX of the Javelin bylaws.

The board of directors may also amend, repeal or adopt bylaws at any meeting of the board of directors; provided, however, that notice of such meeting shall have been given as provided in the Javelin bylaws which shall mention the amendment, repeal or adoption of the Javelin bylaws as one of the purposes of such meeting.

vacancies or by the stockholders by the affirmative vote of 80% of the outstanding voting power of the then-outstanding shares of capital stock of MPI entitled to vote in the election of directors, at any meeting at which a proposal to amend or repeal the MPI bylaws is properly presented.

Certain Business Combinations/Anti-takeover Provisions

Under Delaware law, a corporation can elect not to be governed by section 203 of the DGCL, which generally protects publicly held Delaware corporations from unfair transactions and tactics by persons who acquire large blocks of stock without prior board approval. Javelin’s charter does not provide for any election in connection with section 203 and is therefore subject to the restrictions of section 203 of the DGCL.

In general, section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

MPI also is governed by section 203 of the DGCL.

Subject to exceptions, an “interested” stockholder is a person who, alone or together with his affiliates and associates, owns 15% or more of the corporation’s voting stock.

These provisions could have the effect of delaying, deferring or preventing a change in control of Javelin or reducing the price that certain investors might be willing to pay in the future for Javelin common stock.

Stockholder Rights Plan	Javelin does not have a stockholder rights plan.

On June 1, 2009, MPI’s board of directors declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of MPI’s voting common stock to holders of record of MPI common stock on June 30, 2009 immediately following the distribution of shares of MPI common stock to the stockholders of Myriad Genetics. Each Right entitles the registered holder to purchase from MPI one-thousandth of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at an exercise price of $72.00 in cash, subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement, dated June 30, 2009, between MPI and American Stock Transfer & Trust Company, LLC, as Rights Agent.

Initially, the Rights will be attached to all shares of common stock outstanding, and no separate certificates for Rights will be distributed. The Rights would separate from the common stock and a “Distribution Date” would occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of MPI’s common stock, or (ii) 10 days following the commencement of a tender offer or exchange offer that could result in a person or group beneficially owning 15% or more of the outstanding shares of MPI’s common stock.

Until the Distribution Date (or earlier redemption or expiration of the rights), the Rights will be evidenced by the shares of common stock and will only be transferred with such shares of common stock, and the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 30, 2019, unless earlier redeemed or exchanged by MPI.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide MPI with opinions as to the legal matters in connection with the securities MPI is offering and certain tax matters in connection with the merger, and members of that firm, their families and trusts for their benefit own an aggregate of approximately 500 shares of MPI common stock. Ropes & Gray LLP, Boston, Massachusetts, will provide Javelin with an opinion as to certain tax matters in connection with the merger.

EXPERTS

The financial statements of Myriad Pharmaceuticals, Inc. appearing in Myriad Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and the effectiveness of internal control over financial reporting of Javelin Pharmaceuticals, Inc., which are incorporated by reference in this Prospectus and Registration Statement, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Javelin Pharmaceuticals, Inc. as of December 31, 2005 and the cumulative period from February 23, 1998 (inception) to December 31, 2005 incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to MPI’s next Annual Meeting of Stockholders (the “Annual Meeting”), stockholder proposals must be received a reasonable time before MPI begins to print and send its proxy materials. To be considered for presentation at the Annual Meeting, although not included in the proxy statement, proposals must be received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which MPI makes a public announcement of the date of such meeting.

Proposals that are not received in a timely manner will not be voted on at the Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Myriad Pharmaceuticals, Inc., 305 Chipeta Way, Salt Lake City, UT 84108.

WHERE YOU CAN FIND MORE INFORMATION

Each of MPI and Javelin is a public company and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document MPI and Javelin files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like MPI and Javelin, who file electronically with the SEC. The address of the site is http://www.sec.gov.

In addition, each of MPI and Javelin maintains a website that contains information, including copies of reports, proxy statements and other information it files with the SEC. The address of MPI’s website is www.myriadpharma.com. The address of Javelin’s website is www.javelinpharma.com. Information contained on MPI’s or Javelin’s websites or that can be accessed through MPI’s or Javelin’s websites does not constitute a part of this prospectus. MPI and Javelin have included their website addresses only as inactive textual references and do not intend them to be active links to their respective websites.

MPI has filed a registration statement on Form S-4 with the SEC for the common stock offered under this joint proxy statement/prospectus. This joint proxy statement/prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this joint proxy statement/prospectus. Whenever MPI makes reference in this joint proxy statement/prospectus to any of its contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may:

•	inspect a copy of the Form S-4 registration statement, including the exhibits and schedules, without charge at the public reference room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC website.

The SEC allows MPI and Javelin to “incorporate by reference” information into this joint proxy statement/prospectus. This means that MPI and Javelin can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that MPI and Javelin have previously filed with the SEC. They contain important information about MPI and Javelin and their financial condition.

MPI SEC Filings (File No. 001-34275)	Period or Date Filed
Annual Report on Form 10-K	For the fiscal year ended June 30, 2009

Quarterly Reports on Form 10-Q	For the quarters ended September 30, 2009 and December 31, 2009

Current Reports on Form 8-K	Filed on July 7, 2009, September 14, 2009, December 18, 2009, January 14, 2010, February 2, 2010, February 3, 2010, February 4, 2010, February 16, 2010 and March 10, 2010

Description of MPI’s Common Stock contained in MPI’s Registration Statement on Form 10 and any amendment or report filed for the purpose of updating such description	Originally filed on April 1, 2009

Description of MPI’s Preferred Stock Purchase Rights contained in MPI’s Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	Filed on June 30, 2009

Javelin SEC Filings (File No. 001-32949)	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2009

Current Reports on Form 8-K	Filed on January 8, 2010, February 2, 2010, February 11, 2010, February 17, 2010 and March 10, 2010

Definitive Proxy Statement on Schedule 14A	Filed on April 30, 2009

Description of Javelin’s Common Stock contained in Javelin’s Registration Statement on Form 8-A12B and any amendment or report filed for the purpose of updating such description	Filed on July 17, 2006

MPI and Javelin also incorporate by reference all filings made pursuant to the Exchange Act after the date of filing of the initial Registration Statement on Form S-4 and prior to effectiveness of the Registration Statement on Form S-4. In addition, MPI and Javelin incorporate by reference additional documents that they may file or furnish with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the dates of the MPI special meeting and the Javelin special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

MPI has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to MPI, all pro forma financial information and all information relating to the operations of the combined company after the effective time of the merger, and Javelin has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Javelin.

Documents incorporated by reference are available from MPI and Javelin without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain any of these documents by requesting them in writing or by telephone from either MPI or Javelin at:

Myriad Pharmaceuticals, Inc. 305 Chipeta Way Salt Lake City, Utah 84108 Attn: Investor Relations investor.relations@myriadpharma.com (801) 214-7800	Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, Massachusetts 02140 Attn: Investor Relations ir@javelinpharma.com (617) 349-4500

In order for MPI stockholders and Javelin stockholders to receive timely delivery of the requested documents in advance of the MPI special meeting and the Javelin special meeting, MPI and Javelin, as applicable, should receive such request by no later than April 15, 2010.

You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the special meetings. Neither MPI nor Javelin has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offeree by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. This joint proxy statement/prospectus is dated March 12, 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders at any time after that date nor the issuance of shares of MPI common stock in the merger shall create any implication to the contrary.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of MPI and Javelin after giving effect to the acquisition of Javelin by MPI using the acquisition method of accounting in accordance with ASC 805—Business Combinations and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on December 31, 2009 and the unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2009 and the year ended June 30, 2009 are each presented as if the merger had occurred on July 1, 2008. The historical financial information has been adjusted to give pro forma effect to events that are both directly attributable to the merger agreement and are factually supportable. With respect to the statements of operations, the pro forma adjustments give effect to events that are expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus;

•

separate historical audited combined financial statements of Javelin as of December 31, 2009 and 2008 and for the three years in the period ended December 31, 2009 incorporated by reference into this joint proxy statement/prospectus;

•

separate historical audited consolidated financial statements of MPI as of June 30, 2009 and 2008 and for the three years in the period ended June 30, 2009, and the unaudited condensed consolidated financial statements as of December 31, 2009 and for the six months ended December 31, 2009 and 2008 incorporated by reference into this joint proxy statement/prospectus;

•

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in MPI’s and Javelin’s respective filings with the SEC and incorporated by reference into this joint proxy statement/prospectus; and

•

“Risk Factors” included in this joint proxy statement/prospectus and contained in MPI’s and Javelin’s respective filings with the SEC and incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are presented for information purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the transaction been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the merger.

Pursuant to ASC 805—Business Combinations, the measurement of the purchase price will be performed as of the date the merger is completed. Changes in the market price of MPI common stock could materially increase or decrease the total purchase price as compared to the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. MPI’s cost to acquire Javelin will be allocated to the assets acquired and liabilities assumed based on their fair values as of the date of completion of the merger. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation or upon values to be determined on the closing date of the merger. The purchase price allocation adjustments and any related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements and could change once the final purchase price valuation analysis has been completed.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings or any related restructuring costs. Certain cost savings may result from the merger. However, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of consolidated external purchases.

Pursuant to the acquisition method of accounting, the estimated preliminary purchase price, calculated as described in Note 4 to the unaudited pro forma condensed combined financial statements, has been allocated to these assets acquired and liabilities assumed based on their respective estimated fair values. MPI’s management has estimated the preliminary fair value of the intangible and tangible assets acquired and liabilities assumed as of the pro forma combined balance sheet date. Any amount of consideration in excess of the fair value of the assets acquired and liabilities assumed is recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values, the actual amounts recorded may differ materially from the information presented. The estimation and allocations of consideration to be transferred are subject to change pending changes in the market value of MPI common stock and completion of the valuation assessment to determine the fair value of the assets acquired and liabilities assumed. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Javelin’s operations up to the date of completion of the merger. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Javelin that exist on the date of completion of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2009

(In thousands)

	Myriad Pharmaceuticals	Javelin Pharmaceuticals	Pro Forma Acquisition Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$31,996	$767	$(6,000	)(d)	$26,763
Marketable investment securities	111,762	—	—		111,762
Trade accounts receivable	6	—	—		6
Prepaid expenses	469	—	—		469
Other current assets	8	602	—		610

Total current assets	144,241	1,369	(6,000)		139,610

Equipment, net	5,615	552	—		6,167

Long-term marketable investment securities	24,901	—	—		24,901
Intangible and other assets, net of accumulated amortization	406	3,035	101,155	(a,c)	104,596

Total assets	$175,163	$4,956	$95,155		$275,274

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$4,506	$6,385	$—		$10,891
Accrued liabilities	2,845	—	—		2,845
Deferred revenue, current	—	1,204	(1,204	)(e)	—
Lease liability	—	391	542	(f)	933

Total current liabilities	7,351	7,980	(662)		14,669

Deferred revenue, non-current	—	4,717	(4,717	)(e)	—

Commitments and contingencies	—	—	—		—

Stockholders’ equity	167,812	(7,741)	100,534	(b,d)	260,605

Total liabilities and stockholders’ equity (deficit)	$175,163	$4,956	$95,155		$275,274

See accompanying notes to unaudited pro forma condensed combined financial statements which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2009

(In thousands, except per share amounts)

	Myriad Pharmaceuticals	Javelin Pharmaceuticals	Pro Forma Acquisition Adjustments	Pro Forma Combined
Revenues
Partner revenue	$—	$1,432	$—	$1,432
Research revenue	60	—	—	60

Total revenue	60	1,432	—	1,492

Costs and Expenses
Cost of revenue	—	961	—	961
Research and development expenses	14,097	7,334	—	21,431
Selling, general and administrative expenses	12,164	7,620	4,598 (a)	24,382

Total costs and expenses	26,261	15,915	4,598	46,774

Operating Loss	(26,201)	(14,483)	(4,598)	(45,282)
Other income (expense)	780	(371)	—	409

Loss before income taxes	(25,421)	(14,854)	(4,598)	(44,873)
Income tax provision	—	12	—	12

Net Loss	$(25,421)	$(14,866)	$(4,598)	$(44,885)

Pro forma (loss) per basic and diluted share	$(1.05)			$(1.08)

Weighted-average shares used to compute net loss per basic and diluted share	24,300,902		17,364,711	41,665,613

See accompanying notes to unaudited pro forma condensed combined financial statements which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2009

(In thousands, except per share amounts)

	Myriad Pharmaceuticals	Javelin Pharmaceuticals	Pro Forma Acquisition Adjustments	Pro Forma Combined
Revenues
Partner revenue	$—	$2,200	$—	$2,200
Product revenue	—	1,044	—	1,044
Research revenue	5,456	—	—	5,456

Total revenue	5,456	3,244	—	8,700

Costs and Expenses
Cost of revenue	—	2,688	—	2,688
Research and development expenses	54,611	33,830	—	88,441
Selling, general and administrative expenses	8,981	14,106	9,196 (a)	32,283

Total costs and expenses	63,592	50,624	9,196	123,412

Operating Loss	(58,136)	(47,380)	(9,196)	(114,712)
Other income (expense)	—	54	—	54

Loss before income taxes	(58,136)	(47,326)	(9,196)	(114,658)
Income tax provision	—	16	—	16

Net Loss	$(58,136)	$(47,342)	$(9,196)	$(114,674)

Pro forma (loss) per basic and diluted share	$(2.43)			$(2.80)

Weighted-average shares used to compute net loss per basic and diluted share	23,974,211		17,036,241	41,010,452

See accompanying notes to unaudited financial statements which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

On December 18, 2009, MPI and its wholly owned subsidiary, MPI Merger Sub, Inc., entered into an agreement and plan of merger (the “Merger Agreement”), with Javelin Pharmaceuticals, Inc., a Delaware corporation (“Javelin”). Upon completion of the merger, Javelin will become a wholly owned subsidiary of MPI, and each share of Javelin common stock issued and outstanding immediately prior to the completion of the merger will be exchanged for a certain number of shares of MPI common stock, subject to adjustment as described below.

At the closing of the merger, MPI is expected to (i) issue directly to Javelin stockholders approximately 18.0 million new shares of its common stock and (ii) issue approximately 3.1 million new shares of its common stock into an escrow arrangement for the benefit of Javelin stockholders (the “Escrow Shares”). At the closing, current MPI stockholders will retain approximately 53.8% of the deemed outstanding shares of common stock of MPI immediately after the merger, and current Javelin stockholders will own or control approximately 46.2% of the deemed outstanding shares of common stock of MPI immediately after the merger (a portion of which will be subject to the terms of the escrow arrangement). References in these notes to the “deemed outstanding shares of common stock of MPI immediately after the merger” are based on an amount equal to issued and outstanding shares of MPI as of December 31, 2009 plus the product of the issued and outstanding shares of Javelin multiplied by 0.3311, the exchange ratio assuming the release of all of the Escrow Shares as set forth in the Merger Agreement. The foregoing relative ownership percentages do not give effect to any stock options or warrants of MPI or Javelin that may be outstanding immediately prior to the closing.

After closing, under the escrow agreement, relative ownership of the combined company will adjust based upon the timing and outcome of the potential FDA final approval of the drug product candidate Dyloject. Depending on the outcome and related timing of FDA final approval of Dyloject, shares will be issued out of escrow to former Javelin stockholders or will be returned to MPI for cancellation based on the following schedule:

•

If FDA final approval of Dyloject is received on or before June 30, 2010: All of the Escrow Shares will be released from the escrow arrangement to former Javelin stockholders such that pre-merger MPI stockholders will own approximately 53.8% of the then outstanding shares of common stock of the combined company.

•

If FDA final approval of Dyloject is received after June 30, 2010 and on or before January 31, 2011: A portion of the Escrow Shares will be released from the escrow arrangement to former Javelin stockholders and a portion will be cancelled, such that pre-merger MPI shareholders will own approximately 55.7% of the then outstanding shares of common stock of the combined company.

•

If FDA final approval of Dyloject is received after January 31, 2011 but on or before June 30, 2011: A portion of the Escrow Shares will be released from the escrow arrangement to former Javelin stockholders and a portion will be cancelled, such that pre-merger MPI shareholders will own approximately 56.7% of the then outstanding shares of common stock of the combined company.

•

If FDA final approval of Dyloject is received after June 30, 2011: All of the Escrow Shares will be returned to MPI for cancellation such that, based on the issuance of the shares at closing of the merger, pre-merger MPI stockholders will own 57.7% of the then outstanding shares of common stock of the combined company.

As used above, the term “then outstanding shares of common stock of the combined company” reflects the impact of the release and/or cancellation of Escrow Shares in accordance with the terms of the escrow agreement, and assumes no additional changes in the combined company’s capitalization after the effective time of the merger.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X, Article 8 after considering the rules set forth in Regulation S-X, Article 11, using the acquisition method of accounting based on ASC 805—Business Combinations, and are based on the historical financial statements of MPI and Javelin after giving effect to the common stock to be issued to Javelin shareholders to consummate the merger and pro forma adjustments.

Javelin has a fiscal year ending on December 31. The unaudited pro forma condensed combined statements of operations combine the historical results of MPI for the year ended June 30, 2009 and the six months ended December 31, 2009 with the historical results of Javelin for the 12 months ended June 30, 2009 and the six months ended December 31, 2009, respectively, plus pro forma adjustments.

The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on December 31, 2009 and the unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2009 and the year ended June 30, 2009 are presented as if the merger had occurred on July 1, 2008. The preliminary estimate of consideration to be transferred is calculated as if the merger had taken place on December 31, 2009, the last day of the month in which the Merger Agreement was executed.

ASC 805—Business Combinations requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820—Fair Value Measurements and Disclosures, as of the acquisition date and that the fair value of acquired in-process research and development be recorded as a non-amortizable asset. In addition, ASC 805 establishes that the common stock issued to effect the merger be measured at the closing date of the merger at the then-current market price, which may be different than the value of consideration assumed in these unaudited pro forma condensed combined financial statements.

3.	Accounting Policies

Upon completion of the merger, MPI will further review Javelin’s accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity.

4.	Preliminary Estimate of Consideration Expected to be Issued

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Javelin.

(in thousands)
Fair value of MPI shares issued in the merger	$90,611
Estimated fair value of exchange warrants	278
Estimated fair value of contingent consideration	7,904

Preliminary estimated consideration expected to be transferred	$98,793

The preliminary estimate of merger consideration is calculated as if the merger had taken place on December 31, 2009 and is based upon MPI’s closing common stock price of $5.03 on December 31, 2009. The estimated fair value of the exchange warrants is based on the Javelin warrants outstanding at December 31, 2009 and the estimated value, as of December 31, 2009, of the MPI warrants to be issued in exchange for such warrants. The estimated fair value of contingent consideration is based on the additional shares that would be issued to Javelin shareholders based on the outcome and related timing of FDA final approval of the drug candidate Dyloject after June 30, 2010 and on or before January 31, 2011; which, based on all currently available information, is MPI management’s estimate of the most likely outcome and related timing. This amount excludes the effect of any potential exercise of Javelin stock options currently exercisable. This amount is intended to approximate the fair value of the contingent consideration. However, there can be no assurance that FDA final approval of Dyloject will be received in that timeframe, or at all.

5.	Preliminary Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by MPI in the merger, reconciled to the estimate of the consideration expected to be transferred:

(in thousands)
Identifiable tangible assets	$1,921
Liabilities assumed	(7,318)
Identifiable intangible assets	104,190

Estimated net assets acquired	$98,793

As of the effective date of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets.

The purchase price allocation is based on a preliminary valuation of Javelin’s assets and liabilities. As a result, the final determination of the fair value of assets and liabilities and the related fair values of intangible assets, in-process research and development, if any, and goodwill, if any, will differ from these preliminary valuations and the differences could be material. MPI has allocated the excess of the purchase price over the fair value of the tangible assets acquired and liabilities assumed to identifiable intangible assets. The identifiable intangible assets primarily represent the fair value of the U.S. commercial rights to Dyloject.

6.	Pro Forma Adjustments

This Note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Preliminary Estimate of Consideration Expected to be Transferred; and Note 5. Preliminary Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

a)	For purposes of these pro forma condensed combined financial statements, it is assumed that the $101.2 million fair value of intangible assets represents a group of intangible assets under development that will be amortized over an estimated useful life of 11 years. The pro forma combined statements of operations reflect amortization expense of $4,598 and $9,196 for the six months ended December 31, 2009 and year ended June 30, 2009, respectively.

b)	To record the common stock issued as merger consideration at fair value and to eliminate Javelin’s stockholders’ deficit as follows:

(in thousands)	Eliminate Javelin Shareholder’s Equity	Estimated Purchase Price	Estimated Transaction Costs	Pro Forma Adjustment
Common stock	$(64)	$180	$—	$116
Additional paid-in capital	(183,698)	90,431	—	(93,267)
Exchange warrants	—	278	—	278
Contingent consideration	—	7,904	—	7,904
Accumulated other comprehensive income	(7)	—	—	(7)
Accumulated deficit	191,510	—	(6,000)	185,510

Total Stockholders’ Equity	$7,741	$98,793	$(6,000)	$100,534

c)	For purposes of these pro forma condensed combined financial statements only, MPI has allocated all of the estimated purchase price in excess of the estimated fair value of the tangible assets and liabilities to a group of identifiable intangible assets.

d)	For purposes of these pro forma condensed combined balance sheet, estimated expenses associated with the transaction of $6 million are reflected as a reduction in cash and an increase to accumulated deficit since they will be a non-recurring charge to the statement of operations as a result of the merger.

e)	For purposes of these unaudited pro forma condensed combined financial statements, it is estimated that the fair value of the deferred revenue liability to be assumed by MPI will be zero.

f)	To adjust Javelin’s deferred lease liability to reflect the fair value of the company’s lease relative to current market rates.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

MYRIAD PHARMACEUTICALS, INC.,

MPI MERGER SUB, INC.,

JAVELIN PHARMACEUTICALS, INC.

and

FREDERICK E. PIERCE, II

Dated as of December 18, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 18, 2009, by and among Myriad Pharmaceuticals, Inc., a Delaware corporation (“Parent”), MPI Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”), Javelin Pharmaceuticals, Inc. (the “Company”) and Frederick E. Pierce, II, as representative of the Company’s stockholders (the “Stockholder Representative”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have unanimously determined that it is in the best interests of their respective stockholders for Parent to consummate, upon the terms and subject to the conditions set forth herein, the merger of Merger Sub with and into the Company;

WHEREAS, the transaction will be effected by the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock directly owned by the Company as treasury stock, will be converted into the right to receive the Merger Consideration (as defined below);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and the Company are entering into a loan and security agreement (the “Loan Agreement”) in substantially the form attached hereto as Exhibit A, pursuant to which the Company is issuing a secured promissory note (the “Note”) to Parent; pursuant to which Parent may lend up to $6,000,000 to the Company in accordance with the terms set forth in the Loan Agreement, the Note, an intellectual property security agreement and other related documents (collectively, the “Note Documents”);

WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of Company Common Stock or Parent Common Stock as defined below are entering into the voting agreements in substantially the forms attached as Exhibit B-1 and Exhibit B-2, respectively, attached hereto (the “Voting Agreements”);

WHEREAS, the respective boards of directors of each of the Company, Parent and Merger Sub (A) have (i) determined that this Agreement and the Merger, are advisable, fair to and in the best interests of the Company, Parent and Merger Sub, as applicable, and their respective stockholders and (ii) approved this Agreement and the Merger, on the terms and subject to the conditions set forth herein, and (B) have determined to recommend to their respective stockholders that they adopt this Agreement; and

WHEREAS, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Sections 354 and 361 of the Code and United States Treasury Regulation §§ 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation as to which notice has been provided to the applicable party.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” or “beneficial ownership”, with respect to any shares of Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Company Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their Affiliates) relating to:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (iii) in which the Company or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 20% or more of the consolidated net revenues of the Company and its Subsidiaries, taken as a whole, or consolidated book value of the assets of the Company and its Subsidiaries, taken as a whole; or (ii) 20% or more of the fair market value of the assets (including intangible assets) of the Company and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of the Company; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its Subsidiaries or among Subsidiaries of the Company not in violation of this Agreement.

“Company Bylaws” means the Bylaws of the Company, as in effect immediately prior to the Merger Effective Time.

“Company Charter” means the Certificate of Incorporation of the Company, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” means each current employee of the Company or any Company Subsidiary.

“Company Products” means products being manufactured, distributed or developed by or on behalf the Company.

“Company Stipulated Expenses” shall mean up to $1,500,000 of those fees and expenses actually and reasonably incurred or payable by the Company to third parties in connection with this Agreement, the Merger and other transactions contemplated hereby, prior to termination, including fees and expenses of investment bankers, financial advisors, attorneys, accountants, brokers, finders or other agents, representatives or affiliates.

“Company Stock Options” means options to purchase shares of Company Common Stock issued pursuant to any Company Stock Plan.

“Company Stock Plans” means the 2005 Omnibus Stock Incentive Plan, the 2007 Employee Stock Purchase Plan and any other employee, consultant, director or executive stock, stock option or equity compensation plans or arrangements of the Company.

“Company Superior Proposal” means a Company Acquisition Proposal that the board of directors of the Company has determined would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby after (x) consultation with the Company’s legal and financial advisors and (y) taking into account all appropriate legal and financial or other aspects of such proposal.

“Company Warrants” means the warrants to purchase shares of Company Common Stock outstanding as of the date of this Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“EMEA” means the European Medicines Agency.

“Environmental Law” means any Law relating to the protection of the environment or human health and safety or the handling, use, storage, treatment, transport or disposal of Hazardous Substances, including the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and all regulations promulgated thereunder .

“FDA” means the United States Food and Drug Administration.

“FDA Approval” means final approval by the FDA of a New Drug Application permitting marketing of the applicable Company Product in interstate commerce in the United States.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means any hazardous or toxic substance, material or waste, medical waste, radioactive material, petroleum or petroleum-derived substance, waste or additive regulated by or under any Environmental Law.

“Intellectual Property” means all of the following throughout the world: (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, together with any and all good will therein, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including such information in the form of trade secrets, know-how, inventions (whether patentable or not), discoveries, improvements and research and development information, formulae, technical information, specifications, data, technology, plans, drawings, and software and computer programs (including source code, executable code, data files, databases and related documentation), and (e) other intellectual property, including in case of clauses (a) through (d) all copies and tangible embodiments thereof in whatever form or medium.

“Joint Proxy Statement” shall mean the Joint Proxy Statement/Prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to the Parent Stockholders in connection with the Parent Stockholders’ Meeting.

“knowledge of the Company” or “knowledge” when used in reference to the Company means the actual knowledge of those individuals listed on Section 1.01 of the Company Disclosure Schedule.

“knowledge of Parent” or “knowledge” when used in reference to either of the Buyer Parties means the actual knowledge of those individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Law” means any national, foreign, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Liens” means with respect to any property or asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, encumbrance, restriction, easement, right of way, title defect or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to the Company, an effect, event, occurrence, development or change (each, an “Effect”) that, individually or when taken together with all other Effects, has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any Effect arising out of or resulting from (a) a decrease in the market price of shares of Company Common Stock in and of itself, it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect, (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other similarly situated companies in the pharmaceutical or biotechnology industries), (c) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company does business, (d) general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other similarly situated companies in such industries), (e) changes in GAAP, (f) the announcement or pendency of the transactions contemplated by this Agreement and compliance with the terms and conditions of this Agreement, (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or the significant worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (h) earthquakes, hurricanes, floods, or other natural disasters, (i) the fact, in and of itself (and not the underlying causes thereof) that the Company or its subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions for any period, (j) determinations by the FDA, the MHRA or EMEA, or any panel or advisory body empowered or appointed thereby, with respect to any products or product candidates of Persons (other than the Company) similar to or competitive with Company Products or product candidates or the results of any clinical trial with respect to any such products or product candidates, or (k) any action taken by the Company at the request or with the consent of any of the Buyer Parties.

“MHRA” means the Medicines and Healthcare Products Regulatory Agency.

“Parent Acquisition Proposal” means any proposal or offer from any Person or group of Persons relating to:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Parent is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Parent or any of its Subsidiaries; or (iii) in which Parent or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of Parent or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 20% or more of the consolidated net revenues of Parent and its Subsidiaries, taken as a whole, or consolidated book value of the assets of Parent and its Subsidiaries, taken as a whole; or (ii) 20% or more of the fair market value of the assets (including intangible assets) of Parent and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of Parent; provided, however, that the term “Parent Acquisition Proposal” shall not include any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Parent and one or more of its Subsidiaries or among Subsidiaries of Parent not in violation of this Agreement.

The foregoing definition of Parent Acquisition Proposal shall not include activities by Parent related to the pursuit or consummation of strategic partnerships, research and development collaborations, licenses agreements, or similar transactions for the purpose of advancing the research, development and commercialization of Parent’s technology and programs, in each case, existing on the date hereof, or the in-licensing of additional technologies.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means, with respect to Parent, an Effect that, individually or when taken together with all other Effects, has a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, other than any Effect arising out of or resulting from (a) a decrease in the market price of shares of Parent Common Stock in and of itself, it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Parent Material Adverse Effect, (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other similarly situated companies in the pharmaceutical or biotechnology industries), (c) changes in general legal, tax, regulatory, political or business conditions in the countries in which Parent does business, (d) general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to similarly situated companies in such industries), (e) changes in GAAP, (f) the announcement or pendency of the transactions contemplated by this Agreement and compliance with the terms and conditions of this Agreement, (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or the significant worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (h) earthquakes, hurricanes, floods, or other natural disasters, (i) the fact, in and of itself (and not the underlying causes thereof) that Parent or its subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions for any period, or (j) determinations by the FDA, the MHRA or EMEA, or any panel or advisory body empowered or appointed thereby, with respect to any products or product candidates of Persons (other than Parent) similar to or competitive with Parent Products or product candidates or the results of any clinical trial with respect to any such products or product candidates, or (k) any action taken by Parent at the request or with the consent of the Company.

“Parent Products” means products being manufactured, distributed or developed by or on behalf of the Parent.

“Parent Stipulated Expenses” shall mean up to $1,500,000 of those fees and expenses actually and reasonably incurred or payable by the Parent to third parties, as the case may be, in connection with this Agreement, the Merger and other transactions contemplated hereby, prior to termination, including fees and expenses of investment bankers, financial advisors, attorneys, accountants, brokers, finders or other agents, representatives or affiliates.

“Parent Stock Plans” means the 2009 Employee, Director and Consultant Equity Incentive Plan and the 2009 Employee Stock Purchase Plan and any other employee, consultant, director or executive stock, stock option or equity compensation plans or arrangements of Parent.

“Permit” means all permits, licenses, registrations, identification numbers and other approvals or authorizations issued by any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith or for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (b) inchoate mechanics’ and materialmen’s Liens for construction in progress, (c) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary, (d) zoning restrictions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company’s and the Company Subsidiaries’ ability to conduct their businesses as currently conducted, (e) Liens and obligations arising under or in connection with the Company Material Contracts, (f) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, (g) Liens reflected in the Company SEC Reports, (h) licenses of Intellectual Property, (i) Liens created under the Note Documents or otherwise permitted by the Note Documents and (j) other Liens being contested in good faith in the ordinary course of business or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, but shall exclude Company Subsidiaries.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Regulatory Approval” means an authorization from the FDA, the MHRA or any similar Governmental Authority to conduct a clinical trial of or market a Company Product.

“Regulatory Submission” means all submissions and filings made by the Company to the FDA, MHRA and similar Governmental Authorities under which the Company intends to conduct or is conducting clinical trials of any Company Product and any request made by the Company to the FDA, MHRA or a similar Governmental Authority seeking approval to market a Company Product.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries, (c) at least fifty percent (50%) of the equity interests is controlled by such party, (d) at least fifty percent (50%) of the beneficial interest is held by such party (in the case of a trust) or (e) at least fifty percent (50%) of the interest in the capital or profits is held by such party.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, imposed by any Governmental Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration and collection of Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2009 Bonus Payment	Section 8.04(c)
Adverse Recommendation Change	Section 8.03(a)
Affected Employees	8.04(c)
Agreement	Preamble
Amex	Section 5.05(b)
Antitrust Laws	Section 5.05(b)
Book-Entry Share	Section 4.01(b)
Buyer Parties	Preamble
Certificate of Merger	Section 3.03
Closing	Section 3.04
Closing Date	Section 3.04
Closing Merger Consideration	Section 4.01(b)
Code	Recitals
Company	Preamble
Company Board	Section 8.01(a)
Company Board Recommendation	Section 8.01(a)
Company Common Share Certificate	Section 4.01(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article V
Company Intellectual Property Rights	Section 5.15(a)
Company Material Contract	Section 5.21(a)

Defined Term	Location of Definition
Company Notice of Adverse Recommendation	Section 8.03(a)
Company Plans	Section 5.12(a)
Company Preferred Shares	Section 5.03(a)
Company Registered Intellectual Property	Section 5.15(b)
Company SEC Reports	Section 5.07(a)
Company Stock Awards	Section 5.03(b)
Company Stockholder Approval	Section 5.04
Company Stockholders	Section 8.01(a)
Company Stockholders’ Meeting	Section 8.01(c)
Company Subsidiaries	Section 5.02(a)
Confidentiality Agreement	Section 8.02(c)
Contract	Section 5.05(a)
D&O and Fiduciary Insurance	Section 8.05(c)
Delaware Courts	Section 12.08(b)
DGCL	Recitals
Distributing Corporation	Section 6.14(h)
Drug or Health Laws	Section 5.16(a)
Dyloject Approval	Section 4.01(b)(ii)
Effect	Section 1.01
Employment Agreements	Section 8.04(c)
Environmental Permits	Section 5.18(a)(i)
Escrow Agent	Section 4.09
Escrow Agreement	Section 4.09
ERISA	Section 5.12(a)
ERISA Affiliate	Section 5.12(a)
ESPP	Section 4.03(a)
ESPP Termination Date	Section 4.03(a)
Exchange Act	Section 5.05(b)
Exchange Agent	Section 4.05(a)
Financial Advisor	Section 5.23
Governmental Order	Section 10.01(c)
HSR Act	Section 5.05(b)
Indemnified Party	Section 8.05(b)
IRS	Section 5.12(b)
Know-How Agreement	Section 9.02(f)
Leased Real Property	Section 5.19(a)
Leases	Section 5.19(a)
Loan Agreement	Recitals
Merger	Recitals
Merger Consideration	Section 4.01(b)
Merger Effective Time	Section 3.03
Merger Shares	Section 4.01(b)
Merger Sub	Preamble
Milestone Shares	Section 4.01(b)(ii)
Mintz Levin	Section 8.09(a)
NASDAQ	Section 6.04
Note	Recitals
Note Documents	Recitals
Outside Date	Section 10.01(b)
Parent	Preamble
Parent Adverse Recommendation Change	Section 8.01(a)
Parent Board	Section 8.01(a)

Defined Term	Location of Definition
Parent Board Recommendation	Section 8.01(a)
Parent Common Stock	Section 6.03(a)
Parent Disclosure Schedule	Article VI
Parent ERISA Affiliate	Section 6.10(a)
Parent Intellectual Property Rights	Section 6.12(a)
Parent Leased Real Property	Section 6.23(a)
Parent Leases	Section 6.23(a)
Parent Notice of Adverse Recommendation Change	Section 8.01(a)
Parent Plan	Section 6.10(a)
Parent Preferred Shares	Section 6.03(a)
Parent Registered Intellectual Property	Section 6.12(a)
Parent SEC Reports	Section 6.08(a)
Parent Stock Awards	Section 6.03(a)
Parent Stockholder Approval	Section 6.04
Parent Stockholders	Section 8.01(a)
Parent Stockholders’ Meeting	Section 8.01(e)
Regulatory Law	Section 8.06(e)
Restraints	Section 9.01(c)
Ropes & Gray	Section 8.09(a)
Ruling	Section 6.14(i)
Sarbanes-Oxley Act	Section 5.07(a)
SEC	Section 5.02(c)
Section 16	Section 8.04(d)
Spin-Off	Section 6.14(h)
Stockholder Representative	Preamble
Surviving Corporation	Section 3.01
Surviving Corporation Fund	Section 4.05(a)
Tax Certificates	Section 8.09(a)
Tax Sharing Agreement	Section 6.14(k)
Termination Date	Section 10.01
Termination Fee	Section 10.03(b)
Third Party Intellectual Property	Section 5.15(e)
Voting Agreements	Recitals

Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Annex or Schedule, such reference is to an Article or Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated;

(b) any capitalized terms used in any Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement;

(c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes), and references to any section of any statute, rule or regulation include any successor to said section;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i) references to a person are also to its successors and permitted assigns;

(j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(k) references to monetary amounts are to the lawful currency of the United States; and

(l) words importing the singular include the plural and vice versa, and words importing gender include all genders; and time periods within or following which any payment is to be made or act is to be done shall, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II

RESERVED

ARTICLE III

THE MERGER

Section 3.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.02 Charter and Bylaws. (a) At the Merger Effective Time, the Company Charter shall be amended so as to contain the provisions, and only the provisions, contained immediately prior to the Merger Effective Time in the Certificate of Incorporation of Merger Sub, except for Article FIRST of the Company Charter, which shall read “The name of the corporation is Javelin Pharmaceuticals, Inc.” As so amended, such Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Merger Effective Time, the Bylaws of Merger Sub in effect immediately prior to the Merger Effective Time shall be the Bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be Javelin Pharmaceuticals, Inc. until thereafter amended as provided therein or by applicable Law).

Section 3.03 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Merger Effective Time”).

Section 3.04 Closing. Unless this Agreement shall have been terminated in accordance with Section 10.01, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or at such other place as agreed to by the parties hereto.

Section 3.05 Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation, respectively, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 3.06 Directors of Parent. Conditioned upon the occurrence of the Merger Effective Time, the Company shall be entitled to designate up to two (2) directors on the Parent Board. Immediately prior to the Merger Effective Time, Parent shall take all necessary action so that, as of the Merger Effective Time, the two (2) individuals designated by a majority of the Company Board will be appointed to the Parent Board, subject in each case to the independence requirements and any other qualification requirements of directors set forth in the applicable Marketplace Rules of the NASDAQ Global Market.

ARTICLE IV

EFFECTS OF THE MERGER

Section 4.01 Effects of the Merger on Company Securities. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than any requisite approval of the Merger by the Company Stockholders in accordance with the DGCL):

(a) Each share of Company Common Stock held in treasury and each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (except as otherwise provided in Section 4.01(a)), shall be converted and exchanged automatically into the right to receive:

(i) 0.2820 shares of Parent Common Stock, payable to the holder thereof in accordance with Section 4.05, and

(ii) A number of additional shares of Parent Common Stock (the “Milestone Shares”), upon FDA Approval of Dyloject (the “Dyloject Approval”) calculated as follows:

A. If the Dyloject Approval occurs on or prior to June 30, 2010, 0.0491 shares of Parent Common Stock; or

B. If the Dyloject Approval occurs after June 30, 2010, but on or prior to January 31, 2011, 0.0246 shares of Parent Common Stock; or

C. If the Dyloject Approval occurs after January 31, 2011, but on or prior to June 30, 2011, 0.0123 shares of Parent Common Stock.

The shares of Parent Common Stock issuable pursuant to Section 4.01(b)(i) are collectively referred to as the “Closing Merger Consideration.” The right to receive Milestone Shares shall not be assignable or transferable, except by operation of law or the laws of descent and distribution. The securities issuable pursuant to this Section 4.01(b), including the Closing Merger Consideration and the Milestone Shares, if any, are collectively referred to as the “Merger Consideration.” The shares of Company Common Stock whether in the form of a certificate (a “Company Common Share Certificate”) or book-entry share (a “Book-Entry Share”) that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares”. From and after the Merger Effective Time, all such Merger Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any Merger Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Merger Shares in accordance with Section 4.05.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Merger Shares be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Market on the date the Merger becomes effective (with respect to shares of Parent Common Stock issued pursuant to Section 4.01(b)(i)), or on the Business Day immediately prior to the day shares of Company Common Stock are issued pursuant to Section 4.01(b)(ii).

(d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into one share of common stock of the Surviving Corporation.

Section 4.02 Treatment of Company Stock Options.

(a) Prior to the Merger Effective Time, the Company shall take commercially reasonable actions to provide that each Company Stock Option then outstanding under the Company Stock Plans, as well as any arrangement for the issuance of Company Stock Options not covered by the Company Stock Plans, shall be of no further force or effect as of the Merger Effective Time (either because such Company Stock Option shall have been exercised prior to the Merger Effective Time or shall have been otherwise canceled and terminated (without regard to the exercise price of the Company Stock Options) as of or prior to the Merger Effective Time).

(b) Prior to the Merger Effective Time, the Company shall take commercially reasonable actions to provide holders of Company Stock Options with written notice that (i) options vested and exercisable as of the date of such notice (or that otherwise vest and become exercisable by their terms as a result of the Merger) may be exercised by the holders of such Company Stock Options within a specified number of calendar days from the date of such notice, which period shall expire prior to the Merger Effective Time and (ii) at the end of the such period, the Company Stock Options shall be canceled and terminated.

(c) Prior to the Merger Effective Time, all of the Company Stock Plans effective at or prior to the Merger Effective Time shall be terminated and of no further force or effect.

(d) Without limiting the foregoing, the Company shall take commercially reasonable actions to ensure that the Company will not, at the Merger Effective Time, be bound by any options, stock appreciation rights, or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

(e) The Company and Parent shall each take commercially reasonable actions to cause all dispositions of equity securities of the Company (including Company Stock Options) or acquisitions of equity securities of Parent (including any options to acquire Parent Common Stock that may be granted by Parent) by each individual who (i) is a director or officer of the Company, or (ii) at the Merger Effective Time will become a director or officer of Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.

Section 4.03 Treatment of Company Stock Purchase Plan; Company Warrants and Restricted Shares.

(a) The Company shall take any and all actions with respect to the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that: (i) with respect to the Offering Period (as defined in the ESPP) in effect as of the date hereof, no employee who is not a participant in the ESPP as of the date hereof may become after the date hereof a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (ii) subject to consummation of the Merger, the ESPP shall terminate, effective immediately before the Merger Effective Time (the “ESPP Termination Date”); and (iii) if the Offering Period (as defined in the ESPP) in effect as of the date hereof terminates prior to the ESPP Termination Date, the ESPP shall be suspended and no new Offering Period will be commenced under the ESPP unless this Agreement shall have terminated prior to the consummation of the Merger. If such Offering Period is still in effect on the ESPP Termination Date, then on the ESPP Termination Date, each purchase right under the ESPP as of the ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for such Offering Period to the purchase of a number of whole shares of Company Common Stock (subject to the provisions of the ESPP regarding the number of shares purchasable) at an exercise price per share determined pursuant to the terms of the ESPP using the ESPP Termination Date as the Purchase Date (as defined in the ESPP), which number of shares will then be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 4.01(b) hereof. Any excess payroll deductions not used as a result of ESPP share limitations shall be distributed to each participant without interest. If a fractional number of shares of Company Common Stock results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be distributed to the applicable participant without interest.

(b) Parent agrees that at the Merger Effective Time, each outstanding and unexercised Company Warrant will be assumed by Parent. Each such outstanding Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such Company Warrant immediately prior to the Merger Effective Time, except that such Company Warrants shall be exercisable for shares of Parent Common Stock, with the numbers of shares purchasable and exercise price adjusted as set forth in such assumed Company Warrants. From and after the Merger Effective Time, unless the context requires otherwise, all references to the Company in the Company Warrants shall be deemed to refer to Parent. Parent shall, on or prior to the Merger Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to the assumed Company Warrants pursuant to this Section 4.03(b).

(c) Any share of, or any right to a share of, Company Common Stock held by any participant in or under any Company Stock Plan that is, prior to the Merger Effective Time, unvested or otherwise restricted or deferred (if any) shall, immediately prior to the Merger Effective Time, become vested and in the case of any such right the shares of Company Common Stock to be paid thereunder shall be distributed prior to the Merger Effective Time, and thereafter such unrestricted shares of Company Common Stock shall be treated in the manner described in Section 4.01(b) above.

Section 4.04 Effects of the Merger on Merger Sub Securities. At the Merger Effective Time, by virtue of the Merger and without any action by Merger Sub or Parent, as the holder of all outstanding capital stock of Merger Sub (other than the requisite approval by the sole stockholder of Merger Sub in accordance with the DGCL, which approval has been obtained), each outstanding share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Corporation.

Section 4.05 Payment of Merger Consideration; Stock Transfer Books.

(a) Prior to the Merger Effective Time, Parent shall appoint as exchange agent a bank or trust company reasonably satisfactory to the Company (the “Exchange Agent”). At or prior to the Merger Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of Merger Shares, sufficient shares of Parent Common Stock to satisfy the aggregate Closing Merger Consideration and sufficient cash to satisfy payments for fractional shares, and at or prior to the Dyloject Approval, Parent or the Surviving Corporation shall cause the Escrow Agent to deposit with the Exchange Agent, for the benefit of the holders of Merger Shares, sufficient shares of Parent Common Stock to satisfy the Merger Consideration due and payable pursuant to Section 4.01(b)(ii), if any, together with sufficient cash to satisfy payments for fractional shares, (such amounts being hereinafter referred to as the “Surviving Corporation Fund”). The fees and expenses of the Exchange Agent shall be paid by Parent.

(b) As promptly as practicable after the Merger Effective Time, but in no event more than three (3) Business Days following the Merger Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each person who was, as of immediately prior to the Merger Effective Time, a holder of record of the Merger Shares (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Merger Shares shall pass, only upon proper delivery of the Merger Shares to the Exchange Agent) and (ii) instructions for effecting the surrender of the Merger Shares in exchange for the Merger Consideration.

(c) Upon surrender to the Exchange Agent of Merger Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Merger Shares shall be entitled to receive in exchange therefor (x) (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Merger Shares so surrendered shall have been converted pursuant to Section 4.01(b)(i), (ii) if, and only if, Dyloject Approval is obtained, a certificate representing that additional number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 4.01(b)(ii), if any, and (y) a check in the amount of any cash for fractional shares of Company Common Stock due pursuant to Section 4.01(c) and any cash owing under Section 4.08. The Merger Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Merger Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(d) In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Merger Shares so surrendered is registered if such Merger Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.05, each Merger Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration, subject to Section 4.08 hereof. No interest shall be paid or will accrue on any cash payable to holders of Merger Shares pursuant to the provisions of this Article IV.

(e) Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Merger Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Exchange Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Any portion of the Surviving Corporation Fund made available to the Exchange Agent pursuant to Section 4.05(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to the Surviving Corporation or Parent, upon demand by Parent.

(g) If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed, the Exchange Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.

(h) At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Merger Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.

Section 4.06 Withholding Rights. The Company, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options or such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Exchange Agent, as applicable.

Section 4.07 Adjustments to Prevent Dilution. In the event that, notwithstanding Section 7.01(d), the Company changes (or establishes a record date for changing) the number of shares of Company Common Stock issued and outstanding prior to the Merger Effective Time as a result of a stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction with respect to shares of the Company Common Stock, at any time during the period from the date hereof to the Merger Effective Time, then the Merger Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction. In the event that, notwithstanding Section 7.02(d), Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding after the date hereof as a result of a stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction with respect to shares of Parent Common Stock, then the Merger Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

Section 4.08 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the date during which the Merger Effective Time occurs shall be paid to holders of unsurrendered Merger Shares or holders who comply with the provisions of Section 4.05(g) (with regard to lost certificates) until such holders surrender such Merger Shares or submit an affidavit in accordance with Section 4.05(g). Upon the surrender of such Merger Shares or submission of an affidavit in accordance with Section 4.05, there shall be paid to such holders, promptly after such surrender or submission, as the case may be, the amount of dividends or other distributions, without interest, declared with a record date after the date during which the Merger Effective Time occurs and not paid because of the failure to surrender such Merger Shares for exchange.

Section 4.09 Escrow Arrangement. Immediately following the Merger Effective Time, Parent shall deposit a number of shares of Parent Common Stock equal to the maximum number of shares that could be issued pursuant to the Milestone Shares set forth in Section 4.01(b)(ii) with American Stock Transfer and Trust Company (the “Escrow Agent”) to be held by the Escrow Agent in accordance with the terms hereof and of the escrow agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The disclosure in any section or subsection of the disclosure schedule provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) shall qualify other sections and subsections in this Article V only to the extent that disclosure in one subsection of the Company Disclosure Schedule is specifically referred to in another subsection of the Company Disclosure Schedule by appropriate cross-reference or except to the extent that the relevance of a disclosure in one subsection of the Company Disclosure Schedule to another subsection of the Company Disclosure Schedule is reasonably apparent. Except as set forth in the Company Disclosure Schedule or as disclosed in any Company SEC Report filed or furnished since January 1, 2009 and only as and to the extent disclosed therein (other than disclosures in the “Risk Factors” sections of any such reports or other cautionary or forward-looking disclosure contained therein), the Company hereby represents and warrants to the Buyer Parties as follows:

Section 5.01 Organization and Qualification; Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (i) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (ii) has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent copies of the Company Charter and Company Bylaws and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is not in violation of the Company Charter and Company Bylaws in any material respect.

Section 5.02 Company Subsidiaries.

(a) Each of the Company’s “significant Subsidiaries”, as such term is defined in Regulation S-X promulgated by the SEC (the “Company Subsidiaries”), together with the jurisdiction of organization of each Company Subsidiary is set forth on Section 5.02(a) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or licensed to do business, and is, (to the extent applicable) in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens, other than restrictions imposed by applicable Law.

(c) None of the Company Subsidiaries are required to file any forms, reports or other documents with the Securities and Exchange Commission (the “SEC”).

Section 5.03 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Company Preferred Shares”). As of December 15, 2009, (i) 63,879,541 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Company Common Stock were held in the treasury of the Company. As of the date of this Agreement, no Company Preferred Shares are issued and outstanding.

(b) As of December 15, 2009, (i) 8,655,246 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights and stock awards granted pursuant to the Company Stock Plans (collectively, the “Company Stock Awards”) and (ii) 1,353,675 shares of Company Common Stock were reserved for future issuance upon exercise of the Company Warrants.

(c) Except as set forth in Section 5.03(c) of the Company Disclosure Schedule:

(i) there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary or (B) securities convertible or exchangeable for capital stock or other voting securities or equity interests in the Company or any Company Subsidiary;

(ii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary; and

(iii) there are no restricted shares, stock appreciation rights, performance units, contingent clause rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company or any Company Subsidiary; other than the Voting Agreements, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares (other than restrictions under applicable securities laws), nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(d) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plans, the Company Stock Options and the Company Warrants will be, if and when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

(e) The Company has previously made available to Parent a complete and correct list of the holders of all Company Stock Options and Company Warrants outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting (other than those set forth in the Company Stock Plans).

(f) All of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding Company Warrants and Company Stock Options were issued in compliance in all material respects with all applicable federal and state securities Laws.

(g) There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith of the Company or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, except for such rights as have been satisfied, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

(h) Other than the Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

Section 5.04 Authority Relative to this Agreement; Validity and Effect of Agreements. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Note Documents, to perform its obligations hereunder and thereunder and, subject to any required approval of the stockholders of the Company, to consummate the transactions contemplated hereunder and thereunder. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the Note Documents and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Note Documents or to consummate the transactions contemplated hereunder and thereunder other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”). Each of this Agreement and each of the Note Documents has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the Note Documents do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter or Company Bylaws or any provision of the certificate of incorporation, bylaws or other similar organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.05 have been obtained and all filings and obligations described in subsection (b) of this Section 5.05 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) except as set forth in Section 5.05(a) of the Company Disclosure Schedule, require any consent, notice or waiver under or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, prepayment or cancellation or to a loss of any benefit to which the Company or any Company Subsidiary is entitled) under, or result in the triggering of any payments pursuant to (A) any written agreement, lease, license, contract, loan, note, mortgage, indenture, undertaking or other commitment or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (B) any Permit affecting, or relating in any way to, the assets or business of the Company and the Company Subsidiaries or (iv) result in the creation or imposition of any Lien or other encumbrance (except for Permitted Liens) on any property or asset of the Company or any Company Subsidiary except, with respect to clauses (ii), (iii) and (iv) such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and the Note Documents do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the pre-merger notification requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) compliance with the applicable requirements of laws, regulations or decrees designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”) in the jurisdictions listed in Section 5.05(b) of the Company Disclosure Schedule, (D) any filings required under the rules and regulations of the NYSE Amex LLC (the “Amex”), (E) the filing of the Certificate of Merger pursuant to the DGCL, (F) the filing of customary applications and notices, as applicable, with the FDA, the MHRA or EMEA and (G) any registration, filing or notification required pursuant to state securities or blue sky laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06 Company Products; Permits.

(a) The Company is in possession of all Permits, including without limitation all such Permits required by the FDA, necessary for it to own, lease and operate its properties or to carry on their business as it is now being conducted. All such Permits are valid and in full force and effect, the Company has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to such Permits, and, to the Company’s knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, the Company is not the subject of any administrative, civil or criminal action or, to the Company’s knowledge, investigation alleging violations of any Law of any health care program funded by any Governmental Authority nor are there any reasonable grounds to anticipate the commencement of any such action or investigation. Neither the Company nor any Company Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any Governmental Authority involving alleged noncompliance with any Law of any health care program funded by any Governmental Authority and, to the knowledge of the Company, there are no grounds to reasonably anticipate any such investigation or audit in the foreseeable future.

(c) Neither the Company, nor to the knowledge of the Company, any agent, representative or contractor of the Company, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind in return for the purchasing or ordering of, or recommending the purchasing or ordering of, any Company Product in violation of any applicable anti-kickback law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback law.

(d) Neither the Company, nor to the knowledge of the Company, any agent, representative or contractor of Company, has knowingly submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Law relating to false claims or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

Section 5.07 SEC Filings; Financial Statements.

(a) The Company has timely filed all forms, documents, statements and reports required to be filed under the Exchange Act prior to the date hereof by it with the SEC since December 31, 2007 (the forms, documents, statements and reports filed with the SEC since December 31, 2007, including any amendments thereto, the “Company SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Reports complied, and each of the Company SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Report has been amended or superseded by a later Company SEC Report filed prior to the date hereof.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments).

Section 5.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, since December 31, 2008, the Company has conducted its business in all material respects in the ordinary course and there has not been (a) an event, occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Merger Effective Time without Parent’s consent, would constitute a breach of Section 7.01 (other than subsections (b), (h), (i), (j), (k), (m), (n), (v) or (w) of Section 7.01); provided that, for the purposes of clause (b) of this Section 5.08, references to “the date hereof” in Section 7.01 shall be deemed to refer to December 31, 2008.

Section 5.09 Absence of Undisclosed Liabilities. Except as set forth in Section 5.09 of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature required to be set forth in the Company’s balance sheet under GAAP or the notes thereto, other than liabilities or obligations (a) reflected on, reserved against in or disclosed in the notes to, the Company’s consolidated balance sheets included in the Company SEC Reports, (b) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (c) incurred in the ordinary course of business since December 31, 2008 or (d) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Absence of Litigation. Except as set forth in Section 5.10 of the Company Disclosure Schedule (i) there is no Action pending or, to the knowledge of the Company threatened, against the Company or any Company Subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) none of the Company or any Company Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11 Compliance with Laws. The Company and each of the Company Subsidiaries is and, since January 1, 2008, has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.12 Employee Benefit Plans.

(a) Section 5.12(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material bonus, vacation, stock option, stock purchase, restricted stock or other equity-based, incentive, deferred compensation, profit sharing, savings, severance, fringe benefit, retention, change of control or other benefit plans, programs, agreements, contracts, policies or arrangements contributed to, sponsored or maintained by the Company or any Company Subsidiary as of the date hereof for the benefit of any current or former Company Employee, or current or former director or contractor of the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is a party or with respect to which the Company or any Company Subsidiary has or would reasonably be expected to have any material liability (including, without limitation, by reason of being treated as a single employer under Section 414 of the Code with any other Person (each, together with the Company, an “ERISA Affiliate”)), excepting only contracts for at-will employment (such plans, programs, policies, agreements and arrangements, including the Company Stock Plans, collectively, “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a true and complete copy of each Company Plan that is in writing and, to the extent applicable to each such Company Plan, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter received from the Internal Revenue Service (the “IRS”) for each Company Plan that is intended to be qualified under Section 401(a) of the Code, if any, (iii) the most recent summary plan description and any summaries of any material modification of such Company Plan, (iv) all prospectuses prepared in connection with any such Plan, and (vi) for the three most recent years (A) the Form 5500 and attached schedules, if any, (B) financial statements and actuarial valuation reports, if any.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan; and (iii) all contributions, premiums and other payments required to be made with respect to each Company Plan have been made on or before their due dates under applicable Law and the terms of such Company Plan.

(d) Neither the Company or any Company Subsidiaries nor any ERISA Affiliate, is now contributing to or has any material liability to, or has at any time within the past seven years (and in the case of any such other Person, only during the period within the past seven years that such other Person was an ERISA Affiliate) contributed to or had any material liability to: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA; (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA); (v) a material self-insured group medical plan; or (vi) a plan governed by Sections 419, 419A or 501(c)(9) of the Code, respectively.

(e) No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Company Plan.

(f) Except as set forth in Section 5.12(f) of the Company Disclosure Schedule, no Company Plan provides post-termination welfare benefits, and neither the Company nor any Company Subsidiary has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code or similar Law of any state or foreign jurisdiction.

(g) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS with respect to its formal qualification, except for such matters as to which the period for seeking such a letter has not yet passed, and no fact or event has occurred since the date of such determination or opinion letter or letters to adversely affect the qualified status of any such Company Plan or the exempt status of any related trust.

(h) Except as set forth in Section 5.12(h) of the Company Disclosure Schedule, none of the Company Plans in effect immediately prior to the Merger Effective Time would result in the failure of any amount to be deductible by reason of Section 280G of the Code.

(i) Each Company Plan, to the extent applicable, is in compliance with Section 409A of the Code, taking into account all applicable exemptions under the regulations issued under Section 409A of the Code.

(j) Neither any Company Stock Option nor any other equity related or based award is subject to Section 409A of the Code, taking into account all applicable exemptions under the regulations issued under Section 409A of the Code. All Company Stock Options were issued with an exercise price equal to or greater than “fair market value” (within the meaning of Section 409A of the Code or Section 422 of the Code to the extent such Company Stock Option is an “incentive stock option” under Section 422 of the Code) on the date of grant. The exercise price of any Company Stock Option has not been reduced since its date of grant other than in connection with a transaction meeting the requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D).

(k) Except with respect to any individual employment agreements, each Company Plan may be amended or terminated at any time without any liability to the Company or any ERISA Affiliate (except as set forth in Section 411(d)(3) of the Code), and the sponsor of each such Company Plan has specifically reserved in itself the ability to amend or terminate each such Company Plan at any time and has not made any representations, whether oral or written, to the contrary.

Section 5.13 Labor and Employment Matters.

(a) (i) To the knowledge of the Company, there are no material labor grievances pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor, to the knowledge of the Company, are there any current activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has not received written notice of any pending charge by any Governmental Authority of (i) any alleged unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) any alleged Occupational Safety and Health Act violations; (iii) any alleged wage or hour violations; (iv) any alleged discriminatory acts or practices in connection with employment matters; or (v) any claims by any Governmental Authority that the Company has failed to comply with any material Law relating to employment or labor matters. The Company is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is currently in compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing.

(c) Except as otherwise set forth in Section 5.13(c) of the Company Disclosure Schedule, (i) all contracts of employment to which the Company or, to the knowledge of the Company, any of its Subsidiaries is a party are terminable by the Company or its Subsidiaries on three months’ or less notice without penalty; (ii) there are no established practices, plans or policies of the Company or, to the knowledge of the Company, any of its Subsidiaries, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 5.13(c) of the Company Disclosure Schedule; and (iv) there is no term of employment applicable to any employee of the Company or, to the knowledge of the Company, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(d) Section 5.13(d) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the Company’s employees and such employee’s job title, base rate of compensation and, as of December 15, 2009, accrued leave or vacation.

(e) Section 5.13(e) of the Company Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

(f) Section 5.13(f) of the Company Disclosure Schedule sets forth a list of each employment agreement to which the Company is a party that contains change of control provisions.

(g) Section 5.13(g) of the Company Disclosure Schedule sets forth a list of the Company Employees who, as of the date hereof, have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided to Parent.

Section 5.14 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement, on the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 5.15 Intellectual Property.

(a) To the Company’s knowledge, the Company and each of its Subsidiaries owns or licenses, and has the right to use, all Intellectual Property necessary to conduct its respective business as presently conducted and as proposed to be conducted (including the future sale of products currently under clinical development) (collectively, the “Company Intellectual Property”) the absence of which would reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries have sufficient right and license under the Company Intellectual Property to exclusively commercialize the Company Products in each jurisdiction in which the Company or the Company Subsidiaries markets or proposes to market such Company Products.

(b) Section 5.15(b) of the Company Disclosure Schedule sets forth with respect to all Company Intellectual Property registered with any Governmental Authority or for which an application has been filed with any Governmental Authority (the “Company Registered Intellectual Property”): (i) the registration or application number, the date filed and the title, if applicable, of the registration or application; and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 5.15(b) of the

Company Disclosure Schedule identifies and provides a brief description of any unregistered trademarks or inventions (whether patentable or not) comprising Company Intellectual Property as of the date hereof: (a) for which an application has not been filed with any Governmental Authority; and (b) the absence of which is likely to have a Material Adverse Effect. Except as disclosed in Section 5.15(b) of the Company Disclosure Schedule, the Company is the exclusive owner or exclusive licensee of; or has an exclusive field of use to the Company Intellectual Property free and clear of any liens or encumbrances.

(c) Section 5.15(c) of the Company Disclosure Schedule identifies each Company Material Contract currently in effect that: (i) contains a grant of any right or license to any third party under any Company Intellectual Property; or (ii) contains a grant to the Company of any right or license under any Company Intellectual Property owned by a third party that either: (a) is material to the Company; or (b) imposes any ongoing royalty or payment obligations in excess of $25,000 per annum.

(d) To the Company’s knowledge, all Company Registered Intellectual Property is valid, enforceable, and subsisting. As of the Closing Date, and subject to Section 5.15(b) of the Company Disclosure Schedule, all necessary registration, maintenance and renewal fees having a non-extendible deadline within two months after the Closing Date have been paid with respect to such Company Registered Intellectual Property and, further, that all necessary documents and certificates with respect to such Company Registered Intellectual Property have been filed with the relevant Governmental Authorities.

(e) Neither the Company nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property, or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property”), the breach of which would reasonably be likely to result in a Material Adverse Effect.

(f) To the Company’s knowledge, neither the Company nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property. Except as set forth in Section 5.15(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any actual notice or other actual communication (in writing or otherwise): (i) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property; or (ii) offering to license the Company any such rights. To the Company’s knowledge, and subject to Section 5.15(f) of the Company Disclosure Schedule, the business of the Company and its Subsidiaries, as currently conducted and proposed to be conducted (including the future commercialization of products currently under development), does not and would not infringe, violate, or constitute a misappropriation of any valid Third Party Intellectual Property.

(g) To the knowledge of the Company, and except as set forth in Section 5.15(g) of the Company Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property.

Section 5.16 Regulatory Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each Company Product is being developed, labeled, stored, tested, marketed, promoted and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act of 1938 and regulations promulgated by the FDA thereunder, and applicable requirements of similar Governmental Authorities in other countries (the “Drug or Health Laws”).

(b) The pre-clinical studies and clinical trials performed by the Company or its Subsidiaries or, to the knowledge of the Company, on behalf of the Company, its Subsidiaries or its predecessors, were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products comparable to those being developed by the Company.

(c) The Company contracts the manufacturing of the Company Products to a third party that, to the knowledge of the Company, complies with applicable Drug or Health Laws, including current good manufacturing practices.

(d) The Company has not received any notices or correspondence from the FDA, the MHRA or any similar Governmental Authority requiring the termination, suspension or material modification of any nonclinical study or clinical trial conducted by or on behalf of the Company or the recall of any Company Product.

(e) The Company has no knowledge of any investigation of the Company or the Company Products being conducted by the FDA or any similar Governmental Authority, nor has it received any notice from the FDA, the MHRA or any similar Governmental Authority that it has commenced, or threatened to initiate any action to suspend or terminate any clinical trial, withdraw approval of any Company Product, place sales or marketing restrictions on or request the recall of any Company Product.

(f) No regulatory submission to the FDA or any other Governmental Authority that was, or is, intended to be the basis for an approval of any Company Product contains any material omission or false information. To the best of the Company’s knowledge, each regulatory submission (and related documents and information) has been submitted and maintained in compliance with applicable statutes, rules and regulations.

Section 5.17 Taxes.

(a) The Company has timely filed or caused to be filed all Tax Returns required to be filed by applicable Law with respect to the Company or any Company Subsidiaries or any of its or their income, properties or operations; and has paid all Taxes shown thereon as owing except where the failure to file Tax Returns or to pay Taxes would not have, or would not reasonably be expected to result in, a Material Adverse Effect.

(b) The Company has made adequate provisions in accordance with GAAP, appropriately and consistently applied, in its financial statements for the payment of all material Taxes for which the Company or any Company Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c) To the Company’s knowledge, the Company has not received any written claim or assessment against the Company or any Company Subsidiaries for any material deficiency in Taxes, and to the knowledge of the Company there is no outstanding audit or investigation with respect to any liability of the Company or any Company Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any Company Subsidiaries may be liable, and no closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.

(d) The Company and the Company Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate taxing authority) proper and accurate amounts in compliance in all material respects with all Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation and withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations).

(e) Except as would not have, or would not reasonably be expected to result in, a Material Adverse Effect, there is no obligation of the Company or any Company Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or the Company Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), as transferee or successor, by contract or otherwise. To the Company’s knowledge, no written claim that remains unresolved has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiaries has not filed Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

(f) Except as would not have a Material Adverse Effect, neither the Company nor any Company Subsidiaries has engaged in a transaction that is listed within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

(g) Neither the Company nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) To the Company’s knowledge, the Merger, standing alone, and this Agreement do not cause the Spin-Off to be taxed under Section 355(e) of the Code.

Section 5.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

(a) (i) the Company and its Subsidiaries (i) are and, to the knowledge of the Company, have been since December 31, 2007 in compliance with all Environmental Laws, (ii) hold and have held all Permits required under any Environmental Law to own or operate their assets and to operate their businesses as currently owned and operated (the “Environmental Permits”) and (iii) are and have been since December 31, 2007 in compliance with the respective Environmental Permits;

(ii) to the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, in, on, under or from any real property currently or formerly owned, leased or operated by the Company or the Company Subsidiaries during the period such property was owned, leased or operated by the Company or any of the Company Subsidiaries;

(iii) neither the Company nor any Company Subsidiary has received any written notice, directive, inquiry or request for information, and there is no Action pending or, to the knowledge of the Company threatened, against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary may be in violation of, not in compliance with or liable under, any Environmental Law or in connection with any Release or threatened Release of Hazardous Substances; and

(iv) neither the Company nor any Company Subsidiary has handled, treated, stored or disposed of any Hazardous Substances at, on or beneath any property currently or formerly owned, leased or operated by Company or any Company Subsidiary except in compliance with Environmental Law.

(b) Since December 31, 2007 there has been no environmental investigation, study, audit, test, review, report, assessment or other analysis conducted in relation to the current or prior business of the Company or any Company Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Company Subsidiary that has not been made available to Parent.

(c) Neither the Company nor any Company Subsidiary have entered into or assumed by contract any liability under any Environmental Law.

(d) To the knowledge of the Company, no underground storage tanks or surface impoundments exist on any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

(e) The representations and warranties made in this Section 5.18 are the exclusive representations and warranties of the Company relating to environmental matters.

Section 5.19 Real Property; Assets.

(a) Section 5.19(a) of the Company Disclosure Schedule sets forth the address of each material parcel of leasehold or subleasehold estates and other material rights to use or occupy any land or improvements held by or for the Company or the Company Subsidiaries (the “Leased Real Property”) as of the date hereof. True and complete copies of all leases and such other documents relating to the Leased Real Property (including all extensions, supplements, amendments and other modifications thereof, waivers thereunder, and nondisturbance agreements, if any, relating thereto) (the “Leases”) have been made available (or will be made available as soon as reasonably practicable following the date hereof) by the Company to Parent. As of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect (i) the Leases are in full force and effect in accordance with their terms, (ii) the Company is not in default of any of its obligations under the Leases and (iii) to the Company’s knowledge, the landlords under the Leases are not in default of the landlords’ obligations under the Leases. The Company and its Subsidiaries have the right to assign the Leases to the Surviving Corporation, and to allow the Parent and its Subsidiaries to occupy the Leased Real Property, subject to entry into an assumption agreement by Parent and its Subsidiaries (which Parent agrees that, to the extent necessary, it shall, and shall cause its Subsidiaries to, enter into). At the Merger Effective Date, the premises to be conveyed or leased by the Surviving Corporation following the Closing pursuant to the Leases shall be free and clear of all subtenants and occupants other than the Surviving Corporation’s employees.

(b) The Company and the Company Subsidiaries have valid leasehold interests in (other than those that have expired or been terminated by operation of their terms since the date hereof), as the case may be, the Leased Real Property. The Company and the Company Subsidiaries own no real property.

(c) The Company and the Company Subsidiaries have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the most recent Company SEC Report or acquired since the date of the most recent Company SEC Report, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, all personal property and equipment owned, leased or otherwise used by the Company or any of the Company Subsidiaries (i) are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), (ii) comply with the applicable Leases and with all applicable Laws in all material respects, and (iii) are suitable for the purposes for which they are presently used.

Section 5.20 Insurance. Section 5.20 of the Company Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies since January 1, 2008. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) all material insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) neither the Company nor the Company Subsidiaries is in breach or default, and neither the Company nor the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) no notice in writing of cancellation or termination has been received with respect to any such policy.

Section 5.21 Contracts.

(a) The Company has made available to Parent, or has filed as an exhibit to a Company SEC Report, a complete unredacted and correct copy of each material agreement or contract to which it is a party as of the date of this Agreement, including any agreement or contract that is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Company SEC Reports pursuant to Item 601(a)(1) of Regulation S-K promulgated by the SEC. Except for this Agreement and except as listed on Section 5.21(a) of the Company Disclosure Schedule, none of the Company or the Company Subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or the Company Subsidiaries that materially restrict the ability of the Company or the Company Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation) to compete in any business or geographic area that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by the Company or the Company Subsidiaries upon notice of sixty

(60) days or less; or (iii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) is referred to herein as a “Company Material Contract.”

(b) Each of the Company Material Contracts is valid and binding on the Company or the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Company Material Contract by the Company or the Company Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or the Company Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Notwithstanding anything in this Section 5.21, “Company Material Contract” shall not include any Contract that (i) is terminable upon ninety (90) days’ or less notice without a penalty premium and does not contain payment obligations of the Company or its Subsidiaries in excess of $100,000 or (ii) is solely between the Company and one or more of its Subsidiaries or is solely between Subsidiaries of the Company.

Section 5.22 Interested Party Transactions. Since December 31, 2008, neither the Company nor any of its Subsidiaries has entered into any material transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act that has not been so reported.

Section 5.23 Brokers. No Person other than UBS Securities LLC (the “Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.24 Opinion of Financial Advisor. The Company Board has received the opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to assumptions, matters considered and limitations described therein, the Merger Consideration to be received by the holders of Company Common Stock (other than as set forth in such opinion) pursuant to the Merger is fair, from a financial point of view, to such holders. A copy of such opinion shall be made available to Parent, solely for informational purposes, promptly after the date of this Agreement.

Section 5.25 State Takeover Statute. The Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and, accordingly, no such Section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.26 Company Stockholder Rights Plan. The Company is not party to any “poison pill” or substantially similar stockholder rights plan, agreement or arrangement with any of its stockholders.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The disclosure in any section or subsection of the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”) shall qualify other sections and subsections in this Article VI only to the extent that disclosure in one subsection of the Parent Disclosure Schedule is specifically referred to in another subsection of the Parent Disclosure Schedule by appropriate cross-reference or except to the extent that the relevance of a disclosure in one subsection of the Parent Disclosure Schedule to another subsection of the Parent Disclosure Schedule is reasonably apparent. Except as set forth in the Parent Disclosure Schedule or as disclosed in any Parent SEC Report filed or furnished since January 1, 2009 and only as and to the extent disclosed therein (other than disclosures in the “Risk Factors” sections of any such reports or other cautionary or forward-looking disclosure contained therein), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 6.01 Organization.

(a) Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer Parties (i) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (ii) has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has made available to the Company copies of the respective charter and bylaws of each of the Buyer Parties and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding such Buyer Parties have been commenced. Neither Buyer Party is in violation of its respective charter or bylaws in any material respect.

Section 6.02 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Closing Date will be, owned of record and beneficially by Parent and/or a wholly owned Subsidiary of Parent.

Section 6.03 Capitalization.

(a) The authorized capital stock of Parent consists of 60,000,000 shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and 5,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Shares”), 1,000,000 of which are designated as Series A Junior Participating Preferred Stock. As of December 15, 2009, (i) 24,594,469 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Parent Common Stock were held in the treasury of Parent. As of the date of this Agreement, no Parent Preferred Shares are issued and outstanding. As of December 15, 2009, (i) 4,083,236 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options and other purchase rights and stock awards granted pursuant to the Parent Stock Plans (collectively, the “Parent Stock Awards”) and (ii) no shares of Parent Common Stock and no Parent Preferred Shares were reserved for future issuance upon exercise of warrants of Parent.

(b) Except as set forth in the Parent Disclosure Schedule:

(i) there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent or any Subsidiary or obligating the Parent or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Parent or any Subsidiary or (B) securities convertible or exchangeable for capital stock or other voting securities or equity interests in the Parent or any Subsidiary;

(ii) there are no outstanding contractual obligations of the Parent or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent or any Subsidiary; and

(iii) there are no restricted shares, stock appreciation rights, performance units, contingent clause rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Buyer Parties or any of their respective Subsidiaries; there are no agreements or understandings to which a Buyer Party or any Subsidiary of a Buyer Party is a party with respect to the voting of any shares of capital stock or other security of a Buyer Party or which restrict the transfer of any such shares (other than restrictions under applicable securities laws), nor does either Buyer Party have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(c) All outstanding shares of Parent Common Stock are, and all shares which may be issued pursuant to the Parent Stock Plans will be, if and when issued against payment therefor in accordance with the terms thereof, and all shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

(d) Parent has previously made available to the Company a complete and correct list of the holders of all Parent Stock Options outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting (other than those set forth in the Parent Stock Plans).

(e) All of the issued and outstanding shares of Parent Common Stock and all of the issued and outstanding Parent Stock Options were issued in compliance in all material respects with all applicable federal and state securities Laws.

(f) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of the Parent. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith of Parent, or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act, except for such rights as have been satisfied, or which otherwise relate to the registration of any securities of Parent or any of its Subsidiaries.

(g) Other than the Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which Parent or any of its Subsidiaries or, to the knowledge of Parent, any of the stockholders of Parent, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Parent or any of its Subsidiaries.

Section 6.04 Power and Authority. Each of the Buyer Parties has all necessary corporate or other power and authority to execute and deliver this Agreement and the Note Documents, to perform its obligations hereunder and thereunder and, subject to any required approval of the stockholders of Parent, to consummate the transactions contemplated hereunder and thereunder. Except for the approvals described in the following sentence, the execution, delivery and performance of this Agreement and the Note Documents by each of the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on behalf of such Buyer Parties. No other corporate proceedings on the part of the Buyer Parties are necessary to authorize this Agreement or the Note Documents or to consummate the transactions contemplated hereunder and thereunder other than the approval of the issuance of the Parent Common Stock pursuant to this Agreement by a majority of the votes cast by Parent Stockholders on a proposal to approve the issuance of Parent Common Stock pursuant to this Agreement in accordance with the rules and regulations of the NASDAQ Stock Market LLC (“NASDAQ”) (the “Parent Stockholder Approval”). Each of this Agreement and each of the Note Documents has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Note Documents by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, (i) conflict with or violate the organizational documents of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 6.05 have been obtained and all filings and obligations described in subsection (b) of this Section 6.05 have been made, conflict with or violate any Law applicable to any of the Buyer Parties, or by which any of its properties or assets is bound, or (iii) require any consent, notice or waiver under or result in any violation or breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give rise to any right of termination, amendment, acceleration, prepayment or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any Contract to which it is a party or by which it or any of its properties or assets is bound or any Permit affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement or the Note Documents.

(b) The execution and delivery of this Agreement and the Note Documents by each of the Buyer Parties does not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the pre-merger notification requirements of the HSR Act, (C) compliance with the Antitrust Laws in the jurisdictions listed in Section 5.05(b) of the Company Disclosure Schedule, and (D) any filings required under the rules and regulations of NASDAQ, (E) the filing of the Certificate of Merger pursuant to the DGCL, (F) the filing of customary applications and notices with the FDA, EMEA and MHRA, and (G) any registration, filing or notification required pursuant to state securities or blue sky laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.06 Permits; Parent Products.

(a) Parent is in possession of all Permits, including without limitation all such Permits required by the FDA, necessary for it to own, lease and operate its properties or to carry on their business as it is now being conducted. All such Permits are valid and in full force and effect, Parent has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to such Permits, and, to Parent’s knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent is not the subject of any administrative, civil or criminal action or, to Parent’s knowledge, investigation alleging violations of any Law of any health care program funded by any Governmental Authority nor are there any reasonable grounds to anticipate the commencement of any such action or investigation. Neither Parent nor any Parent Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any Governmental Authority involving alleged noncompliance with any Law of any health care program funded by any Governmental Authority and, to the knowledge of Parent, there are no grounds to reasonably anticipate any such investigation or audit in the foreseeable future.

(c) Neither Parent, nor to the knowledge of Parent, any agent, representative or contractor of Parent, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind in return for the purchasing or ordering of, or recommending the purchasing or ordering of, any Parent Product in violation of any applicable anti-kickback law, including without limitation the Anti-Kickback Statute, or any applicable state anti-kickback law.

(d) Neither Parent, nor to the knowledge of Parent, any agent, representative or contractor of Parent, has knowingly submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Law relating to false claims or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

Section 6.07 Contracts. None of Parent and nor any of its Subsidiaries is in breach or default of any of its Contracts that are material to Parent and its Subsidiaries, taken as a whole, and has not received written notice or claims of such a breach or default, nor, to the knowledge of Parent, is any other party to any such contracts in breach or default thereunder, except in each case in such a manner as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Contract to which Parent or any of its Subsidiaries is a party or by which it is bound, which is material to Parent and its Subsidiaries, taken as a whole, and that has not expired or terminated by its terms is valid and in full force and effect, binding upon Parent or such Subsidiary in accordance with its terms, and, to the knowledge of Parent, binding upon the other parties thereto in accordance with its terms, except where such failure to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any such Contract by Parent or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Parent or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.08 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) Parent has timely filed all forms, documents, statements and reports required to be filed under the Exchange Act prior to the date hereof by it with the SEC since December 31, 2007 (the forms, documents, statements and reports filed with the SEC since December 31, 2007, including any amendments thereto, the “Parent SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Parent SEC Reports complied, and each of the Parent SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Parent SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent SEC Report has been amended or superseded by a later Parent SEC Report filed prior to the date hereof.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments).

(c) Parent and its Subsidiaries do not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature required to be set forth in Parent’s balance sheet under GAAP or the notes thereto, other than liabilities or obligations (a) reflected on, reserved against in or disclosed in the notes to, Parent’s consolidated balance sheets included in the Parent SEC Reports, (b) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (c) incurred in the ordinary course of business since December 31, 2008.

Section 6.09 Compliance with Laws. Parent, Merger Sub and each of the Parent’s other Subsidiaries is and, since January 1, 2008, has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.10 Employee Benefits Plans.

(a) Section 6.10(a) of the Parent Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA and each other material bonus, vacation, stock option, stock purchase, restricted stock or other equity-based, incentive, deferred compensation, profit sharing, savings, severance, fringe benefit, retention, change of control or other benefit plans, programs, agreements, contracts, policies or arrangements contributed to, sponsored or maintained by the Parent or any of its Subsidiaries as of the date hereof for the benefit of any current or former Parent Employee, or current or former director or contractor of the Parent or any of its Subsidiaries, or to which the Parent or any Parent Subsidiary is a party or with respect to which the Parent or any Parent Subsidiary has or would reasonably be expected to have any material liability (including, without limitation, by reason of being treated as a single employer under Section 414 of the Code with any other Person (each, together with the Parent, a “Parent ERISA Affiliate”), excepting only contracts for at-will employment (such plans, programs, policies, agreements and arrangements, including the Parent Stock Plans, collectively, “Parent Plans”).

(b) With respect to each Parent Plan, the Parent has made available to the Company a true and complete copy of each Parent Plan that is in writing and, to the extent applicable to each such Parent Plan, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter received from the IRS for each Parent Plan that is intended to be qualified under Section 401(a) of the Code, if any, (iii) the most recent summary plan description and any summaries of any material modification of such Parent Plan, (iv) all prospectuses prepared in connection with any such Plan, and (vi) for the three most recent years (A) the Form 5500 and attached schedules, if any, (B) financial statements and actuarial valuation reports, if any.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Plan; and (iii) all contributions, premiums and other payments required to be made with respect to each Parent Plan have been made on or before their due dates under applicable Law and the terms of such Parent Plan.

(d) Neither the Parent or any Parent Subsidiaries nor any Parent ERISA Affiliate is now contributing to or has any material liability to, or has at any time within the past seven years (and in the case of any such other Person, only during the period within the past seven years that such other Person was a Parent ERISA Affiliate) contributed to or had any material liability to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a Parent ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA; (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA; (v) a material self-insured group medical plan; or (iv) a plan governed by Sections 419, 419A or 501(c)(9) of the Code, respectively.

(e) No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Parent Plan.

(f) Except as set forth in Section 6.10(f) of the Parent Disclosure Schedule, no Parent Plan provides post-termination welfare benefits, and neither the Parent nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code or similar Law of any state or foreign jurisdiction.

(g) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS with respect to its formal qualification, except for such matters as to which the period for seeking such a letter has not yet passed, and no fact or event has occurred since the date of such determination or opinion letter or letters to adversely affect the qualified status of any such Parent Plan or the exempt status of any related trust.

(h) Except as set forth in Section 6.10(h) of the Parent Disclosure Schedule, none of the Parent Plans in effect immediately prior to the Merger Effective Time would result in the failure of any amount to be deductible by reason of Section 280G of the Code.

(i) Each Parent Plan, to the extent applicable, is in compliance with Section 409A of the Code, taking into account all applicable exemptions under the regulations issued under Section 409A of the Code.

(j) Neither any Parent Stock Option nor any other equity related or based award is subject to Section 409A of the Code, taking into account all applicable exemptions under the regulations issued under Section 409A of the Code. All Parent Stock Options were issued with an exercise price equal to or greater than “fair market value” (within the meaning of Section 409A of the Code or Section 422 of the Code to the extent such Parent Stock Option is an “incentive stock option” under Section 422 of the Code) on the date of grant. The exercise price of any Parent Stock Option has not been reduced since its date of grant other than in connection with a transaction meeting the requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D).

(k) Except with respect to any individual employment agreements, each Parent Plan may be amended or terminated at any time without any liability to the Parent or any Parent ERISA Affiliate (except as set forth in Section 411(d)(3) of the Code), and the sponsor of each such Parent Plan has specifically reserved in itself the ability to amend or terminate each such Parent Plan at any time and has not made any representations, whether oral or written, to the contrary.

Section 6.11 Labor and Employment Matters.

(a) (i) To the knowledge of the Parent, there are no material labor grievances pending or, to the knowledge of the Parent, threatened between the Parent or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither the Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Parent or its Subsidiaries, nor, to the knowledge of the Parent, are there any current activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Parent Material Adverse Effect, the Company has not received written notice of any pending charge by any Governmental Authority of (i) any alleged unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) any alleged Occupational Safety and Health Act violations; (iii) any alleged wage or hour violations; (iv) any alleged discriminatory acts or practices in connection with employment matters; or (v) any claims by any Governmental Authority that the Parent has failed to comply with any material Law relating to employment or labor matters. The Parent is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent is currently in compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Parent employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing.

(c) Except as otherwise set forth in Section 6.11(c) of the Parent Disclosure Schedule, (i) all contracts of employment to which the Parent or, to the knowledge of the Parent, any of its Subsidiaries is a party are terminable by the Parent or its Subsidiaries on three months’ or less notice without penalty; (ii) there are no established practices, plans or policies of the Parent or, to the knowledge of the Parent, any of its Subsidiaries, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Parent nor, to the knowledge of the Parent, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 6.10(c) of the Parent Disclosure Schedule; and (iv) there is no term of employment applicable to any employee of the Parent or, to the knowledge of the Parent, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(d) Section 6.11(d) of the Parent Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

(e) Section 6.11(e) of the Parent Disclosure Schedule sets forth a list of each employment agreement to which the Parent is a party that contains change of control provisions.

Section 6.12 Intellectual Property.

(a) To Parent’s knowledge, Parent and each of its Subsidiaries owns or licenses, and has the right to use, all Intellectual Property necessary to conduct its respective business as presently conducted and as proposed to be conducted (including the future sale of products currently under clinical development) (collectively, the “Parent Intellectual Property”) the absence of which would reasonably be likely to have a Parent Material Adverse Effect. The Parent and its Subsidiaries have sufficient right and license under the Parent Intellectual Property to exclusively commercialize the Parent Products in each jurisdiction in which Parent or the Parent Subsidiaries markets or proposes to market such Parent Products.

(b) Section 6.12(b) of the Parent Disclosure Schedule sets forth with respect to all Parent Intellectual Property registered with any Governmental Authority or for which an application has been filed with any Governmental Authority (the “Parent Registered Intellectual Property”): (i) the registration or application number, the date filed and the title, if applicable, of the registration or application; and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 6.12(b) of the Parent Disclosure Schedule identifies and provides a brief description of any unregistered trademarks or inventions (whether patentable or not) comprising Parent Intellectual Property as of the date hereof: (a) for which an application has not been filed with any Governmental Authority; and (b) the absence of which is likely to have a Parent Material Adverse Effect. Except as disclosed in Section 6.12(b) of the Parent Disclosure Schedule, Parent is the exclusive owner or exclusive licensee of the Parent Intellectual Property free and clear of any liens or encumbrances.

(c) Section 6.12(c) of the Parent Disclosure Schedule identifies each Parent Material Contract currently in effect that: (i) contains a grant of any right or license to any third party under any Parent Intellectual Property; or (ii) contains a grant to Parent of any right or license under any Parent Intellectual Property owned by a third party that either: (a) is material to Parent; or (b) imposes any ongoing royalty or payment obligations in excess of $25,000 per annum.

(d) To Parent’s knowledge, all Parent Registered Intellectual Property is valid, enforceable, and subsisting. As of the Closing Date, and subject to Section 6.12(b) of the Parent Disclosure Schedule, all necessary registration, maintenance and renewal fees having a non-extendible deadline within two months after the Closing Date have been paid with respect to such Parent Registered Intellectual Property and, further, that all necessary documents and certificates with respect to such Parent Registered Intellectual Property have been filed with the relevant Governmental Authorities.

(e) Neither Parent nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Parent Intellectual Property, or any licenses, sublicenses and other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property”), the breach of which would reasonably be likely to result in a Parent Material Adverse Effect.

(f) To Parent’s knowledge, neither Parent nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property. Except as set forth in Section 6.12(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any actual notice or other actual communication (in writing or otherwise): (i) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property; or (ii) offering to license to Parent any such rights. To Parent’s knowledge, the conduct of the business of Parent and its Subsidiaries as currently conducted and proposed to be conducted (including the future commercialization of products currently under development) does not infringe, violate, or constitute a misappropriation of any Third Party Intellectual Property.

(g) To the knowledge of Parent, and except as set forth in Section 6.12(g) of the Parent Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property.

Section 6.13 Regulatory Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Each Parent Product is being developed, labeled, stored, tested, marketed, promoted and distributed in compliance with all applicable requirements under the Drug or Health Laws.

(b) The pre-clinical studies and clinical trials performed by Parent or, to the knowledge of Parent, on behalf of Parent, its Subsidiaries or its predecessors, were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products comparable to those being developed by Parent.

(c) Parent contracts the manufacturing of Parent Products to a third party that, to the knowledge of Parent, complies with applicable Drug or Health Laws, including current good manufacturing practices.

(d) Parent has not received any notices or correspondence from the FDA, the MHRA or any similar Governmental Authority requiring the termination, suspension or material modification of any nonclinical study or clinical trial conducted by or on behalf of Parent or the recall of any Parent Product.

(e) Parent has no knowledge of any investigation of Parent or Parent Products being conducted by the FDA or any similar Governmental Authority, nor has it received any notice from the FDA, the MHRA or any similar Governmental Authority that it has commenced, or threatened to initiate any action to suspend or terminate any clinical trial, withdraw approval of any Parent Product, place sales or marketing restrictions on or request the recall of any Parent Product.

(f) No regulatory submission to the FDA or any other Governmental Authority that was, or is, intended to be the basis for an approval of any Parent Product contains any material omission or false information. To the best of Parent’s knowledge, each regulatory submission (and related documents and information) has been submitted and maintained in compliance with applicable statutes, rules and regulations.

Section 6.14 Taxes.

(a) Parent has timely filed or caused to be filed all Tax Returns required to be filed by applicable Law with respect to Parent or any of its Subsidiaries or any of its or their income, properties or operations; and has paid all Taxes shown thereon as owing except where the failure to file Tax Returns or to pay Taxes would not have, or would not reasonably be expected to result in, a Parent Material Adverse Effect.

(b) Parent has made adequate provisions in accordance with GAAP, appropriately and consistently applied, in its financial statements for the payment of all material Taxes for which Parent or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c) To Parent’s knowledge, Parent has not received any written claim or assessment against Parent or any of its Subsidiaries for any material deficiency in Taxes, and to the knowledge of Parent there is no outstanding audit or investigation with respect to any liability of Parent or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which Parent or any of its Subsidiaries may be liable, and no closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.

(d) Parent and its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate taxing authority) proper and accurate amounts in compliance in all material respects with all Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation and withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations).

(e) Except as would not have, or would not reasonably be expected to result in, a Parent Material Adverse Effect, there is no obligation of Parent or any of its Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than Parent and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), as transferee or successor, by contract or otherwise. To the Parent’s knowledge, no written claim that remains unresolved has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries has not filed Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) Except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has engaged in a transaction that is listed within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

(g) Neither Parent nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Within the past five years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code, except the distribution of Parent (the “Spin-Off”) pursuant to the Separation and Distribution Agreement, dated June 30, 2009, by and between Parent and Myriad Genetics, Inc. (the “Distributing Corporation”).

(i) The Distributing Corporation received that certain private letter ruling (the “Ruling”) dated June 18, 2009, and issued by the IRS in connection with the Spin-Off, stating that the Spin-Off was a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code.

(j) Parent has made available to the Company a true and correct copy of the Ruling, the request for the Ruling and any material correspondence directly related thereto; neither Parent nor any of its Subsidiaries has received written notice from any Taxing Authority or otherwise has knowledge that the Ruling may be revoked or its application to the Spin-Off described therein challenged or disputed by any Taxing Authority or that the Ruling otherwise may not be properly applicable to the Spin-Off; and all the facts, assumptions, representations or undertakings that were made by Parent, and to the Knowledge of the parent, the Distributing Corporation or any of their affiliates, in connection with the Ruling are true, correct, and complete and have not been violated.

(k) The Merger, this Agreement and any other related arrangement or contemplated transaction by the Parent or, to Parent’s knowledge, by the Distributing Corporation does not (i) cause the Spin-Off to be taxed under Section 355(e) of the Code, (ii) violate that certain Tax Sharing Agreement, dated June 30, 2009, by and between Parent and the Distributing Corporation (the “Tax Sharing Agreement”) or give right to any indemnification obligation by Parent to the Distributing Corporation under the Tax Sharing Agreement. Parent has fully complied and is in full compliance with the Tax Sharing Agreement.

(l) The fair market value of the outstanding shares of Parent Common Stock at the time of the Spin-Off (based on the closing price per share of the Parent Common Stock on the date of the Spin-Off as reported by The NASDAQ Global Market) was approximately $111,500,000 and, to the knowledge of Parent, the Distributing Corporation’s aggregate tax basis in the outstanding shares of Parent Common Stock immediately prior to the Spin-Off was not less than $180,000,000.

Section 6.15 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement will, on the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 6.16 Absence of Litigation. Except as set forth on Section 6.16 of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) (i) Parent and its Subsidiaries are, and to the knowledge of Parent, have been since December 31, 2007 in compliance with all Environmental Laws, (ii) hold and have held all Environmental Permits and (iii) are and have been since December 31, 2007 in compliance with the respective Environmental Permits;

(ii) to the knowledge of Parent, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property currently or formerly owned, leased or operated by Parent or its Subsidiaries during the period such property was owned, leased or operated by Parent or its Subsidiaries;

(iii) neither the Parent nor any Parent Subsidiary has received any written notice, directive, inquiry or request for information, and there is no Action pending or, to the knowledge of the Parent threatened, against the Parent or any Parent Subsidiary alleging that the Parent or any Parent Subsidiary may be in violation of, not in compliance with or liable under, any Environmental Law or in connection with any Release or threatened Release of Hazardous Substances; and

(iv) neither the Parent nor any Parent Subsidiary has handled, treated, stored or disposed of any Hazardous Substances at, on or beneath any property currently or formerly owned, leased or operated by Parent or any Company Subsidiary except in compliance with Environmental Law.

(b) Since December 31, 2007 there has been no environmental investigation, study, audit, test, review, report, assessment or other analysis conducted in relation to the current or prior business of Parent or its Subsidiaries or any property or facility now or previously owned, leased or operated by Parent or its Subsidiaries that has not been made available to the Company.

(c) Neither the Parent nor any of its Subsidiaries have entered into or assumed by contract any liability under any Environmental Law.

(d) To the knowledge of the Parent, no underground storage tanks or surface impoundments exist on any property currently or formerly owned, leased or operated by the Parent or any of its Subsidiaries.

(e) The representations and warranties made in this Section 6.17 are the exclusive representations and warranties of the Parent relating to environmental matters.

Section 6.18 No Ownership of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns, or at any time during the past three (3) years has owned, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 6.19 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the board of directors or management of the Company.

Section 6.20 Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities Inc., whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their affiliates.

Section 6.21 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Deutsche Bank Securities Inc., dated as of the date of this Agreement, based on and subject to the assumptions, matters considered and limitations described therein, regarding the fairness to Parent from a financial point of view of the Merger Consideration to be paid by Parent in connection with the Merger. A copy of such opinion shall be made available to the Company, solely for informational purposes, promptly after the date of this Agreement.

Section 6.22 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, since December 31, 2008, Parent has conducted its business in all material respects in the ordinary course and there has not been (a) an event, occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or (b) any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Merger Effective Time without the Company’s consent, would constitute a breach of Section 7.02 (other than subsection (b), (l) and (m) of Section 7.02); provided that, for the purposes of clause (b) of this Section 6.22, references to “the date hereof” in Section 7.02 shall be deemed to refer to December 31, 2008.

Section 6.23 Real Property; Assets.

(a) Section 6.23 of the Parent Disclosure Schedule sets forth the address of each material parcel of leasehold or subleasehold estates and other material rights to use or occupy any land or improvements held by or for by Parent or any of its Subsidiaries (the “Parent Leased Real Property”) as of the date hereof. As of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect (i) all leases and such other documents relating to the Parent Leased Real Property (including all extensions, supplements, amendments and other modifications thereof, waivers thereunder, and nondisturbance agreements, if any, relating thereto) (the “Parent Leases”) are in full force and effect in accordance with their terms, (ii) neither Parent nor any of its Subsidiaries is in default of any of its obligations under the Parent Leases and (iii) to Parent’s knowledge, the landlords under the Parent Leases are not in default of the landlords’ obligations under the Parent Leases.

(b) Parent and its Subsidiaries have valid leasehold interests in (other than those that have expired or been terminated by operation of their terms since the date hereof), as the case may be, the Parent Leased Real Property. Parent and its Subsidiaries own no real property.

(c) Parent and its Subsidiaries have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the most recent Parent SEC Report or acquired since the date of the most recent Parent SEC Report, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Except as would not reasonably be expected to have a Parent Material Adverse Effect, all personal property and equipment owned, leased or otherwise used by Parent or any of its Subsidiaries (i) are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), (ii) comply with the applicable Parent Leases and with all applicable Laws in all material respects, and (iii) are suitable for the purposes for which they are presently used.

Section 6.24 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) all material insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) no notice in writing of cancellation or termination has been received with respect to any such policy.

Section 6.25 Interested Party Transactions. Since December 31, 2008, neither Parent nor any of its Subsidiaries has entered into any material transaction with any Affiliate of Parent or any of its Subsidiaries or any transaction that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K under the Securities Act that has not been so reported.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Merger Effective Time, except (i) as contemplated by this Agreement and the Note Documents, (ii) as set forth in Section 7.01 of the Company Disclosure Schedule or as required by Law, or (iii) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of the Company and the Company Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 7.01, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Merger Effective Time, except as otherwise contemplated by this Agreement, the Note Documents, as set forth in Section 7.01 of the Company Disclosure Schedule or as required by Law, neither the Company nor the Company Subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change the Company Charter or Company Bylaws or any similar governing instruments or otherwise alter the corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(b) issue, deliver, sell, pledge, dispose of or encumber (other than pursuant to the Note Documents) any shares of capital stock, voting securities, or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or the Company Subsidiaries, except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants, or in connection with other stock-based awards outstanding as of the date hereof or pursuant to the ESPP;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Company Subsidiary);

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of shares of Company Common Stock tendered in connection with a cashless exercise of Company Warrants or tendered by directors, officers, employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the exercise of Company Stock Options, pursuant to the terms of a Company Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of the Company’s Subsidiaries;

(e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business;

(f) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and the Company Subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(g) other than pursuant to the Note Documents, sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing material agreements with respect to any Company Intellectual Property Rights;

(h) authorize any material new capital expenditures which are, in the aggregate, in excess of $100,000;

(i) other than pursuant to the Note Documents, incur or modify in any material respect the terms of any material indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company Subsidiaries), in each case, other than (x) in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate or (y) any letters of credit entered into in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate;

(j) except to the extent required under any Company Plan or as required by applicable Law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business, (ii) grant or become obligated for the payment of any severance or termination pay not provided for under any plan or agreement in effect prior to the date hereof, or (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, or establish, adopt, enter into or amend in any material respect or terminate any Company Plan;

(k) hire any employees, independent contractors or consultants (provided, however, that, following prior written notice to Parent, the Company may hire employees to replace any key employees listed on Schedule 7.01(k) whose employment ceases following the date of this Agreement);

(l) other than in the ordinary course of business, (A) enter into any new material contract or (B) materially modify, materially amend or transfer or terminate any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder;

(m) enter into, extend, amend or modify any lease with respect to real property;

(n) enter into any contract or agreement with a term of greater than six months or which could reasonably be expected to result in payment obligations by the Company in excess of $50,000;

(o) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(p) create, incur or assume any Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due or other than pursuant to the Note Documents;

(q) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(r) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing immediate and uninterrupted coverage under replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(s) enter into any material agreement with respect to Company Intellectual Property Rights or with respect to the intellectual property of any third party;

(t) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies;

(u) settle or compromise any material litigation, other than (i) settlements or compromises of litigation in the ordinary course of business consistent with past practice or (ii) settlements or compromises involving payments by the Company or any Company Subsidiary not in excess of $100,000 individually, or more than $250,000 in the aggregate;

(v) except as permitted under Section 8.03, take or cause to be taken any action that could be expected to materially delay, impair, prevent the consummation of the Merger or the other transactions contemplated hereby or would cause any of the representations or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect; or

(w) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to take any of the actions described in this Section 7.01.

Section 7.02 Conduct of Business by Buyer Parties Pending the Merger. Between the date of this Agreement and the Merger Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 7.02 of the Parent Disclosure Schedule or as required by Law, neither Parent nor its Subsidiaries shall without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change its charter, bylaws or any similar governing instruments in a manner that would adversely affect the Company, the stockholders of the Company or the Merger or the transactions contemplated hereby;

(b) issue, sell or grant, or authorize the issuance, sale or grant of, any shares of any class of capital stock of Parent except upon the exercise of options, warrants, convertible securities or other rights of any kind to acquire any capital stock of Parent which were issued or granted prior to the date of this Agreement;

provided, that the foregoing shall not prohibit issuances of Parent Common Stock, options, rights or equity awards under the Parent Stock Plans as part of normal employee compensation in the ordinary course of business.

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Parent);

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of Parent (other than the acquisition of shares of Parent Common Stock tendered in connection with a cashless exercise of warrants of Parent or tendered by directors, officers, employees or former employees of Parent in connection with a cashless exercise of stock options or in order to pay Taxes in connection with the exercise of stock options, pursuant to the terms of a Parent Stock Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of Parent’s Subsidiaries;

(e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to Parent and its Subsidiaries taken as a whole, other than in the ordinary course of business;

(f) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to Parent and its Subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(g) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Parent Intellectual Property Rights, or amend or modify in any material respect any existing material agreements with respect to any Parent Intellectual Property Rights;

(h) enter into any material agreement with respect to Parent Intellectual Property Rights or with respect to the intellectual property of any third party;

(i) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies;

(j) settle or compromise any material litigation, other than (i) settlements or compromises of litigation in the ordinary course of business consistent with past practice or (ii) settlements or compromises involving payments by Parent or any of its Subsidiaries not in excess of $100,000 individually, or more than $250,000 in the aggregate;

(k) take any action, or omit to take any action, that results or would result in the Parent Common Stock to cease to be eligible or qualify for listing or trading on The NASDAQ Global Market;

(l) take or cause to be taken any action that could be expected to materially delay, impair, prevent the consummation of the Merger or the other transactions contemplated hereby or would cause any of the representations or warranties of Parent or Merger Sub contained herein to become inaccurate in any material respect or any of the covenants of Parent or Merger Sub to be breached in any material respect; or

(m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to take any of the actions described in this Section 7.02.

Section 7.03 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Merger Effective Time. Prior to the Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Registration Statement; Proxy Statement/Prospectus; Stockholders’ Meeting. (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, with respect to the issuance in the Merger of the Parent Common Stock. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement and Joint Proxy Statement. Each of Parent and the Company shall use commercially reasonable efforts to (i) cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and (ii) respond promptly, after consultation with each other, to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders (the “Parent Stockholders”), and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders (the “Company Stockholders”), as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also promptly file, use all reasonable efforts to cause to become effective as promptly as possible and, if required, Parent and the Company shall mail to their respective stockholders any amendment to the Registration Statement or Joint Proxy Statement that becomes necessary after the date the Registration Statement is declared effective. Parent shall include in the Joint Proxy Statement the recommendation of the Board of Directors of Parent (the “Parent Board”) that the Parent Stockholders approve the issuance of the Parent Common Stock pursuant to this Agreement (the “Parent Board Recommendation”); provided, however, that the Parent Board may fail to make, withdraw, modify in a manner adverse to the Company or amend the Parent Board Recommendation (each, a “Parent Adverse Recommendation Change”) in response to an event, development or change in circumstance that occurs, arises or becomes known to the Parent Board following the date of this Agreement, if the Parent Board determines in good faith after consultation with Parent’s legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the Parent Stockholders under applicable Law; provided, however, that no such Parent Adverse Recommendation Change may be made until five (5) calendar days following the Company’s receipt of written notice (a “Parent Notice of Adverse Recommendation”) from Parent advising the Company that the Parent Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Parent Acquisition Proposal that is the basis of the proposed action by the Parent Board (it being understood and agreed that (x) any amendment to any material term of such Parent Acquisition Proposal or (y) with respect to any previous Parent Adverse Recommendation Change, any material change in the principal stated rationale by the Parent Board for such previous Parent Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Parent Notice of Adverse Recommendation and a new three (3) calendar day period); provided further, however, that if the Parent Stockholders’ Meeting is scheduled to be held in the five calendar day period or the three calendar day period referred to above, then, in each case, such five calendar day period or three calendar day period referred to above shall be shortened to such number of days to allow the Parent Adverse Recommendation Change to be made at least 24 hours prior to the Parent Stockholders’ Meeting. In determining whether to make a Parent Adverse Recommendation Change, the Parent Board shall take into account any changes to the terms of this Agreement proposed by the Company in response to a Parent Notice of Adverse Recommendation or otherwise. The Company shall include in the Joint Proxy Statement the recommendation of the Board of Directors of the Company (the “Company Board”) that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”); provided, however, that the Company Board may fail to make, withdraw, modify or amend the Company Board Recommendation as provided by Section 8.03 of this Agreement.

(b) Except as required by law, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made by Parent or Company without the approval of the other party (which shall not be unreasonably withheld or delayed). If at any time prior to the Merger Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Joint Proxy Statement or Registration Statement, so that the Joint Proxy Statement or Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders and the Parent Stockholders. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) The Company, acting through the Company Board, shall, in accordance with the Company Charter and Company Bylaws and applicable Law and the rules of Amex, promptly and duly call, give notice of, convene and hold as soon as practicable following the date the Registration Statement is declared effective by the SEC, a meeting of the Company Stockholders (such meeting, or any adjournment or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval and shall (i) except as otherwise provided in Section 8.03, recommend the adoption of this Agreement by the Company Stockholders and (ii) use its reasonable best efforts to solicit such adoption. The Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 8.01(c) shall not be limited or otherwise affected by the provisions of Section 8.03.

(d) Each of Parent and Merger Sub shall vote all shares of Company Common Stock beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it in favor of the adoption of this Agreement in accordance with the DGCL.

(e) The Parent, acting through the Parent Board, shall in accordance with its charter and bylaws and applicable Law and the rules of NASDAQ, promptly and duly call, give notice of, convene and hold as soon as practicable following the date the Registration Statement is declared effective by the SEC, a meeting of the Parent Stockholders (such meeting, or any adjournment or postponement thereof, the “Parent Stockholders’ Meeting”) for the purpose of seeking the Parent Stockholder Approval and shall recommend to the Parent Stockholders the approval of the issuance of the Parent Common Stock pursuant to this Agreement, and use its reasonable best efforts to solicit the Parent Stockholder Approval.

Section 8.02 Access to Information; Confidentiality. (a) Upon reasonable prior notice, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with Section 10.01 and the Merger Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to afford Parent, following notice from Parent to the Company in accordance with this Section 8.02(a), reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, Contracts, books and records of the Company and its Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information if the Company, in its reasonable judgment, determines that doing so would (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of an agreement to which the Company or any Company Subsidiary is a party or result in the disclosure of trade secrets of third parties. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable. The Company shall be entitled to have representatives present at all times during any such inspection. No investigation pursuant to this Section 8.02(a)

or information provided, made available or delivered to Parent pursuant to this Section 8.02(a) shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

(b) Upon reasonable prior notice, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with Section 10.01 and the Merger Effective Time, Parent shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Parent and its Subsidiaries to afford the Company, following notice from the Company to Parent in accordance with this Section 8.02(b), reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, Contracts, books and records of Parent and its Subsidiaries, and all other financial, operating and other data and information as the Company may reasonably request. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be obligated to disclose any information if Parent, in its reasonable judgment, determines that doing so would (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of an agreement to which Parent or any of its Subsidiaries is a party or result in the disclosure of trade secrets of third parties. The Company shall schedule and coordinate all inspections with Parent and shall give Parent at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that the Company or its representatives intend to conduct or review, as applicable. Parent shall be entitled to have representatives present at all times during any such inspection. No investigation pursuant to this Section 8.02(b) or information provided, made available or delivered to the Company pursuant to this Section 8.02(b) shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

(c) Prior to the Merger Effective Time, all information obtained by Parent or the Company pursuant to this Section 8.02 shall be kept confidential in accordance with the confidentiality agreement dated August 13, 2008 between Parent and the Company (the “Confidentiality Agreement”).

Section 8.03 No Solicitation of Transactions by the Company.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.01 hereof and the Merger Effective Time, none of the Company or any Company Subsidiary shall, nor shall it authorize any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate of the Company or any Company Subsidiary to, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or access to properties or assets) any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any Company Subsidiary to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Company Acquisition Proposal (which shall include any Company Acquisition Proposal received prior to the date hereof), (iii) enter into discussions or negotiate with any Person in furtherance of a Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal (other than as expressly permitted by Section 8.03(b)), or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or any other contract relating to any Company Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.03(a) or as expressly permitted by Section 8.03(b)), with respect to a Company Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the Merger Effective Time, following the receipt after the date of this Agreement by the Company or any Company Subsidiary of a Company Acquisition Proposal (that was not solicited in violation of this Section 8.03(a)) that the Company Board determines in good faith after consultation with the Company’s legal and financial advisors is, or is reasonably likely to lead to, a Company Superior Proposal and if, after consultation with the Company’s legal advisor, the Company Board determines in good faith that the failure to take the action specified in clause (x) or (y) below, as applicable, would be inconsistent with its fiduciary obligations under applicable

Law, the Company Board may (directly or through advisors or representatives), subject to Section 8.03(c), (x) engage in negotiations or discussions with such Person who made such Company Acquisition Proposal and its advisors; and/or (y) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Company Acquisition Proposal pursuant to a confidentiality agreement with terms overall no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made or had been previously made available to Parent) is provided to Parent prior to or substantially concurrently with the time it is provided or made available to such Person.

(b) The Company Board shall not, directly or indirectly, (i) (A) fail to make, withdraw, or amend or modify in a manner adverse to Parent, or publicly propose to withdraw, or amend or modify in a manner adverse to Parent, the Company Board Recommendation or the approval of the Company Board of this Agreement and the transactions contemplated hereby or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (A) constituting or that would reasonably be expected to lead to a Company Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger. Notwithstanding the foregoing, at any time prior to the Merger Effective Time, the Company Board may make an Adverse Recommendation Change in response to (x) a Company Superior Proposal or (y) an event, development or change in circumstance that occurs, arises or becomes known to the Company Board following the date of this Agreement, in each case if the Company Board determines in good faith after consultation with the Company’s legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that no such Adverse Recommendation Change may be made until five (5) calendar days following Parent’s receipt of written notice (a “Company Notice of Adverse Recommendation”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Company Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that (x) any amendment to any material term of such Company Superior Proposal or (y) with respect to any previous Adverse Recommendation Change, any material change in the principal stated rationale by the Company Board for such previous Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Company Notice of Adverse Recommendation and a new three (3) calendar day period); provided however, that if the Company Stockholders’ Meeting is scheduled to be held in the five calendar day period or the three calendar day period referred to above, then, in each case, such five calendar day period or three calendar day period referred to above shall be shortened to such number of days to allow the Adverse Recommendation Change to be made at least 24 hours prior to the Company Stockholders’ Meeting. In determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Company Notice of Adverse Recommendation or otherwise.

(c) The Company shall promptly (and in all cases within two (2) Business Days) advise Parent in writing of any Company Acquisition Proposal, the terms and conditions of any such Company Acquisition Proposal and the identity of the Person making any such Company Acquisition Proposal and of any discussions or negotiations sought to be entered into or requests for information or access to properties or assets made or requested by such Person with the Company, any Company Subsidiary or any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, brokers, finders or other agents or representatives. The Company shall keep Parent reasonably informed of the status (including any material change to the terms and conditions thereof) of any such Company Acquisition Proposal and shall promptly (but in no event later than two (2) Business Days after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe the material terms and conditions of any Company Acquisition Proposal. The

Company Board shall not take any of the actions referred to in the last sentence of Section 8.03(a) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

(d) The Company shall, and shall cause its Subsidiaries and its and their respective representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and non-public information access, if any, with or to any Person conducted prior to the date hereof with respect to any Company Acquisition Proposal. The Company shall promptly request that each Person, if any, in possession of the confidential information about the Company or any of the Company Subsidiaries that was furnished by or on behalf of the Company or any of the Company Subsidiaries in connection with its consideration of any potential Company Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person.

(e) Nothing in this Section 8.03 or elsewhere in this Agreement shall prevent the Company Board from disclosing any information required to be disclosed under applicable Law or from disclosing any information in compliance with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Company Acquisition Proposal, including, but not limited to, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. In addition, nothing in this Section 8.03 or this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 8.04 Employee Benefits Matters.

(a) From and after the Merger Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor, in accordance with their terms as in effect at the Merger Effective Time, all Company Plans, compensation arrangements and agreements, and employment, severance and termination plans and agreements that are not required to be terminated hereby or otherwise terminated prior to or at the Merger Effective Time. Parent shall or shall cause the Surviving Corporation to assume responsibility for offering health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 to any “M&A qualified beneficiary” (with the meaning of Treas. Reg. § 54.4980B-9) in connection with the transactions contemplated by this Agreement in accordance with Treas. Reg. § 54.4980B-9.

(b) The Company shall terminate or cause to be terminated each Company Plan that is a profit sharing plan or with a cash or deferred arrangement subject to Section 401(k) (or 401(m)) of the Code a day immediately prior to the date of the Merger Effective Time. At the written direction of Parent, which shall be given in accordance with this Agreement no less than five (5) business days prior to the Merger Effective Time, the Company shall terminate or cause to be terminated each other Company Plan immediately prior to the Merger Effective Time. The Company shall take all such actions necessary to carry out the foregoing including, without limitation, the adoption of resolutions, the adoption of amendments and notification of any carriers or vendors. No more than five (5) business days prior to the Merger Effective Time, Parent may request Company to produce any such documentation or drafts thereof that Parent deems necessary to effect the provisions of this Section 8.04(b).

(c) With respect to any Company Employees eligible to receive an annual bonus, whether pursuant to any Company Plan and/or any applicable employment agreement (the “Employment Agreements”) (the “Affected Employees”), the Company may pay an annual bonus in respect of the Company’s 2009 fiscal year in an amount equal to the full amount each such Affected Employee was eligible to receive under such arrangements, notwithstanding anything contained herein to the contrary, prior to the Merger Effective Time (collectively, the “2009 Bonus Payments”). If the Company shall have not paid the 2009 Bonus Payments prior to the Merger Effective Time, Parent will cause the Surviving Corporation to pay the 2009 Bonus Payments upon the Merger Effective Time.

(d) Prior to the Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or Company Stock Options to acquire shares of Company Common Stock (or shares of Company Common Stock acquired upon the vesting of any Company Stock Awards) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 8.05 Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Merger Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Merger Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries, and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Merger Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Merger Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

(c) Parent shall negotiate (with the assistance of the Company or its representative) and purchase “tail” insurance coverage from the Company’s existing directors and officers liability and fiduciary liability insurers, or from other insurers of commensurate or better financial strength, that provides for a period of six (6) years that is no less favorable in both amount and terms and conditions of coverage than the Company’s existing directors and officers liability and fiduciary insurance programs, or if substantially equivalent insurance coverage is not available, the best available coverage (“D&O and Fiduciary Insurance”); provided however that the aggregate cost for the purchase of such tail coverage (for the entire six (6) year tail coverage period) shall not exceed more than 250% of the aggregate annual premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program for the most recent fiscal year, provided, further, that should the cost of D&O and Fiduciary Insurance exceed the 250% cap, Parent shall instead purchase the best available coverage for 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter, the Company Bylaws or other similar organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 8.05 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.05. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 8.05 is not prior to, or in substitution for, any such claims under any such policies.

Section 8.06 Further Action; Reasonable Best Efforts. (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby, including, but not limited to, instruments effectuating the assignment or assumption of Contracts to or by Parent, Merger Sub or the Surviving Corporation; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Merger Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make all filings and submissions required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Authorities as promptly as practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Authority, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Outside Date; provided that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

(c) Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such Merger or transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.06, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated hereby.

(e) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Authority, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and the Company Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

Section 8.07 Public Announcements. Parent and the Company have agreed upon the form and substance of a joint press release to be issued by Parent and the Company announcing the execution of this Agreement and the transactions contemplated hereby, which shall be issued promptly following the execution and delivery hereof. Parent and the Company shall reasonably consult with each other and consider in good faith the views of the other party before issuing any other press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any applicable securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. The provisions of this Section 8.07 shall not apply to any Company communications regarding an Adverse Recommendation Change.

Section 8.08 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any transaction contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transaction.

Section 8.09 Tax Treatment.

(a) Parent and the Company shall cooperate with each other in obtaining the opinions of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (“Mintz Levin”), counsel to Parent, for the benefit of Parent’s shareholders and Ropes & Gray LLP (“Ropes & Gray”), counsel to the Company, for the benefit of the Company’s stockholders, respectively, dated on or about the date the Registration Statement is declared effective by the SEC and updated as of the Closing Date, constituting conditions precedent to the Merger pursuant to Article IX, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection therewith, each of Parent, Merger Sub, and the Company shall deliver to Mintz Levin and Ropes & Gray customary representation letters in form and substance reasonably satisfactory to such counsel, and at such time or times that may be reasonably requested by such law firms (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates”).

(b) Parent and the Company intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company or any of their respective Subsidiaries shall take any position that is inconsistent with such treatment or take any action, or fail to take any action, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Neither Parent nor any of its Subsidiaries shall take any action that would directly or indirectly (i) cause the Spin-Off to fail to qualify under Sections 368(a)(1)(D) and 355 of the Code or to be taxed under Section 355(e) of the Code, (ii) violate the Tax Sharing Agreement or give right to any indemnification obligation by Parent to the Distributing Corporation under the Tax Sharing Agreement, or (iii) cause the Ruling to be revoked or otherwise cause any of the facts, assumptions, representations or undertakings that were made to the IRS in connection with the Ruling not to be true, correct and complete or otherwise to be violated.

(d) The obligations of the parties set forth in Section 8.09(b) and (c) shall survive the Merger Effective Time and the consummation of the Merger.

Section 8.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with such transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, such party or any of its Subsidiaries and relating to the Merger or the other transactions contemplated hereby.

Section 8.11 Amex De-listing; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Amex to enable the de-listing by the Surviving Corporation of the Company Common Stock from Amex and the deregistration of the Company Common Stock under the Exchange Act promptly after the Merger Effective Time.

Section 8.12 Further Assurances. At and after the Merger Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.13 Certain Professional Advisory Fees, etc. The Company will provide for the transfer, promptly on or prior to the Merger Effective Time, to the Financial Advisor (which is an intended third-party beneficiary of this Section 8.13) of a cash amount sufficient to pay in full all amounts due and payable to the Financial Advisor in connection with the transactions contemplated by this Agreement. The obligations of the Company as set forth in this Section 8.13 shall survive the Merger Effective Time and consummation of the Merger and shall be binding upon, and enforceable by the Financial Advisor against, the Company’s successors and assigns.

Section 8.14 Stock Exchange Listing. Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable pursuant to Section 4.01 to be authorized for listing on The NASDAQ Global Market, subject to official notice of issuance, prior to the Closing Date.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) The Company Stockholder Approval shall have been obtained by the Company;

(b) The Parent Stockholder Approval shall have been obtained by the Parent;

(c) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) (collectively, “Restraints”) which is then in effect and has the effect of making consummation of the Merger illegal or restraining, preventing or prohibiting consummation of the Merger;

(d) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(e) The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Joint Proxy Statement shall be underway at the SEC or, to the best knowledge of Parent or the Company, threatened by the SEC.

(f) Parent and the Company shall have received the written opinions of Mintz Levin and Ropes & Gray, respectively, in a form reasonably acceptable to both parties, dated as of the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinions, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, if either Mintz Levin or Ropes & Gray does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be satisfied if the other law firm renders such opinion to Parent or the Company, as the case may be. In rendering such opinions, such law firms may require and shall be entitled to rely upon customary representations contained in Tax Certificates of officers of Parent, Merger Sub, the Company and others.

Section 9.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Merger Effective Time of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Merger Effective Time, as though made on and as of the Merger Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Merger Effective Time;

(c) Parent shall have received a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Section 9.02(a) and (b) have been satisfied;

(d) Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all notices to third parties contemplated by Section 5.05(a) of the Company Disclosure Schedule to have been delivered on or prior to the Merger Effective Time, and any other notice to a third party the failure of which to be delivered would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, shall have been delivered, and any consent or waiver of a third party the failure of which to be received would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, shall have been received;

(e) the approvals of and filings with Governmental Authorities described in Section 5.05(b) (or not described in Section 5.05(b) but required to be so described) have been obtained or filed, except where the failure to have been obtained or filed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(f) Parent shall have received satisfactory written evidence that with respect to that certain U.S. Know-How License and Trademark Agreement by and between Janssen Pharmaceutica NV and Pharmacare Ltd dated July 24, 2000, subsequently assigned by Pharmacare Ltd to Shimoda Biotech (Pty) Ltd and as amended to date (the “Know-How Agreement”), the time period under Article 13.1(a) for marketing a Product in the Territory (as such terms are defined in the Know-How Agreement) has been extended for at least the period set forth in that certain letter agreement, dated August 23, 2007, by and between Janssen Pharmaceutica NV and Shimoda Biotech (Pty) Ltd., and that the Know-How Agreement or any other agreement or arrangement related thereto has not been otherwise amended or entered into, without the written consent of Parent, which adversely affects the rights or obligations of the Company;

(g) Parent shall have received written resignations from all of the directors of the Company and its Subsidiaries effective as of the Merger Effective Time; and

(h) Since the date of this Agreement, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or would reasonably be expected to result in a Material Adverse Effect.

Section 9.03 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Merger Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Merger Effective Time, as though made on and as of the Merger Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Merger Effective Time;

(c) The Company shall have received a certificate executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Section 9.03(a) and (b) have been satisfied; and

(d) the approvals of and filings with Governmental Authorities described in Section 6.05(b) (or not described in Section 6.05(b) but required to be so described) have been obtained or filed, except where the failure to have been obtained or filed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e) Since the date of this Agreement, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or would reasonably be expected to result in a Parent Material Adverse Effect.

(f) The shares of Parent Common Stock issuable to the Company Stockholders pursuant to the Merger as provided for in Section 4.01 shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.

Section 9.04 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.01 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.06.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned before or after the receipt of the Company Stockholder Approval (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company duly authorized by the of Parent Board and the Company Board, respectively;

(b) by either Parent or the Company at any time after April 15, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger Effective Time to occur on or before such date; provided further, that if the Registration Statement shall not have been declared effective by the SEC on or before March 1, 2010, then for each day after March 1, 2010 that the SEC has not declared the Registration Statement to be effective, the Outside Date shall automatically be extended by one day until such date as the SEC declares the Registration Statement to be effective and, if the last day of such extension is not a Business Day, then until the next Business Day, but in no event shall the Outside Date be extended beyond April 30, 2010 on this basis;

(c) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) that has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”) which has become final and non-appealable; provided, however, that the terms of this Section 10.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d) by Parent, if prior to the Merger Effective Time there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.02(a) or (b) and (B) is either incurable or, if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Outside Date; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(e) by the Company, if prior to the Merger Effective Time there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.03(a) or (b) and (B) is either incurable or, if curable, is not cured by Parent or Merger Sub by the earlier of (x) 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure and (y) the Outside Date; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement;

(f) by either Parent or the Company if the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Company Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.01(f) if the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Merger Effective Time pursuant to this Agreement.

(g) by either Parent or the Company if the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.01(g) if the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Merger Effective Time pursuant to this Agreement;

(h) by Parent if (i) the Company Board shall have publicly withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby, (ii) the Company Board has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within five (5) Business Days after Parent has requested in writing that it do so, (iii) the Company Board shall have (A) recommended to the Company Stockholders that they approve or accept a Company Acquisition Proposal, or (B) determined to accept a proposal or offer for a Company Superior Proposal, (iv) the Company shall have materially breached any of its obligations under Section 8.03 or Section 8.01(c), or (v) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Company Acquisition Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(i) by the Company, if at any time prior to the Merger Effective Time, (i) the Company Board has received a Company Superior Proposal, (ii) the Company shall have first given Parent at least five (5) Business Days notice of its intent to terminate pursuant to this subsection, indicating in such notice the material terms and conditions of such Company Superior Proposal and during the five (5) Business Day period immediately following the delivery of such notice, the Company negotiates in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms, and (iii) after taking into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, within such five (5) Business Day period and for which all internal approvals of Parent have been obtained since receipt of such notice, such Company Superior Proposal continues to constitute a Company Superior Proposal;

(j) by the Company, if at any time prior to the Merger Effective Time, (i) the Parent Board shall have publicly withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby, (ii) the Parent Board has failed to reaffirm its approvals and recommendations of the Merger, this Agreement or the approval of the issuance of the Parent Common Stock hereunder within five (5) Business Days after the Company has requested in writing that it do so, (iii) the Parent Board shall have (A) recommended to the Parent Stockholders that they approve or accept a Parent Acquisition Proposal, or (B) determined to accept a proposal or offer for a Parent Acquisition Proposal, (iv) Parent shall have materially breached any of its obligations under Section 8.01(e), or (v) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Parent Acquisition Proposal and Parent shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that Parent recommends rejection of such tender or exchange offer; or

(k) by Parent, if prior to the Merger Effective Time (i) the Company shall have withdrawn the New Drug Application for Dyloject without the prior written consent of Parent, or (ii) the Company shall have received a “refusal to file” letter from the FDA with respect to the New Drug Application for Dyloject, and Parent believes in good faith that it is unlikely that the issues raised by the FDA in such letter can be resolved by the Company and the New Drug Application re-submitted within sixty (60) days after the Company’s receipt of such letter such that the New Drug Application as re-submitted will be filed by the FDA without requiring further revisions.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01 (other than Section 10.01(a)), written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 8.02(b), this Section 10.02, Section 10.03 and ARTICLE XI shall survive any such termination and shall remain in full force and effect; provided, however, that nothing herein shall relieve any party hereto from liability for fraud or any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 10.03 Fees and Expenses.

(a) Except as set forth in this Section 10.03, each of Parent, Merger Sub and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated.

(b) In the event this Agreement shall be terminated by Parent pursuant to Section 10.01(h), the Company shall pay Parent as follows:

(i) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(h), and the Company Board shall have taken such action or failed to take such action, as the case may be, because it has determined in good faith that a Parent Material Adverse Effect has occurred, then the Company shall pay Parent the Parent Stipulated Expenses within ninety (90) days of the date of termination of this Agreement;

(ii) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(h), and the Company Board shall have taken such action or failed to take such action, as the case may be, due to a Company Superior Proposal (whether or not such Company Superior Proposal has been publicly announced), then the Company shall pay Parent a fee equal to $2,900,000 (the “Termination Fee”) plus the Parent Stipulated Expenses within one (1) Business Day of the date of termination of this Agreement;

(iii) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(h), and the Company Board shall have taken such action or failed to take such action, as the case may be, for any reason other than as set forth above in subsections (i) and (ii) of this Section 10.03(b), then the Company shall pay Parent the Termination Fee plus the Parent Stipulated Expenses within ninety (90) days of the date of termination of this Agreement; and

(iv) if such termination is pursuant to clauses (iii), (iv) or (v) of Section 10.01(h), then the Company shall pay Parent the Termination Fee plus the Parent Stipulated Expenses within one (1) Business Day of the date of termination of this Agreement.

(c) In the event this Agreement shall be terminated by the Company pursuant to Section 10.01(i), the Company shall pay to Parent within one (1) Business Day of the date of termination of this Agreement, the Termination Fee plus the Parent Stipulated Expenses.

(d) In the event this Agreement shall be terminated by the Company pursuant to Section 10.01(j), Parent shall pay the Company as follows:

(i) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(j), and the Parent Board shall have taken such action or failed to take such action, as the case may be, because it has determined in good faith that a Material Adverse Effect has occurred, then Parent shall pay the Company the Company Stipulated Expenses within ninety (90) days of the date of termination of this Agreement;

(ii) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(j), and the Parent Board shall have taken such action or failed to take such action, as the case may be, due to a Parent Acquisition Proposal (whether or not such Parent Acquisition Proposal has been publicly announced), then Parent shall pay the Company the Termination Fee plus the Company Stipulated Expenses within one (1) Business Day of the date of termination of this Agreement;

(iii) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(j), and the Parent Board shall have taken such action or failed to take such action, as the case may be, for any reason other than as set forth above in subsections (i) and (ii) of this Section 10.03(d), then Parent shall pay the Company the Termination Fee plus the Company Stipulated Expenses within ninety (90) days of the date of termination of this Agreement; and

(iv) if such termination is pursuant to clauses (iii), (iv) or (v) of Section 10.01(j), then Parent shall pay the Company the Termination Fee plus the Company Stipulated Expenses within one (1) Business Day of the date of termination of this Agreement.

(e) In the event this Agreement shall be terminated by Parent pursuant to Section 10.01(d) or by Parent or the Company pursuant to Section 10.01(f), the Company shall pay to Parent within one (1) Business Day of the date of the termination of this Agreement, the Parent Stipulated Expenses.

(f) In the event this Agreement shall be terminated by the Company pursuant to Section 10.01(e) or by Parent or the Company pursuant to Section 10.01(g), Parent shall pay to the Company within one (1) Business Day of the date of the termination of this Agreement, the Company Stipulated Expenses.

(g) The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, would enter into this Agreement. Accordingly, if a party fails to pay in full any amount due pursuant to this Section 10.03 by the date required, such party shall, in addition to any amounts otherwise payable pursuant to this Section 10.03,

(i) reimburse the non-breaching party for all expenses incurred by the non-breaching party or its affiliates in collection of such unpaid amounts or mitigating losses from such failure to pay; and (ii) pay interest on the amount an any such unpaid amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(h) Notwithstanding anything contained herein to the contrary, and except as otherwise provided in the Note Documents, (i) each of Parent and Merger Sub acknowledges and agrees that in the event that Parent is entitled to receive the Termination Fee and/or the Parent Stipulated Expenses pursuant to this Agreement, the right of Parent to receive such amounts shall constitute each of the Buyer Parties’ sole and exclusive remedy for, and such amounts shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination, and (ii) the Company acknowledges and agrees that in the event that the Company is entitled to receive the Termination Fee and/or the Company Stipulated Expenses pursuant to this Agreement, the right of the Company to receive such amounts shall constitute the Company’s sole and exclusive remedy for, and such amounts shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination; provided, however, that the Company’s right to receive the Termination Fee and the Company Stipulated Expenses shall at all times be subject to an offset against any amounts then outstanding pursuant to the Note Documents.

Section 10.04 Waiver. At any time prior to the Merger Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI

STOCKHOLDER REPRESENTATIVE

Section 11.01 Appointment of Stockholder Representative. Solely for purposes of any dispute that survives the Closing pursuant to Section 4.01(b)(ii) and Section 4.09 hereof, the Stockholder Representative is hereby appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of the Company Stockholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for such Company Stockholder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, Sections 4.01(b)(ii) and 4.09 of this Agreement and the Escrow Agreement, and to facilitate the consummation of the transactions contemplated thereby, and in connection with the activities to be performed by or on behalf of such Company Stockholder under Sections 4.01(b)(ii) and 4.09 of this Agreement and the Escrow Agreement. By executing this Agreement, the Stockholder Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Stockholder Representative shall have the power to take any of the following actions on behalf of the Company Stockholders: to execute, deliver and perform the Escrow Agreement; to give and receive notices, communications and consents hereunder and under the Escrow Agreement; to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes arising under this Agreement or the Escrow Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 11.01 and the transactions contemplated hereby or by the Escrow Agreement.

Section 11.02 Authority. The appointment of the Stockholder Representative by each Company Stockholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any Company Stockholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each stockholder. All decisions of the Stockholder Representative shall be final and binding on all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Stockholder Representative and any document executed by the Stockholder Representative on behalf of any Company Stockholder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. The Stockholder Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Company Stockholders arising out of any act done or omitted by the Stockholder Representative in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct. The Stockholder Representative will not be liable to any Company Stockholder for any action taken by it in good faith pursuant to this Agreement, and the Company Stockholders will jointly and severally indemnify the Stockholder Representative from any losses arising out of its serving as the Stockholder Representative hereunder. The Stockholder Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Company Stockholders hereunder.

Section 11.03 Resignation. The Stockholder Representative may resign by providing thirty (30) days prior written notice to Parent. Upon the resignation of the Stockholder Representative, the Stockholder Representative shall appoint a replacement Stockholder Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Stockholder Representative’s notifying Parent in writing of its appointment and appropriate contact information for purposes of this Agreement and the Escrow Agreement, and Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Stockholder Representative as set forth in such written notice.

Section 11.04 Survival. The provisions of this Article XI and Section 4.01(b) and (c), Section 4.05, Section 4.06, Section 4.07, Section 4.08 and Section 4.09 hereof shall survive the Merger Effective Time and consummation of the Merger.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time.

Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

If to Parent or Merger Sub:

Myriad Pharmaceuticals, Inc.

320 Wakara Way

Salt Lake City, UT 84108

Telecopier No: (801) 214 7992

Email: adrian.hobden@myriadpharma.com

Attention: Adrian N. Hobden, Ph.D. with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telecopier No: 617-542-2241

Email: jkravetz@mintz.com

Attention: Jonathan L. Kravetz, Esq.

If to the Company:

Javelin Pharmaceuticals, Inc.

125 CambridgePark Drive

Cambridge, MA 02140

Telecopier No: 617-349-4505

Email: mdriscoll@javelinpharma.com

Attention: Martin Driscoll

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Telecopier No. 617-951-7050

Email: marc.rubenstein@ropesgray.com

Attention: Marc A. Rubenstein, Esq.

If to the Stockholder Representative:

Frederick E. Pierce, II

c/o Javelin Pharmaceuticals, Inc.

125 CambridgePark Drive

Cambridge, MA 02140

Telecopier No: 617-349-4505

Email: rpierce@javelinpharma.com

All such notices, requests, claims, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on the Business Day in the place of receipt. Otherwise, any such notice, request, claim, demand or other communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 12.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Merger Effective Time; provided, however, that, after approval of the Merger by the Company Stockholders, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the Amex, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 12.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided that Parent and Merger Sub may assign any of its rights and obligations hereunder, in whole or in part, to any Subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 12.05 shall be null and void ab initio and of no force and effect.

Section 12.06 Performance Guaranty Specific Performance. Subject to Section 10.03(g), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 12.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the provisions of Section 8.05 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (b) the provisions of Section 8.13 (which are intended to be for the benefit of, and may be enforced by, the Financial Advisor); and (c) the right of the holders of equity interests of the Company to receive the Merger Consideration.

Section 12.08 Governing Law; Forum.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of any court of the State of Delaware or of the United States located in New Castle County, Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Delaware Court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.02 shall be deemed effective service of process on such party.

Section 12.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.09.

Section 12.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.12 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

[REMAINDER LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MYRIAD PHARMACEUTICALS, INC.

By:	/s/ ADRIAN N. HOBDEN
Name:	Adrian N. Hobden
Title:	President and Chief Executive Officer

MPI MERGER SUB, INC.

By:	/s/ ADRIAN N. HOBDEN
Name:	Adrian N. Hobden
Title:	President

JAVELIN PHARMACEUTICALS, INC.

By:	/s/ MARTIN J. DRISCOLL
Name:	Martin J. Driscoll
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

/s/ FREDERICK E. PIERCE, II
Name:	FREDERICK E. PIERCE, II

ANNEX B

Deutsche Bank Securities Inc.

Global Banking

60 Wall Street

New York, NY 10005

December 17, 2009

Board of Directors

Myriad Pharmaceuticals, Inc.

320 Wakara Way

Salt Lake City, Utah 84108

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Myriad Pharmaceuticals, Inc. (“Parent”) in connection with an Agreement and Plan of Merger (the “Merger Agreement”), to be entered into among Parent, MPI Merger Sub, Inc., a subsidiary of Parent (“Merger Sub”), and Javelin Pharmaceuticals, Inc. (the “Company”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company or Parent) will be converted and exchanged into the right to receive a number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) comprised of the following: 0.2820 shares of Parent Common Stock, together with any of the following, if applicable, (i) 0.0491 additional shares of Parent Common Stock upon the final approval by the United States Food and Drug Administration of a New Drug Application permitting marketing of Dyloject (an injectable formulation of diclofenac) (“Dyloject Approval”) occurring on or prior to June 30, 2010, (ii) 0.0246 additional shares of Parent Common Stock upon Dyloject Approval occurring after June 30, 2010, but on or prior to January 31, 2011, or (iii) 0.0123 additional shares of Parent Common Stock upon Dyloject Approval occurring after January 31, 2011, but on or prior to June 30, 2011 (the number of shares of Parent Common Stock to be issued per share of Company Common Stock pursuant to the foregoing is referred to as the “Exchange Ratio”).

You have requested our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to Parent.

In connection with our role as financial advisor to Parent, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and Parent, certain internal analyses, financial forecasts and other information relating to the Company and Parent, in each case as prepared by management of Parent. We have also held discussions with certain senior officers and other representatives and advisors of Parent regarding the businesses and prospects of the Company and Parent, respectively, and of Parent after giving effect to the Transaction. In addition, Deutsche Bank has reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock, and, to the extent publicly available, (i) compared certain financial and stock market information for the Company and Parent with similar information for certain other companies we considered relevant whose securities are publicly traded, (ii) reviewed a draft dated December 16, 2009 of the Merger Agreement and (iii) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors of Myriad Pharmaceuticals, Inc.

December 17, 2009

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts of Parent and the Company made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting your best currently available estimates and judgments as to the matters covered thereby and Deutsche Bank has relied, at Parent’s direction, on such financial forecasts and other information and assumptions, including, without limitation, the timing of the Dyloject Approval and certain favorable and unfavorable contingencies. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based, including, without limitation, the timing of the Dyloject Approval or the contingencies. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Parent and its advisors with respect to such issues. Representatives of Parent have informed us, and we have further assumed, that the final terms of the Merger Agreement will not differ materially from the terms set forth in the draft we have reviewed.

This opinion has been approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors of Parent and is not a recommendation to the stockholders of Client to approve the Transaction. This opinion is limited to the fairness, from a financial point of view of the Exchange Ratio to Parent, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Parent, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by Parent to engage in the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of (i) the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio and (ii) any documents related to or referenced in the

Board of Directors of Myriad Pharmaceuticals, Inc.

December 17, 2009

Merger Agreement, including the Loan and Security Agreement between Parent and the Company and certain subsidiaries of the Company. This opinion does not in any manner address the prices at which Parent’s common stock or other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Parent in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. Parent has also agreed to reimburse Deutsche Bank for certain of its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). DB Group may provide investment and commercial banking services to Parent and the Company in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Parent.

This letter is provided to the Board of Directors of the Parent in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced in full in any proxy or information statement mailed by the Company to its stockholders in connection with the Transaction.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

ANNEX C

[LETTERHEAD OF UBS SECURITIES LLC]

December 18, 2009

The Board of Directors

Javelin Pharmaceuticals, Inc.

125 CambridgePark Drive

Cambridge, Massachusetts 02140

Dear Members of the Board:

We understand that Javelin Pharmaceuticals, Inc., a Delaware corporation (“Javelin”), is considering a transaction whereby MPI Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Myriad Pharmaceuticals, Inc. (“Myriad”), a Delaware corporation, will merge with and into Javelin (the “Transaction”). Pursuant to the terms of an Agreement and Plan of Merger, draft dated December 17, 2009 (the “Agreement”), among Myriad, Merger Sub and Javelin, each outstanding share of the common stock, par value $0.001 per share, of Javelin (“Javelin Common Stock”) will be converted into the right to receive (i) 0.282 of a share of the common stock, par value $0.01 per share, of Myriad (“Myriad Common Stock”) (such fraction of a share of Myriad Common Stock, the “Non-Contingent Consideration”), and (ii) an additional fraction of a share of Myriad Common Stock, contingent upon final approval by the United States Food and Drug Administration on or prior to June 30, 2011 of Javelin’s New Drug Application permitting marketing of its Dyloject product candidate in the United States (such final approval, the “Dyloject Approval”), equal to (A) 0.0491 in the event that the Dyloject Approval occurs on or prior to June 30, 2010, (B) 0.0246 in the event that the Dyloject Approval occurs after June 30, 2010 and on or prior to January 31, 2011 or (C) 0.0123 in the event that the Dyloject Approval occurs after January 31, 2011 and on or prior to June 30, 2011 (such additional fraction of a share of Myriad Common Stock, the “Contingent Consideration” and, together with the Non-Contingent Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Javelin Common Stock of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Javelin in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a portion of which is contingent upon consummation of the Transaction. UBS also has been engaged as financial advisor to Javelin in connection with potential strategic partnerships, for which UBS will be entitled to receive compensation if the Transaction is not consummated during the term of UBS’ engagement. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Javelin and Myriad and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction or any related transaction, including, without limitation, the loan arrangement to be entered into in connection with the Transaction pursuant to which Myriad will provide interim financing to Javelin prior to the closing of the Transaction, as compared to other business strategies or transactions that might be available with respect to Javelin or Javelin’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Consideration, the Transaction or any related transaction. In addition, we express no opinion as to the fairness of

The Board of Directors

Javelin Pharmaceuticals, Inc.

December 18, 2009

the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. We express no opinion as to what the value of Myriad Common Stock will be when issued pursuant to the Transaction or the prices at which Myriad Common Stock or Javelin Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Javelin, Myriad or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Javelin and Myriad; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Javelin prepared by the management of Javelin that were not publicly available that you have directed us to utilize for purposes of our analysis, including estimates which probability weighted the likelihood and timing of the Dyloject Approval and financial forecasts and estimates which reflected alternative scenarios regarding the licensing of Dyloject to a third party in the event that the Transaction is not consummated and the commercialization of Dyloject in the event that the Transaction is consummated (such alternative scenarios, the “Alternative Scenarios”); (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Myriad that were not publicly available, including financial forecasts and estimates prepared by the management of Myriad as adjusted by the management of Javelin that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared by the management of Javelin that were not publicly available that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with members of the senior managements of Javelin and Myriad concerning the businesses and financial prospects of Javelin and Myriad, including the financing needs of, and capital resources available to, Javelin; (vi) performed discounted cash flow analyses of Javelin and the pro forma combined company in which we analyzed the future cash flows of Javelin and the pro forma combined company using the financial forecasts and estimates referred to above; (vii) reviewed current and historical market prices of Javelin Common Stock and Myriad Common Stock; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we contacted third parties to solicit indications of interest in a possible transaction with Javelin in 2008 and 2009 and held discussions with certain of these parties contacted in 2008 and other parties contacted by Javelin in 2009 prior to the date hereof.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Javelin or Myriad, nor have we been furnished with any such evaluation or appraisal. With respect to the probability-weighted estimates regarding the likelihood and timing of the Dyloject Approval referred to above, we have, at your direction, assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Javelin and relied, without independent verification, on such estimates in considering the potential timing and amount of the Contingent Consideration. With respect to the financial forecasts, estimates, adjustments and synergies referred to above, we also have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Javelin and Myriad, as the case may be, as to the future financial performance of Javelin under

The Board of Directors

Javelin Pharmaceuticals, Inc.

December 18, 2009

the Alternative Scenarios, the future financial performance of Myriad and such adjustments and synergies. In addition, we have assumed with your approval that the financial forecasts, estimates, adjustments (in the case of Myriad) and synergies referred to above will be achieved at the times and in the amounts projected depending on the Alternative Scenarios (in the case of Javelin) reflected therein. As you are aware, the financial and operating characteristics of Javelin cause the financial results thereof to have limited comparability, for valuation purposes, to those of other companies and transactions in the specialty pharmaceuticals industry and, accordingly, we have relied primarily on discounted cash flow analyses of such forecasts and estimates for purposes of our opinion. We also have relied, at your direction, without independent verification, upon the assessments of the management of Javelin as to the product candidates of Javelin and Myriad, including Dyloject, and the risks associated with such product candidates (including, without limitation, the potential impact of drug competition, the timing and probability of successful testing, development and marketing, and of approval by appropriate governmental authorities, of such product candidates). We further have relied, at your direction, without independent verification, upon the assessments of the management of Javelin as to the inability of Javelin, on a standalone basis, to fund the commercialization of Dyloject internally or through external financing sources. We have assumed, at your direction, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and will neither cause the prior spin-off of Myriad from Myriad Genetics, Inc. to be taxed under Section 355(e) of the Code nor cause Myriad to violate any tax-sharing arrangements relating to such spin-off. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Javelin Common Stock in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

ANNEX D

FORM OF VOTING AGREEMENT

FOR HOLDERS OF PARENT COMMON STOCK

THIS VOTING AGREEMENT (“Agreement”), dated as of December 18, 2009, is made by and among Myriad Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Stockholder”) of shares of capital stock of Parent (the “Shares”).

WHEREAS, Parent, MPI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole voting power (or shares such power with Stockholder’s spouse) with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement to, and a condition to the willingness of, the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by it in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by it in connection therewith, Stockholder, Parent, and the Company agree as follows:

1. Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Merger or the Merger Agreement, Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote, in favor of the issuance of shares of Parent Common Stock pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement and any matter necessary for consummation of the Merger as to which stockholders of Parent are called upon to vote in favor of or consent to. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Merger Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article X thereof or otherwise, or (c) upon mutual written agreement of each of the parties to terminate this Agreement. This Agreement shall automatically terminate upon the Expiration Date. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3. Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole voting power (or shared voting power with Stockholder’s spouse) after the execution of this Agreement and prior to the record date for determining the Parent stockholders entitled to vote with respect to the Merger, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make transfers of Shares (a) by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind all transferees and (b) as the Company may otherwise agree in writing in its sole discretion. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prohibit or prevent the cashless exercise of any Parent Stock Options by Stockholder.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b) this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to the Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of Parent and the Company, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) except as set forth on Schedule 1, Stockholder beneficially owns the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, security interests, pledges or other encumbrances or restrictions of any kind or nature whatsoever (“Liens”) except for any restrictions under applicable securities laws, and has sole, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

(e) to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint Martin J. Driscoll, Chief Executive Officer of the Company, and Stephen J. Tulipano, Chief Financial Officer of the Company, and each of them, with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his or her obligations under this Agreement, each of the Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date in accordance with the provisions of Section 212 of the DGCL and hereby revokes any proxy previously granted by Stockholder with respect to the Shares and represents that none of such previously granted proxies are irrevocable. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

7. Fiduciary Responsibilities. Stockholder makes no agreement or understanding herein in his or her capacity as a director or officer of Parent. Without limiting the generality of the foregoing, Stockholder (or a designee of Stockholder) signs solely in his or her capacity as the record and beneficial owner of Stockholder’s Shares and nothing herein shall limit or affect any actions taken by Stockholder (or a designee of Stockholder) in his or her capacity as an officer or director of Parent in exercising his or her or Parent’s or Parent’s Board of Directors’ rights in connection with the Merger Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

8. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9. Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

10. Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Registration Statement (including all documents and schedules filed with the SEC), the Joint Proxy Statement, any Current Report on Form 8-K required to be filed in connection with the Merger, any filing with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and New Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by the Company’s and Parent’s counsel.

11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by nationally-recognized overnight courier (providing proof of delivery) or by electronic mail (providing a copy to be delivered by mail) or by facsimile transmission (providing confirmation of transmission) to Parent or the Company, as the case may be, in accordance with Section 12.02 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

12. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. Except as otherwise set forth in Section 4, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

14. No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

15. No Waivers. No waivers of any breach of this Agreement extended by Parent or the Company to Stockholder shall be construed as a waiver of any rights or remedies of Parent or the Company, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement, with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16. Governing Law; Jurisdiction and Venue. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in New Castle County, Delaware; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New Castle County, Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 11.

17. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

18. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Parent has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Parent’s Certificate of Incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

19. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

20. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

21. Counterparts. This Agreement may be executed and delivered, including by facsimile transmission, in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED as of the date first above written.

STOCKHOLDER

Name:

JAVELIN PHARMACEUTICALS, INC.

By:
Name:	Martin J. Driscoll
Title:	Chief Executive Officer

MYRIAD PHARMACEUTICALS, INC.

By:
Name:	Adrian N. Hobden
Title:	President and Chief Executive Officer

Schedule of Signatories

•	Gerald P. Belle

•	Robert Forrester

•	Timothy R. Franson

•	John T. Henderson

•	Adrian N. Hobden

•	Dennis H. Langer

•	Barbara Berry

•	Andrew Gibbs

•	Wayne Laslie

•	Robert J. Lollini

•	Edward Swabb

ANNEX E

FORM OF VOTING AGREEMENT

FOR HOLDERS OF COMPANY COMMON STOCK

THIS VOTING AGREEMENT (“Agreement”), dated as of December 18, 2009, is made by and among Myriad Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Stockholder”) of shares of capital stock of the Company (the “Shares”).

WHEREAS, Parent, MPI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole voting power (or shares such power with Stockholder’s spouse) with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares, indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement to, and a condition to the willingness of, Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent and Merger Sub entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1. Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, with respect to the Merger, the Merger Agreement or any Company Acquisition Proposal, Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement and any matter necessary for consummation of the Merger as to which stockholders of the Company are called upon to vote in favor of or consent to and (ii) against any Company Acquisition Proposal. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Merger Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article X thereof or otherwise, or (c) upon mutual written agreement of each of the parties to terminate this Agreement. This Agreement shall automatically terminate upon the Expiration Date. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3. Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires sole voting power (or shared voting power with Stockholder’s spouse) after the execution of this Agreement and prior to the record date for determining the Company stockholders entitled to vote with respect to the Merger, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make transfers of Shares (a) by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind all transferees, and (b) as Parent may otherwise agree in writing in its sole discretion. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prohibit or prevent the cashless exercise of any Company Stock Options by Stockholder.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b) this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of Parent and the Company, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) except as set forth on Schedule 1, Stockholder beneficially owns the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, security interests, pledges or other encumbrances or restrictions of any kind or nature whatsoever (“Liens”) except for any restrictions under applicable securities laws, and has sole, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

(e) to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint Adrian N. Hobden, Ph.D., President and Chief Executive Officer of Parent, Robert J. Lollini, Chief Financial Officer of Parent, and Andrew Gibbs, Secretary of Parent, and each of them, with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if Stockholder is unable to perform his or her obligations under this Agreement, each of the Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date in accordance with the provisions of Section 212 of the DGCL and hereby revokes any proxy previously granted by Stockholder with respect to the Shares and represents that none of such previously granted proxies are irrevocable. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

7. No Solicitation. From and after the date hereof until the Expiration Date, Stockholder, insofar as Stockholder is acting in his, her or its capacity as a stockholder of the Company, shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement, (d) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to a Company Acquisition Proposal, (e) except by reason of this Agreement, become a member of a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Company Acquisition Proposal or (f) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of Stockholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7. Nothing in this Section 7 shall restrict any actions permitted under the Merger Agreement by Stockholder in his or her capacity as an officer or director of the Company.

8. Fiduciary Responsibilities. Stockholder makes no agreement or understanding herein in his or her capacity as a director or officer of the Company. Without limiting the generality of the foregoing, Stockholder (or a designee of Stockholder) signs solely in his or her capacity as the record and beneficial owner of Stockholder’s Shares and nothing herein shall limit or affect any actions taken by Stockholder (or a designee of Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s Board of Directors’ rights in connection with the Merger Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

9. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

10. Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

11. Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Registration Statement (including all documents and schedules filed with the SEC), the Joint Proxy Statement, any Current Report on Form 8-K required to be filed in connection with the Merger, any filing with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and New Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Parent’s and the Company’s counsel.

12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by nationally-recognized overnight courier (providing proof of delivery) or by electronic mail (providing a copy to be delivered by mail) or by facsimile transmission (providing confirmation of transmission) to Parent or the Company, as the case may be, in accordance with Section 12.02 of the Merger Agreement and to Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

13. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. Except as otherwise set forth in this Section 14, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

15. No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

16. No Waivers. No waivers of any breach of this Agreement extended by Parent or the Company to Stockholder shall be construed as a waiver of any rights or remedies of Parent or the Company, as applicable, with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement, with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17. Governing Law; Jurisdiction and Venue. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in New Castle County, Delaware; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New Castle County, Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 12.

18. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Company’s Certificate of Incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

21. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

22. Counterparts. This Agreement may be executed and delivered, including by facsimile transmission, in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED as of the date first above written.

STOCKHOLDER

Name:

MYRIAD PHARMACEUTICALS, INC.

By:
Name:	Adrian N. Hobden
Title:	President and Chief Executive Officer

JAVELIN PHARMACEUTICALS, INC.

By:
Name:	Martin J. Driscoll
Title:	Chief Executive Officer

Schedule of Signatories

•	Martin J. Driscoll

•	Jackie M. Clegg

•	Neil W. Flanzraich

•	Peter D. Kiernan, III

•	Fred H. Mermelstein

•	Georg Nebgen

•	Douglas G. Watson

•	Stephen J. Tulipano

•	Daniel B. Carr

ANNEX F

FORM OF

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of                     , 2010 (this “Agreement”), is by and among Myriad Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Frederick E. Pierce, II, solely in his capacity as representative of the stockholders of Javelin Pharmaceuticals, Inc. (the “Stockholder Representative”), and American Stock Transfer and Trust Company (the “Escrow Agent”). Each capitalized term used in this Agreement but not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement (as defined below). Parent shall provide the Escrow Agent with a true and complete copy of the Merger Agreement for its records and reference.

WHEREAS, Parent, MPI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are parties to an Agreement and Plan of Merger, dated as of December 18, 2009 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, immediately following the Merger Effective Time, Parent shall issue and deposit with the Escrow Agent a number of shares of Parent Common Stock equal to the maximum number of additional shares of Parent Common Stock that could be issued as Milestone Shares as set forth in Section 4.01(b)(ii) of the Merger Agreement (the “Escrowed Shares”), which are to be held in escrow for the purpose of satisfying Parent’s obligation to issue additional shares of Parent Common Stock to the Company Stockholders upon the achievement of Dyloject Approval, as hereinafter provided; and

WHEREAS, the parties desire to set forth their understandings with regard to the escrow account established hereunder.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Agent. Parent and the Stockholder Representative hereby appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.

2. Stockholder Representative. Pursuant to Section 11.01 of the Merger Agreement, the Stockholder Representative has been designated to act as the representative, agent and attorney-in-fact for the Company Stockholders and their successors and assigns for all purposes under this Agreement. The Escrow Agent is hereby relieved from any liability to any person for any acts done by the Escrow Agent in accordance with any notice, direction, consent or instruction of or from the Stockholder Representative under this Agreement, except as set forth in Section 9(b) hereof.

3. Establishment of Escrow. Immediately following the Merger Effective Time, and in accordance with the terms of the Merger Agreement, Parent shall issue and deliver the Escrowed Shares to a special escrow account established by the Escrow Agent on behalf of Parent and the Stockholder Representative for the benefit of the Company Stockholders (the “Escrow Account”). The Escrowed Shares shall be represented by one or more stock certificates registered in the name of the Escrow Agent or its nominee. Upon receipt of certificates representing such shares of Parent Common Stock, the Escrow Agent shall acknowledge in writing receipt of such certificates to Parent and the Stockholder Representative. Any securities of Parent issued or distributed in respect of or in exchange for any of the Escrowed Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account (such securities being considered Escrowed Shares for the purposes hereof).

The Escrow Agent shall have no responsibility to monitor or compel issuance of any Escrowed Shares in its name, but shall merely hold such shares as are delivered, as provided herein. The Escrowed Shares held in the Escrow Account, together with any further shares that may be deposited in the Escrow Account by Parent and with any cash, securities or other property deposited in the Escrow Account in accordance with Section 4(c) hereof, less any shares released from the Escrow Account and/or cancelled, as the case may be, from time to time in accordance with Section 6 hereof, shall be referred to herein as the “Escrow Fund.” The Escrow Agent agrees to administer the disposition of the Escrow Fund in accordance with the terms and conditions of this Agreement. The Escrow Fund shall be segregated on the books and records of the Escrow Agent from the other assets of the Escrow Agent and shall be held by the Escrow Agent in trust for the benefit of Parent and the Company Stockholders in accordance with the terms and conditions of this Agreement. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes of, and in accordance with the terms and conditions of, this Agreement.

4. Voting and Rights of Ownership.

(a) The Escrowed Shares held pursuant to this Agreement will be shown as issued and outstanding on the books and records of Parent.

(b) Each Company Stockholder will have the right, in its sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrowed Shares and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent agrees to vote the Escrowed Shares on any matter for which the Escrowed Shares are eligible to vote such that the votes attached to the Escrowed Shares are voted in a manner consistent with and in the same proportion to the voting of all other shares of Parent Common Stock that were eligible to vote and for which votes were cast in respect of such matter. The Escrow Agent shall have no obligation to solicit consents or proxies from the Company Stockholder for purposes of any such vote.

(c) Any cash dividends or other cash distribution in respect of the Escrowed Shares shall promptly be distributed to the Company Stockholders by check payable to the Company Stockholders in proportion to the number of Escrowed Shares that would be released to the Company Stockholders if the Dyloject Approval occurred on the record date for payment of such dividends in accordance with Schedule A hereto. Any non-cash dividend or other non-cash distribution on the Escrowed Shares shall be issued in the name of the Escrow Agent or its nominee and deposited with the Escrow Agent to be held in escrow along with the corresponding Escrowed Shares. Any such non-cash dividend or other non-cash distribution shall be released from escrow in conjunction with the release from escrow of the corresponding Escrowed Shares, and Parent and the Stockholder Representative shall direct the Escrow Agent to do the same in the applicable Release Notice (as defined below). In the event all or a portion of the Escrowed Shares are cancelled, any corresponding non-cash dividends or other non-cash distributions on such Escrowed Shares not previously distributed to the Company Stockholders shall be returned to Parent. If the Escrowed Shares are reclassified, converted or changed into, or exchanged for securities or other property (other than cash) pursuant to a merger, consolidation or other reorganization of Parent after the Merger Effective Time, then such reclassified shares or securities or other property (other than cash), as the case may be, shall be deposited with the Escrow Agent to be held in escrow and released from escrow and/or cancelled, as the case may be, in conjunction with the terms of this Agreement at the same time and in the same respective amounts as the related Escrowed Shares, assuming for this purpose that such reclassification, merger, consolidation or other reorganization had not been effected.

5. Tax Matters.

(a) The parties agree solely for U.S. Tax purposes and, to the extent permitted by applicable Law, state and local Tax purposes, (i) the Escrowed Shares shall be treated as owned by the respective Company Stockholders, (ii) any dividend or other distribution on the Escrowed Shares, whether in the form of securities or cash, and any interest and earnings from the investment and reinvestment of any distribution on the Escrowed Shares (collectively, “Escrow Earnings”) shall, as of the end of each calendar year and to the extent required by the Internal Revenue Code, be reported as having been earned by the respective Company Stockholders, and (iii) the Escrow Agent does not have any interest in the Escrowed Shares or Escrow Earnings. In accordance with its respective share of the Escrow Earnings, each Company Stockholder shall report on its Tax Returns and be liable for the payment of, and shall pay when due, its respective share of any Taxes on the Escrow Earnings. For Tax reporting purposes, all Escrow Earnings in any Tax year shall be reported as allocated to the Company Stockholders in accordance with their respective ownership of Escrowed Shares until the release of the Escrowed Shares to the Company Stockholders or the cancellation of the Escrowed Shares. The Escrow Agent shall report all Escrow Earnings on Form 1099 or other appropriate forms with respect to each calendar year during the term of this Agreement in a manner consistent with the provisions of this Section 5(a). Unless clearly required by applicable Law, no party to this Agreement shall take any position that is inconsistent with the provisions of this Section 5(a) for any Tax purposes.

(b) Each Company Stockholder shall complete, sign and send to the Escrow Agent, a Form W-9, or Form W-8, as applicable, and any other forms and documents that the Escrow Agent may reasonably request for Tax reporting purposes. Moreover, each Company Stockholder acknowledges and agrees that, in the event the Escrow Agent is required to withhold any Taxes, the Escrow Agent shall, upon mutual direction from Parent and the Stockholder Representative, remove such portion of any distribution to such Company Stockholder as is required to be remitted to the Internal Revenue Service in compliance with the Code or to any other applicable Taxing Authority.

6. Release/Cancellation of the Escrowed Shares.

(a) Immediately following the Merger Effective Time, Parent and the Stockholder Representative will agree upon and deliver Schedule A to the Escrow Agent which shall set forth the number of shares to be released from escrow or cancelled, as the case may be, and shall be completed in accordance with the provisions of Section 4.01(b)(ii) of the Merger Agreement.

(b) Release.

(i) If Dyloject Approval occurs on or prior to June 30, 2010, Parent shall provide the Escrow Agent and Stockholder Representative with written notice signed by the Chief Executive Officer or Chief Financial Officer of Parent (a “Release Notice”) within two (2) Business Days of the date of Dyloject Approval. The Release Notice shall: (i) specify the date of the Dyloject Approval and (ii) provide an irrevocable direction to release the specified number of Escrowed Shares, if any, in accordance with Section 4.01(b)(ii) of the Merger Agreement to be distributed pursuant to and as set forth in Schedule A hereto, together with any dividends or other distributions or property paid or made in respect of such Escrowed Shares, to the Company Stockholders.

(ii) If Dyloject Approval occurs after June 30, 2010, but on or prior to January 31, 2011, Parent shall provide the Escrow Agent and Stockholder Representative with a Release Notice within two (2) Business Days of the date of Dyloject Approval. The Release Notice shall: (i) specify the date of the Dyloject Approval and (ii) provide an irrevocable direction to release the specified number of Escrowed Shares, if any, in accordance with Section 4.01(b)(ii) of the Merger Agreement to be distributed pursuant to and as set forth in Schedule A hereto, together with any dividends or other distributions or property paid or made in respect of such Escrowed Shares, to the Company Stockholders.

(iii) If Dyloject Approval occurs after January 31, 2011, but on or prior to June 30, 2011, Parent shall provide the Escrow Agent and Stockholder Representative with a Release Notice within two (2) Business Days of the date of Dyloject Approval. The Release Notice shall: (i) specify the date of the Dyloject Approval and (ii) provide an irrevocable direction to release the specified number of Escrowed Shares, if any, in accordance with Section 4.01(b)(ii) of the Merger Agreement to be distributed pursuant to and as set forth in Schedule A hereto, together with any dividends or other distributions or property paid or made in respect of such Escrowed Shares, to the Company Stockholders.

(iv) Parent, the Stockholder Representative and the Escrow Agent acknowledge and agree that a single Release Notice covering all the Company Stockholders and their respective numbers of the Escrowed Shares may be provided to the Escrow Agent in lieu of a separate Release Notice for each Company Stockholder.

(v) Subject to the provisions of Section 6(d) hereof, upon receipt of a Release Notice, the Escrow Agent shall deliver to the Transfer Agent for delivery to each Company Stockholder, within five (5) Business Days, a share certificate registered in the name of the Company Stockholder evidencing the Escrowed Shares attributable to such the Company Stockholder released from escrow in connection with such Release Notice, as well as any dividends, distributions or other property in the Escrow Fund relating thereto. Subject to the provisions of Section 6(d) hereof, if, on a date that Escrowed Shares are to be released, the Escrow Agent holds a stock certificate or other evidence representing more Escrowed Shares than are to be released, the Escrow Agent shall promptly deliver the stock certificate or other evidence to Parent’s transfer agent for such shares and request replacement stock certificates or other evidence in denominations necessary to allow for the delivery to the Company Stockholder of the number of Escrowed Shares so released. Promptly after the Escrow Agent receives the replacement share certificates or other evidence, the Escrow Agent will send to the Company Stockholder the replacement share certificate or other evidence of the Escrowed Shares released.

(c) Cancellation.

(i) If Dyloject Approval does not occur on or prior to June 30, 2010, Parent shall provide the Escrow Agent and Stockholder Representative with written notice signed by the Chief Executive Officer or Chief Financial Officer of Parent (a “Cancellation Notice”) within two (2) Business Days of such date. The Cancellation Notice shall provide an irrevocable direction to deliver to Parent (or its transfer agent) a number of Escrowed Shares equal to the difference between the aggregate number of Escrowed Shares deliverable pursuant to Section 6(b)(i) above and the aggregate number of Escrowed Shares deliverable pursuant to Section 6(b)(ii) above in accordance with Section 4.01(b)(ii) of the Merger Agreement, together with any dividends or other distributions or property paid or made in respect of such Escrowed Shares in the Escrow Fund relating thereto, to be cancelled or, in the case of property other than capital stock of Parent, released to Parent.

(ii) If Dyloject Approval does not occur on or prior to January 31, 2011, Parent shall provide the Escrow Agent and Stockholder Representative with a Cancellation Notice within two (2) Business Days of such date. The Cancellation Notice shall provide an irrevocable direction to deliver to Parent (or its transfer agent) a number of Escrowed Shares equal to the difference between the aggregate number of Escrowed Shares deliverable pursuant to Section 6(b)(ii) above and the aggregate number of Escrowed Shares deliverable pursuant to Section 6(b)(iii) above in accordance with Section 4.01(b)(ii) of the Merger Agreement, together with any dividends or other distributions or property paid or made in respect of such Escrowed Shares in the Escrow Fund relating thereto, to be cancelled or, in the case of property other than capital stock of Parent, released to Parent.

(iii) If Dyloject Approval does not occur on or prior to June 30, 2011, Parent shall provide the Escrow Agent and Stockholder Representative with a Cancellation Notice within two (2) Business Days of such date. The Cancellation Notice shall provide an irrevocable direction to deliver to Parent (or its transfer agent) all Escrowed Shares, together with any dividends or other distributions or property paid or made in respect of such Escrowed Shares in the Escrow Fund relating thereto, to be cancelled or, in the case of property other than capital stock of Parent, released to Parent.

(iv) Subject to the provisions of Section 6(d) hereof, within five (5) Business Days of the receipt of a Cancellation Notice, the Escrow Agent shall deliver to Parent, the share certificates evidencing the Escrowed Shares to be cancelled (the “Cancelled Escrowed Shares”) pursuant to this Section 6, as well as any dividends or distributions in the Escrow Fund relating thereto. The Cancelled Escrowed Shares shall be deemed to have been cancelled, and all rights of any Company Stockholder associated with the ownership of such shares, including but not limited to the right to receive distributions, shall terminate, as of June 30, 2010, January 31, 2011 or June 30, 2011, as the case may be, regardless of when Parent receives the certificates representing such shares. As of any such date, any Cancelled Escrowed Shares will cease to be shown as issued and outstanding on the books and records of Parent.

(d) If, within three (3) Business Days following receipt of any Release Notice or Cancellation Notice, the Stockholder Representative delivers a written notice to the Escrow Agent and Parent stating its objection to the release or cancellation of Escrowed Shares and providing, in reasonable detail, the basis for such objection, the Escrow Agent shall not make any delivery of the Escrowed Shares, or any portion thereof, but shall retain such shares until the Escrow Agent shall have either: (i) received joint written instructions signed by Parent and the Stockholder Representative; or (ii) been directed by a binding arbitration order or by an order of a court of competent jurisdiction as to the respective rights of Parent, Stockholder Representative and the Company Stockholders with respect to the Escrowed Shares, in which case the Escrow Agent shall disburse the Escrowed Shares in accordance with such instructions or order as soon as practicable after receipt thereof, unless such instructions or order otherwise provide. Notwithstanding anything to the contrary contained herein, if the Escrow Agent receives a joint written instruction from Parent and the Stockholder Representative as to the disbursement of the Escrowed Shares, the Escrow Agent shall disburse the Escrowed Shares pursuant to such joint written instruction.

(e) The number of Escrowed Shares to be released from escrow or cancelled, as the case may be, in accordance with this Agreement shall be adjusted from time to time to account for any stock dividends, stock splits, combinations or other similar recapitalizations affecting Parent Common Stock subsequent to the Merger Effective Time (each such change, a “Capital Change”). In the event that a Capital Change occurs subsequent to the Merger Effective Time and prior to the termination of this Agreement pursuant to Section 8, Parent shall ensure that the number of Escrowed Shares to be released from escrow or cancelled, as the case may be, in accordance with this Agreement takes into account the change in number of Escrowed Shares that occurred as a result of such Capital Change and is adjusted, where necessary, such that the number of Escrowed Shares released from escrow or cancelled, as the case may be, in accordance with this Agreement is equal to that number of Escrowed Shares that would be eligible for release or cancellation, as the case may be, had such Capital Change been given effect immediately prior to the Merger Effective Time. In the event of a Capital Change after the Merger Effective Time, Parent and the Stockholder Representative will prepare a revised Schedule A making proportional adjustments to the numbers of Escrowed Shares thereon to appropriately reflect such Capital Change.

7. Transfer of Escrowed Shares.

(a) During the term of this Agreement, the interests of the Company Stockholders in the Escrowed Shares shall not be assignable or transferable, except by operation of law or the laws of descent and distribution (and in either case the assignee or transferee shall be subject to the terms and conditions of this Agreement). During the term of this Agreement, the interest of Parent in the Escrowed Shares shall not be assignable or transferable, except by operation of law (and assignee or transferee shall be subject to the terms and conditions of this Agreement).

(b) Each certificate representing Escrowed Shares held in escrow shall have the following legend noted conspicuously thereon:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN ESCROW AGREEMENT DATED                     , 2010 BY AND AMONG MYRIAD PHARMACEUTICALS, INC., AMERICAN STOCK TRANSFER AND TRUST COMPANY, AS ESCROW AGENT, AND FREDERICK E. PIERCE, II, AS STOCKHOLDER REPRESENTATIVE. THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER UNTIL RELEASED FROM SUCH RESTRICTIONS IN ACCORDANCE WITH THE TERMS OF SUCH ESCROW AGREEMENT.

(c) The Escrow Agent is hereby granted the power to effect any transfer of the interest of such Company Stockholder in any Escrowed Shares permitted by this Agreement. Parent will cooperate (and cause its transfer agent to cooperate) with the Escrow Agent in promptly issuing stock certificates to effect such transfers (including the cancellation and reissuance of the stock certificates representing cancelled and other Escrowed Shares).

8. Termination. This Agreement shall terminate upon the earliest to occur of the following events:

(a) all Escrowed Shares have been either released or cancelled in accordance with Section 6;

(b) Parent and the Stockholder Representative agree in writing to terminate this Agreement, in which case the Escrow Agent shall distribute the Escrowed Shares in accordance with the joint written instructions of Parent and the Stockholder Representative;

(c) Dyloject Approval occurs prior to the Merger Effective Time; or

(d) upon termination of the Merger Agreement prior to the Merger Effective Time.

9. Responsibilities and Liability of Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent may perform its duties through its agents and affiliates. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between Parent, Stockholder Representative, and/or any other third party which may be referred to herein or as to which the escrow relationship created by this Agreement relates.

(b) Liability of Escrow Agent. Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in accordance with the provisions hereof, or in connection with either this Agreement or the Escrow Agent’s duties hereunder, has been duly authorized to do so, and (iii) in acting or refraining from acting in good faith when advised to act or refrain to act, as the case may be, by any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any investment made under circumstances not constituting bad faith, willful misconduct or gross negligence.

Without limiting the generality of the foregoing, it is hereby agreed that in no event will the Escrow Agent and its agents and affiliates be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s performance of services hereunder, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Section 6(d) hereof. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of Parent as provided in Sections 9(c) or 9(d) hereof, institute or defend such proceedings.

(c) Indemnification of Escrow Agent. Parent agrees to indemnify the Escrow Agent and its officers, directors, employees, agents, affiliates, successors and assigns for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or its officers, directors, employees, agents, affiliates, successors and assigns or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.

(d) Authority to Interplead. The parties hereto authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute hereunder, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

(e) No Representations. The Escrow Agent makes no representations as to the validity, value, genuineness, or the collectibility of any security or other document or instrument held by or delivered to the Escrow Agent by or on behalf of the parties hereto.

10. Removal and Resignation of Escrow Agent.

(a) Removal. Parent and the Stockholder Representative acting together shall have the right to terminate the appointment of the Escrow Agent at any time by giving no less than thirty (30) calendar days’ prior written notice of such termination to the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depositary. Parent and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company or other financial institution as successor Escrow Agent. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Parent and the Stockholder Representative designating the successor Escrow Agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor Escrow Agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor Escrow Agent shall be bound by all of the provisions hereof.

(b) Resignation. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days’ prior written notice of such resignation to Parent and the Stockholder Representative, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depository. In the event of such resignation, Parent and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company, or other financial institution as successor Escrow Agent within thirty (30) calendar days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Parent and the Stockholder Representative designating the successor Escrow Agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor Escrow Agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor Escrow Agent shall be bound by all of the provisions hereof.

11. General.

(a) Accounting. Upon each release or cancellation of any of the Escrowed Shares in the Escrow Fund or the termination of this Agreement, the Escrow Agent shall render to Parent and the Stockholder Representative an accounting in writing of the Escrow Fund and all distributions therefrom.

(b) Survival. Notwithstanding anything herein to the contrary, the provisions of Sections 9(b) and 9(c) hereof shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

(c) Escrow Agent Fees. The Escrow Agent shall charge a one-time administrative fee of $3,500.00, and Parent shall be solely liable for the payment of such fee.

(d) Notices. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) Business Day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) Business Day after deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar telephonic transmission during normal business hours of the recipient, as evidenced by mechanical confirmation of such telecopy, fax or telephonic transmission; addressed in all cases to the party at his, her or its address set forth below, or to such other address as such party may hereafter designate:

If to Parent:

Myriad Pharmaceuticals, Inc.

320 Wakara Way

Salt Lake City, UT 84108

Facsimile: 801-214-7992

E-Mail: adrian.hobden@myriadpharma.com

Attention: Adrian N. Hobden, Ph.D.

Copies to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Facsimile: 617-542-2241

E-Mail: jlkravetz@mintz.com

Attention: Jonathan L. Kravetz, Esq.

If to the Stockholder Representative:

Frederick E. Pierce, II

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Facsimile: [                ]

E-Mail: [                    ]

Attention: [                ]

Copies to:

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Facsimile: [            ]

E-Mail: [            ]

Attention: [            ]

If to the Escrow Agent:

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Facsimile: [            ]

E-Mail: [            ]

Attention: [            ]

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as it were the original of such document.

(e) Modifications; Waiver. Subject to the provisions of Section 6(a) and 6(e) regarding the completion and amendment of Schedule A, this Agreement may not be amended, altered or modified without the express prior written consent of each of the parties hereto. Notwithstanding the preceding sentence, after the Effective Time, Schedule A may only be amended, altered or modified by the parties hereto pursuant to Section 6(e). No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

(f) Further Assurances. If at any time the Escrow Agent shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby, the parties hereto shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions hereof.

(g) Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties hereto. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to Parent and the Stockholder Representative, the Escrow Agent may assign this Agreement to an affiliated or successor trust company or other qualified bank entity.

(h) Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Parent, Stockholder Representative and Escrow Agent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MYRIAD PHARMACEUTICALS, INC.

BY:
NAME:
TITLE:

STOCKHOLDER REPRESENTATIVE

Frederick E. Pierce, II, solely in his capacity as Stockholder Representative

AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Escrow Agent

BY:
NAME:
TITLE:

ANNEX G

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of December 18, 2009, by and among Myriad Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Innovative Drug Delivery Systems, Inc., a Delaware corporation (the “Subsidiary”). The Company and the Subsidiary are sometimes referred to individually as a “Borrower” and collectively as the “Borrowers.”

A. Parent, the Company, MPI Merger Sub, Inc. and others are parties to that certain Agreement and Plan of Merger, dated as of December 18, 2009, pursuant to which Parent shall acquire the Company upon the terms and subject to the conditions set forth therein (the “Merger Agreement”).

B. In connection with the Merger Agreement, Parent has agreed to make loans to the Borrowers upon the terms and subject to the conditions set forth in this Agreement.

The parties agree as follows:

1. DEFINITIONS

1.1 Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meanings respectively ascribed to them in the Merger Agreement. Terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided in the UCC to the extent such terms are defined therein. In addition, in this Agreement:

“Account” means any “account” as defined in the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to each Borrower.

“Books” means all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Company Products” means all products being manufactured, distributed or developed by or on behalf of the Company or the Subsidiary.

“Collateral” means the property described on Exhibit A.

“Equipment” means all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“GAAP” is generally accepted accounting principles as applied in the United States.

“General Intangibles” means all “general intangibles” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, Regulatory Approvals, Regulatory Submissions, payment intangibles, royalties, contract rights, licenses, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Authority” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof and all goodwill associated with any of the foregoing, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets, know-how, inventions, discoveries, improvements and research and development information and (e) formulae, technical information, specifications, data, technology, plans, drawings, software and computer programs (including source code, executable code, data files, databases and related documentation) and other intellectual property, including in case of clauses (a) through (e) all copies and tangible embodiments thereof in whatever form or medium.

“Inventory” means all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Lien” means any mortgage, claim, pledge, security interest, assignment, deposit arrangement, charge, encumbrance, lien, restriction, title defect or other adverse claim.

“Maximum Loan Amount” means $6,000,000.

“Note Documents” means collectively, this Agreement, the Note, the Intellectual Property Security Agreement and any other present or future agreement between or among the Borrowers, and/or for the benefit of Parent in connection with Loans made pursuant to this Agreement, as the same may be amended, modified, extended or replaced from time to time.

“Obligations” means all principal, interest, and other amounts that the Borrowers owe Parent now or later under this Agreement and the other Note Documents, including interest accruing after Insolvency Proceedings begin, and all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs and other third party costs) incurred by Parent in connection with the perfection, administration or enforcement of this Agreement or the other Note Documents or the collection, recovery, sale or other realization relating in any way to the Collateral.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Delaware.

2. LOANS AND TERMS OF PAYMENT

2.1 Bridge Loans. Subject to the terms and conditions hereinafter set forth, upon written request of the Company given at least three (3) Business Days prior to the date on which the Borrowers seek a loan from Parent, which date shall be specified in such written request, Parent will make loans (each a “Loan” and collectively, the “Loans”) to the Borrowers from time to time in an amount not to exceed $2,000,000 per month; provided, however, that the aggregate original principal amount of all Loans to be made hereunder shall not exceed the Maximum Loan Amount and no Loans shall be made after March 15, 2010.

2.2 Note. The Loans shall be evidenced by that certain Secured Promissory Note dated of even date herewith made by the Borrowers and payable to the order of Parent in the maximum, principal amount of

$6,000,000, in the form attached hereto as Exhibit B (the “Note”). Each Borrower hereby irrevocably authorizes Parent to make or cause to be made, on a schedule attached to the Note or on the books of Parent, at or following the time of making each Loan and of receiving any payment of principal balance of the Loans the designation of the amount of such Loan and payment. The amount so noted shall constitute prima facie evidence as to the amount owed by the Borrowers with respect to the principal amount of the Loans. Failure of Parent to make any such notation shall not, however, affect any obligation of the Borrowers or any right of Parent hereunder or under the Note.

2.3 Interest. Principal amounts outstanding under the Loans shall bear interest at a rate per annum equal to ten percent (10%). Interest shall accrue daily from the Loan Date, shall be calculated on the basis of actual days elapsed over a year of 365 days and shall be payable as provided in Section 2.4 below. “Loan Date” means the date that a Loan is disbursed to the Borrowers.

2.4 Payment of Principal and Interest. The principal amount of the Loans, all accrued interest thereon and all other amounts due under this Agreement and the other Note Documents shall be repaid in full on the first to occur of (a) the Closing Date, (b) if the Merger Agreement is terminated pursuant to Section 10.01(h) or Section 10.01(i) thereof, two (2) Business Days following the Termination Date, provided, however, that if a Termination Fee and/or Parent Stipulated Expenses shall be payable under Section 10.03(b) of the Merger Agreement within 90 days of termination of the Merger Agreement, then the two (2) Business Days referred to in this clause (b) shall be extended to ninety (90) days following the Termination Date, (c) if the Merger Agreement is terminated pursuant to any other subsection of Section 10.01 thereof (other than Sections 10.01(h) or 10.01(i)), ninety (90) days following the Termination Date or (d) acceleration as provided in Section 8.1 below. The Borrowers may, at any time and from time to time, prepay the Loans in whole or in part without premium or penalty upon at least three (3) Business Days’ prior written notice to the Parent.

2.5 Parent Right to Offset. If the Merger Agreement is terminated pursuant to any provision of Section 10.01 thereof pursuant to which Parent is obligated to pay the Company a Termination Fee and/or Company Stipulated Expenses (collectively, the “Parent Termination Payment Obligation”), Parent shall have the right to reduce such Parent Termination Payment Obligation by the principal amount of the Loans, all accrued interest thereon and all other amounts due under this Agreement and the other Note Documents, regardless of when such amounts are payable under the terms hereof or thereof.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Loan. Parent’s obligation to make the Loans is subject to the following conditions precedent:

(a) Parent shall have received this Agreement, fully executed by the Borrowers;

(b) Parent shall have received the Merger Agreement, fully executed by the Borrowers;

(c) Parent shall have received the Note, fully executed by the Borrowers;

(d) Parent shall have received the Intellectual Property Security Agreement, fully executed by each Borrower;

(e) Parent shall have received, in form and substance satisfactory to Parent, such other documents, and completion of such other matters, as Parent may deem necessary or appropriate, including, without limitation, perfection certificates for each Borrower;

(f) the Merger Agreement shall not have been terminated for any reason;

(g) there shall be no breach or inaccuracy of any representation, warranty, covenant or agreement of the Company under the Merger Agreement that is curable such that pursuant to the provisions of Section 10.01(d) thereof, Parent is unable to terminate the Merger Agreement prior to the date of such Loan;

(h) all statements, representations and warranties of the Borrowers made in this Agreement shall continue to be correct and complete in all material respects as of the date of such Loan; provided,

however, that such materiality qualifier shall not apply to any statements, representations and warranties in this Agreement that are already qualified by materiality;

(i) each Borrower shall be in full compliance with all of the provisions of the Note Documents (as applicable);

(j) if the Company shall have received a Company Acquisition Proposal (that was not solicited in violation of Section 8.03(a) of the Merger Agreement) and Parent has requested that the Company Board reaffirm its approval and recommendation of the Merger and the Merger Agreement, the Company Board shall have done so;

(k) no Event of Default under Section 7.3 shall have occurred;

(l) Parent shall have received a reasonably detailed summary of the Borrowers’ intended use of the proceeds of the Loan, in form and substance reasonably satisfactory to Parent; and;

(m) at least three (3) Business Days prior to any Loan Date, Parent shall have received, in form and substance reasonably satisfactory to Parent, a request for loan advance, substantially in the form attached hereto as Exhibit C (the “Advance Certificate”). The Advance Certificate shall include, among other things, statements to the effect that the conditions set forth in Sections 3.1 (f),(g),(h),(i),(j) and (k) have been duly satisfied.

4. SECURITY AGREEMENT

4.1 Grant of Security Interest. As security for the payment and performance of the Obligations, each Borrower hereby pledges, assigns and grants to Parent a continuing first priority security interest in all of such Borrower’s right, title and interest in and to the Collateral wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority security interest in the Collateral. Each Borrower represents and warrants that subject to the filing or recordings referred to herein, such security interest constitutes a perfected security interest in all Collateral (i) in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code and (ii) in which a security interest may be perfected upon the receipt and recording of the relevant IP Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. Within 5 Business Days of the date of this Agreement, the Company shall deliver to Parent originals of all stock certificates representing its equity interests in the Subsidiary (the “Pledged Stock”) with accompanying stock powers endorsed in blank and upon such delivery the Company represents and warrants that pledge effected hereby is effective to vest in Parent the rights of Parent in the Pledged Stock as set forth herein. If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Parent in a writing signed by such Borrower of the general details thereof and if requested by Parent, shall grant to Parent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Parent.

4.2 Financing Statements, Etc. Each Borrower hereby authorizes Parent to file, at any time and from time to time thereafter, all financing statements, financing statement assignments, continuation financing statements, UCC filings and filings of notices with the U. S. Copyright Office and the U.S. Patent and Trademark Office, in form reasonably satisfactory to Parent. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Parent’s discretion. Each Borrower shall execute and deliver and shall take all other action, as Parent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the security interest of Parent in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Borrower ratifies and authorizes the filing by Parent of any financing statements filed prior to the date hereof that accomplish the purposes of this Agreement.

5. REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1 Organization and Qualification; Authority. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Borrower (i) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (ii) has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 Authority Relative to this Agreement; Validity and Effect of Agreements. Each Borrower has all necessary corporate power and authority to execute and deliver this Agreement and the other Note Documents, to perform its obligations hereunder and thereunder and transactions contemplated hereunder and thereunder. The execution, delivery and performance by each Borrower of this Agreement and the Note Documents and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on behalf of each Borrower. Each of this Agreement and each of the other Note Documents has been duly and validly executed and delivered by each Borrower and, assuming the due authorization, execution and delivery by the Parent, constitutes a legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each Borrower of this Agreement and the Note Documents do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate its charter or bylaws, (ii) conflict with or violate any Law applicable to any Borrower or by which any property or asset of any Borrower is bound, (iii) except as described in Section 5.3(b), require any consent, notice or waiver under or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, prepayment or cancellation or to a loss of any benefit to which any Borrower) under, or result in the triggering of any payments pursuant to (A) any written agreement, lease, license, contract, loan, note, mortgage, indenture, undertaking or other commitment or obligation to which any Borrower is a party or by which it or any of its properties or assets may be bound or (B) any Permit affecting, or relating in any way to, the assets or business of any Borrower or (iv) result in the creation or imposition of any Lien or other encumbrance (except for Permitted Liens) on any property or asset of any Borrower, with respect to clauses (ii), (iii) and (iv) such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery by the Borrowers of this Agreement and the other Note Documents do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except (i) filings necessary to perfect the Liens on the Collateral granted in favor of the Parent, (ii) the approvals, consents, exceptions, authorizations, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Security Interest. This Agreement creates a valid security interest that is enforceable against the Collateral in which each Borrower now has rights and will create a security interest that is enforceable against the Collateral in which each Borrower hereafter acquires rights at the time each Borrower acquires any such rights. Each Borrower has the right and power to grant the security interests in the Collateral to the Parent, and each Borrower is the sole and complete owner of the Collateral, free from any Lien other than (i) Liens in favor of the Parent in respect of the Obligations hereunder, (ii) statutory Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith or for which there are adequate reserves on the financial statements of the Borrowers (if such reserves are required pursuant to GAAP), (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of any Borrower, (v) zoning restrictions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, would not reasonably be expected to materially interfere with the Borrowers’ ability to conduct their businesses as currently conducted, (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, (vii) Liens reflected in the Company SEC Reports, (viii) the Lien described on Section 5.17 of the Company Disclosure Schedule to the Merger Agreement and (ix) Liens (x) of a collection bank arising under Section 4–210 of the Uniform Commercial Code on items in the course of collection, (y) relating to the establishment of depository relations with banks, and (z) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry.

5.5 Enforceability. This Agreement has been duly executed and delivered by the Borrowers and is a legal, valid and binding obligation of the Borrowers, enforceable against such Borrowers in accordance with its respective terms, except as may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

5.6 Investment Company. Each Borrower, is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.7 Solvency. Immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans: (a) the value of the assets of the Borrowers and their subsidiaries, taken as whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise and (b) the present fair saleable value of the property of the Borrowers and their subsidiaries, taken as whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

6. COVENANTS

Each Borrower shall do all of the following (as applicable):

6.1 Merger Agreement Compliance. Until the earliest of (i) Merger is consummated, (ii) the Merger Agreement is terminated or (iii) the Obligations have been repaid or otherwise satisfied in full, the Company shall continue to perform its obligations as required under the Merger Agreement including, Section 7.01 thereof.

6.2 Use of Proceeds. The Borrowers shall use the proceeds of the Loans for working capital purposes.

6.3 No Liens. The Borrowers shall keep the Collateral free of all Liens other than Permitted Liens.

6.4 Inspection. Following termination of the Merger Agreement, each Borrower shall permit Parent and its representatives to inspect the books of such Borrower for purposes reasonably related to this Agreement at any time during business hours following reasonable advance notice.

6.5 No Margin Stock. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security or margin stock, as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 CFR parts 221 and 224.

6.6 Notice of Changes. The Borrowers shall give at least fifteen (15) days’ prior written notice to Parent of: (i) any change in any Borrower’s name; (ii) any changes in any Borrower’s identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading; and (iii) any change in jurisdiction of organization.

6.7 No Transfer of Collateral. The Borrowers shall not surrender or lose possession of, sell, lease, license, assign, rent or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except in the ordinary course of business consistent with past practice or except as permitted by the Merger Agreement.

6.8 Insurance. The Borrowers shall use commercially reasonable efforts to provide Parent with certificates of insurance with respect to the insurance maintained by the Borrowers pursuant to the Merger Agreement which designate Parent as a lender loss payee or additional insured, as applicable. Parent agrees that absent a continuation of an Event of Default, any insurance proceeds shall be remitted to the Borrowers.

6.9 Account Control Agreements. The Borrowers shall use commercially reasonable efforts to obtain account control agreements in form and substance reasonably satisfactory to Parent on all deposit and securities accounts. Parent agrees that any notification and exercise of control over such deposit accounts will only be exercised during the continuation of an Event of Default.

6.10 Further Assurances. Each Borrower shall execute any further instruments and take further action as Parent reasonably requests to effect the purposes of this Agreement and the other Note Documents.

7. EVENTS OF DEFAULT

Any one of the following is an Event of Default:

7.1 Payment Default. Any Borrower fails to pay any of the Obligations on their due date;

7.2 Covenant Default. Any Borrower shall default in the performance or observance of any agreement, covenant or obligation under this Agreement or the other Note Documents and solely with respect to any default which is capable of being remedied, such failure continues for thirty (30) days after notice thereof by the Parent to the Company; provided, however, that a default pursuant to Section 6.1 hereof, shall not be deemed an Event of Default, if (i) such default is curable under the terms of the Merger Agreement and has been cured within thirty (30) days or (ii) such default has been waived in writing by Parent under the Merger Agreement or under this Loan Agreement; or

7.3 Insolvency. (i) any Borrower begins an Insolvency Proceeding; or (ii) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days.

8. PARENT’S RIGHTS AND REMEDIES

8.1 Rights and Remedies. While an Event of Default occurs and continues Parent may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.3 occurs all Obligations are immediately due and payable without any action by Parent);

(b) stop advancing money or extending credit for the Borrowers’ benefit under this Agreement or under any other agreement between the Company and Parent;

(c) settle or adjust disputes and claims directly with account debtors for amounts on terms and in any order that Parent considers advisable, notify any Person owing any Borrower money of Parent’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Borrower shall assemble the Collateral if Parent requests and make it available as Parent designates. Parent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Parent a license to enter and occupy any of its premises, without charge, to exercise any of Parent’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of the Borrowers it holds, or (ii) any amount held by Parent owing to or for the credit or the account of the Borrowers;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Parent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Parent’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Parent’s benefit;

(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of each Borrower’s Books; and

(i) exercise all rights and remedies available to Parent under the Note Documents or at law or equity, including all remedies provided under the UCC (including sale, assignment, transfer or other disposal of the Collateral pursuant to the terms thereof);

provided, however, that except with respect to (i) an Insolvency Proceeding or (ii) an Event of Default that does not immediately trigger Parent’s right to terminate the Merger Agreement under the provisions thereof, Parent shall not exercise its rights and remedies under this Section 8.1 unless and until the Merger Agreement has been terminated in accordance with its terms.

8.2 Power of Attorney. Each Borrower hereby irrevocably appoints Parent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors; (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Parent determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) sell, transfer, assign or otherwise dispose of the Collateral to Parent or a third party as the UCC permits. Each Borrower hereby appoints Parent as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Parent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. Parent’s foregoing appointment as each Borrower’s attorney in fact, and all of Parent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Parent’s obligation to provide Loans terminates.

8.3 Protective Payments. If any Borrower fails to maintain the insurance called for by Section 7.01(r) of the Merger Agreement or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Parent may obtain such insurance or make such payment, and all amounts so paid by Parent are immediately due and payable, bearing interest at the then highest applicable rate charged by Parent, and secured by the Collateral. Parent will make reasonable efforts to provide the Borrower with notice of Parent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Parent are deemed an agreement to make similar payments in the future or Parent’s waiver of any Event of Default.

8.4 Application of Payments and Proceeds. The Borrower shall have no right to specify the order or the accounts to which Parent shall allocate or apply any payments required to be made by each Borrower to Parent or otherwise received by Parent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Parent may apply any funds in its possession, whether from the Borrowers’ account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Parent shall determine in its sole discretion. Any surplus shall be paid to the Borrowers or other Persons legally entitled thereto; the Borrowers shall remain liable to Parent for any deficiency. If Parent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Parent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Parent of cash therefore.

8.5 Parent’s Liability for Collateral. So long as Parent complies with customary practices regarding the safekeeping of the Collateral in the possession or under the control of Parent, Parent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. While under the control of the Company, the Company bears all risk of loss, damage or destruction of the Collateral.

8.6 No Waiver; Remedies Cumulative. Parent’s failure, at any time or times, to require strict performance by the Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Parent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Parent and then is only effective for the specific instance and purpose for which it is given. Parent’s rights and remedies under this Agreement and the other Note Documents are cumulative. Parent has all rights and remedies provided under the UCC, by law, or in equity. Parent’s exercise of one right or remedy is not an election, and Parent’s waiver of any Event of Default is not a continuing waiver. Parent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Parent on which the Company is liable.

8.8 Costs and Expenses. The Company agrees to pay on demand all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by Parent in connection with the administration of this Agreement and the other Note Documents, the enforcement and exercise of any rights or remedies under this Agreement and the other Note Documents and the administration and perfection of the Collateral.

9. TERMINATION OR RELEASE

9.1 This Agreement and all security interests granted hereby shall terminate with respect to all Obligations when all the outstanding Obligations have been paid in full in cash or offset as permitted hereunder and Parent has no further obligation to lend under this Agreement in accordance with the provisions hereof.

9.2 Upon any sale or other transfer by the Company of any Collateral that is permitted hereunder. Parent shall release its security interest in such Collateral.

9.3 In connection with any such termination or release pursuant to Sections 9.1 or 9.2, Parent shall promptly execute and deliver to the Borrowers, at the Borrowers’ expense, all documents that the Borrowers shall reasonably request to evidence such termination.

10. NOTICES

Any notice or other communication herein required or permitted to be given shall be in writing and shall be given in accordance with Section 12.02 of the Merger Agreement.

11. GENERAL PROVISIONS

11.1 Indemnification. Each Borrower agrees to indemnify, defend and hold Parent and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Parent (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Note Documents; and (b) all losses or costs and expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between any Borrower and Parent in connection with the Note Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

11.3 This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided that Parent may assign any of its rights and obligations hereunder, in whole or in part, to any Subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.3 shall be null and void ab initio and of no force and effect.

11.4 Governing Law; Forum. (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b) Except as set out below, each of the Borrowers and Parent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of any court of the State of Delaware or of the United States located in New Castle County, Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Delaware Court.

11.5 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.5.

11.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.8 Joint and Several Liability. Each Borrower expects to receive substantial direct and indirect benefits from the extension of the Loans established pursuant to this Agreement. In consideration of the foregoing, each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Note Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Note Documents may be enforced by Parent against any Borrower or all Borrowers in any manner or order selected by Parent in its sole discretion. Each Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument as of the date first above written.

Witnessed by:		MYRIAD PHARMACEUTICALS, INC.

	/s/ ANDREW GIBBS	By:	/s/ ADRIAN N. HOBDEN
Name:	Andrew Gibbs	Name:	Adrian N. Hobden
		Title:	President and Chief Executive Officer

Witnessed by:		JAVELIN PHARMACEUTICALS, INC.

	/s/ FREDERICK E. PIERCE, II	By:	/s/ MARTIN J. DRISCOLL
Name:	Frederick E. Pierce, II	Name:	Martin J. Driscoll
		Title:	Chief Executive Officer

Witnessed by:		INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

	/s/ FREDERICK E. PIERCE, II	By:	/s/ MARTIN J. DRISCOLL
Name:	Frederick E. Pierce, II	Name:	Martin J. Driscoll
Title:

EXHIBIT A

COLLATERAL DESCRIPTION

DEBTORS: Javelin Pharmaceuticals, Inc. and Innovative Drug Delivery Systems, Inc.

SECURED PARTY: Myriad Pharmaceuticals, Inc.

All personal property of each Borrower whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

All cash, goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Company Products, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

FORM OF SECURED PROMISSORY NOTE

$6,000,000	December 18, 2009

FOR VALUE RECEIVED, the undersigned Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Innovative Drug Delivery Systems, Inc., a Delaware corporation (the “Subsidiary”) (the Company and the Subsidiary collectively, the “Borrowers”) hereby promise to pay to Myriad Pharmaceuticals, Inc. or its registered assigns (the “Holder”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $6,000,000 or such amount as is advanced from time to time by the Holder to the Borrowers under that certain Loan and Security Agreement, dated as of December 18, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing and in effect from time to time, the “Agreement”), among the Borrowers and the Holder. Capitalized terms used herein without definition shall have the respective meanings provided therefor in the Agreement.

The Company promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rate and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Holder in Dollars in immediately available funds.

This Secured Promissory Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement and subject to the terms thereof.

The Borrowers hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note. Each Borrower’s obligation hereunder is joint and several as provided in the Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

Witnessed:	JAVELIN PHARMACEUTICALS, INC.

By:
Name:	Name:	Martin J. Driscoll
	Title:	Chief Executive Officer

Witnessed:	INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

By:
Name:	Name:	Martin J. Driscoll
Title:

EXHIBIT C

FORM OF ADVANCE CERTIFICATE

Reference is hereby made to that certain Loan and Security Agreement dated as of December 18, 2009, by and among Myriad Pharmaceuticals, Inc., Javelin Pharmaceuticals, Inc. and Innovative Drug Delivery Systems, Inc. (the “Loan Agreement”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings respectively ascribed to them in the Loan Agreement. Pursuant to the Loan Agreement, the undersigned hereby state as follows:

1. The Borrowers request that a Loan in the amount of $             be made to the Borrowers on                     . The Borrowers certify that attached hereto as Exhibit A is a reasonably detailed summary of the Borrowers’ intended use of the proceeds of the Loan.

2. The Borrowers hereby represent and warrant as of the date of this Advance Certificate, which statements are and shall be correct and complete as of the date hereof and on the date the Loan is made after giving effect to such Loan:

(a) the Merger Agreement has not been terminated for any reason;

(b) all statements, representations and warranties of the Borrowers made in the Loan Agreement are correct and complete in all material respects; provided, however, that such materiality qualifier shall not apply to any statements, representations and warranties in the Loan Agreement that are already qualified by materiality;

(c) each Borrower is in full compliance with all of the provisions of the Note Documents;

(d) the Company has not have received a Company Acquisition Proposal (that was not solicited in violation of Section 8.03(a) of the Merger Agreement) following which Parent has requested that the Company Board reaffirm its approval and recommendation of the Merger and the Merger Agreement; and

(e) no Event of Default under Section 7.3 of the Loan Agreement has occurred.

Executed as a sealed instrument as of                     .

JAVELIN PHARMACEUTICALS, INC.

By:
Name:
Title:

INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

By:
Name:
Title:

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of March 10, 2010, by and among Myriad Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Innovative Drug Delivery Systems, Inc., a Delaware corporation (the “Subsidiary”). The Company and the Subsidiary are sometimes referred to individually as a “Borrower” and collectively as the “Borrowers.”

RECITALS

A. Parent and the Borrowers are parties to that certain Loan and Security Agreement dated as of December 18, 2009 (as may be so amended, restated, or otherwise modified, the “Agreement”), pursuant to which Parent has, among other things, made funds available to the Borrowers in an aggregate principal amount of $6,000,000, which is evidenced by a Secured Promissory Note dated as of December 18, 2009 in the stated principal amount of $6,000,000 (the “Original Note”). Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings respectively ascribed to them in the Agreement, as amended by this Amendment.

B. In connection with the Merger Agreement and pursuant to the Agreement, Parent has made loans to the Borrowers in the aggregate principal amount of $6,000,000, upon the terms and subject to the conditions set forth in the Agreement.

C. The Borrowers have requested and Parent has agreed to provide additional loans to the Borrowers upon the terms and conditions set forth in this Amendment.

D. The parties therefore desire to amend the Agreement and certain related documents in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. AMENDMENTS TO AGREEMENT.

1.1 Section 1.

(a) Section 1 of the Agreement is hereby amended by amending and restating the following defined terms to read in their entirety as follows:

(i) “‘Maximum Loan Amount’ means $8,500,000; provided, however, that $500,000 of such funds may only be used by the Borrowers for Market Development Initiatives.”

(b) The following new definitions are hereby added to Section 1 as follows:

(i) “‘Amendment’ means that certain First Amendment to Loan and Security Agreement dated as of March 10, 2010, by and among Parent and the Borrowers.”

(ii) “‘Market Development Initiatives’ means commercial initiatives and activities, as set forth on Schedule A hereto, related to Dyloject, the Company’s drug candidate for which a new drug application has been filed with and accepted for formal review by the U.S. Food and Drug Administration. At the Company’s request, Parent will assist the Company in the design, planning, negotiation and implementation of the Market Development Initiatives.”

(iii) “‘Market Development Initiative Funds’ means the amount of any Loans (as defined below) used for Market Development Initiatives in an amount not to exceed $500,000.”

(iv) “‘Note’ means collectively, the Original Note and the New Note.”

1.2 Section 2. Section 2 of the Agreement is hereby amended as follows:

(a) Section 2.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“2.1 Bridge Loans. Subject to the terms and conditions hereinafter set forth, upon written request of the Company given at least three (3) Business Days prior to the date on which the Borrowers seek a loan from Parent, which date shall be specified in such written request, Parent will make loans (each a “Loan” and collectively, the “Loans”) to the Borrowers from time to time in an amount not to exceed $2,000,000 per month; provided, however, that (i) the aggregate original principal of all Loans to be made hereunder shall not exceed the Maximum Loan Amount, (ii) $2,000,000 of the Maximum Loan Amount may not be loaned until after March 31, 2010, and (iii) and no Loans shall be made after April 30, 2010. Notwithstanding, anything contained herein to the contrary, Loans used for Market Development Initiatives shall be available to Borrowers, subject to the terms and conditions set forth herein, immediately following the date of this Amendment until the earlier of (a) the date of termination of the Merger Agreement and (b) April 30, 2010.”

(b) Section 2.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“2.2 Note. The Loans shall be evidenced by the Original Note and that certain Secured Promissory Note dated of even date herewith made by Borrowers and payable to the order of the Parent in the maximum, principal amount of $2,500,000, in the form attached hereto as Exhibit B (the “New Note”). Each Borrower hereby irrevocably authorizes Parent to make or cause to be made, on a schedule attached to the Original Note or the New Note, as applicable, or on the books of Parent, at or following the time of making each loan and of receiving any payment of principal balance of the Loans the designation of the amount of such Loan and payment. The amount so noted shall constitute prima facie evidence as to the amount owed by the Borrowers with respect to the principal amount of the Loans. Failure of Parent to make any such notation shall not, however, affect any obligation of the Borrowers or any right of Parent hereunder or under the Note.”

(c) Section 2.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

“2.4 Payment of Principal and Interest. The principal amount of the Loans (other than the Market Development Initiative Funds, including any interest thereon), all accrued interest thereon and all other amounts due under this Agreement and the other Note Documents shall be repaid in full on the first to occur of (a) the Closing Date, (b) if the Merger Agreement is terminated pursuant to Section 10.01(h) or Section 10.01(i) thereof, two (2) Business Days following the Termination Date, provided, however, that if a Termination Fee and/or Parent Stipulated Expenses shall be payable under Section 10.03(b) of the Merger Agreement within 90 days of termination of the Merger Agreement, then the two (2) Business Days referred to in this clause (b) shall be extended to ninety (90) days following the Termination Date, (c) if the Merger Agreement is terminated pursuant to any other subsection of Section 10.01 thereof (other than Sections 10.01(h) or 10.01(i)), ninety (90) days following the Termination Date or (d) acceleration as provided in Section 8.1 below. The principal amount of the Loans relating to the Market Development Market Development Initiative Funds, including any interest thereon, shall be repaid in full if the Merger Agreement is terminated pursuant to Section 10.01(h)(iii), Section 10.01(h)(v) or Section 10.01(i) thereof and otherwise the Borrowers shall have no obligation to repay the Loans relating to the Market Development Initiative Funds or any interest or other amounts owed thereon. The Borrowers may, at any time and from time to time, prepay the Loans in whole or in part without premium or penalty upon at least three (3) Business Days’ prior written notice to the Parent.”

(d) Section 2.5 of the Agreement is hereby amended by adding the language “(other than any Loans relating to the Market Development Initiative Funds and any interest thereon unless the Merger Agreement is terminated pursuant to Section 10.01(h)(iii), Section 10.01(h)(v) or Section 10.01(i) thereof)” after the word “Loans”.

1.3 Exhibit C. The Form of Advance Certificate is hereby amended and restated to read in its entirety as set forth on Exhibit C hereto.

2. LIMITATION. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Parent may now have or may have in the future under or in connection with the Agreement or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof. Except as expressly amended hereby, the Agreement shall continue in full force and effect and is hereby ratified and confirmed.

3. EFFECTIVENESS. This Amendment shall become effective upon the satisfaction of the following conditions precedent:

(a) Parent shall have received this Amendment, fully executed by each Borrower;

(b) The Company shall have received this Amendment, fully executed by Parent; and

(c) The Borrowers shall have duly executed and delivered the New Note to Parent.

4. General Provisions.

4.1 Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.2 Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as a sealed instrument as of the date first above written.

Witnessed by:		MYRIAD PHARMACEUTICALS, INC.

	/s/ ANDREW GIBBS	By:	/s/ ADRIAN N. HOBDEN
Name:	Andrew Gibbs	Name:	Adrian N. Hobden
		Title:	President and Chief Executive Officer

Witnessed by:		JAVELIN PHARMACEUTICALS, INC.

	/s/ FREDERICK E. PIERCE, II	By:	/s/ MARTIN J. DRISCOLL
Name:	Frederick E. Pierce, II	Name:	Martin J. Driscoll
		Title:	Chief Executive Officer

Witnessed by:		INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

	/s/ FREDERICK E. PIERCE, II	By:	/s/ MARTIN J. DRISCOLL
Name:	Frederick E. Pierce, II	Name:	Martin J. Driscoll
		Title:	President and Chief Executive Officer

EXHIBIT B

FORM OF SECURED PROMISSORY NOTE

$2,500,000	March 10, 2010

FOR VALUE RECEIVED, the undersigned Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Innovative Drug Delivery Systems, Inc., a Delaware corporation (the “Subsidiary”) (the Company and the Subsidiary collectively, the “Borrowers”) hereby promise to pay to Myriad Pharmaceuticals, Inc. or its registered assigns (the “Holder”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $2,500,000 or such amount as is advanced from time to time by the Holder to the Borrowers under that certain Loan and Security Agreement, dated as of December 18, 2009, as amended on March 10, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing and in effect from time to time, the “Agreement”), among the Borrowers and the Holder. Capitalized terms used herein without definition shall have the respective meanings provided therefor in the Agreement.

The Company promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rate and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Holder in Dollars in immediately available funds.

This Secured Promissory Note is the New Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement and subject to the terms thereof.

The Borrowers hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note. Each Borrower’s obligation hereunder is joint and several as provided in the Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

Witnessed:	JAVELIN PHARMACEUTICALS, INC.

By:
Name:	Name:	Martin J. Driscoll
	Title:	Chief Executive Officer

Witnessed:	INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

By:
Name:	Name:	Martin J. Driscoll
Title:

EXHIBIT C

FORM OF ADVANCE CERTIFICATE

Reference is hereby made to that certain Loan and Security Agreement dated as of December 18, 2009, as amended on March 10, 2010, by and among Myriad Pharmaceuticals, Inc., Javelin Pharmaceuticals, Inc. and Innovative Drug Delivery Systems, Inc. (the “Loan Agreement”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings respectively ascribed to them in the Loan Agreement. Pursuant to the Loan Agreement, the undersigned hereby state as follows:

1. The Borrowers request that a Loan in the amount of $            be made to the Borrowers on             . The Borrowers certify that attached hereto as Exhibit A is a reasonably detailed summary of the Borrowers’ intended use of the proceeds of the Loan.

2. The Borrowers hereby represent and warrant as of the date of this Advance Certificate, which statements are and shall be correct and complete as of the date hereof and on the date the Loan is made after giving effect to such Loan:

(a) the Merger Agreement has not been terminated for any reason;

(b) all statements, representations and warranties of the Borrowers made in the Loan Agreement are correct and complete in all material respects; provided, however, that such materiality qualifier shall not apply to any statements, representations and warranties in the Loan Agreement that are already qualified by materiality;

(c) each Borrower is in full compliance with all of the provisions of the Note Documents;

(d) the Company has not have received a Company Acquisition Proposal (that was not solicited in violation of Section 8.03(a) of the Merger Agreement) following which Parent has requested that the Company Board reaffirm its approval and recommendation of the Merger and the Merger Agreement; and

(e) no Event of Default under Section 7.3 of the Loan Agreement has occurred.

Executed as a sealed instrument as of                             .

JAVELIN PHARMACEUTICALS, INC.

By:
Name:
Title:

INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

By:
Name:
Title:

SCHEDULE A

Market Development Initiatives

“Commercial Initiatives” shall include the following commercial initiatives and activities:

•	planning, preparation, sponsorship and implementation of continuing medical education programs;

•	planning, preparation, sponsorship and implementation of an anesthesiology medical advisory board meeting and a pharmacy advisory board meeting; and

•	selection and engagement of qualified professional services or consultants to engage in activities related to:

o	market research;

o	sales force planning and training support;

o	ad agency search and selection;

o	national accounts support;

o	supply chain and 3rd party logistics planning;

o	manufacturing site audits; and

o	medical affairs.